As Filed with the Securities and Exchange Commission on October 28, 2004
                                                    Registration No.: 333-111110
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                               YDI Wireless, Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                           3663                  04-2751645
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)     Classification Code Number)    Identification No.)

                             -----------------------

                               YDI Wireless, Inc.
                                8000 Lee Highway
                             Falls Church, VA 22042
                                 (703) 205-0600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              Robert E. Fitzgerald
                             Chief Executive Officer
                               YDI Wireless, Inc.
                                8000 Lee Highway
                             Falls Church, VA 22042
                                 (703) 205-0600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:

   David L. Renauld, Esq.                Gary W. Havener                 Carl A. Generes, Esq.
     YDI Wireless, Inc.                      President                   4315 West Lovers Lane
20 Industrial Drive East                    Phazar Corp                  Dallas, TX 75209-2818
  South Deerfield, MA 01373     405 West Loop 820 South, Suite 100           (214) 352-8674
       (413) 665-8551                  Fort Worth, TX 76108
                                          (817) 560-1717

                             -----------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________

                             -----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

      The information in this proxy statement/prospectus is not complete and may be changed. YDI may not issue the common stock to be issued in connection with the transactions described in this proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION DATED OCTOBER 28, 2004

         [LOGO] YDI WIRELESS                         [LOGO] PHAZAR CORP

                                November___, 2004
Dear Stockholder:

      We are very pleased to announce that YDI Wireless, Inc. and Phazar Corp have agreed to merge. YDI will be the surviving publicly traded company.

      The YDI common stock is currently quoted for trading on the Nasdaq SmallCap Market under the symbol "YDIW," and on October 27, 2004, the last sale price of the YDI common stock was $2.70 per share.

      In the merger, Phazar stockholders will become entitled to receive 1.2 shares of YDI common stock in exchange for each share of Phazar common stock they hold except that shares of Phazar held by YDI and its subsidiaries will be canceled. Based on Phazar shares outstanding as of October 27, 2004, YDI expects to issue approximately 2,136,214 shares of its common stock in the aggregate to the Phazar stockholders in exchange for their Phazar stock. As a result, YDI stockholders will own approximately 91.4% of the combined entity and Phazar stockholders will own approximately 8.6%. The number of shares of YDI common stock to be issued will not be adjusted based upon changes in the market price of the common stock of YDI or Phazar.

      Based on the exchange ratio and the October 27, 2004 YDI stock price shown above, Phazar stockholders would receive YDI common stock with a dollar value of $3.24 for each share of Phazar stock they own. Based on the 2,136,214 shares YDI anticipates issuing to the Phazar stockholders and the October 27, 2004 YDI stock price shown above, the aggregate dollar consideration to be paid to all Phazar stockholders would be $5,767,778. The actual value of the YDI common stock to be received by Phazar stockholders will depend on the market price of the YDI common stock at the time of the merger.

      After careful consideration, the boards of directors of YDI and Phazar have unanimously approved the merger agreement and the merger. Phazar's board of directors recommends that their stockholders vote FOR the merger proposals described in the attached materials at the special meeting of Phazar stockholders.

      The accompanying notice of special meeting and proxy statement/prospectus explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 13 AND "THE MERGER" BEGINNING ON PAGE 35.

      We join our boards of directors in strongly supporting the merger of YDI and Phazar and enthusiastically recommend that the Phazar stockholders vote in favor of the proposals presented to them for approval.

Sincerely,                                       Sincerely,


Robert F. Fitzgerald                             Gary W. Havener
Chief Executive Officer                          President
of YDI Wireless, Inc.                            of Phazar Corp

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the YDI common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated November ___, 2004 and was first mailed to stockholders of Phazar on or about November ___, 2004.

                               [LOGO] PHAZAR CORP
                              101 S.E. 25th Avenue
                             Mineral Wells, TX 76067

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 30, 2004

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders relating to the merger of YDI Wireless, Inc. and Phazar Corp ("Phazar") to be held on November 30, 2004, at 9:30 a.m. local time, at National Depository Corporation, Suite 100, 405 West Loop 820 South in White Settlement, Texas.

      At this meeting, you will be asked to vote upon the following matters:

            1. A proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, as amended, among Phazar, YDI Wireless, Inc., and Stun Acquisition Corporation, a wholly owned subsidiary of YDI;

            2. A proposal to grant Phazar's management the discretionary authority to adjourn the special meeting to a date or dates not later than December 31, 2004, if necessary to enable Phazar's board of directors to solicit additional proxies in favor of the merger; and

            3. Such other business as may properly come before the special meeting or any adjournment of the meeting.

      Under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), Phazar stockholders who properly object to the proposal to approve and adopt the merger agreement have the right to demand an appraisal of, and payment for, their shares if Phazar completes the merger. If the merger agreement is approved by the stockholders of Phazar at the special meeting and the merger is effected by Phazar, then any stockholder who properly perfects its appraisal rights may demand the appraisal of such holder's shares. The surviving corporation and any such stockholder shall in such case have the rights and duties and shall follow the procedure set forth in Section 262 of the DGCL.

      For a more complete description of your statutory appraisal rights, see "Special Meeting of Phazar Stockholders--Appraisal or Dissenters' Rights" beginning on page 34 and the full text of Section 262 of the DGCL included as Annex C to the accompanying proxy statement/prospectus.

      Our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote FOR the merger. The proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety and consider carefully before voting. In particular you should consider the matters discussed under "Risk Factors" beginning on page 13.

      Only stockholders of record at the close of business on October 1, 2004, the record date for the meeting, are entitled to receive notice of the special meeting and to vote at this meeting or at any adjournment of the meeting.

            Please mark, sign, date, and return the enclosed form of proxy in the enclosed postage-paid envelope as promptly as possible to ensure your representation at the meeting. If you attend the special meeting, you may vote in person even if you have returned a proxy.

                                               Sincerely


                                               Gary W. Havener, President
November ___, 2004
Mineral Wells, Texas

                             YOUR VOTE IS IMPORTANT.
     PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN
                         TO ATTEND THE SPECIAL MEETING.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
WHERE YOU CAN FIND MORE INFORMATION......................................................................       iv
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................................................        v
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS................................................................        1
     The Companies.......................................................................................        1
     Summary of the Merger...............................................................................        2
     Decision of YDI's Board of Directors................................................................        2
     Recommendation of Phazar's Board of Directors.......................................................        2
     Opinions of Phazar's Financial Advisors...............................................................      2
     Special Meeting of Phazar Stockholders..............................................................        3
     Directors and Executive Officers of the Combined Company after the Merger...........................        3
     Interest of Directors, and Executive Officers in the Merger.........................................        3
     Conditions to Completion of the Merger..............................................................        3
     Termination of the Merger Agreement.................................................................        4
     Termination Fees....................................................................................        4
     "No Solicitation" Provisions........................................................................        4
     Appraisal or Dissenters' Rights.....................................................................        4
     Tax Consequences....................................................................................        4
     Completion and Effectiveness of the Merger..........................................................        4
     Selected Historical and Pro Forma Financial Information.............................................        5
     Comparative per Share Data..........................................................................       10
     Comparative Market Price and Dividend Information...................................................       11
RISK FACTORS.............................................................................................       13
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...............................................       31
SPECIAL MEETING OF PHAZAR STOCKHOLDERS...................................................................       32
     Proxy Statement/Prospectus and Date, Time and Place of Special Meeting..............................       32
     Purpose of the Special Meeting......................................................................       32
     Recommendation of Phazar's Board of Directors.......................................................       32
     Record Date, Quorum, Vote Required, Voting of Proxies...............................................       32
     How to Revoke a Proxy...............................................................................       33
     Solicitation of Proxies and Expenses................................................................       33
     Stock held by Phazar Directors and Executive Officers...............................................       33
     Appraisal or Dissenters' Rights.....................................................................       34
THE MERGER...............................................................................................       35
     General Description of the Merger...................................................................       35
     Completion and Effectiveness of the Merger..........................................................       36
     Background of the Merger............................................................................       36
     Joint Reasons for the Merger........................................................................       41
     YDI's Reasons for the Merger........................................................................       43
     Decision of YDI's Board of Directors................................................................       47
     Interests of YDI's Directors and Executive Officers in the Merger...................................       47
     Phazar's Reasons for the Merger.....................................................................       47
     Recommendation of Phazar's Board of Directors.......................................................       50
     Opinions of Phazar's Financial Advisors.............................................................       50
     Interests of Phazar's Directors and Officers in the Merger..........................................       54
     Restrictions on Sales of Shares by Affiliates of Phazar.............................................       54
     Delisting and Deregistration of Phazar Common Stock After the Merger................................       55
     Accounting Treatment................................................................................       55
     Regulatory Matters..................................................................................       55
     Appraisal or Dissenters' Rights.....................................................................       56
     Material United States Federal Income Tax Consequences of the Merger................................       57
THE MERGER AGREEMENT.....................................................................................       60
     General.............................................................................................       60
     Effective Time of the Merger........................................................................       60

     Merger Consideration................................................................................       60
     Treatment of Phazar Stock Options...................................................................       60
     Exchange of Stock Certificates......................................................................       60
     Meeting of Stockholders.............................................................................       61
     Name of Company after the Merger....................................................................       61
     Board Composition...................................................................................       61
     Representations and Warranties......................................................................       61
     Conduct of Business Pending the Merger..............................................................       62
     Conditions to the Completion of the Merger..........................................................       64
     "No Solicitation" Provisions........................................................................       65
     Additional Agreements in Merger Agreement...........................................................       67
     Termination.........................................................................................       69
     Effect of Termination...............................................................................       70
     Termination Fees and Expenses.......................................................................       70
     Amendments..........................................................................................       70
     Extension and Waiver................................................................................       70
AGREEMENTS RELATED TO THE MERGER.........................................................................       72
     Employment Agreement................................................................................       72
     Removal of Personal Guarantee.......................................................................       72
PHAZAR'S ADJOURNMENT PROPOSAL............................................................................       73
YDI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............       74
PHAZAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........       91
YDI BUSINESS.............................................................................................      100
     Overview............................................................................................      100
     Recent Developments.................................................................................      100
     Industry Background.................................................................................      101
     YDI's Solution......................................................................................      104
     Strategy............................................................................................      105
     Products............................................................................................      105
     Sales and Marketing.................................................................................      108
     Customer Service....................................................................................      108
     Customers...........................................................................................      108
     Research and Development............................................................................      108
     Manufacturing.......................................................................................      109
     Competition.........................................................................................      110
     Intellectual Property...............................................................................      111
     Government Regulation...............................................................................      111

     Employees...........................................................................................      112
     Properties..........................................................................................      112
     Legal Proceedings...................................................................................      113
     Market Price and Dividend Information...............................................................      114
     YDI Equity Compensation Plan Information............................................................      115
PHAZAR'S BUSINESS........................................................................................      117
     General.............................................................................................      117
     Antenna Products Corporation........................................................................      117
     Tumche Corp (fka Phazar Aerocorp, Inc.).............................................................      119
     Phazar Antenna Corp.................................................................................      119
     Thirco, Inc.........................................................................................      119
     Seasonality.........................................................................................      119
     Backlog.............................................................................................      120
     Raw Material Source and Supply......................................................................      120
     Employees...........................................................................................      120
     Foreign Sales.......................................................................................      120
     Description of Property.............................................................................      120
     Research and Development............................................................................      121
     Sales and Marketing.................................................................................      121
     Competition.........................................................................................      121
     Government Regulation...............................................................................      121
     Intellectual Property...............................................................................      121
     Market Price and Dividend Information...............................................................      121
     Phazar Equity Compensation Plan Information.........................................................      122
YDI'S MANAGEMENT.........................................................................................      124
     Directors, Executive Officers, and Key Employee of YDI..............................................      124
     Board of Directors..................................................................................      126
     Director Compensation...............................................................................      126
     Compensation Committee Interlocks and Insider Participation.........................................      127
     Executive Compensation and Related Information......................................................      127
     Employment Agreements and Change-of-Control Provisions..............................................      129
     YDI's Related Party Transactions....................................................................      131
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS OF YDI.............................      131
PHAZAR'S MANAGEMENT......................................................................................      134
     Directors and Executive Officers of Phazar..........................................................      134
     Executive Compensation and Related Information......................................................      135
     Material Relationships and Related Party Transactions...............................................      135
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND PHAZAR'S DIRECTORS AND MANAGEMENT....................      136
DESCRIPTION OF YDI'S CAPITAL STOCK.......................................................................      137
     Authorized Capital Stock............................................................................      137
     YDI Common Stock....................................................................................      137
     YDI Preferred Stock.................................................................................      137
     YDI Stockholder Rights Plan.........................................................................      137
     Anti-Takeover Effects of Provisions of Delaware Law and YDI's Charter and By-laws...................      138
     Transfer Agent and Registrar........................................................................      138
     Quotation...........................................................................................      138
COMPARISON OF RIGHTS OF HOLDERS OF YDI COMMON STOCK AND PHAZAR COMMON STOCK..............................      139
SUBMISSION OF STOCKHOLDER PROPOSALS......................................................................      141
LEGAL MATTERS............................................................................................      141
EXPERTS..................................................................................................      142
INDEX TO FINANCIAL STATEMENTS............................................................................      F-1
ANNEX A - AGREEMENT AND PLAN OF MERGER
ANNEX B-1 - OPINION OF GEORGE C. WITTE, BUSINESS APPRAISER
ANNEX B-2 - OPINION OF MSI CAPITAL CORPORATION
ANNEX C - APPRAISAL OR DISSENTERS' RIGHTS

                       WHERE YOU CAN FIND MORE INFORMATION

      YDI and Phazar each file, and after the merger YDI will continue to file, reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Copies of these reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                                    Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC at the address set forth above or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, including each of YDI and Phazar, that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

Information on YDI's Websites

      Information on any YDI website or the website of any subsidiary of YDI is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this proxy statement/prospectus.

Information on Phazar's Websites

      Information on any Phazar website or the website of any subsidiary of Phazar is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this proxy statement/prospectus.

--------------------------------------------------------------------------------

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    When do you expect to complete the merger?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger no later than November 30, 2004, but that date might be extended.

Q:    What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the Phazar special meeting. If you sign, date and return your proxy card but do not include instructions on how to vote your proxy, we will vote your shares FOR the proposals described in this proxy statement/prospectus.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker.

      If you hold Phazar common stock and do not instruct your broker how to vote your shares, it will be equivalent to voting against approval and adoption of the merger agreement at your special meeting but will have no effect on the outcome of the adjournment proposal.

Q:    What happens if I do not vote?

A: If you are a Phazar stockholder and you do not submit a proxy or vote at your special meeting, your shares will not be counted for the purposes of determining the presence of a quorum and your inaction will have the same effect as a vote against approval and adoption of the merger agreement. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval and adoption of the merger agreement but will have no effect on the outcome of the adjournment proposal.

Q:    Can I change my vote after I have mailed my signed proxy?

A: Yes. If you want to change your vote, send the corporate secretary of Phazar a later-dated, signed proxy card before your special meeting or attend your special meeting and vote in person. You may also revoke your proxy by sending written notice to the corporate secretary of Phazar before your special meeting.

Q:    Should I send in my stock certificates now?

A: No. Stockholders should not send in their stock certificates now. After the merger is completed, we will send Phazar stockholders written instructions for exchanging their stock certificates for certificates representing shares of the combined company. YDI stockholders will not need to obtain new stock certificates.

Q:    Whom should I call with questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

      For information about Phazar:

              Phazar Corp
              101 S.E. 25th Avenue
              Mineral Wells, TX 76067
              Tel: (940) 325-3301
              Attn: Corporate Secretary

      For information about YDI:

              YDI Wireless, Inc.
              20 Industrial Drive East
              South Deerfield, MA 01373
              Tel: (413) 665-8551
              Attn: Corporate Secretary

      You may also obtain additional information about YDI and Phazar from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page iv.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

      We are sending this proxy statement/prospectus to Phazar stockholders. This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement and the opinions of George C. Witte, Business Appraiser and MSI Capital Corporation, attached as Annexes A, B-1, and B-2, respectively, and the other documents to which we refer. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (see page 100 and 117)

     YDI Wireless, Inc.
     8000 Lee Highway
     Falls Church, VA 22042
     (703) 205-0600

      YDI provides broadband, or high-speed, wireless access products and access cards both in the United States and internationally. Our systems enable service providers, enterprises and governmental organizations to deliver high-speed data connectivity enabling a broad range of applications. We believe our fixed wireless systems address the growing need of our customers and end-users to rapidly and cost effectively deploy high-speed communication networks. Our goal is to offer reliable wireless data equipment with improved range, performance and ease of use.

      YDI is the result of a merger consummated on April 1, 2003 between Telaxis Communications Corporation ("Telaxis") and Young Design, Inc. ("Young Design"). Telaxis was a publicly traded company that focused on developing high capacity millimeter wave wireless products. Young Design was a privately held company that developed, produced, and sold wireless data products, primarily in microwave frequencies. Subsequent to the merger, the company effected a 1 for 100 reverse stock split followed by a 25 for 1 forward stock split, re-incorporated in Delaware, and changed its name to YDI Wireless, Inc.

      Prior to its merger with Telaxis, Young Design had grown through a combination of organic growth and acquisitions. In March 2003, Young Design acquired certain assets and licensed technologies to permit it to manufacture and sell the Link CX product. In May 2002, Young Design acquired certain assets and licensed technology to permit it to manufacture and sell the Link EX, Link 4X and RAN products. In May 2001, Young Design purchased Zeus Wireless, Inc., a manufacturer of low speed wireless data equipment.

      Effective May 13, 2004, YDI acquired KarlNet, Inc., a wireless software development company. Effective June 22, 2004, YDI acquired Terabeam Corporation, a wireless telecommunications company. Effective June 25, 2004, YDI acquired Ricochet Networks, Inc., a wireless service provider.

     Phazar Corp
     101 S.E. 25th Avenue
     Mineral Wells, TX 76067
     (940) 325-3301

      Phazar Corp is a holding company. Its wholly owned subsidiary, Antenna Products Corporation, designs, manufactures, and markets standard and custom antennas, guyed and self supported towers, support structures, masts, and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors, and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns.

      To put this transaction in perspective, the total assets of Phazar were approximately 28% of the total assets of YDI, and the stockholders' equity of Phazar was approximately 25% of the stockholders equity of YDI. The most recent twelve months revenue of Phazar was approximately 43% of the most recent twelve months revenue of YDI. These comparisons are based on the financials statements as of and for the 12-month period ending December 31, 2003 for YDI and May 31, 2004 for Phazar. Using YDI's June 30, 2004 balance sheet to take into account its recent acquisitions, the total assets of Phazar were approximately 6% of the total assets of YDI and the stockholders equity of Phazar was approximately 5% of the stockholders equity of YDI.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Summary of the Merger (see page 35)

      YDI and Phazar will merge, and YDI will be the surviving publicly traded company. As a result of the merger, each share of Phazar common stock, except for shares owned by YDI or its subsidiaries which will be canceled pursuant to the merger and dissenting shares, will be converted into the right to receive
1.2 shares of the common stock of YDI. Any fractional shares will be rounded up to the next whole share.

      The YDI common stock that holders of Phazar common stock will receive in the merger is quoted for trading on the Nasdaq SmallCap Market under the ticker symbol "YDIW."

      Based on Phazar shares outstanding as of October 27, 2004, YDI expects to issue approximately 2,136,214 shares of its common stock in the aggregate to the Phazar stockholders in exchange for their Phazar stock. As a result, YDI stockholders will own approximately 91.4% of the combined entity and Phazar stockholders will own approximately 8.6%. On October 27, 2004, the last trading day before the date of this proxy statement/prospectus, the last sale price of YDI common stock on the Nasdaq SmallCap Market was $2.70 per share.

      Based on the exchange ratio and the October 27, 2004 YDI stock price shown above, Phazar stockholders would receive YDI common stock with a dollar value of $3.24 for each share of Phazar stock they own. Based on the 2,136,214 shares YDI anticipates issuing to the Phazar stockholders and the October 27, 2004 YDI stock price shown above, the aggregate dollar consideration to be paid to all Phazar stockholders would be $5,767,778.

      Phazar stockholders will not know at the time they vote on the merger the value of the YDI shares they will receive because the number of shares they will receive is fixed under the exchange ratio. The actual value of the YDI common stock will depend on the market price of that stock at the time of the merger. The table below illustrates some values of YDI stock that Phazar stockholders would have received for each share of Phazar stock based on selected recent YDI stock prices:

                            Value that would have been
    YDI Stock Price         Received per Phazar Share
    ---------------         -------------------------
         $2.00                        $2.40
         $2.70                        $3.24
         $3.00                        $3.60
         $4.00                        $4.80
         $5.00                        $6.00

      We have attached a copy of the merger agreement, as amended, which is the legal document that governs the merger, as Annex A to this proxy statement/prospectus. We encourage you to read it carefully.

Decision of YDI's Board of Directors (see page 47)

      After careful consideration, YDI's board of directors determined that the merger is in the best interests of YDI and its stockholders and approved the merger and the merger agreement. No vote of YDI's stockholders is necessary to approve the merger or the issuance of YDI common stock in the merger.

Recommendation of Phazar's Board of Directors (see page 50)

      After careful consideration, Phazar's board of directors determined that the merger is in the best interests of Phazar and its stockholders. Phazar's board of directors unanimously recommends that the Phazar stockholders vote FOR approval and adoption of the merger agreement.

Opinions of Phazar's Financial Advisors (see page 50)

      In connection with the proposed merger, Phazar received favorable opinions from two financial advisors. George C. Witte, Business Appraiser, delivered his written opinion to Phazar's board of directors as to the fairness, from a financial point of view, to Phazar's stockholders of the exchange ratio provided for in the merger prior to the original merger agreement being signed. The full text of Mr. Witte's written opinion, dated October 27, 2003, is attached to this proxy statement/prospectus as Annex B-1. MSI Capital Corporation delivered its written opinion to Phazar's board of directors as to the fairness, from a financial point of view, to Phazar's stockholders of the the merger on August 31, 2004. The full text of MSI's written opinion, dated August 31, 2004, is attached to this proxy statement/prospectus as Annex B-2.

      We encourage you to read these two opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

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

--------------------------------------------------------------------------------

Special Meeting of Phazar Stockholders (see page 32)

      The special meeting of Phazar stockholders will take place on November 30, 2004, beginning at 9:30 a.m., local time. If you owned shares of Phazar on October 1, 2004, you are entitled to vote in connection with the merger. On October 1, 2004, there were 2,250,428 shares of Phazar common stock outstanding, 1,111,901 shares, or approximately 49.4 percent, of which were owned by Phazar directors and executive officers and 470,250 shares, or approximately 20.9 percent, of which were owned by YDI.

      The affirmative vote of at least 66-2/3% of the outstanding shares of Phazar common stock (excluding shares held by YDI or its subsidiaries) is required to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the shares of Phazar common stock present in person or represented by proxy and voting on the proposal at the special meeting is required to grant discretionary authority to Phazar's management to adjourn or postpone the special meeting to enable the Phazar board of directors to solicit additional votes to approve and adopt the merger agreement.

      Phazar's directors and officers have indicated their intention to vote the shares owned by them in favor of the proposals, but are not committed to do so. As of October 1, 2004, the Phazar directors and officers collectively owned 1,111,901 shares or 62.5 percent of the outstanding shares of Phazar common stock held by holders other than YDI. This percentage is very close to the two-thirds required to approve the merger agreement. YDI has also indicated its intention to vote the Phazar shares held by it in favor of the adjournment proposal, but is not committed to do so. Phazar's directors and officers, together with YDI, own enough shares of Phazar stock to approve the adjournment proposal regardless of how any other stockholder votes.

Directors and Executive Officers of the Combined Company after the Merger (see pages 47, 54, 61, and 72)

      Following the merger, the current executive officers of YDI will continue in their roles. It is expected that Clark D. Wraight, current Vice President, Secretary, and Treasurer of Phazar, will become President of Phazar after the merger.

      Following the merger, the board of directors of the combined company will consist of six directors from YDI, Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, Daniel R. Hesse, Gary E. Rieschel, and Robert A. Wiedemer, and one director from Phazar, Clark D. Wraight.

Interest of Directors and Executive Officers in the Merger (see pages 47 and 54)

      When considering the recommendations of Phazar's board of directors, you should be aware that some of the stockholders, directors, and executive officers of each company have interests in the merger that are different from, or are in addition to, your interests. These interests include:

      o Clark D. Wraight, a member of Phazar's board of directors and its Vice President, Secretary, and Treasurer, will serve as President of Phazar after the merger.

Conditions to Completion of the Merger (see page 64)

      YDI's and Phazar's obligations to complete the merger are subject to the satisfaction or waiver of several closing conditions, including, in addition to other customary closing conditions, the following:

      o the registration statement on Form S-4, of which this prospectus is a part, being effective; and

      o compliance with or exemption from all applicable state regulations related to the issuance of securities; and

      o there having been no material adverse change to either YDI or Phazar.

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

--------------------------------------------------------------------------------

Termination of the Merger Agreement (see page 69)

      The merger agreement may be terminated before the merger is completed as set forth in the merger agreement, as amended, including:

      o     by mutual written consent;

      o by either party, if the merger has not been completed by November 30, 2004;

      o by either party, if the stockholders of Phazar do not approve the merger agreement at their stockholders' meeting;

      o by either party, if the board of directors of the other party accepts a superior proposal or recommends a superior proposal to its stockholders or amends its approval of the merger; and

      o by either party, if there has been a material uncured breach by the other party of any provision in the merger agreement.

Termination Fees (see page 70)

      Each party must pay the other a $300,000 termination fee if the merger agreement is terminated due to its board of directors amending or withdrawing its recommendation of the merger or approving a superior proposal or recommending a superior proposal to its stockholders.

      YDI must pay Phazar a $350,000 fee if the merger does not close by November 30, 2004 due to (i) YDI acquiring another company, (ii) delays associated with additional disclosure requirements of the SEC due to such additional acquisitions, or (iii) additional delays after June 2, 2004 due to YDI's transaction with Terabeam.

"No Solicitation" Provisions (see page 65)

      The merger agreement contains provisions prohibiting both parties from initiating or engaging in certain discussions regarding competing acquisition transactions. There are limited exceptions to these prohibitions that enable the boards of directors of YDI and Phazar to fulfill their fiduciary duties to their stockholders.

Appraisal or Dissenters' Rights (see pages 34 and 56)

      Under Delaware law, YDI stockholders are not entitled to appraisal rights in connection with the merger.

      Under Delaware law, Phazar stockholders are entitled to appraisal rights in connection with the merger. To exercise appraisal rights, a Phazar stockholder must carefully comply with the Delaware law relating to appraisal rights.

      A copy of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement/prospectus as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of appraisal rights.

Tax Consequences (see page 57)

      We expect the transaction to qualify as a tax-free reorganization for U.S. federal income tax purposes. Assuming the transaction qualifies as a tax-free reorganization, Phazar stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Completion and Effectiveness of the Merger (see page 36)

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. YDI and Phazar expect to complete the merger by November 30, 2004, but that date might be extended.

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

--------------------------------------------------------------------------------

             Selected Historical and Pro Forma Financial Information

      The following tables present selected historical financial data of YDI, selected historical financial data of Phazar, and selected unaudited pro forma financial data of YDI, which reflect the merger.

YDI Selected Historical Consolidated Financial Data

      The following selected historical consolidated financial data was derived from YDI's historical financial statements. The financial statements for the fiscal years ended December 31, 1999 and 2000 were audited by Reznick Fedder & Silverman, independent accountants. The financial statements for the fiscal years ended December 31, 2001 and 2002 were audited by Hoffman, Fitzgerald, & Snyder, P.C., independent registered public accounting firm. The financial statements for the fiscal year ended December 31, 2003 were audited by BDO Seidman, LLP, independent registered public accounting firm. The selected financial data of YDI for the six months ended June 30, 2003 and 2004 were derived from the unaudited condensed consolidated financial statements of YDI. This information should be read in conjunction with YDI's management discussion and analysis of financial condition and results of operations and YDI's financial statements, including the related notes, contained elsewhere in this proxy statement/prospectus.

                                                                                                                Six Months Ended
                                                                   Year Ended December 31,                           June 30,
                                                 ---------------------------------------------------------    --------------------
                                                    1999        2000        2001        2002        2003        2003        2004
                                                    ----        ----        ----        ----        ----        ----        ----
                                                                       (in thousands, except per share data)
Consolidated Statements of Operations Data:
  Revenue, net ..............................    $  2,474    $ 13,046     $ 14,314    $ 20,304    $ 27,241    $ 13,665    $ 10,750
  Gross profit ..............................       1,251       6,673        5,028       7,928      11,527       4,266       4,006
  Income (loss) from continuing operations ..         358       2,248          125         947         300        (709)     (1,302)
  Extraordinary item ........................          --          --           --          89       4,347       4,347          --
  Change in accounting ......................          --          --           --         526          --          --          --
  Net income (loss) applicable to common
     stockholders ...........................         215       2,248          125       1,562       4,647       3,638      (1,302)
  Basic earnings (loss) per share from
   continuing operations ....................        0.02        0.23         0.01        0.10        0.02       (0.06)      (0.09)
  Basic - Extraordinary gain ................          --          --           --        0.01        0.35        0.38          --
  Basic - Change in accounting ..............          --          --           --        0.06          --          --          --
  Basic earnings per share ..................        0.02        0.23         0.01        0.17        0.37        0.32       (0.09)
  Diluted earnings (loss) per share from
   continuing operations ....................        0.02        0.23         0.01        0.10        0.02       (0.06)      (0.09)
  Diluted - Extraordinary gain ..............          --          --           --        0.01        0.34        0.38          --
  Diluted - Change in accounting ............          --          --           --        0.06          --          --          --
  Diluted earnings (loss) per share .........    $   0.02    $   0.23     $   0.01    $   0.17    $   0.36    $   0.32    $  (0.09)
  Shares used in computing basic earnings per
     share(1) ...............................       9,375       9,568        9,375       9,375      12,571      11,453      15,017
  Shares used in computing diluted earnings
     per share(1) ...........................       9,375       9,568        9,375       9,375      12,841      11,463      15,017

          (1) Historical YDI share count and related information in this proxy statement/prospectus has been revised to reflect the (a) 10,204.08 for 1 stock split implemented on September 26, 2002 and
               (b) net 1 for 4 reverse stock split implemented on July 9, 2003.

                                                                                                                        June 30,
                                                                                December 31,                            --------
                                                          1999         2000         2001         2002        2003         2004
                                                          ----         ----         ----         ----        ----         ----
                                                                                     (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents and short term
     investments .................................      $   340      $ 1,219      $ 1,133      $   939      $ 8,990      $15,285
 Working capital .................................          569        2,793        2,111        2,946       12,577       52,742
 Total assets ....................................          961        4,806        6,898        8,572       20,719       89,937
 Long-term obligations, less current
     portion .....................................           16           10        1,568        1,402        1,298        3,927
 Total stockholders' equity ......................      $   606      $ 2,870      $ 2,908      $ 4,508      $16,185      $73,389

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

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YDI Quarterly Financial Data

                                       Quarter
                       (in thousands, except per share data)
      --------------------------------------------------------------------------
      2004                                       First                 Second
      --------------------------------          -------               -------
      Revenue                                   $ 6,017               $ 4,733
      Gross profit                                2,466                 1,540
      Net income (loss)                             303                (1,605)
      Basic and diluted loss per share          $  0.02               $ (0.10)

                                                  Quarter
                                   (in thousands, except per share data)
---------------------------------------------------------------------------------------------------------
2003                                            First              Second          Third           Fourth
--------------------------                     -------            -------         -------         -------
Revenue                                        $ 6,436            $ 7,229         $ 8,029         $ 5,547
Gross profit                                     1,998              2,268           4,288           2,973
Income (loss) before extraordinary item            106               (815)          1,053             (44)
Extraordinary item                                   -              4,347               -
Net income                                         106              3,532           1,053             (44)
Basic earnings per share before
extraordinary item                                0.01             (0.06)            0.08            0.00
Basic earnings per share -
Extraordinary item                                   -               0.32               -               -
Basic earnings per share                          0.01               0.26            0.08            0.00
Diluted earnings per share befor
extraordinary item                                0.01              (0.06)           0.07            0.00
Diluted earnings per share
Extraordinary item                                   -               0.32               -               -
Diluted earnings per share                     $  0.01            $  0.26         $  0.07         $  0.00
---------------------------------------------------------------------------------------------------------

                                                       Quarter
                                        (in thousands, except per share data)
---------------------------------------------------------------------------------------------------------
2002                                            First              Second          Third           Fourth
--------------------------                     -------            -------         -------         -------
Revenue                                        $ 5,010            $ 4,870         $ 5,139         $ 5,285
Gross profit                                     1,723              1,694           1,920           2,591
Income (loss) before extraordinary
item and change in accounting principle            158                359              (4)            434
Extraordinary item                                   -                  -               -              89
Change in accounting principle                       -                  -                             526
Net income (loss)                                  158                359              (4)          1,049
Basic and diluted earnings per share
before extraordinary item                         0.02               0.04            0.00            0.04
Basic diluted earnings per share -
Change in accounting principle                       -                  -               -            0.01
Basic diluted earnings per share -
change in accounting principle                       -                  -               -            0.06
Basic and diluted earnings per share           $  0.02            $  0.04         $  0.00         $  0.11
---------------------------------------------------------------------------------------------------------

      Earnings per share calculations for each of the quarters are based on the weighted average shares outstanding for each period. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

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

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Phazar Selected Historical Consolidated Financial Data

      The following selected historical consolidated financial data was derived from financial statements audited by Weaver and Tidwell, LLP, independent accountants, for the years ended May 31, 2000, 2001, 2002, 2003, and 2004. The selected financial data of Phazar for the six months ended August 31, 2003 and 2004 were derived from the unaudited condensed consolidated financial statements of YDI. This information should be read in conjunction with Phazar's management's discussion and analysis of financial condition and results of operations and Phazar's financial statements, including the related notes, contained elsewhere in this proxy statement/prospectus.

                                                                                                                  Six Months Ended
                                                                          Year Ended May 31,                         August 31,
                                                          ---------------------------------------------------    -------------------
                                                            2000        2001      2002        2003      2004      2003        2004
                                                            ----        ----      ----        ----      ----      ----        ----
                                                                                (in thousands, except per share data)
Consolidated Statements of Operations Data:
  Revenue, net .......................................    $ 6,304     $ 8,302    $ 6,768    $ 7,414    $11,714   $ 3,821    $ 8,769
  Gross profit .......................................      1,657       2,943      2,248      2,830      3,482     1,442      2,640
  Income (loss) from continuing operations ...........        (42)        393     (1,208)       390      2,153       431      2,273
  Net income (loss) applicable to common stockholders         (36)        259       (791)       251      1,422       284      1,501
  Basic (loss) earnings per share ....................      (0.02)       0.12      (0.36)      0.12       0.65      0.13       0.67
  Diluted earnings (loss) per share ..................    $ (0.02)    $  0.12    $ (0.36)    $ 0.12    $  0.63   $  0.13    $  0.66
  Shares used in computing basic earnings per
      share... .......................................      1,920       2,153      2,172      2,178      2,190     2,198      2,249
  Shares used in computing diluted earnings per
      share...........................................      1,920       2,153      2,172      2,178      2,266     2,198      2,277

                                                                                                                  August 31,
                                                                                 May 31,                          ----------
                                                            2000        2001      2002        2003       2004        2004
                                                            ----        ----      ----        ----       ----        ----
                                                                                   (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents and short term
    investments ......................................    $   282     $   313    $   202     $   191    $   718    $ 1,733
  Working capital ....................................      2,945       2,756      1,929       1,464      3,103      4,118
  Total assets .......................................      7,352       6,017      5,717       4,719      5,718      7,425
  Long-term obligations, less current portion ........      1,912       1,813      1,682         632        638        621
  Total stockholders' equity .........................    $ 3,646     $ 3,322    $ 2,266     $ 2,543    $ 4,029    $ 4,994

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

--------------------------------------------------------------------------------

Phazar Quarterly Financial Data

                                     Quarter
                      (in thousands, except per share data)
             ----------------------------------------------------------
             For the year ended May 31, 2005                     First (1)
             -------------------------------                  ---------
             Revenue                                          $   4,280
             Gross profit                                         1,421
             Net income (loss)                                      860
             Basic earnings (loss) per share                       0.39
             Diluted earnings (loss) per share                $    0.38
             ----------------------------------------------------------

                                               Quarter
                                 (in thousands, except per share data)
-----------------------------------------------------------------------------------------------------
For the year ended May 31, 2004                        First       Second        Third        Fourth
-------------------------------------------          ---------    ---------    ---------    ---------
Revenue                                              $   2,090    $   2,680    $   2,455    $   4,489
Gross profit                                               840          715          708        1,219
Net income (loss)                                          319          294          168          641
Basic earnings (loss) per share                           0.15         0.13         0.08         0.29
Diluted earnings (loss) per share                    $    0.15    $    0.13    $    0.07    $    0.28
-----------------------------------------------------------------------------------------------------

                                                 Quarter
                                 (in thousands, except per share data)
-----------------------------------------------------------------------------------------------------
For the year ended May 31, 2003                        First        Second       Third       Fourth
-------------------------------------------          ---------    ---------    ---------    ---------
Revenue                                              $   1,916    $   1,966    $   1,801    $   1,731
Gross profit                                               893          827          507          603
Net income (loss)                                           92          184           16          (41)
Basic and diluted earnings (loss) per share          $    0.04    $    0.09    $    0.01    $   (0.01)
-----------------------------------------------------------------------------------------------------

      Earnings per share calculations for each of the quarters are based on the weighted average shares outstanding for each period. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

(1)   This represents Phazar's first quarter ending August 31, 2004.

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

--------------------------------------------------------------------------------

                    Selected Unaudited Consolidated Pro Forma

                        Condensed Combined Financial Data

                    (In thousands, except per share amounts)

      The accompanying unaudited pro forma condensed combined balance sheet assumes that the merger took place as of June 30, 2004. The unaudited pro forma condensed combined balance sheet combines the balance sheet of YDI as of June 30, 2004 and the balance sheet of Phazar as of August 31, 2004.

      The accompanying unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2004 includes the combined six month results of YDI for that period, KarlNet for the period from January 1, 2004 until May 13, 2004, the date of acquisition, Terabeam from January 1, 2004 until June 22, 2004, the date of acquisition, and the six months ended August 31, 2004 for Phazar. For purposes of the pro forma statement of operations for the six months ended June 30, 2004, the transaction is assumed to have occurred as of January 1, 2003.

      The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 includes the combined twelve month results of YDI for that period, the three month results of Telaxis for the period ended March 31, 2003, the twelve months ended September 30, 2003 for KarlNet, the twelve months ended December 31, 2003 for Terabeam, and the twelve months ended February 29, 2004 for Phazar. The merger between Young Design and Telaxis took place on April 1, 2003. For purposes of the pro forma statement of operations for the year ended December 31, 2003, the transaction is assumed to have occurred as of January 1, 2003.

      The unaudited pro forma statement of operations data for the 12 months ended December 31, 2003 have been adjusted to reflect the 1-for-4 reverse stock split YDI implemented on July 9, 2003. The selected unaudited consolidated pro forma condensed combined financial data should be read in conjunction with the full unaudited pro forma consolidated condensed combined financial information beginning on page F-2 of this proxy statement/prospectus as well as the respective consolidated financial statements and related notes of YDI and Phazar contained in this proxy statement/prospectus.

      You should not rely on the selected consolidated unaudited pro forma condensed combined financial information as an indication of the results of operations or financial position that would have been achieved if this merger had taken place earlier or of the results of operations or financial position of the combined company after completion of the merger.

                                                                         Year Ended           Six-Months Ended
                                                                     December 31, 2003         June 30, 2004
                                                                     -----------------        ----------------
                                                                       (in thousands, except per share data)
Unaudited pro forma statement of operations data:
     Revenue, net ...............................................          $ 44,716                $ 22,924
     Gross profit ...............................................             5,040                   6,168
     Loss from continuing operations ............................           (65,620)                (15,928)
     Loss per share from continuing operations...................          $  (2.41)               $  (0.54)
     Shares used in computing loss per share ....................            27,211                  29,719

                                                                                             June 30, 2004
                                                                                             (in thousands)
                                                                                             -------------
Unaudited pro forma balance sheet data:
     Cash and cash equivalents ...............................................                    $17,018
     Working capital .........................................................                     56,979
     Goodwill and other intangible assets, net ...............................                     17,910
     Total assets ............................................................                     98,112
     Long-term obligations, less current portion .............................                      4,479
     Total stockholders' equity ..............................................                    $79,203

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

--------------------------------------------------------------------------------

                           Comparative Per Share Data

      The following table provides historical per share data of YDI and Phazar and combined per share data on a pro forma basis. Pro forma book value per share and earnings per share have been calculated assuming that 1.2 shares of YDI common stock will be issued in exchange for each outstanding share of Phazar common stock. The historical 2003 YDI data have been adjusted to reflect the 1-for-4 reverse stock split implemented on July 9, 2003. Equivalent pro forma data are calculated by multiplying the pro forma combined per share data by the exchange ratio of 1.2. This information should be read in conjunction with the selected historical financial data, the pro forma condensed combined financial information, and the separate historical financial statements and related notes of YDI and Phazar contained elsewhere in this proxy statement/prospectus.

      The Phazar comparative time periods used are for the six-month period ended August 31, 2004 and the twelve-month period ended February 29, 2004. In addition, the pro forma combined and equivalent pro forma figures take into account the YDI acquisition of Telaxis Communications Corporation in April 2003, the YDI acquisition of KarlNet, Inc. on May 13, 2004, and the YDI acquisition of Terabeam Corporation on June 22, 2004.

                                                    YDI            Phazar        Pro Forma       Equivalent
                                                 Historical      Historical      Combined        Pro Forma
                                                 ----------      ----------      --------        ---------
Book value per share:
   June 30, 2004 ..........................        $  2.75         $  2.22        $  2.32         $  2.78

Earnings (loss) per share from continuing
operations for the six
months ended June 30, 2004:
   Basic ..................................          (0.09)           0.67          (0.45)          (0.54)
   Diluted ................................          (0.09)           0.67          (0.45)          (0.54)

Earnings (loss) per share from continuing
operations for the year
ended December 31, 2003:
   Basic ..................................           0.02            0.35          (2.01)          (2.41)
   Diluted ................................           0.02            0.34          (2.01)          (2.41)

Dividends per share:
     For the six months ended June 30, 2004             --              --             --              --
     Year ended December 31, 2003 .........             --              --             --              --

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

--------------------------------------------------------------------------------

                Comparative Market Price and Dividend Information

      YDI common stock is quoted on the Nasdaq SmallCap Market under the symbol "YDIW." Phazar common stock is quoted on the Nasdaq SmallCap Market under the symbol "ANTP."

      The table below shows, for the quarters indicated, the reported high and low sale prices of Phazar common stock, as reported on the Nasdaq SmallCap Market, and YDI common stock, as reported on the Nasdaq National Market until December 18, 2002 and on the Nasdaq SmallCap Market from December 19, 2002 until March 31, 2003 and again from June 30, 2004 to October 27, 2004. The table below shows, for the period from April 1, 2003 through June 29, 2004, the reported high and low bid quotations for the YDI common stock on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions. In each case, this information is based on published financial sources. The YDI common stock prices and bids have been adjusted to reflect the net 1 for 4 reverse stock split implemented on July 9, 2003.

                                                          YDI Common Stock
                                                          ----------------
                                                          High         Low
                                                          ----         ---
         2002
         First Quarter (ended March 31, 2002)            $7.08        $2.80
         Second Quarter (ended June 30, 2002)            $5.64        $2.20
         Third Quarter (ended September 30, 2002)        $3.16        $0.76
         Fourth Quarter (ended December 31, 2002)        $1.32        $0.56

         2003
         First Quarter (ended March 31, 2003)            $1.12        $0.44
         Second Quarter (ended June 30, 2003)            $4.84        $0.60
         Third Quarter (ended September 30, 2003)        $4.95        $3.00
         Fourth Quarter (ended December 31, 2003)        $5.45        $3.05

         2004
         First Quarter (ended March 31, 2004)            $7.90        $3.60
         Second Quarter (ended June 30, 2004)            $6.80        $3.60
         Third Quarter (ended September 30, 2004)        $5.85        $1.96
         Fourth Quarter (through October 27, 2004)       $3.40        $2.40

                                                         Phazar Common Stock
                                                         -------------------
                                                          High         Low
                                                          ----         ---
         2003
         First Quarter (ended August 31, 2002)           $1.90        $1.51
         Second Quarter (ended November 30, 2002)        $2.01        $1.22
         Third Quarter (ended February 28, 2003)         $2.05        $1.60
         Fourth Quarter (ended May 31, 2003)             $2.20        $1.74

         2004
         First Quarter (ended August 31, 2003)           $3.00        $1.90
         Second Quarter (ended Noveember 30, 2003)       $5.37        $2.46
         Third Quarter (ended February 29, 2004)         $9.19        $4.70
         Fourth Quarter (ended May 31, 2004)             $8.80        $4.45

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         2005
         First Quarter (ended August 31, 2004)           $6.90        $3.06
         Second Quarter (through October 27, 2004)       $6.70        $3.29

      The following table presents trading information for the YDI common stock and Phazar common stock on October 29, 2003, the last full trading day before our announcement of the signing of the merger agreement, and on October 27, 2004, the last practicable trading day for which information was available before the date of this proxy statement/prospectus. The market prices of shares of YDI common stock and Phazar common stock fluctuate. We cannot assure you what the market prices of the YDI or Phazar common stock will be at the merger date. As a result, Phazar stockholders should obtain current market quotations before they vote at the special meeting.

                                                     YDI              Phazar
                                                 Common Stock      Common Stock
                                                 ------------      ------------
         Closing price on October 29, 2003          $3.95              $3.57
         Closing price on October 27, 2004          $2.70              $5.04

      Neither YDI nor Phazar has ever declared or paid cash dividends on their respective common stock. The combined company does not anticipate paying cash dividends on its common stock in the foreseeable future.

      As of October 27, 2004, there were approximately 266 record holders of YDI's common stock and approximately 622 record holders of Phazar's common stock.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Phazar's stockholders should carefully consider the following factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and the related notes, before voting at their special meeting. The combined companies' business, operating results, and financial condition could be harmed by any of the following factors. The trading price of the combined companies' common stock could decline due to any of these factors, and you could lose all or part of your investment.

                        Risks Associated With the Merger

Decreases in the trading price of YDI common stock will reduce the market value of what Phazar stockholders receive in the merger.

      Upon completion of the merger, shares of Phazar capital stock will be converted into the right to receive shares of YDI capital stock. Because the ratio at which the shares will be converted is fixed and there will be no adjustment for changes in the market price of either Phazar common stock or YDI common stock, changes in the price of YDI common stock will affect the market value of the consideration that Phazar stockholders receive in the merger. The Phazar common stock and the YDI common stock have historically experienced significant price volatility, and the market value of the shares of YDI common stock received in the merger may fluctuate. Stock price changes may result from a variety of factors, many of which are beyond the control of Phazar and YDI. Neither party is permitted to terminate the merger agreement, and Phazar is not permitted to change its recommendation concerning the merger or resolicit the vote of its stockholders, solely because of changes in the market price of either party's common stock.

Phazar stockholders will not know the value of the YDI common stock they will receive at the time they vote on the merger.

      The prices of Phazar common stock and YDI common stock at the closing of the merger may have changed since the date of the merger agreement and may vary from their respective prices on the date of this document and on the date of the Phazar special meeting. Because the date the merger is completed may be later than the date of the special meeting, the prices of the Phazar common stock and the YDI common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed.

The merger of YDI and Phazar may not be completed due to the conditions to completion set forth in the merger agreement.

      On October 30, 2003, YDI and Phazar announced a definitive merger agreement. There can be no assurance whatsoever that this acquisition or any other combination transaction between YDI and Phazar will be consummated. Completion of this merger is subject to a number of conditions set forth in the merger agreement, including:

            o     obtaining the approval of Phazar's stockholders,

            o having the registration statement relating to the shares YDI would issue in the merger to the Phazar stockholders declared effective by the Securities and Exchange Commission,

            o obtaining all necessary state "blue sky" law and other approvals, waivers, consents, or exemptions,

            o having less than 10% of Phazar's stockholders able to exercise dissenters' rights after the Phazar stockholders meeting,

            o continued accuracy of the representations and warranties contained in the merger agreement, and

            o there being no material adverse change to the properties, assets, financial condition, or results of operations of YDI or Phazar.

      There can be no assurance that these conditions to closing will be satisfied. If the conditions are not satisfied and/or waived, the merger will not occur or will be delayed and we may lose some or all of the intended benefits of the merger.

YDI and Phazar may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

      Each of the conditions to YDI's and Phazar's obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by YDI and Phazar. If the board of directors of Phazar determines a waiver is not sufficiently material to warrant resolicitation of the Phazar stockholders, they will have the discretion to complete the merger without seeking further stockholder approval.

The merger of YDI and Phazar may be terminated due to lack of completion within the time period set forth in the merger agreement.

      The merger agreement between YDI and Phazar provides that either YDI or Phazar can terminate that agreement without penalty if the merger is not completed by November 30, 2004 (so long as the terminating party has not breached the agreement). There can be no assurance that we will be able to complete the merger by November 30, 2004. As a result, either party may be able to terminate the agreement on and after December 1, 2004. If the merger agreement is terminated, the merger would not occur and we would lose the intended benefits of the merger.

Failure to complete the merger could cause YDI's and Phazar's stock price to decline.

      If the merger is not completed for any reason, YDI's and Phazar's stock price may decline. For example, the stock prices could decline because the current market price may reflect a market assumption that the merger will be completed and the two companies will benefit from the merger. As another example, YDI's stock price could decline because the failure of this merger to close could cast doubt on YDI's ability to execute on its stated strategy of growing its business by selected acquisitions and business combinations. As another example, Phazar's stock price could decline because Phazar would not be able to benefit from any perceived growth potential or other benefits of YDI.

Sales of YDI's and Phazar's products could be inhibited if the pending merger disrupts customer or partner relationships.

      The pending merger may have the effect of disrupting customer or partner relationships. Our customers or potential customers may delay or alter their buying patterns during the pendency of, and following, the merger. By increasing the breadth of our business, the merger may make it more difficult for us to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either of us as a stand-alone company. Any significant delay or reduction in orders for our products could cause sales of our products to decline.

YDI and Phazar may not realize the intended benefits of the merger, which may have a material adverse effect on our business and financial condition.

      The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger, including integrating the operations of the two companies, retaining existing customers of both companies and attracting additional customers, retaining strategic partners of each company and attracting new strategic partners, and creating uniform standards, controls, procedures, policies, and information systems. These processes may be difficult, unpredictable, and costly.

      For example, YDI's headquarters location in Falls Church, Virginia and Phazar's location in Mineral Wells, Texas could make it harder to integrate the companies given the geographic distance between the facilities and possible cultural differences in the different parts of the country. This geographic separation may also make it harder to efficiently achieve the desired use of Phazar's facilities for manufacturing, servicing, and supporting YDI's current products and customers. Further, the two companies currently use different internal financial accounting systems which may be difficult to integrate. Also, the Phazar sales personnel are used to selling to primarily governmental buyers while YDI's sales personnel are used to selling to primarily commercial buyers. It may be difficult to integrate these different sales styles and approaches and to achieve sales synergies from combining the companies. YDI's products and Phazar's products generally address different segments of the wireless communications market and may require different skills and capabilities for marketing, sales, and customer support. As a result, the combined company may not realize significant benefits from combining the product lines. There can be no assurance that we would be able to sell YDI's current products to Phazar's current customers or vice versa. There may also be adverse impacts on the existing sales forces' abilities to sell their existing products.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. If we cannot successfully integrate the companies' operations, products, and personnel, we may not realize the expected benefits of the merger, which could adversely affect the combined company's business and financial condition.

Integrating YDI's and Phazar's operations may divert management's attention away from the day-to-day operations of the combined company.

      Integration of our operations, products, and personnel may place a significant burden on management and the internal resources of the combined company. For example, YDI's headquarters are located in Falls Church, Virginia while Phazar is located in Mineral Wells, Texas. This geographic separation means that our management may have to spend more time traveling. Also, our management and other personnel will need to spend time reconciling the different employee benefits that YDI and Phazar offer to our employees and possible cultural differences. Further, we will need to integrate financial reporting systems, inventory systems, quality systems, and ordering procedures, among other items, or enable the continued separate operation of some or all of these functions. The diversion of management's time and attention and any difficulties encountered in the transition and integration process could harm the combined company's business.

The merger may cause us to lose key employees, which could diminish the benefits of the transaction to us.

      To be successful and achieve the intended benefits of the merger, we must retain, assimilate, and motivate executives and other key employees, including those in managerial, technical, sales, and marketing. We expect to need the skills of Phazar employees to continue to sell, manufacture, and support the Phazar products, which are different from YDI's current products. Also, the typical Phazar customers are governmental, a type of customer with which YDI has little experience. We would like to benefit from the experience and relationships that the Phazar sales personnel have developed in working with this type of customer. Some employees may find that the total or specific benefits offered to them by the combined company are less than they previously enjoyed. Employee retention may also be challenging after the merger due to possible cultural conflicts between the companies and because employees of YDI and Phazar will likely experience uncertainty about their future role with the combined company until strategies with regard to the combined company are announced or executed. As a result of these factors, employees may not remain with the combined company. If a significant number of employees depart, the company's business will suffer.

The merger will result in significant costs, whether or not it is completed.

      Our transaction costs for the merger are estimated at approximately $335,000. These costs are expected to consist primarily of fees for financial advisers, attorneys, accountants, and financial printers, as well as filing and copying fees and mailing costs. Most of these costs will be incurred whether or not the merger is completed. In addition, if the merger agreement is terminated under specified circumstances relating to superior acquisition proposals, either party may be obligated to pay a $300,000 termination fee. Also, YDI may be obligated to pay a $350,000 fee to Phazar under specified circumstances if the merger is not completed by November 30, 2004.

The market price of the combined company's common stock may decline as a result of the merger.

      The market price of the combined company's common stock after the merger may decline as a result of the merger for a number of reasons, including the combined company not achieving the desired or expected financial results, the combined company having more stock in its public float than the current amount in YDI's public float, our inability to address the integration challenges described above in a timely and efficient manner, and if we do not achieve the intended or perceived benefits of the merger, including those that we have discussed publicly such as broader product offerings, customer diversification, and broader operating capabilities, as rapidly or to the extent anticipated by financial analysts, industry analysts, or investors.

Directors of Phazar have potential conflicts of interest in recommending that the Phazar stockholders vote in favor of approval of the merger agreement.

      Some of the directors of Phazar who recommend that you vote in favor of the merger agreement have employment arrangements or benefits arrangements that provide them with interests in the merger that differ from yours. The receipt of compensation or other benefits in the merger may influence these directors in making their recommendation that you vote in favor of the merger agreement.

The rights of holders of Phazar common stock will change as a result of the merger.

      After the merger, stockholders of Phazar, a Delaware corporation, will become stockholders of YDI, a Delaware corporation, and their rights will be governed by YDI's charter and bylaws, which are different from Phazar's charter and bylaws. As a result of these differences and the relative company contributions to the combined company's board of directors, Phazar stockholders may have less control over corporate actions proposed to be taken by YDI than they would have had over corporate actions proposed to be taken by Phazar. These differences include:

      o The board of directors of the combined company will initially consist of seven members. Six members will be continuing YDI directors, and one former member of the Phazar board of directors will be appointed to the YDI board.

      o YDI's bylaws require advance notice to YDI if a stockholder desires to propose business for consideration at an annual meeting of YDI stockholders or to nominate a person or persons for election to YDI's board of directors at an annual or special meeting of YDI stockholders. Phazar's bylaws do not require this advance notice.

      o Only YDI's board of directors may call a special meeting of YDI stockholders. Phazar's president, a majority of its board of directors, or holders of a majority of the outstanding capital stock of Phazar may call a special meeting of Phazar stockholders.

     Risks relating to the Operations of YDI and Phazar Following the Merger

YDI may not achieve the contemplated benefits of its recent acquisitions which could materially and adversely affect its business.

      In the second quarter of 2004, YDI acquired Terabeam Corporation, Ricochet Networks, Inc., and KarlNet, Inc. YDI may not be able to achieve the expected synergies and other benefits of those acquisitions at all or to the extent expected. YDI may not be able to integrate those companies in a cost-effective, timely manner without material liabilities or loss of desired employees, suppliers, or customers. YDI's management may be distracted from its core business due to those acquisitions. The expected cost savings from the transactions may not be fully realized or may take longer to realize than expected. YDI's investors, competitors, customers, suppliers, employees, and others may react negatively to the acquisitions. YDI may have little experience operating in some of the business areas in which those acquired companies typically operated so may not fully benefit from the acqusitions. Those acquisitions may expose YDI to lawsuits or other liabilities, known or unknown. Addition of these companies may increase the difficulty for us, financial analysts, and others to predict the combined company's future business and financial performance. These factors could materially and adversely affect our business, perception in our market, and financial results. Should these factors materially and adversely affect our business, it could result in a material impairment charge to write-down goodwill.

YDI is a defendant in pending stockholder litigation that could materially and adversely affect our business.

      YDI is a party to four purported securities class action lawsuits. These lawsuits relate to the underwriters' alleged unlawful activities in connection with YDI's initial public offering in February 2000. The lawsuits have been assigned along with approximately 1,000 other lawsuits making substantially similar allegations against hundreds of other publicly-traded companies and their public offering underwriters to a single federal judge for consolidated pre-trial purposes. A tentative settlement of these lawsuits has been reached between the plaintiffs and affected companies. However, there can be no assurance that this or any other settlement will be consummated. These lawsuits are at an early stage and involve substantial uncertainty and, accordingly, we cannot predict the outcome. Defending lawsuits of this nature can be a lengthy and expensive process, and we may not prevail. Even if we prevail or the action is settled, the costs associated with these lawsuits could be substantial. In addition, these lawsuits could have other material adverse impacts on us, such as management distraction, adverse publicity, and adverse reaction from the financial markets, from our customers, or from actual or potential strategic partners. The difficulties and uncertainties relating to these lawsuits very likely may be increased and complicated because of the large number of pending similar cases and other parties involved. The outcome of these lawsuits could materially compromise YDI's ability to continue to operate its business.

YDI has elected to participate in a proposed settlement of this pending stockholder litigation, but there can be no assurance that this settlement will be consummated.

      In June 2003, YDI elected to participate in a proposed settlement agreement with the plaintiffs in the pending stockholder litigation. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants. The parties to the proposed settlement have drafted formal settlement documents and requested preliminary approval by the court of the proposed settlement. Certain underwriters who were named as defendants in the settling cases have filed an opposition to preliminary approval of the proposed settlement of those cases. If preliminary court approval is obtained, notice of the proposed settlement will be sent to the class members, and a motion will then be made for final court approval of the proposed settlement. Consummation of the proposed settlement remains conditioned on, among other things, receipt of both preliminary and final court approval. Given the number of companies and attorneys involved in these proceedings, we expect that any consummation of this settlement will be a lengthy process. There can be no assurance that this settlement will be consummated.

Proceeds under YDI's directors' and officers' insurance policies may be unavailable or insufficient to cover YDI's exposure under the proposed settlement of the pending stockholder litigation.

      The proposed settlement provides that the insurers of the participating issuer defendants will guarantee that the plaintiffs will recover at least $1 billion from the underwriter defendants. Any amounts necessary to fund that guarantee would come from participating issuers' directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. However, YDI could be required to contribute to the costs of the settlement if its insurance coverage were insufficient to pay its allocable share of the settlement costs. YDI has a total of $15 million in directors and officers insurance coverage applicable to this litigation. YDI currently believes that this insurance coverage would be sufficient to cover its allocable share of the settlement costs. However, the insurance proceeds may be unavailable if the companies issuing those policies experience financial difficulties or are otherwise unable to pay under those policies. Also, there can be no assurance that proceeds under those policies would be sufficient to cover YDI's exposure under the settlement.

The continuing uncertainty in the telecommunications industry and the global economy is adversely affecting our sales due in part to our being smaller, younger companies.

      In the past few years, the overall economic climate in the United States and many other parts of the world has declined. Telecommunication equipment markets specifically have experienced a severe downturn. This downturn has resulted in our customers having less capital available from capital markets, and less willingness to spend internal capital, to purchase equipments such as ours. As a result, potential customers may be less willing to spend their limited budgets on products from us, relatively small, young companies that may not survive the economic downturn. Because we do not have the financial resources or name recognition of larger companies, this downturn may adversely affect the growth and stability of our business and our financial condition and results of operations.

The continuing uncertainty in the telecommunications industry has caused YDI to maintain tight credit limits, which may be adversely affecting its sales.

      Many of our potential customers have faced or are facing financial difficulties due to the industry-wide uncertainty and depressed conditions. As a result, YDI has maintained what it believes to be stringent policies concerning the extension of credit to potential customers. YDI believes that these tight credit policies may be limiting its sales. As a result, YDI may loosen its credit policies, which may increase its sales but may also increase the likelihood of having bad debts from customers who can't or won't pay.

Given the relatively small size of many of YDI's customers, they may not be able to pay for the products they purchase from us in the time period we expect or at all.

      We are subject to credit risk in the form of trade accounts receivable. We could face difficulties in receiving payment in accordance with our typical policies allowing payment within 30 days. Many of YDI's customers are new and smaller service providers which do not have the financial resources of existing, larger service providers. Any delay, inability, or refusal to pay for purchases of our products may materially adversely affect our business. Difficulties of this nature have occurred in the past, and we believe they will likely occur in the future.

The WLAN equipment industry in which YDI principally operates is intensely competitive which could negatively impact our financial results.

      The telecommunications equipment industry in which we operate is intensely competitive. Most of our products are in a portion of the telecommunications equipment industry generally referred to as wireless local area networks (WLAN). Competition is intense in this industry for a number of reasons. For example, there are relatively few barriers to entry in this market. Also, this industry has attracted substantial media and other attention in recent months in part due to the ability of this equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These same reasons, among others, have caused a number of companies to develop products that compete (or could be viewed as competing) with YDI's products. This large number of companies offering products that may be perceived to be similar or even interchangeable with YDI's products can have the effect of reducing the prices at which YDI is able to sell its products. In turn, this can reduce our gross margins and negatively impact our general financial results. In particular, we believe that our second quarter 2004 gross margins and general financial results were adversely impacted by this competition.

We face substantial competition from a number of larger companies with substantially greater resources and longer operating histories, and we may not be able to compete effectively.

      Many of our competitors or perceived competitors offer a variety of competitive products and services and some may offer broader telecommunications product lines. These companies include Proxim, Alvarion, Cisco, Alcatel, Stratex Networks, Ceragon, Nokia, Samsung, and Harris Corporation. Additionally, YDI's millimeter wave radio products must compete with the existing and new fiber optic infrastructure and suppliers in the United States and elsewhere. Many of these companies have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering, and other capabilities than we do.

We also face competition from private and start-up companies given the limited barriers to entry in YDI's business.

      We face actual and potential competition not only from established companies, but also from start-up and other private companies that are developing and marketing new commercial products and services. Most of the products YDI sells are based on standards established by the Institute of Electrical and Electronics Engineers (IEEE) that require interoperability. Also, there are not substantial technical development difficulties, manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs that may create greater barriers to entry in other businesses. As a result, there are not significant barriers to entry into a number of markets we serve. This lack of barriers and the perceived attractiveness of some of these markets, among other reasons, have resulted in private companies entering these markets. These private companies include Vivato, Trapeze, Colubris Networks, and Trango Broadband.

We may experience difficulty in distinguishing our products from other WLAN products which may reduce our sales and gross margins.

      We believe that some products in the WLAN business in which YDI primarily operates have become commodities in which there is intense price competition, and we believe that trend will continue and intensify. We need to carefully and clearly distinguish our products from competing products and technologies that may be able to provide wireless broadband access or connectivity. Points of distinction include operating range of our products, remote management and monitoring capabilities, durability and robustness of our products, data rate transmission capabilities of our products, ease and speed of installation of our products, markets served by our products, cost of our products, security and interference issues, and value proposition of our products for our customers. Failure to distinguish our products for our customers, investors, and others could hinder market acceptance of our products, delay our obtaining customers for our products, force reductions in contemplated sales prices of our products, and reduce our overall sales and gross margins.

Potential customers may view price as the primary differentiator between YDI's products and products of our competitors, which could reduce the price at which YDI can sell its products and negatively impact our financial results.

      Because products in YDI's WLAN business have to comply with specific public standards, at times potential customers may perceive there to be little other than price to differentiate its products from products of a competitor. This intense customer focus on pricing can have the effect of reducing the prices at which YDI is able to sell its products. In turn, this can reduce our gross margins and negatively impact our general financial results.

Alternative broadband connectivity technologies may have advantages over YDI's products and make its products less attractive to customers.

      A number of competing technologies may be able to provide high-speed, broadband access or connectivity. These competing technologies include digital subscriber lines, hybrid fiber coaxial cable, fiber optic cable, T-1/E-1 and other high-speed wire, laser (also known as free space optics), satellite, and other point-to-multipoint wireless and point-to-point wireless technologies. Some of these technologies may have advantages over YDI's products, such as lower cost, greater range, better security, and greater current market acceptance.

New broadband connectivity technologies may be developed that have advantages over our products and make our products less attractive to customers.

      New products or new technologies may be developed that supplant or provide lower-cost or better performing alternatives to our products. For example, the majority of products YDI sells are based on the IEEE 802.11b standard. We believe products are being developed based on the IEEE 802.11a/b/g and 802.16 (also known as WiMax) standards which may have advantages over products based on the IEEE 802.11b products, such as greater data transmission capabilities and longer range.

We are selling into a market that has a broad range of desired product characteristics and features which may make it difficult for us to develop products that will address a broad enough market to be commercially viable.

      We are selling into a market place that is experiencing a convergence of competing technologies. The market that we currently serve is experiencing a convergence of voice driven telecommunications methodology and data centric networking based methodology. As a result there exists a divergence of product requirements and corporate cultures for our customers and even within the same customer. Typically, established telecommunications providers desire extremely robust products with the expectation of a relatively long effective life. Networking providers on the other hand are looking for optimal performance at any given time with the assumption that they will be upgrading the equipment again in several years and therefore are extremely cost sensitive. In addition, established telecommunications providers seek products that fit into their existing networks (T-1, E-1, OC-3, OC-12 interfaces and data rates) while networking based providers prefer ethernet interfaces and data rates. If we are unable to satisfy one or more of the requirements of our current and prospective customers, we may lose, or fail to gain, meaningful market share.

We may not develop products for the portions of the broadband connectivity and access markets that grow.

      Predicting which segments of the broadband connectivity and access markets will develop and at what rate these markets will grow is difficult. We may needlessly spend money and resources developing products for a market that does not develop. On the other hand, we may miss market opportunities if we fail to act promptly and decisively to develop new products. Our business, financial condition, and results of operations will be materially adversely affected if we develop the wrong product or miss market opportunities.

Our sales may decline if we are unable to keep pace with rapid technological changes and industry standards.

      Our ability to succeed in our competitive market will depend upon successful development, introduction, and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors' product developments. We may not be successful in selecting, developing, manufacturing, and marketing new products or enhancements which could adversely affect our sales.

We believe that the prices for our products will decline over time which could hurt our financial results.

      We believe that average selling prices for our products will tend to decline from the point at which a product is initially priced and marketed. Reasons for this decline may include the maturation of such products, the effect of volume price discounts in existing and future contracts, technology changes, and the intensification of competition, including from lower-cost foreign suppliers. This price decline could hurt our financial results.

The expected price decline of our products will hurt our financial results unless we are able to offset those declines with cost savings or new product introductions.

      We will attempt to offset expected price declines of our products by reducing our product costs and non-product costs and by introducing new products with higher gross margins. If we are unable to offset declining selling prices by reducing direct materials and manufacturing expenses, our gross margins will decline. If we cannot develop new products in a timely manner or we fail to achieve increased sales of new products at higher gross margins, our revenue and gross margins may decline.

Our plans to continue to introduce new products will require capital and other investments that may not be recovered.

      We devote significant resources to the development and marketing of new products and technologies and expect to continue to do so. These investments include facilities, equipment, inventory, personnel, and other items to develop and produce these products and to provide marketing, sales, service and support, and administration organizations to service and support these products. We anticipate many of these commitments and expenditures would be made in advance of realization of increased sales, which may not occur. If sales do not increase as expected, our gross margins and general financial performance would be adversely affected.

YDI's financial results have fluctuated significantly, and we expect the fluctuations will continue for a variety of reasons, many of which are out of our control.

      YDI's quarterly financial results have fluctuated significantly for a number of reasons including the combination of Telaxis and Young Design in April 2003; YDI's recent acquisitions of Terabeam Corporation, KarlNet, Inc., and Ricochet Networks, Inc.; YDI's limited long-term commitments from customers; the receipt of significant customer orders; timing of obtaining customers for any new products we may introduce; the mix of YDI's product sales; YDI's manufacturing capacity constraints and ability to fulfill orders; its inability to obtain components in the quantities we need; new product introductions by us or by our competitors; seasonal factors that may affect capital spending by customers; and general economic conditions. We expect that many of these and other factors will continue to affect our business and will cause our financial results to fluctuate in the future.

YDI's past acquisition activity and contemplated future acquisition activity contributes to the difficulty in predicting our future financial performance.

      The combination of Telaxis and Young Design in April 2003 resulted in changes in YDI's financial performance. The historically unprofitable financial results of Telaxis caused the operating results of the combined company to be unprofitable in the second quarter of 2003. Although the combined company did briefly return to profitability, the recent acquisitions of the unprofitable Terabeam Corporation, KarlNet, Inc., and Ricochet Networks, Inc. have caused the company to be unprofitable in the most recent fiscal quarter. However, the company's balance sheet at the end of the second quarter 2004 was stronger given the addition of the assets from the acquired companies. YDI has stated its intention to make selected acquisitions from time to time and, therefore, expect that our future acquisition activity will contribute to fluctuations in our financial results and to difficulties in predicting our financial performance.

The fact that YDI receives few long-term purchase commitments from customers contributes to the difficulty in predicting our future financial performance.

      Due to the nature of YDI's products and customers, it generally has a very short time between receiving an order and shipping the order. Very few of YDI's customers provide it with long-term purchase commitments. As a result, YDI generally has a relatively low backlog and have limited visibility of sales going forward. This lack of visibility contributes to the difficulty in predicting our future financial performance by us, financial analysts, and investors.

Receipt of significant customer orders have caused YDI's financial results to fluctuate and contribute to the difficulty in predicting our future financial performance.

      At times, YDI has received significant orders from customers that have caused YDI's financial results to fluctuate. For example, YDI received large orders from a single customer in 2003 that contributed positively to the financial results of several quarters in 2003. The non-recurrence of those orders in 2004 have made our financial results look worse in comparison. We expect that at times we will get similar significant orders in the future which could cause significant fluctuations in sales, gross margins, and operating results. These fluctuations contribute to the difficulty in predicting our future financial performance by us, financial analysts, and investors.

We may be unsuccessful in leveraging our direct sales model into one using more distributors and resellers.

      Historically, the great majority of YDI's sales were direct sales made by its employees. YDI is seeking to expand its sales channels through the use of distributors and resellers, particularly for international sales. Use of distributors and resellers makes us dependent, to some extent, on those third parties who will have the relationships with the end customers. YDI may not be successful in attracting qualified distributors and resellers. The use of distributors or resellers may not increase our sales and may result in channel and price conflict, customer confusion, and customer dissatisfaction, all of which could adversely impact our business and financial results.

Difficulties in obtaining the components we need to manufacture our products have caused YDI's financial results to fluctuate and contribute to the difficulty in predicting our future financial performance.

      In the third and fourth quarters of 2003 and to a lesser extent in the first quarter of 2004, YDI was unable to obtain sufficient components to manufacture certain of its products. YDI believes this shortage had a negative impact on its revenue and financial results for those quarters. Given the number of components in our products, the age of some of our products, and the limited number of suppliers of some of these components, we may experience similar component shortages from time to time in the future. These shortages could contribute to fluctuations in our financial results and to the difficulty in predicting our future financial performance.

We cannot predict when or whether we will be able to achieve profitability, which could adversely affect our ability to continue as a going concern and our stock price.

      YDI's revenue declined substantially in the second quarter of 2004 from its revenue in the second quarter of 2003. Also, YDI was not profitable in the second quarter of 2004. We have made no predictions concerning our future profitability or lack of profitability, particularly given our recent acquisition of three unprofitable companies. Our failure to achieve and maintain profitability may affect our ability to continue as a going concern and cause the market price of our stock to decline or prevent it from rising.

Our business depends in part on continued demand for broadband connectivity and access.

      The future success of our combined business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for such services may not grow at all or as expected.

We depend on our senior employees who are extensively involved in many aspects of our business, and our business would likely be harmed if we lose their services and cannot hire additional qualified personnel.

      Particularly because we will are currently relatively small and will still be a relatively small company after the merger, our future operating results depend in significant part upon the continued contributions of senior management and key sales and technical personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management, sales, and technical personnel. Competition for these personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need. To date, we generally have not experienced significant difficulty in attracting and retaining qualified personnel, but there can be no assurance we will not experience difficulty in the future.

We have no key-man life insurance on any of our executive officers or other employees.

      Loss of the services of any of our key executive officers or other key employees could have a material adverse effect on our business, financial condition, and results of operations. The lack of key man insurance means that we would receive no insurance proceeds to buffer any such adverse effects.

Neither YDI nor Phazar currently has a succession plan in place.

      YDI and Phazar currently do not have a succession plan in place if their chief executive officer or other chief operating personnel were to become unable to perform their responsibilities due to illness, injury, termination of service, or other reasons. Loss of the services of our chief executive officer or other chief operating personnel could have a material adverse effect on our business, financial condition, and results of operations. Lack of a succession plan could exacerbate our difficulties in overcoming the issues created by the loss of services of our chief executive officer or other personnel due to uncertainty and responsibility transition issues.

YDI's limited internal manufacturing capacity makes us dependent on contract manufacturers, which could harm our sales and damage our reputation.

      YDI's internal manufacturing capacity, by design, is limited. We currently expect to rely on contract manufacturers to provide manufacturing of YDI's complete products, components, and subassemblies. Our failure to obtain satisfactory performance from any contract manufacturers could cause us to fail to meet customer requirements, lose sales, and expose us to product quality issues. In turn, this could damage relationships with customers and have a material adverse effect on our reputation, business, financial condition, and results of operations.

We may be unable to engage contract manufacturers to manufacture YDI's products which could force us to increase our internal manufacturing capacity.

      The technical nature of YDI's products, the wide variety of its products, and the current uncertainty and historical fluctuation in our business may make contract manufacturers unwilling or reluctant to manufacture products for us at all or on acceptable terms. It may be difficult and time-consuming to engage a third-party manufacturer or manufacturers. If we are unable to engage a third-party manufacturer or manufacturers, we may have to increase our internal manufacturing capability. We may be unable to do so at all or without significant expense.

Because many of YDI's components or products are provided by limited or single-source suppliers, we may not be able to obtain sufficient quantities to meet our business needs.

      Many of the components, subassemblies, and services necessary for the manufacture of YDI's systems are obtained from a sole supplier or a limited group of suppliers. YDI generally does not have any committed long-term supply agreements with these vendors. YDI has from time to time experienced an inability to obtain an adequate supply of required components and subassemblies. For example, in the third and fourth quarters of 2003 and to a lesser extent in the first quarter of 2004, YDI was unable to obtain sufficient components to manufacture certain of its products. Our inability to obtain these components in the quantities and at the times we desire could halt production, reduce our ability to meet customer demands, and reduce our sales.

Because many of YDI's components or products are provided by limited or single-source suppliers, we may not be able to obtain sufficient quantities at prices to make our products profitably.

      Many of the components, subassemblies, and services necessary for the manufacture of YDI's systems are obtained from a sole supplier or a limited group of suppliers. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

Because many of YDI's components or products are provided by limited or single-source suppliers, we may have to purchase extra inventory that ultimately may not be used.

      Many of the components, subassemblies, and services necessary for the manufacture of YDI's systems are obtained from a sole supplier or a limited group of suppliers. A supplier may decide to end the manufacture of a product and provide us with an opportunity to make a last-time buy of the product. In that situation, we have to estimate our future needs for that product. If we underestimate, we would have an insufficient supply to manufacture our products. If we overestimate, we may end up purchasing inventory that is not used or becomes obsolete and that ultimately we have to write off. That loss could adversely affect our financial results.

Our inability to receive sufficient quantities of limited or single source components or products could make us develop alternative sources, which could reduce our sales and may be time consuming and expensive if it can be done at all.

      In the event of a reduction or interruption in the supply of a key component, we may have to develop alternative sources for the component. We may not be able to locate an alternative supplier of certain products or components at all or at acceptable prices. Our inability to develop alternative sources for components could result in delays or reductions in product shipments, increase our costs, and reduce or eliminate our profit margins. Even if we are successful at developing alternative sources, a significant amount of time could be required to receive an adequate flow of components from the alternative source.

Our inability to receive sufficient quantities of limited or single source components or products could make us reconfigure our products, which could reduce our sales and may be time consuming and expensive if it can be done at all.

      In the event of a reduction or interruption in the supply of a key component, we may have to reconfigure our products to work with different components. Reconfiguration of our products to adapt to new components could entail substantial time and expense. We may be unable to reconfigure our products to work with new components. Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components.

Our reliance on limited or single-source suppliers makes us vulnerable to difficulties at those suppliers.

      The production of our products is vulnerable to production difficulties, quality variations, work stoppages, acts of God such as weather and fire, and other events beyond our control at our suppliers. All of these events could adversely affect the cost and timely delivery of our products.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

      In a competitive industry such as the wireless telecommunications equipment industry, the ability to effect prompt turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers. This competitive market condition requires us to keep inventory on hand to meet such market demands. Given the variability of customer requirements and purchasing power, it is difficult to predict the amount of inventory needed to satisfy demand. If we over- or under-estimate inventory requirements to fulfill customer needs, our results of operations could be adversely affected. If market conditions change swiftly, it may not be possible to terminate purchasing contracts in a timely fashion to prevent excessive inventory increases. In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete. To date, YDI does not believe that it has materially over-estimated or under-estimated its inventory requirements.

Our failure to effectively manage our recent and anticipated future growth could strain our management, infrastructure, and other resources and adversely affect our results of operations.

      We expect our recent and anticipated future growth to present management, infrastructure, systems, and other operating issues and challenges. These issues include controlling expenses, the development, introduction, marketing, and sales of new products, the development and application of consistent internal controls and reporting processes, the integration and management of a geographically and ethnically diverse group of employees, and the monitoring of third-party manufacturers and suppliers. Any failure to address these issues at a pace consistent with our business could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs, and financial reporting difficulties.

Difficulties in reducing our operating expenses could harm our results of operations.

      A material portion of our operating expenses is fixed. For example, approximately $1.4 million of YDI's $3.1 million in operating expenses in the second quarter of 2004 (approximately 45%) were fixed expenses. If we experience a material reduction or delay in sales, we may find it difficult to reduce our operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

We typically permit flexible purchase order changes that may adversely affect our margins and operating results.

      We have typically permitted purchase orders to be modified or canceled with limited or no penalties. Any inability or failure to reduce actual costs or cancel supplier and contract manufacturing commitments in response to a customer modification or cancellation could adversely affect our gross margins and operating results.

Our business and financial results could be adversely affected by warranty claims.

      Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of such errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Although YDI maintains what it believes to be appropriate overall warranty reserves based on historical repair occurrences, an unanticipated high repair occurrence related to a specific product or number of products could make the reserves inadequate at any specific time and adversely affect our financial results.

Our business and financial condition could be adversely affected by product liability claims.

      Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of such errors or defects could result in product liability claims being brought against us. Although YDI has not had any material product liability claims brought against it to date, such claims may be brought in the future and could adversely affect our financial results.

Our international business activities expose us to a number of risks not present in our United States operations, which we have little experience addressing.

      Our international business activities may carry additional risks and difficulties, including complying with complex foreign laws and treaties applicable to doing business and selling our products in other countries; availability of suitable export financing; timing and availability of export licenses; tariffs and other trade barriers; difficulties in staffing and managing foreign operations; difficulties in complying with foreign customs and general ways of doing business; and political and economic instability which may be more pronounced in less-developed areas. We have little experience in facing many of these issues and may not be able to address the issues in a manner to enable us to expand our international sales and operations.

Because of international sales and operations, we may be exposed to currency risk that could adversely affect our financial condition and results of operations.

      Some of YDI's sales to date have been made to customers located outside the United States, and we expect that some of our future sales will continue to be to customers outside the United States. YDI is currently trying to increase its sales to customers outside the United States. Historically, YDI's international sales have been denominated in United States dollars. For international sales that are denominated in United States dollars, a decrease in the relative value of foreign currencies could make our products less price-competitive and could have an adverse effect on our financial condition and results of operations. For any international sales denominated in foreign currencies, a decrease in the value of the foreign currencies relative to the United States dollars could result in decreased margins from those transactions.

The laws and legal systems of foreign governments may limit our ability to enforce our rights against our customers.

      Our customer purchase and other agreements may be governed by foreign laws, which may differ significantly from United States laws. Also, the court systems and procedures in foreign countries may differ significantly from United States courts. Therefore, we may be limited in our ability to collect our accounts receivable, to enforce our other rights under such agreements, and to collect damages, if awarded.

Lack of relationships in foreign countries may limit our ability to expand our international operations and sales.

      In many cases, regulatory authorities in foreign countries own or strictly regulate local telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications equipment often limit access to those markets. The successful expansion of our international operations in some markets will depend on our ability to form and maintain strong relationships with established companies providing communication services and equipment or other local partners in those regions. The failure to establish regional or local relationships could limit our ability to successfully market or sell our products in international markets and expand our international operations.

Governmental regulation affecting markets in which we compete or products we make could adversely affect our business and results of operations.

      Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. To operate in a jurisdiction, we must obtain regulatory approval for our products and comply with differing and evolving standards and regulations. The delays inherent in this approval process may cause the cancellation, postponement, or rescheduling of the installation of communications systems by us and our customers. The failure to comply with regulations in a jurisdiction could result in the suspension or cessation of our ability to operate in that jurisdiction. New regulations or changes in the interpretation of existing regulations could require us to modify our products and incur substantial costs to bring our products into compliance.

YDI's products typically require regulatory approval before they can be commercially deployed.

      YDI's products must typically receive regulatory approvals before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. Obtaining these approvals can be a long, expensive process. Delays in obtaining the necessary approvals could hinder market acceptance of our products, delay sales of our products, and adversely affect our ability to market those products.

Changes in governmental regulation could adversely affect our competitive position.

      Governmental laws and regulations applicable to our products evolve and change frequently. These changes could hurt our competitive position. For example, a point YDI often uses in marketing its products is that its products have been approved by the United States Federal Communications Commission, which sometimes can be a long, expensive process. The Federal Communications Commission recently proposed regulations that would relax this approval process and potentially allow more products to operate as approved products. If enacted, these regulations could make it easier for competitive products to qualify as products approved by the Federal Communications Commission. This could adversely affect our competitive position.

We are subject to domestic and international authorities' allocations of the radio frequency spectrum.

      Equipment to support new systems and services can be marketed only if suitable frequency allocations are made available to telecommunications service providers. The process of allocating frequencies to service providers is typically expensive, complex, and lengthy. If service providers and others are delayed in deploying new systems and services, we could experience lack of orders or delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results.

We rely on a limited number of customers for a material portion of our sales, which exposes us to risks relating to the loss of sales and credit risk.

      For the year ended December 31, 2003, no one customer accounted for more than 10% of YDI's sales. However, YDI did have a number of substantial customers. YDI is currently attempting to increase its number of substantial customers which could increase its customer concentration risks. Our ability to maintain or increase our sales in the future will depend in part upon our ability to obtain additional orders from these customers. Our customer concentration also results in concentration of credit risk. An acquisition of one of our significant customers could cause any current orders to be delayed or canceled and no new orders being placed with us and could further concentrate our customer base. Adverse developments such as these with our significant customers could adversely impact our sales and financial results.

Our failure or inability to protect our intellectual property could adversely affect our business and operations, particularly in our business which has otherwise relatively low barriers to entry.

      Our ability to compete depends in part on our ability to protect our intellectual property. The steps we have taken to protect our technology may be inadequate to prevent misappropriation of our technology and processes. Existing trade secret, trademark, and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. Inability or failure to protect our intellectual property could remove a barrier to a competitor entering our WLAN business, which in general has lower barriers to entry than other businesses.

Laws of foreign countries where we do business may provide less intellectual property protection for our products, which could adversely affect our ability to compete in our price-sensitive business.

      The laws of certain foreign countries in which our products are or may be developed, manufactured, or sold may provide less protection for the intellectual property contained in our products. This may make the possibility of piracy of our technology and products more likely. This piracy could result in cheaper copies of our products being available on the market, which could adversely affect our business and financial results.

Our intellectual property rights do not prevent other companies from developing similar technology, which could be superior to ours.

      Other companies could develop products that use similar and perhaps superior technology. This technology could be developed in a way to not violate or infringe our intellectual property rights. As a result, our intellectual property rights provide no assurance that competing and perhaps superior products won't be developed, even if we are able to protect our intellectual property rights.

We may engage in litigation to protect our intellectual property, which could be costly, long, and distracting even if ultimately successful.

      If we believe our intellectual property rights are being infringed, we may commence litigation or take other actions to enforce our patents, protect our trade secrets and know-how, or determine the scope and validity of the patents or intellectual property rights of others. There can be no assurance that we would be successful in any such litigation. Any litigation could result in substantial cost and divert the attention of our management, which could harm our operating results and future operations.

Much of our material intellectual property is not protected by patents, which may reduce the extent to which we can protect our intellectual property.

      We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. While we do have a number of patents, the patents alone do not provide significant protection for much of our intellectual property used in our current products. A significant portion of our proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees. The fact that much of our intellectual property is not covered by patents could reduce the extent to which we can protect our rights in that intellectual property.

Our products and operations could infringe on the intellectual property rights of others, which could have an adverse impact on our business.

      We would have to address any such infringements by seeking licenses, altering our products, or no longer selling the products. Any licenses we may be required to seek may be expensive or otherwise onerous. Similarly, changing our products may be costly, time-consuming, and impractical and could detract from the value of our products. A party making a claim of infringement could secure a judgment against us that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any claim of infringement by a third party also could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. Any of these events could seriously harm our business.

       Risk Relating to Capital Markets and Our Stock Following the Merger

Our companies' stock price has been volatile and may continue to be volatile.

         The market price of Phazar's and particularly YDI's common stock has been volatile, and the market price of the combined company's common stock is likely to remain volatile following the merger. Some of the reasons for the volatility are within our control, but many are beyond our control and unrelated to our operating performance. We believe the following factors, among others, have contributed to our stock price volatility:

            o     Our financial performance and results

            o Announcements by us concerning our relationships with our existing or new customers

            o Announcements by us concerning our completed and contemplated acquisitions and other strategic growth plans

            o     Announcements by our customers

            o The integration of Telaxis Communications and Young Design following the April 2003 combination of the two companies

            o The relatively low number of shares of our stock that trade on an average day

            o Sales of shares of our stock that we issued in connection with our completed acquisitions or the perception that such shares may be sold

            o     The introduction of new products by us

            o     The financial performance of our competitors

            o     The introduction of new products by our competitors

            o     General conditions of the financial markets

      We expect these factors and others to continue to contribute to the volatility of our stock price.

Registration of the restricted stock held by one of YDI's major stockholders could cause YDI's stock price to fall.

      One stockholder, Concorde Equity, owned approximately 22% of YDI's outstanding common stock on October 27, 2004. Concorde Equity is an investment company controlled by Robert E. Fitzgerald, a board member and YDI's Chief Executive Officer. Concorde Equity received this stock in a private placement in connection with the combination of Young Design and Telaxis in April 2003. As such, this stock has been and is currently subject to restrictions on sale or transfer but portions of this stock can be sold in the open market. In the merger agreement, YDI agreed to register this stock with the SEC in the first half of 2004 which, if completed, would enable this stock to be sold with much less restriction. YDI has not yet registered this stock. This registration and potential sale of large amounts of YDI's common stock could cause YDI's stock price to fall or prevent it from increasing.

Expiration of the lock-up period restricting the sale or transfer of stock held by YDI's major stockholders could cause YDI's stock price to fall.

      Funds controlled by Mobius Venture Capital and SOFTBANK Capital Partners currently hold stock that cannot be sold or otherwise transferred due to contractual lock-up provisions. Collectively, these stockholders owned approximately 31% of YDI's outstanding common stock on October 27, 2004. Gary E. Rieschel, a co-founder of Mobius Venture Capital, currently sits on YDI's board of directors. These stockholders, all former Terabeam stockholders, entered into lock-up agreements with YDI in connection with YDI's acquisition of Terabeam. The lock-up agreements provide that these stockholders will not sell or transfer any YDI stock issued to them pursuant to the merger for a period of at least 180 days after closing of the merger (through at least December 19, 2004). These stockholders may sell or transfer up to 50% of the shares issued to them during the period beginning December 19, 2004 and ending on the date that is 270 days after closing (March 19, 2005). These stockholders may sell or transfer up to an additional 25% of the shares issued to them during the period beginning March 19, 2005 and ending on the one-year anniversary of the closing (June 22, 2005). All restrictions under those agreements on the sale or transfer of YDI stock issued in the merger expire on June 22, 2005. Once the lock-up periods expire, these stockholders could sell their YDI shares or distribute those shares to their investors who then could sell the shares. This expiration of these lock-up periods and potential distribution and/or sale of large amounts of YDI's common stock could cause YDI's stock price to fall or prevent it from increasing.

Future actual or potential stock sales by YDI's major stockholders could cause YDI's stock price to fall.

      YDI's major stockholders, Concorde Equity and funds controlled by Mobius Venture Capital, owned approximately 46% of YDI's outstanding common stock on October 27, 2004. Actual or potential sales of this stock by these stockholders (or their investors) could cause YDI's stock price to fall or prevent it from increasing for numerous reasons. For example, a substantial amount of YDI's common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock. Also, actual or potential sales by these stockholders could be viewed negatively by other investors because these stockholders are controlled by members of YDI's board of directors and/or senior executives.

Future actual or potential sales of the stock YDI issued in connection with its recent acquisitions could cause YDI's stock price to fall.

      In the second quarter of 2004, YDI acquired three companies and issued approximately 12.6 million shares in connection with those acquisitions. Approximately 4.5 million of these shares were able to be sold immediately in the public markets. Some of those shares were aquired by former Terabeam Corporation option holders who exercised their options shortly before YDI acquired Terabeam. The exercise prices for some of those options were significantly lower than the recent market price of YDI's common stock so holders of this stock may be willing to sell at lower prices. A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock.

Future actual or potential sales of the stock YDI privately issued in December 2003 could cause YDI's stock price to fall.

      On December 8, 2003, YDI issued 500,000 shares of its common stock in a private placement to a single accredited investor. YDI has filed a registration statement covering those shares with the SEC, but that registration statement has not yet been declared effective by the SEC. This registration, or the anticipation of this registration, could cause YDI's stock price to fall or prevent it from increasing. Also, a substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock.

Future actual or potential sales of the stock YDI privately issued prior to the initial public offering of its common stock in February 2000 could cause YDI's stock price to fall.

      YDI believes that a number of its pre-IPO stockholders continue to hold their shares, and those stockholders may decide to sell their shares. A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock.

Future actual or potential sales of the stock YDI issues upon exercise of stock options could cause YDI's stock price to fall.

      As of October 27, 2004, YDI had options outstanding to buy approximately 697,758 shares of its common stock and may grant options or other stock grants relating to an additional approximately 1,146,250 shares of its common stock. YDI has filed registration statements with the SEC relating to the shares of its common stock that may be issued pursuant to the exercise of those outstanding stock options. YDI expects to file a registration statement with the SEC shortly relating to the shares of its common stock that may be issued pursuant to the exercise of stock options or other stock grants that it may grant in the future. In many cases, holders of those options could decide to exercise the options and immediately sell the shares. A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock. Further, actual or potential sales of this stock could be viewed negatively by other investors because some of these stock options are held by YDI's directors and senior executives.

Future actual or potential sales of the stock YDI issues upon exercise of stock warrants could cause YDI's stock price to fall.

      On October 27, 2004, YDI had warrants outstanding to purchase approximately 843,665 shares of its common stock at a weighted average purchase price of $2.97 per share. Shares of its common stock received upon exercise of those warrants may, depending on the method of exercise, be immediately available for public sale. A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of YDI's common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of YDI's stock.

If YDI acquires other companies or product lines by issuing stock, the result may be dilutive to existing stockholders.

      In the second quarter of 2004, YDI acquired three companies and issued approximately 12.6 million shares in connection with those acquisitions. YDI may acquire other companies, businesses, and product lines in the future and may issue shares of its stock in connection with any such acquisitions. Any such issuances could significantly dilute the holdings of YDI's current stockholders.

If YDI raises additional capital by issuing stock, the result may be dilutive to existing stockholders.

      YDI's board of directors may decide to issue additional equity securities in many situations without the need for any stockholder vote. Given the recent prices for YDI's common stock, significant dilution to its stockholders could result if YDI raises additional funds by issuing equity securities. Further, these issuances may also involve issuing stock at a price per share below the current trading prices. For example, on December 8, 2003, YDI issued 500,000 shares of its common stock in a private placement at a price of $4.10 per share. The last sale price of its common stock on the OTC Bulletin Board on December 8, 2003 was $4.75 per share.

The terms of any equity securities YDI may issue in the future may be better than the terms of its common stock.

      YDI's board of directors is authorized to create and issue equity securities that have rights, privileges, and preferences senior to those of YDI's common stock. In many situations, YDI's board could take these actions without the need for any stockholder vote.

YDI has limited capital resources and its prospects for obtaining additional financing, if required, are uncertain.

      Our future capital requirements will depend on numerous factors, including expansion of marketing and sales efforts, development costs of new products, the timing and extent of commercial acceptance for our products, YDI's integration with Terabeam Corporation, KarlNet, Inc., Ricochet Networks, Inc., Phazar and any other companies we may acquire, and potential changes in strategic direction. Additional financing may not be available to us in the future on acceptable terms or at all. If funds are not available, we may have to delay, scale back, or terminate business or product lines or our sales and marketing, research and development, acquisition, or manufacturing programs. Our inability to obtain capital could seriously damage our business, operating results, and financial condition and cause our stock price to decline.

We may raise additional capital on terms that we or our stockholders find onerous, which could adversely affect our financial results and stock price.

      In the future, we may be able to raise additional capital only on terms that we find onerous. Alternatively, some of our stockholders may find the terms of our capital arrangements to be onerous. For example, a small number of stockholders expressed displeasure at YDI issuing shares in December 2003 in a private placement at a price below the current trading price of YDI's stock. We may also obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. The terms of our capital arrangements or the perceived onerous nature of those arrangements could adversely affect our financial results and stock price.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words or the negative of these words. In particular, statements regarding expected strategic benefits, advantages, and other effects of the merger described in "The Merger--Joint Reasons for the Merger" beginning on page 41, "The Merger--YDI's Reasons for the Merger" beginning on page 43, and "The Merger--Phazar's Reasons for the Merger" beginning on page 47 and elsewhere in this proxy statement/prospectus are forward-looking statements. You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of YDI's and Phazar's future results of operations or of our financial position or state other forward-looking information. YDI and Phazar believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section above captioned "Risk Factors," as well as any other cautionary language in this proxy statement/prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

      o     market acceptance of and continuing demand for our products;

      o the impact of competitive products, pricing, and customer service and support;

      o our ability to obtain additional financing to support our operations;

      o     changing market conditions;

      o     our ability to protect our intellectual property;

      o     obtaining and maintaining regulatory approval where required; and

      o     other risks detailed in this proxy statement/prospectus.

      You should also consider carefully the statements under "Risk Factors" beginning on page 13 and other sections of this proxy statement/prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management's view only as of the date of this prospectus. YDI and Phazar are not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

                     SPECIAL MEETING OF PHAZAR STOCKHOLDERS

Proxy Statement/Prospectus and Date, Time and Place of Special Meeting

      This proxy statement/prospectus is furnished in connection with the solicitation by the Board of Directors of Phazar Corp of proxies to be voted at the special meeting of stockholders of Phazar to be held at 9:30 a.m., local time, on November 30, 2004 at National Depository Corporation, Suite 100, 405 West Loop 820 South, White Settlement, Texas and at any adjournment thereof. This proxy statement/prospectus and the proxies solicited hereby are first being sent or delivered to Phazar stockholders on or about November ___, 2004.

Purpose of the Special Meeting

      At the special meeting, Phazar is asking holders of Phazar common stock to approve the following matters:

      1. A proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, as amended, among Phazar, YDI Wireless, Inc., and Stun Acquisition Corporation, a wholly owned subsidiary of YDI;

      2. A proposal to grant Phazar's management the discretionary authority to adjourn the special meeting to a date or dates not later than December 31, 2004, if necessary to enable Phazar's board of directors to solicit additional proxies in favor of the merger; and

      3. Such other business as may properly come before the special meeting or any adjournment of the meeting.

Recommendation of Phazar's Board of Directors

      After careful consideration, Phazar's board of directors has approved the merger and the merger agreement and unanimously recommends a vote FOR the proposal to approve and adopt the merger agreement. The Phazar board also unanimously recommends that Phazar stockholders vote FOR the adjournment proposal.

Record Date, Quorum, Vote Required, Voting of Proxies

      A stockholder may revoke a proxy at any time prior to its use. If it is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposal, the proxy will be voted FOR approval of the plan and agreement of merger with YDI Wireless, Inc and Stun Acquisition Corporation and FOR the adjourment proposal.

      Only stockholders of record at the close of business on October 1, 2004 will be entitled to vote at the meeting. The total number of issued and outstanding shares of Phazar common stock as of October 1, 2004 is 2,250,428 shares, each share having one vote. 470,250 of those shares were held by YDI and its subsidiaries. There are no other issued or authorized classes of Phazar stock.

      Only votes cast in person or by proxy will be counted at the meeting. Abstentions, if any, will be reflected in the minutes of the meeting.

      In order to conduct business at Phazar stockholders' meeting, a quorum must be present. A majority of the shares of Phazar common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Phazar will treat shares of Phazar common stock represented by a properly signed and returned proxy as present at the special meeting for purposes of determining the existence of a quorum at the meeting. In general, Phazar will count abstentions and broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) as present or represented for purposes of determining the existence of a quorum.

      Two-thirds of the outstanding shares of Phazar common stock held by holders other than YDI and its subsidiaries must be voted for the proposal to approve and adopt the merger agreement in order for the proposal to pass. Abstentions and broker non-votes will have the same effect as votes against this proposal. This two-thirds approval requirement is due to Delaware's business combination statute, Section 203 of the Delaware General Corporation Law. Because YDI owns more than 15% of Phazar's outstanding common stock, this statute requires the merger of YDI and Phazar to be approved by two-thirds of the non-interested Phazar stockholders.

      The affirmative vote of the holders of a majority of the shares of Phazar common stock present in person or represented by proxy and voting on the proposal at the special meeting is required to grant discretionary authority to Phazar's management to adjourn or postpone the special meeting to enable the Phazar board of directors to solicit additional votes to approve and adopt the merger agreement. Abstentions and broker non-votes will not affect the outcome of the voting on this proposal.

How to Revoke a Proxy

      Signing the enclosed proxy card will not prevent a record holder from voting in person at the Phazar special meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the special meeting in the following ways:

      o filing with Phazar's secretary, before the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

      o executing a later dated proxy relating to the same shares and delivering it to Phazar before the vote at the meeting; or

      o attending the meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

      Record holders should send any written notice of revocation or subsequent proxy to Phazar's secretary at 101 S.E. 25th Avenue, Mineral Wells, Texas 76067 or hand deliver the notice of revocation or subsequent proxy to Phazar's secretary before the vote at the Phazar special meeting.

Solicitation of Proxies and Expenses

      The solicitation of proxies from Phazar stockholders is made on behalf of the board of directors of Phazar. The cost of soliciting proxies will be borne by Phazar including expenses in connection with the preparation and mailing of this proxy statement and all papers, which now accompany or may hereafter supplement it. In addition to solicitation by mail, Phazar may request that Phazar's directors, officers, or employees solicit proxies from stockholders by telephone, in person, or by other means. These persons will not receive additional compensation, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Phazar will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of proxies, proxy material, and other solicitation material reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses.

Stock held by Phazar Directors and Executive Officers

      As of October 1, 2004, the current directors and executive officers of Phazar owned 1,111,901 outstanding shares of Phazar common stock. These shares represented approximately 49.4% of the 2,250,428 shares of Phazar common stock outstanding on that date.

      Phazar's directors and officers have indicated their intention to vote the shares owned by them in favor of both the merger proposal and the adjournment proposal, but are not committed to do so. As of October 1, 2004, the stock held by the Phazar directors and officers was approximately 62.5 percent of the outstanding shares of Phazar common stock held by holders other than YDI. This percentage is very close to the two-thirds required to approve the merger agreement. YDI has also indicated its intention to vote the Phazar shares held by it in favor of the adjournment proposal, but is not committed to do so. Phazar's directors and officers, together with YDI, own enough shares of Phazar stock to approve the adjournment proposal regardless of how any other stockholder votes.

Appraisal or Dissenters' Rights

      Under Delaware law, Phazar stockholders are entitled to appraisal rights in connection with the merger. To exercise appraisal rights, a Phazar stockholder must:

      o provide written notice to Phazar before the taking of the vote of the Phazar stockholders on the approval and adoption of the merger agreement demanding appraisal of the stockholder's shares;

      o vote against the approval and adoption of the merger agreement or abstain from voting; and

      o comply with other procedures required by Section 262 of the Delaware General Corporation Law.

      Phazar stockholders should carefully review the section entitled "Appraisal or Dissenters' Rights" beginning on page 56 and Annex C, which contains the text of Section 262 of the Delaware General Corporation Law. Your failure to comply with the procedures described in Annex C will result in the loss of appraisal rights.

                                   THE MERGER

      This section of the proxy statement/prospectus describes the material aspects of the proposed merger and the related transactions, but it may not contain all of the information that is important for you to know. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer.

General Description of the Merger

   Transaction Overview

      At the effective time, YDI and Phazar will merge. Mechanically, the merger will be accomplished by Phazar merging with and into Stun Acquisition Corporation, a wholly-owned subsidiary of YDI. Stun Acquisition will be the surviving corporation and will continue as a wholly-owned subsidiary of YDI. The Phazar corporate entity will cease to exist. In the merger, each outstanding share of Phazar common stock, except for dissenting shares and shares held by YDI or its subsidiaries, will be converted automatically into the right to receive 1.2 shares of YDI common stock. All options currently outstanding to purchase shares of Phazar's common stock will be terminated prior to the merger. As of October 27, 2004, there were options outstanding to purchase 80,000 shares of Phazar common stock.

   Relative Size of Companies

      To put this transaction in perspective, the total assets of Phazar were approximately 28% of the total assets of YDI, and the stockholders equity of Phazar was approximately 25% of the stockholders equity of YDI. The most recent twelve months revenue of Phazar was approximately 43% of the most recent twelve months revenue of YDI. These comparisons are based on the financials statements as of and for the 12-month period ending December 31, 2003 for YDI and May 31, 2004 for Phazar. Using YDI's June 30, 2004 balance sheet to take into account its recent acquisitions, the total assets of Phazar were approximately 6% of the total assets of YDI and the stockholders equity of Phazar was approximately 5% of the stockholders equity of YDI.

   Approximate YDI Shares to be Issued

      Based on the number of shares of Phazar common stock and YDI common stock outstanding as of October 27, 2004 and the exchange ratio, approximately 2,136,214 shares of YDI common stock will be issued in the merger, representing approximately 8.6% of the total YDI common stock expected to be outstanding after the merger. This number does not include options outstanding to purchase 80,000 shares of Phazar common stock. If these options are all exercised prior to the merger, YDI expects to issue 96,000 additional shares of YDI common stock in the merger. The number of shares of YDI common stock to be issued in the merger also does not include any shares relating to the 470,250 shares of Phazar common stock owned directly or indirectly by YDI because those shares will be canceled in the merger.

   Approximate Dollar Value of YDI Stock to be Received

      On October 27, 2004, the last trading day before the date of this proxy statement/prospectus, the last sale price of YDI common stock on the Nasdaq SmallCap Market was $2.70 per share.

      Based on the exchange ratio and the October 27, 2004 YDI stock price shown above, Phazar stockholders would receive YDI common stock with a dollar value of $3.24 for each share of Phazar stock they own. Based on the 2,136,214 shares YDI anticipates issuing to the Phazar stockholders and the October 27, 2004 YDI stock price shown above, the aggregate dollar consideration to be paid to all Phazar stockholders would be $5,767,778. If all the outstanding Phazar stock options are exercised prior to the merger, YDI would anticipate issuing 2,232,214 shares of its common stock to the Phazar stockholders having an aggregate dollar value of $6,026,978 based on the October 27, 2004 YDI stock price shown above.

      Phazar stockholders will not know at the time they vote on the merger the value of the YDI shares they will receive because the number of shares they will receive is fixed under the exchange ratio. The actual value of the

YDI common stock will depend on the market price of that stock at the time of the merger. The table below illustrates some values of YDI stock that Phazar stockholders would have received for each share of Phazar stock based on selected recent YDI stock prices:

                                        Value that would have been Received per
           YDI Stock Price                           Phazar Share
           ---------------                           ------------
                 $2.00                                    $2.40
                 $2.70                                    $3.24
                 $3.00                                    $3.60
                 $4.00                                    $4.80
                 $5.00                                    $6.00

   Approximate Premium over Phazar Stock Price

      YDI and Phazar announced the merger on October 30, 2003. On October 29, 2003, YDI's closing stock price was $3.95 and Phazar's closing stock price was $3.57. Based on the 1.2 exchange ratio, Phazar's stockholders would have received YDI stock with an approximate dollar value of $4.74 for each share of Phazar stock if the merger was completed on October 29, 2003. This represented a premium of approximately 33% over Phazar's closing stock price on October 29, 2003.

      On October 27, 2004, YDI's closing stock price was $2.70 and Phazar's closing stock price was $5.04. Based on the 1.2 exchange ratio, Phazar's stockholders would have received YDI stock with an approximate dollar value of $3.24 for each share of Phazar stock if the merger was completed on October 27, 2004. This dollar value was approximately 36% below Phazar's closing stock price on that date.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement by the stockholders of Phazar. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

      YDI and Phazar are working toward completing the merger as quickly as possible. YDI and Phazar intend to complete the merger immediately after the stockholders of Phazar approve the merger at their special meeting and all other conditions to the merger have been satisfied. YDI and Phazar expect to complete the merger by November 30, 2004, but that date might be extended.

Background of the Merger

      Both YDI and Phazar regularly evaluate a wide variety of different strategies, opportunities, and business scenarios to improve their competitive positions and enhance their respective stockholder values, including opportunities for acquisitions of other companies or product lines, possible partnerships or alliances, and other strategic transactions.

      In particular, since 2001 YDI has considered and investigated a variety of possible strategic transactions. For example, YDI has considered the acquisition of additional millimeter wave manufacturers, wireless equipment distributors, wireless software companies, other wireless equipment manufacturers, and companies that had developed wireless technology but had not yet brought it to market. YDI had also investigated raising additional capital from venture capital firms, private equity firms, or from the public markets through an initial public offering. Effective May 13, 2004, YDI acquired KarlNet, Inc., a wireless software development company. Effective June 22, 2004, YDI acquired Terabeam Corporation, a wireless telecommunications company. Effective June 25, 2004, YDI acquired Ricochet Networks, Inc., a wireless service provider.

      In 1999 YDI began looking at Phazar as a potential passive investment opportunity. At the time, YDI was purchasing antenna products from Phazar and felt that Phazar's shares were undervalued in the public markets. In late 2000 YDI began purchasing Phazar's shares in the open market. From December 29, 2000 through October 17,

2001, YDI purchased and sold shares of Phazar's common stock at prices ranging from $1.125 to $2.00 ending such time period with a net amount of 15,525 shares. On October 17, 2001, YDI purchased from BAE Systems Aerospace, Inc. Advanced Systems 165,888 shares of the common stock of Phazar at a total cost of $250,000. In addition, YDI continued to purchase shares of Phazar common stock in the open market. From October 18, 2001 through February 22, 2002, YDI increased its holding in Phazar common stock by 86,380 net shares at prices ranging from $1.28 to $1.84. YDI continued to buy additional shares of Phazar's common stock as market conditions permitted through June 16, 2003, ultimately resulting in the ownership of 470,250 shares of Phazar stock.

      Shortly after the October 2001 purchase of the shares from BAE, Robert Fitzgerald, Chief Executive Officer of YDI, contacted Phazar to discuss YDI's holdings in Phazar. Mr. Fitzgerald talked with Gary Havener, Chairman and President of Phazar. On or about January 18, 2002, Mr. Fitzgerald traveled to Phazar's Mineral Wells facility and met with Mr. Havener and Clark Wraight, Vice President of Phazar. Discussions were directed primarily on the manufacturer/customer relationship between Phazar and YDI and how the two companies might achieve increased sales by introducing and marketing new products. There were no meaningful discussions regarding any kind of business combination between the companies.

      From time to time Mr. Fitzgerald would have telephone conversations with Mr. Havener or Mr. Wraight regarding the relationship between the companies and the wireless market in general. On or about September 4, 2002, Mr. Fitzgerald met with Mr. Havener in the Fort Worth area for a general discussion on the relationship between the companies. At that meeting Mr. Fitzgerald first suggested the possibility of a business combination between the companies. Mr. Havener responded that he would take any formal offer to Phazar's Board of Directors for review but that for a variety of factors, including the fact that YDI was a private company and was unable to offer a liquid security to Phazar's shareholders, he did not think that the timing was right to explore a business combination between YDI and Phazar. After discussions, Mr. Fitzgerald agreed that the timing was not right, and no further material action regarding a business combination was then undertaken by either company.

      On or around September 12, 2002, YDI sent to Mr. Havener, for presentation to Phazar's Board, a Letter of Intent offering to either make a significant equity investment in Phazar or to purchase the antenna operations of Phazar. YDI's proposal contained three options. Option one was for YDI to purchase 1,500,000 shares of common stock of Phazar at an unspecified price. Option two consisted of option one combined with a sale of Phazar Aerocorp to a third party. Option three was for YDI to purchase the Antenna Products division of Phazar by assuming approximately $3 million in debt, returning Phazar stock currently owned by YDI to Phazar, and making a cash payment of $500,000 to Phazar. Although the Letter of Intent did not specify a purchase price per share, Mr. Havener's conversations with Mr. Fitzgerald had indicated that YDI was expecting to make its investment at a price of approximately $1.00 per share which was a substantial discount to the then current market price of Phazar. Therefore Phazar's Board rejected both proposals one and two as being too low and too dilutive to existing shareholders. In connection with option three, Phazar's board of directors requested current audited financials on the then privately held YDI to evaluate the offer for the Antenna Products division and YDI's financial viability. YDI's 2001 audited financials were not available at the time. Phazar's board rejected the third option of the proposal because it could not validate YDI's financial position and its ability to assume the debt.

      On April 1, 2003, YDI concluded its merger with Telaxis Communications Corporation and, as a result, became a publicly traded company. Shortly thereafter, Mr. Fitzgerald and Mr. Havener had several telephone conversations regarding the performance of the respective companies, the potential of a business combination involving the companies, and the need of each company to return to profitability whether or not a business combination were to occur.

      Effective May 31, 2003, Phazar sold its Phazar Aerocorp division to an acquisition group headed by Mr. Havener. At Mr. Havener's request, YDI gave Phazar's Board of Directors a letter indicating YDI's general support for the Phazar Aerocorp divestiture.

      On or about June 4, 2003, Mr. Fitzgerald and Mr. Havener met in the Fort Worth area. In this meeting, Mr. Havener suggested that the timing might be better to discuss the potential for a business combination. The factors that had changed since the prior meeting were YDI's merger with Telaxis and the significant increase in YDI's asset base as well as YDI becoming a publicly traded company. In addition, Phazar's divestiture of Phazar Aerocorp made Phazar a more attractive target to YDI since Phazar Aerocorp was losing money, carried significant debt, and was not synergistic with the operations of either YDI or the rest of Phazar.

      On June 24, 2003, YDI held a meeting of its Board of Directors. The meeting was attended in person by each member of YDI's board of directors at the time: Mr. Fitzgerald, Michael F. Young, Carol B. Armitage, Daniel A. Saginario, John L. Youngblood, and Gordon D. Poole. The meeting was also attended by David
L. Renauld, YDI's Vice President, Legal and Corporate Affairs, and Patrick L. Milton, YDI's Chief Financial Officer. At this meeting, Mr. Fitzgerald provided the Board with a number of acquisition and merger opportunities. After consideration of the options, the Board instructed Mr. Fitzgerald to hold further discussions with Phazar and authorized Mr. Fitzgerald to send a Letter of Intent to Phazar suggesting a transaction in which Phazar would become a wholly owned subsidiary of YDI.

      On July 11, 2003, YDI sent a draft letter of intent to Phazar contemplating a merger of Phazar into a wholly owned subsidiary of YDI. The material terms of this letter of intent provided for: an exchange ratio of 0.75 shares of YDI for each share of Phazar not held by YDI; Phazar appointing one person to YDI's board of directors after closing; Clark Wraight being offered the position of Vice President, Antennas; upon signing a definitive agreement, YDI providing Phazar with a loan in the form of paying off Phazar's then existing line of credit; YDI undertaking an environmental study of Phazar's facilities; and Mr. Havener and Mr. Wraight providing YDI with irrevocable proxies to vote for the transaction.

      On July 21, 2003, Mr. Havener notified Mr. Fitzgerald that conceptually Phazar was interested in YDI's proposal but that several issues, including the exchange ratio, the structure of the organization, Mr. Wraight's role in the combined company, fair treatment of Phazar's minority stockholders, and the actual process and timing of the transaction, would require additional analysis and negotiation.

      On July 22, 2003, YDI's board of directors met telephonically. The meeting was attended by Ms. Armitage and Messrs. Fitzgerald, Young, Saginario, and Poole, all of YDI's directors at the time, and also by Messrs. Renauld and Milton. At that meeting, Mr. Fitzgerald provided a status report to the board concerning the possible acquisition of Phazar, and the officers of YDI were authorized to continue the consideration and negotiation.

      On September 8, 2003, YDI's board of directors met telephonically. The meeting was attended by Ms. Armitage and Messrs. Fitzgerald, Young, Saginario, and Poole, all of YDI's directors at the time, and also by Messrs. Renauld and Milton. At that meeting, Mr. Fitzgerald provided a status report to the board concerning the possible acquisition of Phazar. Following questions, answers, and general discussion, the officers of YDI were authorized to offer to acquire Phazar at an exchange ratio of up to 1.2 shares of YDI common stock for each outstanding share of Phazar common stock.

      On September 9, 2003, YDI sent Phazar a revised letter of intent. The material terms of this revised letter of intent provided for: an exchange ratio of 1.2 shares of YDI for each share of Phazar not held by YDI; Phazar appointing one person to YDI's board of directors after closing; Clark Wraight being offered the position of Vice President, Antennas; upon closing of the transaction, YDI removing all personal guarantees related to Phazar's then existing debt; YDI undertaking an environmental study of Phazar's facilities; Phazar's board of directors receiving a fairness opinion prior to entering into the definitive agreement; and Mr. Havener and Mr. Wraight providing YDI with irrevocable proxies to vote for the transaction.

      On October 6, 2003, Mr. Renauld sent a draft definitive merger agreement to Phazar and Carl A. Generes, Phazar's outside counsel, for review.

      On October 7, 2003, Mr. Fitzgerald attended Phazar's annual shareholders meeting held at its facilities in Mineral Wells, Texas. Following the shareholders meeting, Phazar held a Board of Directors meeting. Mr. Fitzgerald provided Phazar's Board with a presentation on YDI, the proposed transaction and the benefits of the proposed transaction to the shareholders of both YDI and Phazar. An extensive question and answer discussion session followed. Mr. Fitzgerald was excused from the meeting and Phazar's Directors held additional discussions regarding a business combination with YDI. Mr. Fitzgerald then re-joined the meeting and it was agreed that the companies would enter into the Letter of Intent that had been negotiated and that both companies would use their best efforts to conduct due diligence, negotiate a definitive agreement and execute a definitive agreement on or before October 31, 2003.

      In the month of October, YDI personnel conducted an extensive due diligence review of Phazar and Phazar's personnel, financial advisor, accountants and attorney conducted an extensive due diligence review of YDI. On October 13, 2003, Mr. Havener visited YDI's South Deerfield facility to examine YDI's research and development facilities, personnel and operations. A meeting involving Mr. Havener, Mr. Fitzgerald, Mr. Renauld and Kenneth R. Wood, YDI's Vice President Engineering, occurred in the late afternoon and a variety of subjects relating to product development and asset optimization were discussed.

      On October 20, 2003, Phazar engaged George C. Witte, Business Appraiser to provide an opinion on the fairness of the merger to Phazar's shareholders. Over the next 7 days, Mr. Witte had conversations with Mr. Havener, Mr. Wraight, and Mr. Fitzgerald and performed due diligence on YDI and Phazar.

      YDI engaged Environmental Managers, Inc. (EMI) of Fort Worth, Texas to perform an environmental study of Phazar's main facilities and its 50 acre test range outside of Mineral Wells. YDI was informed that no material adverse environmental condition was discovered at Phazar's main facility but that additional investigation was recommended at the test range facility. YDI engaged EMI to perform additional environmental investigation of the test range facility and on November 14, 2003 received a report that no material adverse environmental condition was discovered at the test range facility.

      From October 27 to 29, 2003, Mr. Wraight visited YDI's facilities in Falls Church, Virginia to conduct final due diligence, ask additional questions arising pursuant to Phazar's examination of YDI and answer additional questions arising pursuant to YDI's examination of Phazar.

      In October 2003, Mr. Fitzgerald, Mr. Saginario, a director of YDI, Mr. Renauld, Mr. Havener, Mr. Wraight and Mr. Generes had a series of negotiations regarding the terms and conditions of the definitive merger agreement. In addition, Mr. Fitzgerald and Mr. Wraight engaged in discussions regarding Mr. Wraight's role in a combined company and initiated discussion of an employment agreement to take effect in the event that the contemplated merger was consummated.

      On October 28 and 29, 2003, substantial conversations and documents flowed between YDI and Phazar including final due diligence material, revisions of the definitive merger agreement, and additional progress on Mr. Wraight's employment agreement.

      On October 30, 2003 YDI's board of directors and Phazar's Board of Directors met independently to discuss and approve the merger agreement and the transactions contemplated thereby.

      YDI held a telephonic Board of Directors meeting attended by Mr. Fitzgerald, Mr. Young, Ms. Armitage, Mr. Saginario, and Mr. Poole, all of YDI's current board members, and Mr. Renauld and Mr. Milton. The initial point of action was discussion to grant the officers of YDI the authority to remove Mr. Havener's personal guarantee on the debt secured by Phazar's facility after consummation of the contemplated merger and authority to send Mr. Havener a letter to that effect. Such authority was unanimously approved, and a letter to that effect was immediately faxed to Mr. Havener.

      At YDI's Board of Directors meeting, Mr. Fitzgerald provided the Board with extensive information about Phazar and the proposed transaction and the risks associated with engaging in a transaction with Phazar. Mr. Milton provided the Board with a review of Phazar's financial results and pro forma historical and projected performance of a combined company. Mr. Fitzgerald presented an overview of the due diligence performed and the material areas of interest. Mr. Renauld then provided an overview of the merger agreement and the materials provisions of the merger agreement and their effects on YDI and its operations both before and after the contemplated merger. Extensive questions, answers and discussions followed. After discussion, YDI's Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby.

      The Phazar Corp Board of Directors met on October 30, 2003 to discuss and approve the merger agreement and the transactions contemplated thereby. The following directors were in attendance in person: Messrs. Havener and Wraight, James Kenney, and R. Allen Wahl. Phazar's final director, James Miles, attended via phone. Also present was Mr. Generes and Carter Rouse, Independent Auditor, Weaver and Tidwell. Mr. Wraight provided the Board with information about YDI obtained during his visit of YDI's facilities in Falls Church, Virginia on October 27-29, 2003. Mr. Havener provided the Board with information about YDI obtained during his visit of YDI's facilities in South Deerfield, Massachusetts on October 13, 2003. Mr. Generes reviewed the proposed merger agreement and presented an overview of the due diligence performed and the material areas of interest. Mr. Carter then provided an overview of the due diligence performed by Weaver and Tidwell. Mr. Havener provided the Board with the written Fairness Opinion from George Witte, Business Appraiser dated October 27, 2003. The fairness opinion is more fully described below in "Opinions of Phazar's Financial Advisors" beginning on page 50. After an extended period of discussion regarding the proposed merger, the Board voted unanimously to approve the merger agreement and authorized Mr. Havener to sign the merger agreement on behalf of Phazar.

      YDI and Phazar promptly exchanged executed versions of the definitive Merger Agreement and on the afternoon of October 30, 2003 jointly issued a press release publicly announcing the execution of the definitive agreement.

      On April 1, 2004, YDI and Phazar amended the merger agreement to extend the time within which the merger may be completed from April 1, 2004 to June 1, 2004. Specifically, on that date, YDI and Phazar entered into amendment no. 1 to the original merger agreement. Section 7.1(e) of the original merger agreement allowed either YDI or Phazar to terminate the merger agreement (so long as the terminating party was not in breach) if the merger had not been completed by April 1, 2004. Amendment no. 1 amended Section 7.1(e) of the original merger agreement to extend the date from April 1, 2004 to June 1, 2004.

      On June 2, 2004, YDI and Phazar signed a second amendment to the original merger agreement relating to the contemplated merger of the two companies. The recent amendment further extended the time to complete the contemplated merger of the two companies to November 30, 2004. Specifically, Section 7.1(e) of the original merger agreement allowed either YDI or Phazar to terminate the merger agreement (so long as the terminating party was not in breach) if the merger had not been completed by April 1, 2004. The second amendment extended that date to November 30, 2004.

      The June 2, 2004 amendment also made the following amendments to the original merger agreement:

            o Section 4.1(h)(iv) of the original agreement was amended to increase the number of shares that Phazar may issue to its board and audit committee members for attending meetings from 6,000 shares to 12,000 shares.

            o Section 4.2 of the original agreement was amended to permit YDI to acquire other companies, businesses, or product lines and issue securities or pay cash or incur indebtedness in connection therewith and engage in any and all related transactions so long as the financial statements related to such companies, businesses, or product lines are not required to be included in this proxy statement/prospectus.

            o The second amendment provided that YDI will pay Phazar a $350,000 fee in the event that the merger of the two companies does not close by November 30, 2004 due to YDI acquiring another company, delays associated with additional disclosure with the Securities and Exchange Commission due to such additional acquisition(s), or additional delays after June 2, 2004 due to YDI's transaction with Terabeam Corporation.

            o Finally, the amendment permitted Phazar to withdraw from the merger agreement without payment of a termination fee if: (i) YDI's pro forma balance sheet after consummation of the Terabeam transaction did not reflect a book value of at least $1.75 per share, (ii) YDI's pro forma financials reflecting the Terabeam transaction as filed with the Securities and Exchange Commission did not reflect a book value of at least $1.75 per share, or (iii) the updated fairness opinion then being obtained by Phazar reflected that the 1.2 exchange ratio following YDI's merger with Terabeam is no longer fair to Phazar's shareholders.

      As described above, the second amendment to the original merger agreement contemplated Phazar receiving a second financial fairness opinion and being able to terminate the agreement if that opinion indicated that the exchange ratio was no longer fair to Phazar's stockholders. In the late spring of 2004, the Phazar board of directors had begun considering whether it would be appropriate to obtain a second fairness opinion given the time that had passed since the merger agreement was originally signed and the other completed and contemplated acquisitions that YDI had made since that time. The Phazar board of directors ultimately decided that obtaining a second fairness opinion would be in the best interest of Phazar's stockholders and required that addition to the second amendment.

      Phazar retained MSI Capital Corporation to consider and provide this second financial fairness opinion. The Phazar board of directors decided to retain MSI Capital rather than George Witte (who had provided the original fairness opinion) for a number of reasons. The board believed that an analysis of YDI and the merger would be more complex given that YDI had made three significant acquisitions in the second quarter 2004. Also, the board believed a different financial advisor would provide a fresh perspective on the transaction. In addition, Mr. Witte's health appeared to have markedly declined.

      On September 30, 2004, YDI and Phazar amended the merger agreement to change the mechanical structure of the transaction from a reverse triangular merger to a forward triangular merger. In substance, that meant that the merger would be accomplished mechanically by Phazar merging with and into Stun Acquisition Corporation rather than Stun Acquisition merging with and into Phazar. This was done for tax reasons so the merger could be treated as a tax-free reorganization rather than a taxable transaction to the Phazar stockholders.

      Phazar did not consider an alternative combination candidate to a merger with YDI. Phazar only considered the merits of the YDI merger. Over the past several years, from time to time, Phazar received inquiries from other companies about possible combinations with Phazar. None advanced beyond the preliminary negotiation stage.

Joint Reasons for the Merger

      The boards of directors of YDI and Phazar have identified several mutual benefits of the merger that they believe will contribute to the success of the combined company. The boards of directors both considered these benefits at the time the original merger agreement was signed and have continued to assess these benefits over the time since the original merger agreement was signed. The principal potential benefits include the following:

      o the anticipated impact of the merger on the combined company's viability as an ongoing company, business prospects, and financial resources and performance, particularly the extent to which the two companies' product lines, customer bases, and sales channels can complement each other;

      o the opportunities for current stockholders of both YDI and Phazar to participate in the potential for growth of the combined company after the merger;

      o the combined company will have a product portfolio that YDI and Phazar believe will offer a broader combined scope of product lines in the wireless communications industry;

      o the combined company's product portfolio will include products with a history of revenue generation as well as recently developed, next-generation products, which YDI and Phazar believe will provide an opportunity for continued revenue growth;

      o the opportunity to use the combined company's more comprehensive product line to improve its competitive position, to attract a wider variety of potential customers, suppliers, and strategic partners, and to expand relationships and revenue opportunities with current and future customers;

      o the anticipated benefits of the merger for the continuing employees of the combined company, which YDI and Phazar believe will offer greater opportunities than either company alone for employees to advance their careers and expand their interests into different technologies, product types, and customer applications;

      o the flexibility of being a more diversified organization to adapt to changing market and industry conditions in the future, including by concentrating more efforts on well-performing portions of the combined company's business and scaling back under-performing portions of the combined company's business; and

      o the opportunity for operational synergies and economies of scale and the anticipated savings and benefits from those synergies and economies of scale.

      YDI offers wireless data radios and cards, amplifiers, frequency converters, cables, and antennas (with an emphasis on the active component (radio, amplifiers and frequency converters) part of the wireless systems) to its customers that are primarily commercial. Phazar offers antennas, masts, towers, and communications accessories to its customers that are primarily governments or related to governments. The combined company would have much greater breadth of product with overlap between the product suites of the individual companies limited to a narrow group of antenna products operating in the 2.4 GHz and 5.8 GHz bands. In addition, the combined company would have a greater balance between commercial business and government business than either of the individual companies.

      Both companies would continue to focus on their core products and customers but they would also pursue opportunities to cross-sell additional products to their existing customer bases. For instance, YDI would attempt to offer towers, masts, and additional antenna offerings to its commercial customers and Phazar would pursue opportunities to offer radios, amplifiers, and frequency converters to its governmental customers. It is hoped that over time YDI would become more proficient at selling into the government markets and Phazar would become more proficient at selling into the commercial markets.

      Although there are currently no plans for significant integration of operations or elimination of duplicative functions, there should be both short term and long term operational synergies. For instance, in the short term, the combined company would have to bear expenses of functioning as a public company only once as opposed to each company having to bear its costs individually. For instance, we anticipate that the annual costs for accountants, attorneys, director and officer insurance, filing fees, printing costs, and annual shareholders meeting costs would be less than the combined costs of the individual companies. Long term, we expect to explore the potential reduction of redundancies in the combined company to create improved operational efficiencies. For instance, Phazar has considerable under-utilized manufacturing and warehousing space and access to lower cost manufacturing personnel than YDI. Also, coordination or integration of the marketing and sales efforts of the combined company may be able to provide more efficient and productive coverage of its target customers.

      Due to the limited amount of overlap between the product lines of the companies, we do not expect to discontinue any product lines as a result of the merger.

      Although the short term anticipated synergies between the companies are modest, if we fail to integrate the operations of the companies as planned, we may experience degraded performance rather than improved performance. For example, management of both YDI and Phazar may be distracted with integration issues and understanding the business of the other company and, as a result, may lose focus on their existing business; unforeseen integration challenges may arise; and existing customers of YDI or Phazar may cease doing business with the combined company as a result of the merger.

      The merger of YDI and Phazar will result in substantial cost to the combined company both in terms of time and money. It is expected that the merger will cost approximately $335,000 to consummate. In addition, the merger has taken and will continue to consume significant time of the senior staff of both YDI and Phazar. Subsequent to the merger, it is expected that the combined company will continue to expend time and money to minimize redundancies within the two companies and to try to optimize operating efficiency. Although the anticipated integration of the operation of the two companies is not expected to be significant, it may actually end up consuming substantial resources to be enacted.

      The following is an estimated breakdown of the anticipated costs to effect the merger:

                   Accounting fees                  $100,000
                   Legal fees                       $120,000
                   Filing fees                      $ 10,000
                   Printing, mailing and other
                   meeting costs                    $ 60,000
                   Financial advisor fees           $ 45,000
                                                    --------
                   Estimated total costs            $335,000

      YDI and Phazar have each identified additional reasons for the merger, which are discussed below. Stockholders of both companies should be aware that the potential benefits of the merger may not be realized. See "Risk Factors" beginning on page 13.

YDI's Reasons for the Merger

      In assessing the merger, the YDI board of directors consulted with YDI's management and considered a number of factors. The board considered information from a variety of sources, including:

      o information concerning YDI's and Phazar's respective businesses, prospects, business plans, financial performance and condition, results of operations, technology positions, management and competitive positions; specifically, that Phazar produced profitable results for calendar 2004 and appeared positioned to produce profitable results for calendar 2005; that the acquisition would be accretive to YDI's current earnings per share and, based on projections, its future earnings per share; that Phazar had a large backlog and thus had good earning visibility; Phazar's receipt of the HAARP project indicated its capability of generating large scale contracts; and Phazar ran a lean operation focused on profitability that was consistent with YDI's methodologies and thus would not require extensive restructuring;

      o the board's familiarity, and that of YDI's management, with the business, operations, and prospects of Phazar; specifically, that YDI had been a long term customer of and investor in Phazar and as a result had experienced long term observations of Phazar's product quality and corporate operations and had for several years been impressed by both;

      o consultations with YDI's management concerning the business, operations, financial condition, organizational structure, technology, products and services, and competitive positions of YDI and Phazar on both an historical and prospective basis; specifically, the benefits of an expanded product line; potential synergies and operational efficiencies; reduced costs on a combined basis for maintaining public company status; and YDI's management's belief that YDI must grow to establish itself as a significant participant in the rapidly consolidating wireless industry and for YDI's shareholders to enjoy the full benefit of their investment in YDI by trying to reduce or eliminate the discount that management believes is imposed on YDI's stock price due to its lack of liquidity;

      o information from YDI's management and from research reports from industry analysts regarding trends in the wireless communications industry, including the expected duration of the current economic downturn and the relative degree to which the current economic downturn is expected to continue to affect YDI and Phazar; specifically, the view that the wireless market was positioned to improve; the expectation that valuations of wireless companies would increase; the prospects of rapid consolidation in the wireless industry; and the need to achieve critical mass of operations in a timely manner;

      o the due diligence investigation conducted by YDI's management and the presentation by Mr. Fitzgerald of the breadth of due diligence conducted which included, without limitation, multiple site visits to Phazar both related to the potential merger and over the years as a customer and significant shareholder; preparation and review of extensive due diligence binders; the environmental examinations commissioned and the results of these examinations; and development of pro forma financial tables;

      o YDI's management's view of the positive results of combining the operations and businesses of YDI and Phazar primarily arising from reduced cost on a combined basis for maintaining public company status; improved efficiencies in sales, marketing and creating name identification; and the potential of using Phazar's under-utilized facilities to house manufacturing and warehousing growth;

      o information regarding other possible strategic opportunities and the costs, benefits, and risks associated with a business combination with those other candidates; specifically discussed was an offer to purchase YDI which was rejected since the offer was below YDI's current market price and the Board's opinion of future value; an acquisition of a manufacturer of a complementary line of radio products that was rejected due to its history of operating losses and its overseas location would make management difficult; the purchase of a wireless distribution company which was put on hold as a possibility in the future after YDI had developed a broader product line; the purchase of a developer of a complementary radio product which was approved to be pursued but discussions were subsequently terminated by the other party; and sale of certain assets and product lines of YDI which was approved to move forward but subsequently terminated based on management's determination that the potential buyer lacked sufficient funding;

      o information about how Phazar would fit in and integrate with YDI in light of YDI's recent acquisitions and strategic plans;

      o the nascent recovery of the telecommunications industry and the current state of YDI as a relatively well capitalized but very small participant with the need to grow rapidly in order to be competitive in an ever more demanding market place;

      o the terms of the merger agreement, including price, structure and the existing and projected impact on a per share basis of book value, sales, earnings and stock price, which were considered by both the YDI board of directors and management to provide a fair and equitable basis for the merger;

      o the current financial market conditions and historical stock market prices, volatility, liquidity, and trading information about YDI's common stock and Phazar's common stock and management's belief that both YDI and Phazar were trading at discount to fair value due to the lack of liquidity of each of their securities and that a larger combined company would not carry as large a discount; and

      o the impact of the merger on YDI's customers and employees and others with whom it has business relationships and management's belief that the negative impacts would be limited due to limited customer/product overlap and the limited plans for integration of the two companies and that the potential benefits could be significant in the form of a broader product line to offer to its customers and the hope that a larger company could afford greater job security to its employees .

      In its deliberations concerning the merger, YDI's board of directors identified the following material factors, that, taken as a whole, supported the merger:

      o the reasons described under the section entitled "Joint Reasons for the Merger";

      o the board's assessment of the financial terms of the merger in light of YDI's and Phazar's recent operating performance, current industry, and financial market conditions, the relative contributions expected to be made by the two companies to the results of operations of the combined company, the historical trading prices and volatility of the YDI common stock and the Phazar common stock, and the belief that the merger would be accretive to YDI's performance both as a company and on a per share basis;

      o a stronger and more compelling portfolio of products created by the addition of Phazar's product line as a result of the merger;

      o the opportunity that the combined company would have to market YDI's products to Phazar's existing base of customers and Phazar's products to YDI's existing customer base;

      o the potential benefits of combining YDI's sales and development capabilities with Phazar's established customer base;

      o     the terms and conditions of the merger agreement;

      o the significant consolidation occurring in the wireless industry and the need for YDI to combine in order to offer additional products, networking technologies, and other product offerings and gain critical mass in order to maintain its position as a leading source for wireless equipment and networks with a broad array of products;

      o the limited rights that Phazar has to terminate the merger agreement, including the fact that Phazar may not terminate the merger agreement solely on the basis of changes in the price of the YDI common stock;

      o the enhanced manufacturing and distribution capabilities resulting from the merger, which should improve YDI's ability to compete in broader geographic regions and could greatly facilitate YDI's capabilities to grow as a company;

      o the possibility that the trading market for the common stock of the combined company would be more liquid than the trading market for the YDI common stock;

      o the fact that YDI stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger.

      In its deliberations concerning the merger, YDI's board of directors also identified and considered a number of risks and potentially negative factors, including the following:

      o the risk that the contemplated and potential benefits sought in the merger might not be fully realized;

      o the risks associated with Phazar's recent HAARP contract award and that Phazar may not be able to complete the contract at costs equal to or below the contracted amount;

      o the risk that the HAARP contract accounts for the majority of Phazar's revenue and has a limited duration;

      o the risks associated with possible environmental liabilities arising from Phazar's business or properties;

      o the possible adverse effects of the public announcement of the merger on the sales of YDI and Phazar and their respective relationships with employees, suppliers and strategic partners, including the possibility that the combined company might not succeed in retaining key employees of Phazar and YDI;

      o the risk that there may be material adverse issues relating to Phazar that were not discovered in the due diligence process;

      o the technical, cultural, and geographic difficulties of integrating companies, product lines, and technologies;

      o the potential negative effect on YDI's stock price associated with public announcement of the proposed merger;

      o the potential negative effect on YDI's stock price if revenue, earnings and cash flow expectations of the combined company are not met;

      o the potential dilutive effect on YDI's common stock price if revenue and earnings expectations for Phazar are not met;

      o the actual dilutive effect on YDI's common stock in terms of cash per share, assets per share, and book value per share;

      o the significant costs that had been and would be incurred by YDI in seeking to complete the merger, including legal, accounting, and other fees relating to the merger;

      o the risk that Phazar would be unable to obtain the necessary approval of the merger from two-thirds of its stockholders;

      o the risk that the integration of YDI and Phazar would be an expensive, complex, and time-consuming process that could disrupt the business of either or both companies if not completed in a timely and efficient manner;

      o the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on YDI's operating results, the trading price of the YDI's common stock, business partners, customers, suppliers, and YDI's ability to attract and retain key management and other personnel;

      o the risk that YDI would have to pay a variety of fees and expenses if the merger agreement were terminated under some circumstances;

      o the ability to successfully manage the combined company given YDI's limited management resources; and

      o the other risks and uncertainties discussed above under "Risk Factors" beginning on page 13.

      After due consideration, YDI's board of directors concluded that the potential benefits to YDI and its stockholders of the merger outweighed the risks associated with the merger.

      The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the YDI board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, the YDI board of directors did not quantify or otherwise assign relative weight to the specific positive or negative factors considered. In addition, the YDI board of directors did not reach any specific conclusion on each factor considered or any aspect of any particular factor. Rather, YDI's board made its determination based on the totality of the information it considered. Individual members of the YDI board of directors may have given different weight to different factors. The members of the board were aware that some of the directors and executive officers of YDI may have interests in the merger in addition to, or different from, their interests as stockholders of YDI, and the board considered these interests in deciding to approve the transaction.

Decision of YDI's Board of Directors

      After careful consideration, YDI's board of directors determined that the merger is in the best interests of YDI and its stockholders. YDI's board of directors unanimously approved the merger, the merger agreement, and the issuance of shares of YDI common stock in the merger. No vote of YDI's stockholders is necessary in connection with the merger, the merger agreement, or the issuance of shares of YDI common stock in the merger.

      In considering the decision of the YDI board of directors with respect to the approval of the merger and the issuance of shares of YDI common stock in the merger, you should be aware that certain directors and executive officers of YDI have interests in the merger that are different from, or are in addition to, the interests of YDI stockholders. Please see the section entitled "Interests of YDI's Directors and Executive Officers in the Merger" beginning on page 47 of this proxy statement/prospectus.

Interests of YDI's Directors and Executive Officers in the Merger

      When considering the recommendation of YDI's board of directors, you should be aware that certain of YDI's directors and officers have interests in the merger that are different from, or are in addition to, YDI stockholders. These interests may create potential conflicts of interest. The board of directors of YDI was aware of these interests and took these interests into account in approving the proposed merger, the merger agreement, and the issuance of YDI common stock in the merger.

  Directorships

      YDI's board of directors currently consists of seven directors, Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, Daniel R. Hesse, Patrick L. Milton, Gary E. Rieschel, and Robert E. Wiedemer. Immediately prior to the merger, Mr. Milton will resign from the board of directors and the remaining six directors will be joined by Clark D. Wraight from Phazar after the merger.

  Officers

      Two members of YDI's board of directors are also employees and officers of YDI. Mr. Fitzgerald is YDI's Chief Executive Officer. Mr. Milton is YDI's Chief Financial Officer and Treasurer. Each of these individuals will retain those officer positions following the merger. David L. Renauld will continue as Vice President, Legal and Corporate Affairs and Secretary of YDI.

      None of YDI's officers or directors will receive any bonuses, severance payments or vesting of options in connection with the merger of Phazar and YDI.

Phazar's Reasons for the Merger

      In assessing the merger and in recommending that Phazar's stockholders approve the merger, the Phazar board of directors consulted with Phazar's management, as well as its financial and legal advisors, and considered a number of factors. The board considered information from a variety of sources, including:

      o information concerning YDI's and Phazar's respective businesses, prospects, business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

      o the board's familiarity, and that of Phazar's management, with the business, operations, and prospects of YDI;

      o consultations with Phazar's management concerning the business, operations, financial condition, organizational structure, technology, products and services, and competitive positions of YDI and Phazar on both an historical and prospective basis;

      o information from Phazar's management and from research reports from industry analysts regarding trends in the antenna products and wireless communications industries, including the expected duration of the current economic downturn and the relative degree to which the current economic downturn is expected to continue to affect YDI and Phazar;

      o the due diligence investigation conducted by Phazar's management and advisors;

      o Phazar's management's view of the positive results of combining the operations and businesses of YDI and Phazar;

      o information regarding other possible acquisition candidates and the costs, benefits, and risks associated with a business combination with those other candidates;

      o the current state of the antenna products industry and the current state of Phazar;

      o the terms of the merger agreement, including price and structure, which were considered by both the Phazar board of directors and management of Phazar to provide a fair and equitable basis for the merger;

      o the current financial market conditions and historical stock market prices, volatility, liquidity, and trading information about the YDI common stock and the Phazar common stock; and

      o the impact of the merger on Phazar's customers and employees and others with whom it has business relationships.

      In its deliberations concerning the merger and whether to recommend that the Phazar stockholders vote to approve the merger proposal, Phazar's board of directors identified the following material factors, that, taken as a whole, supported the merger:

      o the reasons described under the section entitled "Joint Reasons for the Merger";

      o Phazar's stock, historically, has been thinly traded. Further, for several years the stock has generally traded between $1 and $2 per share. Phazar's board believed that combining with YDI would provide its shareholders with greater market liquidity and opportunity for stock price appreciation;

      o For the past several years, sales of Phazar's operating subsidiary, Antenna Products Corporation, have ranged between $6 to $12 million. Phazar's board believed that Antenna Products' sales will not increase, materially, in the foreseeable future. YDI's sales are significantly greater than Phazar's. The Phazar board, therefore, believed that combining with YDI will afford the Phazar shareholders with an opportunity to be shareholders in a company with greater sales and profit potential which may reflect in higher market prices for the shareholders' stock;

      o the limited rights that YDI has to terminate the merger agreement, including the fact that YDI may not terminate the merger agreement solely on the basis of changes in the price of the Phazar common stock;

      o The Phazar board believed that the YDI management is capable and growth oriented and will expend significant energy to increase assets, sales and profits. Therefore the Phazar board believed that combining with YDI will benefit its shareholders who will be able to participate in such growth.

      In approving and recommending the merger, the Phazar board of directors gave significant weight to Gcorge Witte's written opinion dated October 27, 2003 and the MSI Capital Corporation written opinion dated August 31, 2004 that the
1.2 exchange ratio was fair to the Phazar shareholders.

      In its deliberations concerning the merger, Phazar's board of directors also identified and considered a number of risks and potentially negative factors, including the following:

      o the risk that the contemplated and potential benefits sought in the merger might not be fully realized;

      o the possible adverse effects of the public announcement of the merger on the sales of YDI and Phazar and their respective relationships with employees, suppliers and strategic partners, including the possibility that the combined company might not succeed in retaining key employees of Phazar and YDI;

      o the class action lawsuit pending against YDI that could, if plaintiffs prevailed, have a material adverse effect on YDI;

      o the possibility that the 1.2 exchange ratio is too low based on future Phazar and YDI respective earnings forecasts and the possibility that Phazar could have gotten a better deal with another company;

      o the risk that there may be material adverse issues relating to YDI that were not discovered in the due diligence process;

      o the technical, cultural, and geographic difficulties of integrating companies, product lines, and technologies;

      o the potential negative effect on Phazar's stock price associated with public announcement of the proposed merger;

      o the potential negative effect on YDI's stock price if revenue, earnings and cash flow expectations of the combined company are not met;

      o the potential dilutive effect on YDI's common stock price if revenue and earnings expectations for YDI are not met;

      o     YDI's brief operating history and negative earnings;

      o the significant costs that have been and would be incurred by Phazar in seeking to complete the merger, including legal, accounting, and other fees relating to the merger;

      o the risk that Phazar would be unable to obtain the necessary approval of the merger from two-thirds of its stockholders;

      o the risk that the integration of YDI and Phazar would be an expensive, complex, and time-consuming process that could disrupt the business of either or both companies if not completed in a timely and efficient manner;

      o the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on Phazar's operating results, the trading price of the Phazar's common stock, business partners, customers, suppliers, and Phazar's ability to attract and retain key management and other personnel;

      o the risk that Phazar would have to pay a variety of fees and expenses if the merger agreement were terminated under some circumstances;

      o the ability to successfully manage the combined company given YDI's limited management resources; and

      o the other risks and uncertainties discussed above under "Risk Factors" beginning on page 13.

      After due consideration, Phazar's board of directors concluded that the potential benefits to Phazar and its stockholders of the merger outweighed the risks associated with the merger.

      The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the Phazar board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, the Phazar board of directors did not quantify or otherwise assign relative weight to the specific positive or negative factors considered. In addition, the Phazar board of directors did not reach any specific conclusion on each factor considered or any aspect of any particular factor. Rather, Phazar's board made its determination based on the totality of the information it considered. Individual members of the Phazar board of directors may have given different weight to different factors. The members of the board were aware that some of the directors and executive officers of Phazar may have interests in the merger in addition to, or different from, their interests as stockholders of Phazar, and the board considered these interests in deciding to recommend the transaction.

      YDI and Phazar cannot assure you that any of the expected results, synergies, opportunities, or other benefits described in the preceding three sections will be achieved as a result of the merger.

Recommendation of Phazar's Board of Directors

      After careful consideration, Phazar's board of directors determined that the merger is in the best interests of Phazar and its stockholders. Phazar's board of directors unanimously approved the merger, the merger agreement and recommends that Phazar stockholders vote FOR the approval and adoption of the merger agreement.

      In considering the recommendation of the Phazar's board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Phazar have interests in the merger that are different from, or are in addition to, the interests of Phazar stockholders. Please see the section entitled "Interests of Phazar's Directors and Executive Officers in the Merger" beginning on page 54 of this proxy statement/prospectus.

Opinions of Phazar's Financial Advisors

      Phazar has received two opinions from two separate sources as to the fairness, from a financial point of view, of the merger to Phazar. Phazar stockholders are urged to read the opinions provided by George C. Witte, Business Appraiser and MSI Capital Corporation to the Phazar board of directors carefully and in their entirety. These opinions are attached as Annexes B-1 and B-2, respectively, to this proxy statement/prospectus. These opinions are not a recommendation as to how any Phazar stockholder should vote with respect to the proposal to approve the merger.

  Discussion of First Financial Fairness Opinion

      On October 27, 2003, George C. Witte, Business Appraiser delivered his written opinion to Phazar's board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in his opinion, the exchange ratio in the merger of 1.2 shares of YDI common stock for each share of Phazar common stock is fair, from a financial point of view, to Phazar. The full text of the opinion of Mr. Witte, which sets forth assumptions made, matters considered and limitations on the review undertaken by Mr. Witte in connection with rendering the opinion, is attached to this proxy statement/prospectus as Annex B-1.

      Mr. Witte has been a business appraiser for over 25 years. He has served as an arbitrator for the American Arbitration Association, the National Association of Securities Dealers, and the Municipal Securities Rule Making Board. His practice includes business and estate appraisals before the Internal Revenue Service, both on the IRS side and the taxpayer side. Mr. Witte is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, reorganizations, recapitalizations and other transactions.

      Mr. Witte provided the opinion described above for the information and assistance of the Phazar board of directors in connection with its consideration of the merger. The terms of the merger agreement and the exchange ratio in the merger, however, were determined through negotiations between Phazar and YDI and were approved by the Phazar board of directors. Gary Havener, Phazar's president, selected Mr. Witte to give his opinion of the fairness of the transaction. His selection was ratified by the Phazar board of directors. Phazar instructed Mr. Witte to give his opinion of whether the 1.2 ratio was fair, from a financial point of view, to the Phazar shareholders. Phazar gave no other instructions to him. Furthermore, Phazar did not impose any limitation on the scope of Mr. Witte's investigation to arrive at his opinion.

      In connection with rendering the opinion described above and performing his related financial analyses, Mr. Witte reviewed, among other things:

            o certain publicly available financial and other information concerning Phazar and YDI;

            o certain internal financial analyses and forecasts for Phazar and YDI prepared by their respective managements; and

            o     the merger agreement.

      Mr. Witte also held discussions with members of the senior management of Phazar and YDI regarding the balance sheets of their respective companies, their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and the future prospects of their respective companies. Mr. Witte also visited the facilities of Phazar in Mineral Wells, Texas. He did not visit any YDI facility.

      For purposes of rendering his opinion, Mr. Witte assumed that all conditions to the obligations of each of Phazar and YDI to consummate the merger will be satisfied without any waiver thereof. Mr. Witte relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by him and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Mr. Witte assumed that the internal financial forecasts prepared by the managements of Phazar and YDI were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of Phazar and YDI and that there was no change in the assets or liabilities, financial condition, business or prospects of YDI and Phazar since the date of the most recent financial statements made available to Mr. Witte. In addition, Mr. Witte did not make an independent evaluation or appraisal of the assets and liabilities of Phazar or YDI or any of their respective subsidiaries, and no evaluations or appraisals of the assets or liabilities of Phazar or YDI or any of their respective subsidiaries were provided to Mr. Witte. Mr. Witte also assumed that all material governmental, regulatory or other consents and approvals that are necessary for the completion of the merger will be obtained without any meaningful adverse effect on Phazar or YDI or on the contemplated benefits of the merger. In addition, Phazar informed Mr. Witte, and accordingly for purposes of rendering his opinion Mr. Witte assumed, that the merger will be tax-free to each of Phazar and YDI and their respective stockholders.

      In reaching his opinion, Mr. Witte performed the following analyses:

      Mr. Witte first considered the appropriate valuation methodology to use in valuing YDI and Phazar. Mr. Witte first investigated the market approach to valuing Phazar but did not find sales of any appropriate comparable companies upon which to base that analysis. Mr. Witte then considered a valuation methodology using price/earnings ratios, but decided that this method was not appropriate because of the recent histories of YDI and Phazar and because of the thinly traded nature of the Phazar stock (an average of approximately 1300 shares per day for the six months preceding the date of his opinion letter). Mr. Witte also investigated using a capitalization or discounted cash flow valuation method and decided, in his opinion based on his experience, that this method, standing alone, was not appropriate in this situation.

      Mr. Witte ultimately decided, in his opinion based on his experience, that using a projected earnings per share method was the most appropriate way to value the merger. Mr. Witte capitalized each company's projected earnings from which a projected earnings per share was calculated. In undertaking this analysis, Mr. Witte considered the financial projections furnished to him by both YDI and Phazar. Initially, he determined that Phazar's 2004 projected per share income on a stand-alone basis was approximately 42% higher than the per share value of the combined company after the merger. However, Mr. Witte noted that the projected 2004 Phazar revenue was 88% higher than 2003 revenue because of one major contract that will be completed in 2005. After completion of that contract, Phazar's revenues would be expected to revert to near the five-year average of $7,300,000. On this amount of revenue, Phazar has historically made a per share profit substantially below the per share profit projected for the combined company in 2004.

      Other factors that Mr. Witte considered and believed supported his conclusion that the transaction was fair are the facts that YDI has had steadily increasing revenues and profits while Phazar's revenue and profits have been relatively flat, that the YDI stock has more liquidity than Phazar's stock (20,000 shares daily to Phazar's 1,300), and that YDI has more product lines that have a broader customer base than Phazar, and that these factors, among others, should assure higher price/earnings multiples being given to YDI's stock than those ever experienced by Phazar.

  Discussion of Second Financial Fairness Opinion

      On August 31, 2004, MSI Capital Corporation delivered its written opinion to Phazar's board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the merger between Phazar and YDI is fair, from a financial point of view, to the stockholders of Phazar who exchange their shares pursuant to the merger agreement. The full text of the opinion of MSI Capital, which sets forth assumptions made, matters considered and limitations on the review undertaken by it in connection with rendering the opinion, is attached to this proxy statement/prospectus as Annex B-2.

      MSI Capital is an investment banking and financial management firm that focuses on serving small to mid sized businesses, mostly in the Southwest United States. The firm has performed a broad range of investment banking activities. A substantial portion of MSI Capital's business has involved the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, reorganizations, recapitalizations, and other transactions. James N. Stanfield founded MSI Capital in 1976 and has served as its Chief Executive Officer since that time. While with MSI Capital, Mr. Stanfield also co-founded a number of operating companies and venture capital funds. He also served in senior managerial and financial roles with these companies. Mr. Stanfield personally performed much of the analysis that led to MSI Capital issuing its opinion as to the fairness of the merger.

      MSI Capital provided the opinion described above for the information and assistance of the Phazar board of directors in connection with its consideration of whether the merger was still fair to Phazar. Gary Havener, Phazar's president, selected MSI Capital to give its opinion of the fairness of the transaction. His selection was ratified by the Phazar board of directors. Phazar instructed MSI Capital to give its opinion of whether the merger was fair, from a financial point of view, to the Phazar shareholders. Phazar gave no other instructions to it. Furthermore, Phazar did not impose any limitation on the scope of its investigation to arrive at its opinion.

      In connection with rendering the opinion described above and performing its related financial analyses, MSI Capital reviewed, among other things:

            o     the merger agreement;

            o certain publicly available financial and other information concerning Phazar and YDI;

            o certain operating and financial information and tax returns of Phazar and YDI provided to it by the companies' managements;

            o historical stock prices and trading volume of the common shares of Phazar and YDI; and

            o publicly available financial data and stock market performance data of other public companies which MSI deemed generally comparable to Phazar and YDI.

      MSI also held discussions with members of the senior management of Phazar and YDI regarding the balance sheets of their respective companies, their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and the future prospects of their respective companies. MSI also visited the facilities of Phazar in Mineral Wells, Texas and YDI's facility in Falls Church, Virginia.

      For purposes of rendering its opinion, MSI relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to MSI. MSI further relied upon the assurance of Phazar and YDI management that they were unaware of any facts that would make the information provided to MSI incomplete or misleading. In arriving at its opinion, MSI did not perform any independent appraisal of the assets of Phazar and YDI.

   In reaching its opinion, MSI Capital first considered numerous valuation methodologies for valuing the companies. MSI Capital elected to use the open market place (i.e., the public trading price of both companies' common shares) as the most logical and objective way to analyze and assess the value of the merger. MSI Capital then analyzed the relative trading prices of YDI and Phazar common stock for both periods before the merger agreement was originally signed and subsequent to that original signing. Based on this analysis, MSI Capital rendered its opinion.

  Other Considerations

      In connection with their consideration of the opinions rendered by Mr. Witte and MSI Capital to the Phazar board of directors in connection with the merger, Phazar stockholders should also consider the following matters.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion rendered by Mr. Witte and MSI Capital to the Phazar board of directors in connection with the merger. In arriving at their opinions as to the fairness of the merger to Phazar, Mr. Witte and MSI Capital considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis that they considered. Rather, Mr. Witte and MSI Capital made their own determinations on the basis of their experience and professional judgment after considering the results of all of the analyses considered. In addition, Mr. Witte and MSI Capital prepared their analyses solely for purposes of rendering an opinion to the Phazar board of directors as to the fairness from a financial point of view to Phazar of the merger. The analyses that Mr. Witte and MSI Capital performed in connection with rendering their opinions were not appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. In addition, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because the analyses performed by Mr. Witte and MSI Capital in connection with rendering their opinions are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Phazar, YDI or their respective advisors, none of Phazar, YDI, Mr. Witte, MSI Capital, or any other person assumes responsibility if future results are materially different from those forecast or are not achieved in the time periods contemplated.

      Mr. Witte's and MSI Capital's advisory services and opinions were provided for the information and assistance of the Phazar board of directors in connection with its consideration of the merger, and neither opinion constitutes a recommendation as to how any holder of Phazar common stock should vote with respect to such transaction. The opinions are limited to the fairness, from a financial point of view, to Phazar of the merger, and neither Mr. Witte nor MSI Capital expresses any opinion as to the merits of the underlying decision by Phazar to engage in the merger. Neither Mr. Witte nor MSI Capital was asked to, and therefore neither of them did, express any opinion as to what the value of YDI common stock issuable in the merger actually will be when issued or the prices at which YDI common stock will trade or otherwise be transferable at any time.

      Mr. Witte was familiar with Phazar having provided services to Phazar in the past on one occasion. Effective May 31, 2003, an entity, the majority of which is owned by Phazar's president, Gary Havener, purchased the assets and operations of Phazar Aerocorp, an 80% owned subsidiary of Phazar. In connection with this transaction, Mr. Witte gave to Phazar a fairness opinion for which he was paid $7,500. Phazar engaged Mr. Witte to act as its financial advisor in connection with the merger and to date has paid Mr. Witte $10,000 for his services. Neither MSI Capital nor Mr. Stanfield had provided services to Phazar previously. MSI Capital was paid $25,000 for its services.

      The Phazar shareholders should consider Mr. Witte's business experience to evaluate the merits of his conclusion that the 1.2 ratio is fair to them. The Phazar shareholders should also consider the fact that he performed similar services for Phazar for which he was paid $7,500 and was paid $10,000 for his subject fairness opinion. Also, the Phazar shareholders should consider that Mr. Witte's conclusion rests primarily on a comparison of Phazar and YDI historical financial information and 2004 projected earnings of both companies.

      The Phazar shareholders should consider MSI Capital's and Mr. Stanfield's business experience to evaluate the merits of MSI's conclusion that the merger is fair to them. The Phazar shareholders should also consider the fact that MSI was paid $25,000 for its subject fairness opinion. Also, the Phazar shareholders should consider that MSI's conclusion is based on a comparison of the historical trading prices of Phazar's and YDI's common stock.


      The Phazar shareholders should consider and understand that there are a wide variety of different methods to value companies and to evaluate the fairness of mergers and that there could be different results depending on the method chosen. The methods chosen by Mr. Witte and MSI Capital are described above. These methods were chosen in their opinions based on their experience. Different financial experts may have chosen different valuation methods and may have reached different conclusions. For example, as described above, Mr. Witte and MSI Capital each chose different valuation methodologies. Phazar shareholders are therefore reminded that these fairness opinions are exactly that - opinions based on a wide variety of factors - and should consider them as such and simply as one factor in reaching their decision concerning the merger, as did the Phazar board of directors.

Interests of Phazar's Directors and Executive Officers in the Merger

      When considering the recommendation of Phazar's board of directors, you should be aware that certain of Phazar's directors and officers have interests in the merger that are different from, or are in addition to, Phazar stockholders. These interests may create potential conflicts of interest. The board of directors of Phazar was aware of these interests and took these interests into account in approving the proposed merger and the merger agreement.

      Phazar Directors. Phazar's board of directors currently consists of five directors, Gary W. Havener, Clark D. Wraight, Allen Wahl, James Miles, and James Kenney. In connection with the merger, they will resign from the board of directors of Phazar. Gary W. Havener will also resign as an officer of Phazar and all of its subsidiaries.

      Election of directors. Under the terms of the merger agreement, YDI will cause Clark D. Wraight to be appointed to YDI's board of directors. All YDI board members are currently elected at each annual meeting of YDI stockholders.

      Employment Agreement. YDI is expected to enter into an employment agreement with Clark D. Wraight, Vice President, Secretary, and Treasurer of Phazar. The employment agreement is expected to become effective upon the consummation of the merger. Under the expected terms of the agreement, YDI would employ Mr. Wraight as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI. For more information about this agreement, see "Agreements Related to the Merger--Employment Agreement."

      Indemnification. YDI will indemnify all persons who were directors, officers, or other indemnitees of Phazar before the merger to the same extent those persons were indemnified under Phazar's charter, by-laws, or indemnification agreements in effect on the date of the merger agreement.

      None of Phazar's officers or directors will receive any bonuses, severance payments or vesting of options in connection with the merger of Phazar and YDI.

Restrictions on Sales of Shares by Affiliates of Phazar

      The shares of YDI common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of YDI common stock issued to any person who is deemed to be an "affiliate" of Phazar at the time of the special meeting. Persons who may be deemed to be affiliates including individuals or entities that control, are controlled by, or are under the common control of Phazar and may include executive officers, directors, and major stockholders of Phazar. Affiliates may not sell their shares of YDI common stock acquired in the merger except under:

      o an effective registration statement under the Securities Act covering the resale of those shares;

      o     an exemption under paragraph (d) of Rule 145 under the Securities
            Act; or

      o     any other applicable exemption under the Securities Act.

      YDI's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of YDI common stock to be received by Phazar's affiliates in connection with the merger.

      In general, under Rule 145, for one year following the effective time of the merger, an affiliate of Phazar prior to the merger will be entitled to sell shares of YDI common stock acquired in the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate, together with certain related persons and certain persons acting in concert, within any three-month period pursuant to Rule 145 may not exceed the greater of 1% of the outstanding shares of YDI common stock or the average weekly trading volume of the shares of YDI common stock during the four calendar weeks before the sale. Finally, resale under Rule 145 will only remain available to persons who were affiliates of Phazar prior to the merger if YDI remains current with its informational filings with the SEC. One year after the effective time of the merger, a person who was an affiliate of

Phazar prior to the merger will be able to sell shares of YDI common stock received in the merger without regard to such manner of sale or volume limitations, provided that YDI is current with its informational filings and such person is not then an affiliate of YDI. Two years after the effective time of the merger, a person who was an affiliate of Phazar prior to the merger will be able to sell those shares of YDI common stock without any restrictions so long as such person had not been an affiliate of YDI for at least three months prior to the sale.

Delisting and Deregistration of Phazar Common Stock After the Merger

      If the merger is completed, Phazar common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

      The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States of America. After the merger, the results of operations of Phazar will be included in the consolidated financial statements of YDI. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. YDI will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement/ prospectus, YDI has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Regulatory Matters

      The offer of YDI common stock is being made solely by this proxy statement/prospectus and is being made to holders of all outstanding shares of Phazar common stock. YDI has taken and will take all action as may reasonably be required under state securities or blue sky laws for the issuance of shares of YDI common stock in connection with the merger. YDI is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If YDI becomes aware of any valid state statute or any such administrative or judicial action prohibiting the making of the offer or the issuance of shares in connection with the merger, YDI will make a good faith effort to comply with the statute or administrative or judicial order. In any jurisdiction where the securities, blue sky, or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on YDI's behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Neither YDI nor Phazar is aware of any other material governmental or regulatory approval or filings required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part and compliance with applicable corporate laws of the State of Delaware.

Appraisal or Dissenter's Rights

      Under Delaware law, YDI stockholders are not entitled to appraisal rights in connection with the merger.

      Under Delaware law, Phazar stockholders are entitled to appraisal rights in connection with the merger. The following is a summary of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), which sets forth the procedures that Phazar stockholders must follow in order to object to the proposal to approve and adopt the merger agreement and demand statutory appraisal rights. These procedures are complicated and must be followed completely. Failure to follow those provisions exactly may result in the loss of your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by the


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

provisions of Section 262. The full text of Section 262 is included as Annex C to this proxy statement/prospectus. Please review Section 262 for the complete procedures.

  General requirements

      Section 262 generally requires Phazar stockholders to do the following:

      o You must deliver a written demand for appraisal to Phazar before the vote is taken at the Phazar special meeting of stockholders. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal.

      o You must not vote in favor of approval and adoption of the merger agreement. If you return a properly executed proxy or otherwise vote in favor of approval and adoption of the merger agreement, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

      o You must continuously hold your shares of Phazar stock from the date you make the demand for appraisal through the closing of the merger.

  Requirements for written demand for appraisal

      A written demand for appraisal of Phazar common stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. You should address the written demand to Phazar Corp, 101 S.E. 25th Avenue, Mineral Wells, TX 76067, Attention: Secretary. It is important that Phazar receive all written demands before the vote concerning the merger is taken. The written demand for appraisal should specify the Phazar stockholder's name and mailing address, the number of shares of stock owned, and that the Phazar stockholder is thereby demanding appraisal of such stockholder's shares.

      If you have complied with the conditions of Section 262, you will be entitled to receive a statement from Phazar setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Phazar within 120 days after the closing of the merger. After the merger, Phazar will have 10 days after receiving a request to mail the statement to the stockholder.

  Filing a Petition in the Chancery Court

      Within 10 days after the closing of the merger, Phazar must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262. Within 120 days after the closing of the merger, either Phazar or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of Phazar stock held by all of the stockholders who are entitled to appraisal rights. Because Phazar has no obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

      If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Phazar, Phazar will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Phazar as to the value of their shares. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal under that section.

      After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of


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

the merger. After the Chancery Court determines the fair value of the shares, it will direct Phazar to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct Phazar to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate.

      The Chancery Court could determine that the fair value of shares of Phazar stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

  Loss of stockholder's rights

      If you demand appraisal, after the closing of the merger you will not be entitled to:

      o vote your shares of stock, for any purpose, for which you have demanded appraisal;

      o     receive notice of any stockholders' meeting;

      o receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

      o receive the payment of the consideration provided for in the merger agreement.

      However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Phazar a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Phazar. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court's approval.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders of Phazar common stock. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, the term "U.S. holder" means any of the following:

      o     a citizen or resident of the United States;

      o a corporation, partnership, or other entity created or organized under the laws of the United States or any of its political subdivisions;

      o     a trust that:

            o is subject to the supervision of a court within the United States and the control of one or more United States persons;

            o has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

      o an estate that is subject to United States federal income tax on its income regardless of its source.

      This discussion assumes that you hold your shares of Phazar common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are any of the following:

      o     a financial institution;


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

      o     a tax-exempt organization;

      o     an S corporation or other pass-through entity;

      o     an insurance company;

      o     a mutual fund;

      o     a dealer in securities or foreign currencies;

      o a trader in securities who elects the mark-to-market method of accounting for your securities;

      o a Phazar stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

      o a Phazar stockholder who received your Phazar common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

      o a person that has a functional currency other than the United States dollar;

      o     a holder of options granted under any Phazar benefit plan; or

      o a Phazar stockholder who holds Phazar common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

      YDI has received an opinion from its counsel, Foley Hoag LLP, to the effect that the merger will constitute a reorganization described in Section 368(a) of the Code. In rendering such opinion, counsel relied upon certain factual representations and assumptions provided by YDI and Phazar regarding facts as they will exist at the effective time of the merger. Based on these factual representations and assumptions, it is the opinion of Foley Hoag LLP that for United States federal income taxation purposes:

      o The merger will constitute a reorganization described in Section 368(a) of the Code.

      o Neither YDI nor Phazar will recognize any taxable gain or loss as a result of the merger.

      o You will not recognize gain or loss when you exchange your Phazar common stock solely for YDI common stock.

      o Your tax basis in the YDI common stock that you receive in the merger will equal your tax basis in the Phazar common stock you surrendered.

      o Your holding period for the YDI common stock that you receive in the merger will include your holding period for the shares of Phazar common stock that you surrender in the exchange.

      If you acquired different blocks of Phazar common stock at different times and at different prices, your basis and holding period in the YDI common stock you receive in the merger may be determined with reference to each such block of Phazar common stock. In addition, any gain or loss you recognize when you ultimately dispose of the YDI stock you receive in the merger will be determined separately with respect to each such block of Phazar common stock.

  Reporting Requirements

      If you receive YDI common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

      No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.


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

                              THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement, as amended. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus.

General

      The merger agreement provides that Phazar will merge with and into Stun Acquisition Corporation, a wholly-owned subsidiary of YDI formed specifically in connection with the merger, and Stun Acquisition will survive the merger as a wholly-owned subsidiary of YDI. As a result of the merger, the Phazar corporate entity will cease to exist.

Effective Time of the Merger

      The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur on or before November 30, 2004. However, because the merger is subject to conditions to closing summarized below, we cannot predict the exact timing.

Merger Consideration

      In the merger, Phazar stockholders will receive 1.2 shares of YDI common stock for each share of Phazar common stock they hold, except for shares of Phazar held by YDI and its subsidiaries which will be canceled pursuant to the merger. The number of shares of YDI common stock that Phazar stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations, and other similar events with respect to the YDI common stock or Phazar common stock that occur between the date of the merger agreement and the completion of the merger. YDI will not issue fractional shares of common stock in the merger. Instead, each Phazar stockholder otherwise entitled to a fractional share will receive an additional fraction of a share of YDI common stock sufficient to receive the next whole share of YDI common stock.

Treatment of Phazar Stock Options

      All Phazar stock options currently outstanding will be terminated prior to the effective time of the merger.

Exchange of Stock Certificates

      After completion of the merger, Registrar and Transfer Company, the exchange agent for the merger, will send a letter of transmittal to each Phazar stockholder. The letter of transmittal will contain instructions for the surrender of Phazar stock certificates.

      Upon surrender of stock certificates in accordance with the instructions in the letter of transmittal, together with the completed and signed letter of transmittal, surrendering Phazar stockholders will be entitled to receive stock certificates representing the shares of YDI common stock into which the shares of Phazar common stock represented by the surrendered Phazar stock certificates were converted in the merger as described below.

      Phazar stockholders who do not surrender their Phazar stock certificates will not receive dividends payable to YDI stockholders, if any, on any date after the effective time of the merger. When the Phazar stock certificates are finally surrendered, any of these unpaid dividends will be paid, without interest.

      Phazar's transfer books will be closed at the effective time of the merger, and no further transfers of shares of Phazar stock will be recorded. If shares of Phazar stock have been transferred and the transfer was not registered in Phazar's transfer books, a certificate representing the shares of YDI common stock into which the transferred shares were converted in the merger will be issued to the person to whom those shares were transferred, together with any unpaid dividends in respect of those YDI shares, so long as the stock certificates representing the transferred Phazar shares are accompanied by all documents required to evidence and effect the transfer and by evidence of payment of any applicable stock transfer taxes.


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

      If your Phazar stock certificates have been lost, stolen, or destroyed, you will be entitled to receive the merger consideration only by making an affidavit and, if required by YDI, by posting a bond in an amount that YDI reasonably determines is sufficient to protect YDI against claims related to those stock certificates. Phazar stockholders are urged to notify Phazar's transfer agent, ComputerShare Investor Services, immediately if their Phazar stock certificates have been lost, stolen, destroyed, or are not properly registered in order to begin the process of obtaining replacement Phazar stock certificates. ComputerShare Investor Services can be reached at 7550 Lucerne Drive, Suite 103, Cleveland, OH 44130-6503, telephone (440) 239-7352. After the merger, Phazar stockholders should contact Registrar and Transfer Company at 10 Commerce Drive, Cranford, New Jersey 07016, telephone (800) 368-5948.

      YDI will not issue fractional shares of YDI common stock. Instead, each Phazar stockholder who would otherwise be entitled to a fraction of a share of YDI common stock (after aggregating all fractional shares of YDI common stock to be received by that stockholder) will receive from YDI an additional fraction of a share of YDI common stock as may be necessary to issue to the stockholder the next whole share of YDI common stock.

      None of YDI, Stun Acquisition Corporation, Phazar, and the exchange agent will be liable to any Phazar stockholder for any amount that is properly paid to a public official under applicable abandoned property or similar laws.

Meeting of Stockholders

      Phazar is obligated under the merger agreement to hold and convene the Phazar special meeting of stockholders for purposes of voting for approval and adoption of the merger agreement. No vote of YDI stockholders is needed to approve the merger.

Name of Company after the Merger

      In connection with the merger, Stun Acquisition's corporate name will be changed to "Antenna Products, Inc."

Board Composition

      In the merger agreement, YDI initially agreed to fix the number of its directors at five and to appoint Clark D. Wraight, who currently serves as a director of Phazar, as a new YDI director. Mr. Wraight will serve until the next YDI annual meeting of stockholders and until his successor has been duly elected and qualified.

      If the merger is completed, YDI expects to employ Mr. Wraight as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI.

      Since the date of the merger agreement, YDI has added two additional independent members to its board of directors for purposes of meeting the listing standards of The Nasdaq Stock Market, Inc. and other legal requirements. YDI obtained Phazar approval before adding these two additional independent directors to its board. Therefore, the initial size of the YDI board after the merger will be seven, consisting of six continuing YDI directors and Mr. Wraight from Phazar.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Phazar and YDI relating to, among other things:

      o     corporate organization, qualification, standing, and power;

      o     subsidiaries;

      o     capital structure;

      o power to enter into the merger agreement, authorization and enforceability of the merger agreement, required board and stockholder approvals to complete the merger, and whether entering into the merger would violate their respective charters or by-laws, existing material agreements, licenses, or


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

            permits or applicable laws;

      o     required government approval and filings;

      o     documents filed with the SEC and financial statements;

      o absence of material changes or events since August 31, 2003 (for Phazar) or September 30, 2003 (for YDI);

      o     tax matters;

      o     title to properties and assets;

      o     intellectual property matters;

      o     agreements, contracts, and commitments;

      o     compliance with material agreements;

      o     requirements regarding permits and licenses;

      o     litigation;

      o     environmental matters;

      o payment of fees to brokers, investment bankers, finders or financial advisors in connection with the merger agreement and the merger;

      o     labor matters;

      o     employee benefit matters;

      o     compliance with laws;

      o preparation of the registration statement and compliance with securities laws;

      o     opinion of financial advisor (for Phazar);

      o the inapplicability of anti-takeover laws other than DGCL Section 203 to the merger agreement or the consummation of the merger.

      Additional representations regarding Stun Acquisition Corporation made by YDI to Phazar relate to, among other things:

      o     corporate organization, qualification, standing and power;

      o     capitalization; and

      o power to enter into the merger agreement, authorization and enforceability of the merger agreement, required consents and approvals (including board, stockholder and governmental) to complete the merger, and whether entering into the merger will violate its charter or by-laws, existing material agreements, licenses, or permits or applicable laws.

      The merger agreement provides that these representations and warranties will not survive, or continue in effect, after the closing of the merger.

Conduct of Business Pending the Merger

      During the period from the date of the merger agreement to the earlier of the termination of the merger agreement or the completion of the merger, each of YDI and Phazar must comply with agreements relating to the conduct of their respective businesses. Except as consented to by the other party or as expressly contemplated or permitted by the merger agreement, each of YDI and Phazar has agreed that it will:

      o conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

      o conduct its business in material compliance with all applicable laws and regulations;

      o     pay its debts and taxes and perform or pay its material obligations;

      o use reasonable efforts consistent with past practice and policies to preserve its business organizations;

      o use reasonable efforts to keep available the services of its officers and other employees;

      o use reasonable efforts to preserve its existing relationships with customers, suppliers, distributors, creditors, licensors, licensees and others having business dealings with it so as not to materially impair its goodwill and ongoing businesses;


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

      o promptly advise the other party of any event or occurrence not in the ordinary course; and

      o not enter into or amend any agreement or take any action which reasonably would be expected to have a material adverse effect.

      Except as otherwise contemplated by the merger agreement or as consented to by the other party, the merger agreement initially prohibited each of YDI and Phazar from taking specific action before completion of the merger, including:

      o waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of options or repurchase of restricted stock granted under any stock plan, repricing options granted under any stock plan, or authorizing cash payments in exchange for any options granted under any such plan;

      o entering any partnership arrangements, joint development agreements, or strategic alliances;

      o granting any severance or termination pay to any of its executive officers or any other employee, except for employees who are not officers in amounts consistent with past practices and policies or pursuant to agreements existing at the time of the signing of the merger agreement;

      o transferring or licensing any intellectual property rights, or amending, extending, or modifying any rights of others in its intellectual property rights, other than non-exclusive licenses entered into in the ordinary course of business;

      o     commencing any litigation, with specified permitted exceptions;

      o     repurchasing its shares;

      o     declaring or paying dividends or making any other distributions;

      o     splitting, combining, or reclassifying its outstanding shares;

      o issuing shares, or options to purchase its shares, or securities convertible or exchangeable into or exercisable for its shares, with specified permitted exceptions including, in the case of YDI, options to purchase shares of YDI common stock issued pursuant to YDI's stock option plans and, in the case of Phazar, the issuance of shares of Phazar common stock to its board members for attending board and audit committee meetings in amounts consistent with past practice and not to exceed 12,000 shares in the aggregate;

      o     amending its organizational documents;

      o acquiring an equity interest in or a material portion of the assets of any other business or entity, by merger, consolidation or otherwise;

      o selling, leasing, encumbering or otherwise disposing of its material assets, except in the ordinary course of business;

      o incurring, assuming, or guaranteeing indebtedness for money borrowed, other than ordinary course trade payables or under existing credit facilities;

      o adopting or amending any employee benefit or stock plan, or entering into any employment contract or collective bargaining agreement other than offer agreements entered in the ordinary course of business, or paying bonuses to any of its directors or employees (in the case of YDI, paying bonuses in excess of the amount accrued on YDI's balance sheet as of September 30, 2003), or increasing the compensation payable to any of its officers, directors or employees except in the ordinary course of business;

      o revaluing any assets other than in the ordinary course of business or changing any accounting methods, principles or practices, except as required by generally accepted accounting principles;

      o paying or satisfying any claim, liability or obligation in an amount in excess of $10,000, individually, or $50,000, in the aggregate, except in the ordinary course of business;

      o making or changing any material tax election, adopting or changing any tax accounting method, settling any material tax claim or assessment, or taking any action reasonably likely to interfere with the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code;

      o making any capital expenditure in excess of $100,000 in the aggregate;

      o modifying, amending or terminating any material contract or entering into a contract which requires payments in excess of $25,000 over the term of the contract except in the ordinary course of business;

      o settling any material litigation or releasing or assigning any related material claims;

      o entering into, modifying or canceling any development, licensing, distribution or similar agreement with respect to its material intellectual property rights, other than in the ordinary course of business;

      o engaging in any action intended to adversely impact the merger including with respect to any anti-takeover law;

      o taking any action that would entitle a person to a payment under any security or agreement or which would result in an adjustment of the exercise price or number of shares issuable under any security or agreement, or failing to take any action that would prevent such a payment or adjustment; and

      o taking, or agreeing to take, any action that could reasonably be expected to result in any of the conditions to the merger not being satisfied.

      Phazar did consent to YDI acquiring Terabeam Corporation and KarlNet, Inc.

      Prior to YDI acquiring Ricochet Networks, Inc., the merger agreement was amended to provide that, notwithstanding the foregoing limitations, YDI could acquire other companies, businesses, or product lines and issue securities or pay cash or incur indebtedness in connection therewith and engage in any and all related transactions so long as the financial statements related to such companies, businesses, or product lines are not required to be included in the this proxy statement/prospectus. YDI did not need to obtain Phazar consent to YDI acquiring Ricochet Networks due to this amendment.

Conditions to the Completion of the Merger

      The obligations of YDI and Phazar to complete the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is completed, and include, in addition to other customary closing conditions, the following:

      o The stockholders of Phazar must have approved and adopted the merger agreement;

      o the registration statement on Form S-4 registering the shares of YDI common stock to be issued in the merger must have become effective, no stop order suspending the effectiveness of the registration statement may have been issued, and no proceeding for that purpose, or a similar proceeding with respect to this prospectus/proxy statement, may have been initiated or threatened by the SEC;

      o no court may have issued an order and no other legal restriction may be in effect that prevents the completion of the merger;

      o Phazar and YDI shall have obtained all consents, approvals or authorizations, made all filings or registrations, and given all notices required to complete the merger or other transactions contemplated by the merger agreement if failure to obtain any such consent, approval or authorization, make any such filing or registration or give any such notice, is reasonably expected to have a material adverse effect on the business, properties, assets, financial condition or the results of operations of YDI or Phazar or will result in a material violation of any law;

      o after the Phazar stockholders meeting, no more than 10% of the outstanding shares of Phazar common stock may be able to exercise dissenters' rights under the Delaware General Corporation Law;

      o the representations and warranties made by the other party in the merger agreement must be true and correct in material respects as of the date of the merger agreement and as of the time of the completion of the merger, except for changes contemplated by the merger agreement and for those representations and warranties which are made as of particular date, which must be true and correct as of that date;

      o the other party must have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with by it on or before the date of the completion of the merger; and

      o there may not have been any material adverse change relating to the other party or any development that reasonably would be expected to have a material adverse effect on the other party.

      The obligation of Phazar to complete the merger is subject to the satisfaction or waiver of the following additional condition on or before the date on which the merger is completed:

      o one of YDI's current directors must have submitted to YDI a written resignation, effective as of the completion of the merger.

      The obligation of YDI to complete the merger is subject to the satisfaction or waiver of the following additional condition on or before the date on which the merger is completed:

      o YDI must have received the resignations of such directors and officers of Phazar and its subsidiaries as YDI may request.

      The obligation of YDI to complete the merger initially was subject to the satisfaction of a condition related to the receipt of a Phase II Environmental Assessment Report. However, this condition has already been satisfied.

      The second amendment to the merger agreement effective June 2, 2004 also provided that Phazar could withdraw from the merger agreement without payment of a termination fee if:

      o The pro forma balance sheet prepared by YDI upon consummation of the acquisition of Terabeam did not reflect a book value of at least $1.75;

      o The pro forma financials reflecting the Terabeam acquisition filed with the Securities and Exchange Commission pursuant to Form 8-K by YDI did not reflect a book value of at least $1.75 per share; or

      o The updated fairness opinion relating to the YDI-Phazar merger obtained by Phazar reflected that the 1.2 exchange ratio following YDI's acquisition of Terabeam was no longer fair to Phazar shareholders.

      None of these conditions were satisfied so Phazar is not able to withdraw from the merger agreement for any of these three reasons.

      If applicable law permits, any condition to the merger may be waived. Applicable law does not permit YDI or Phazar to waive conditions relating to stockholder approval, injunctions, or court orders.

"No Solicitation" Provisions

      Subject to the exceptions described below, Phazar agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to:

      o solicit or encourage submission of any acquisition proposal relating to Phazar by any person other than YDI; or

      o participate in any discussions or negotiations with, provide any information concerning Phazar or its subsidiaries or access to the properties, books or assets of Phazar or its subsidiaries to, or assist, facilitate or encourage, or enter into any agreement or understanding with, any person in connection with an acquisition proposal relating to Phazar other than YDI; or

      o make or authorize any statement or recommendation in support of any acquisition proposal relating to Phazar made by any person other than YDI.

      However, before obtaining stockholder approval of the merger agreement and the merger, Phazar may, to the extent that its board determines in good faith, after consultation with outside legal counsel, that the fiduciary duties of the board under applicable law require it to do so:

      o participate in discussions and negotiations regarding an acquisition proposal relating to Phazar with the person making the acquisition proposal after that person has delivered a written superior proposal; and

      o furnish information to the person making the acquisition proposal relating to Phazar after that person has delivered a written superior proposal.

      Phazar may furnish information to the person making the acquisition proposal only if:

      o it has first notified YDI of the information to be provided by it to the person making the acquisition proposal;

      o it has notified YDI of the acquisition proposal, the terms of the acquisition proposal, and the identity of the person making the acquisition proposal; and

      o the person making the acquisition proposal has signed a confidentiality agreement at least as restrictive as the confidentiality agreement between Phazar and YDI.

      YDI agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to enter into any agreement or understanding with any third party which would preclude or prevent the merger with Phazar or other transactions contemplated by the merger agreement other than in connection with a superior proposal.

      In the merger agreement, "acquisition proposal" generally means any proposal relating to any possible acquisition of a company, by merger, purchase of at least 50% of its outstanding shares, purchase of all or substantially all of its assets, or otherwise.

      In the merger agreement, "superior proposal" means, with respect to Phazar, any unsolicited bona fide acquisition proposal relating to Phazar by a third party, which Phazar's board of directors determines, in its good faith reasonable judgment, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction more favorable to Phazar's stockholders than the proposed merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the board of Phazar, after consultation with its independent financial advisors, is reasonably capable of being obtained by the third party and which is likely to be completed.

      In the merger agreement, "superior proposal" means, with respect to YDI, any unsolicited bona fide acquisition proposal relating to YDI by a third party, which YDI's board of directors determines, in its good faith reasonable judgment, could reasonably be expected to result in a transaction that, without the merger with Phazar, is more favorable to YDI's stockholders than either the proposed merger or such transaction after the merger (if doing the transaction after the merger would be permitted or possible) and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the board of YDI, is reasonably capable of being obtained by the third party and which is likely to be completed.

      In addition, Phazar and YDI agreed to immediately advise the other party of any acquisition proposal made with respect to that company or any request for access or information in connection with an acquisition proposal with respect to that company, the terms of the acquisition proposal, and the identity of the person making the acquisition proposal. In addition, Phazar and YDI agreed to provide the other party with:

      o at least 48 hours prior written notice (or, if less, the amount of notice given to its board but no less than 8 hours prior written notice) of any meeting of its board at which the board is reasonably expected to consider a superior proposal; and

      o at least two business day's prior written notice (or, if less, the amount of notice given to its board but no less than 8 hours prior written notice) of any meeting of its board at which the board is reasonably expected to recommend a superior proposal to the company's stockholders.

      If Phazar or YDI receives a superior proposal, its board of directors may approve the superior proposal and recommend the superior proposal to its stockholders if the board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, and if it does so, it may amend or withdraw its recommendation of the merger. However, if Phazar's or YDI's board approves a superior proposal or recommends the superior proposal and either party terminates the merger agreement, provided that the terminating party is not in material breach of the merger agreement, the company whose board has approved or recommended the superior proposal must pay the other party a $300,000 termination fee.

Additional Agreements in Merger Agreement

  Preparation of SEC Documents

      YDI and Phazar each agreed to jointly prepare and file with the SEC this proxy statement/prospectus in compliance with applicable laws and regulations and use its reasonable best efforts to respond to any SEC comments concerning this document, cause the registration statement to be declared effective as soon as practicable, and to cause the proxy statement to be mailed to Phazar's stockholders as soon thereafter as practicable. The parties also agreed to provide each other with any information the parties discover necessary to keep this proxy statement/prospectus current and in compliance with applicable laws.

  Access to information; confidentiality

      YDI and Phazar each agreed to permit the other party and its representatives to have reasonable access to information concerning its business, properties, and personnel. The parties signed a confidentiality agreement in which they agreed to keep confidential any information or documents obtained from the other party, except as provided in the confidentiality agreement.

  Public announcements

      YDI and Phazar agreed to consult with each other before issuing any press release or public statement relating to the merger, but no prior consultation is required if the press release or public statement is required by law or any listing agreement. Any press release or public statement by either party must comply with the confidentiality agreement between the parties.

  State securities laws

      YDI agreed to take such steps as necessary to comply with the securities and blue sky laws of all United States jurisdictions applicable to the issuance of the YDI common stock in the merger. Phazar agreed to use its reasonable best efforts to assist YDI as may be necessary in connection with such compliance.

  Reasonable best efforts and further assurances

      Each of YDI and Phazar agreed to use its reasonable best efforts to complete the merger and to fulfill the closing conditions to the merger. Each party agreed, at the reasonable request of the other party, to sign and deliver all documents and take all actions necessary or desirable to complete the merger. Additionally, each of YDI and Phazar agreed to take all reasonable actions necessary or desirable to comply with all legal requirements with respect to the merger, including obtaining all consents, approvals, or authorizations from governmental authorities and third parties required in connection with the merger.

  Phazar Stock Options

      Phazar agreed to provide a notice to each holder of an outstanding option to purchase shares of Phazar common stock, promptly after execution of the merger agreement and at least thirty (30) days prior to the effective time of the merger, stating that Phazar has entered into the merger agreement and that Phazar is requiring the holder of the stock option to exercise all of the unexercised portion of the stock option prior to the effective time of the merger or suffer the forfeiture of the unexercised portion of the stock option and take such additional actions, reasonably requested by YDI, to cause all options outstanding to purchase shares of Phazar common stock to terminate prior to the effective time of the merger.

  Benefit Plans

      YDI agreed:

      o to take all reasonable actions necessary to allow eligible employees of Phazar to participate in YDI's employee benefit plans or alternative but substantially comparable plans after the merger;

      o that for purposes of determining eligibility and vesting under YDI's employee benefit plans, YDI will take into account the service of Phazar employees with Phazar to the same extent that Phazar credited such service;

      o to honor all benefit obligations of, and contractual rights of, current and former employees of Phazar existing as of the merger, as well as all employment or severance agreements of Phazar; and

      o to cause YDI's 401(k) plan to accept rollovers of eligible rollover distributions made to Phazar's employees under Phazar's 401(k) plan if Phazar is required to terminate its 401(k) plan.

      If employees of Phazar become eligible to participate in a medical, dental, or vision plan of YDI, YDI agreed to cause the plan to:

      o waive any preexisting condition limitations to the extent such conditions are covered unconditionally under the plans of YDI;

      o honor under the plans any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year before such participation; and

      o waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the employee on or after the merger to the extent the employee had satisfied any similar limitation or requirement under a similar plan sponsored by Phazar before the merger.

  Tax treatment

      YDI and Phazar agreed to use reasonable efforts to cause the merger to qualify as a reorganization under Section 368 of the Internal Revenue Code.

  No solicitation of employees

      Phazar and YDI agreed that for a period of 12 months after termination of the merger agreement, they will not solicit, induce, or recruit any of the other party's employees to leave its employment.

  Takeover statutes

      If any fair price, moratorium, control share acquisition, or other similar anti-takeover statute or regulation is or becomes applicable to the merger and the other transactions contemplated by the merger agreement, YDI and Phazar agreed that they and their boards of directors will grant any approvals and take all actions legally permissible so that these transactions may be promptly consummated on the terms contemplated by the merger agreement.

  Indemnification

      To the extent permitted by law, YDI and Phazar as the surviving corporation in the merger agreed to indemnify after the merger each officer, director, or employee of Phazar before the merger and any other person entitled to be indemnified by Phazar under its charter, by-laws, or any indemnification agreement with Phazar as in effect on the date of the merger agreement to the same extent provided in such charter, by-laws, or agreement.

Termination

      The merger agreement may be terminated by mutual written consent of YDI and Phazar. It may also be terminated:

      o by either YDI or Phazar, if the merger is not completed on or before November 30, 2004. However, neither party may terminate the merger agreement on this basis if its willful failure to fulfill any of its material obligations under the merger agreement is the cause of the merger not being completed by this date;

      o by either YDI or Phazar, if the Phazar stockholders fail to approve the merger and the merger agreement, except that Phazar cannot terminate in these circumstances if it is in material breach of the merger agreement;

      o     by either YDI or Phazar, if:

            o a court issues a final, non-appealable order that prevents the completion of the merger, or

            o a government entity takes any final action or has enacted, promulgated, issued, or deemed applicable to the merger any statute, rule, regulation, or order which would make the merger illegal or which would prohibit YDI's ownership or operation of all or a material portion of Phazar's business or would compel YDI to dispose of or hold separate all or a material portion of its business or assets or the business or assets of Phazar as a result of the merger;

      o by either YDI or Phazar, if the terminating party is not in material breach of the merger agreement and:

            o there has been a material breach by the other party of its representations, warranties, covenants, or agreements contained in the merger agreement,

            o the breach would result in the failure to satisfy one or more of the conditions to the merger, and

            o the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice is given to the party alleged to be in breach;

      o by YDI, if Phazar's board of directors amends, withholds, or withdraws its recommendation of the merger and YDI is not in material breach of the merger agreement;

      o by Phazar, if YDI's board of directors amends, withholds, or withdraws its recommendation of the merger and Phazar is not in material breach of the merger agreement;

      o     by either YDI or Phazar, if:

            o Phazar's board of directors accepts or approves a superior proposal relating to Phazar or recommends such a superior proposal to the Phazar stockholders and the terminating party is not in material breach of the terms of the merger agreement, or

            o YDI's board of directors accepts or approves a superior proposal relating to YDI or recommends such a superior proposal to the YDI stockholders and the terminating party is not in material breach of the merger agreement.

Effect of Termination

      Termination of the merger agreement will generally terminate the obligations and liabilities of the parties under the merger agreement, except to the extent that the termination results from the breach by a party of any of its representations, warranties, or obligations under the merger agreement, and except that the parties must continue to comply with provisions relating to payment of expenses, confidentiality, and non-solicitation of employees.

Termination Fees and Expenses

      If the merger is not completed, YDI and Phazar will each pay its own fees and expenses incurred in connection with the merger agreement. YDI and Phazar will, however, split equally the fees and expenses, other than attorneys', accountants' and financial advisor's fees, incurred in connection with the filing and printing of the registration statement and amendments or supplements to the registration statement. If the merger is completed, the surviving company in the merger will pay all of the fees and expenses incurred by Phazar, including attorneys', accountants' and financial advisors' fees.

      YDI and Phazar agreed that Phazar will pay YDI a $300,000 termination fee if:

      o Phazar's board of directors amends, withholds, or withdraws its recommendation of the merger, YDI is not in material breach of the merger agreement, and YDI terminates the merger agreement; or

      o Phazar's board of directors approves a superior proposal relating to Phazar or recommends such a superior proposal to its stockholders, either party terminates the merger agreement, and the terminating party is not in material breach of the merger agreement.

      YDI and Phazar agreed that YDI will pay Phazar a $300,000 termination fee if:

      o YDI's board of directors amends, withholds, or withdraws its recommendation of the merger, Phazar is not in material breach of the merger agreement, and Phazar terminates the merger agreement; or

      o YDI's board of directors approves a superior proposal relating to YDI or recommends such a superior proposal to its stockholders, either party terminates the merger agreement, and the terminating party is not in material breach of the merger agreement.

      If the Merger is not completed by November 30, 2004 due to YDI acquiring another company, delays associated with additional disclosure with the Securities and Exchange Commission due to such additional acquisition(s), or additional delays after June 2, 2004 due to YDI's transaction with Terabeam, then YDI will immediately pay Phazar $350,000.

Amendments

      The parties to the merger agreement may amend the merger agreement at any time only by a written instrument signed by all of the parties. The original merger agreement has been amended three times to date. The description of the merger agreement in general is of the merger agreement as amended.

Extension and waiver

      At any time before the merger, any party to the merger agreement may:

      o waive any inaccuracies in the representations and warranties made to it in the merger agreement or any document delivered under the merger agreement,

      o waive any obligation of any other party under the merger agreement, or

      o give any other party additional time to comply with any obligation under the merger agreement.

      Any waiver or extension must be in writing and must be signed by the party giving the waiver or extension.

                        AGREEMENTS RELATED TO THE MERGER

      This section of the proxy statement/ prospectus describes agreements related to the merger agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

Employment Agreement

      Clark D. Wraight, Phazar's Vice President, Secretary, and Treasurer, is expected to enter into an employment agreement with YDI that provides the terms and conditions of his employment as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI. The terms and conditions of this agreement have not yet been finalized. In general, Mr. Wraight's employment agreement is currently expected to contain the following terms.

      The original term of the employment contract is expected to be three years with automatic one-year renewal periods. Mr. Wraight's annual base salary is expected to be $125,000 per year. In addition, Mr. Wraight would be able to earn bonuses based upon objectives set by the Board of Directors. It is expected that Mr. Wraight will also receive options to purchase 100,000 shares of YDI common stock with an exercise price of 100% of the current market price on the date of the grant. These options would vest over three years. Mr. Wraight would also be eligible for all benefits offered to all YDI employees.

      It is expected that the employment agreement will provide for severance benefits of approximately twelve months of compensation in the event that Mr. Wraight is terminated without cause, or, if in the event of a change in control, Mr. Wraight is unable to enter into an acceptable employment agreement with the successor corporation, or if Mr. Wraight is requested by YDI to regularly report to work more than 50 miles from the Mineral Wells, Texas location.

      Since a definitive employment agreement has not been finalized, the terms of the actual employment agreement may vary significantly from the terms described above.

Removal of Personal Guarantee

      On October 30, 2003, YDI provided a letter to Gary Havener, in which YDI agreed to cause Mr. Havener's personal guarantee of a bank loan secured by Phazar's primary facilities to cease within 30 days after closing of the contemplated merger either by having the bank cancel the guarantee or by paying off the underlying debt. Phazar has already repaid this bank loan in full so Mr. Havener's obligations under the gurantee have already ceased.


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

                          PHAZAR'S ADJOURNMENT PROPOSAL

      If at the Phazar special meeting the number of shares of Phazar common stock voting in favor of the proposal to approve and adopt the merger agreement is insufficient to approve the proposal under Delaware law, Phazar's management intends to move to adjourn the special meeting in order to enable the Phazar board of directors to solicit additional proxies in favor of the merger. In that event, Phazar will ask its stockholders to vote only upon the adjournment proposal and not upon the merger proposal.

      In the adjournment proposal, Phazar is asking its stockholders to authorize the holder of any proxy solicited by the Phazar board of directors to vote in favor of granting management the discretionary authority to adjourn the Phazar special meeting and any later adjournments of that meeting to a date or dates not later than December 31, 2004, in order to enable the Phazar board of directors to solicit additional proxies in favor of the merger proposal.

      If the stockholders of Phazar approve the adjournment proposal, management of Phazar could adjourn the meeting and any adjourned session of the meeting to a date or dates not later than December 31, 2004 and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Phazar has received proxies representing a sufficient number of votes against the merger proposal to defeat it, Phazar's management could adjourn the Phazar special meeting without a vote on the merger proposal until December 31, 2004 and seek during that period to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

      Under the merger agreement, either Phazar or YDI currently could unilaterally terminate the merger agreement on and after November 30, 2004 if the merger has not been completed by that date so long as the terminating party has not breached the agreement. If this adjournment proposal is approved, Phazar expects to exercise the adjournment authorization only if the underlying merger agreement has not been terminated.

      Under Phazar's by-laws and Delaware law, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Phazar common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

      The Phazar board of directors believes that, if the number of shares of Phazar common stock voting in favor of the merger proposal is insufficient to approve the merger, it is in the best interests of the Phazar stockholders to enable the Phazar board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve it. Although YDI is precluded from voting its shares for the merger, it is able to vote its shares of Phazar in favor of or against the adjournment proposal.

      The Phazar board of directors recommends that Phazar stockholders vote FOR the proposal to grant Phazar's management the discretionary authority to adjourn the special meeting to a date or dates not later than December 31, 2004.


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

                   YDI's MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the three and six months ended June 30, 2004 and 2003

Overview

      YDI is a designer and manufacturer of broadband wireless equipment and systems in the license-free wireless communications industry. These point-to-point (PTP) and point-to-multipoint (PTM) systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. YDI continually invests in the development and introduction of wireless products in the marketplace in an effort to provide customers with the best price/performance ratio for license-free wireless communications. YDI believes that our diverse and expanding customer base as well as our market and industry experience makes YDI a strong competitor in the wireless communications market. In addition, YDI is an experienced designer of turnkey long distance wireless systems for applications such as wireless Internet, wireless video, wireless local area networks (LANs), wireless wide area networks (WANs), and wireless virtual private networks (VPNs).

      On April 1, 2003, Telaxis Communications Corporation ("Telaxis") closed a strategic combination transaction with Young Design, Inc., a privately-held Virginia corporation ("Young Design"). In that transaction, Telaxis formed a subsidiary that merged with and into Young Design and each outstanding share of Young Design common stock was converted into the right to receive 2.5 shares of Telaxis common stock. Telaxis was the continuing corporation, Telaxis stockholders continued to hold Telaxis common stock following the transaction, and Young Design became a wholly owned subsidiary of Telaxis. On July 9, 2003, Telaxis reincorporated into Delaware and changed its name to YDI Wireless, Inc. ("YDI").

      For accounting purposes, Young Design is treated as the acquirer since it had voting control and majority representation on the Board of Directors after the merger with Telaxis. The financial statements presented are those of Young Design carried at historical cost. The assets and liabilities of Telaxis had a fair value of $8.1 million as of April 1, 2003. The cost of the acquisition consisted of 4,177,078 shares of common stock and 695,976 options valued at $3.7 million and acquisition costs of approximately $0.1 million. Accounting for the transaction as a reverse merger resulted in an excess of net assets over book value of $4.3 million in the second quarter of 2003. The valuation of the stock was based on the average closing price for the five days preceding the acquisition.

      Effective May 13, 2004, YDI acquired KarlNet, Inc., a wireless software development company. Effective June 22, 2004, YDI acquired Terabeam Corporation, a wireless telecommunications company. Effective June 25, 2004, YDI acquired Ricochet Networks, Inc., a wireless service provider. The financial results of these companies from and after the dates of acquisition are included in the financial results reported for YDI.

Critical Accounting Policies

      The preparation of YDI consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires YDI to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. YDI is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from YDI's estimates. The most significant areas involving YDI's judgments and estimates are described below.

  Inventory Valuation

      Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires YDI to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

  Accounts Receivable Valuation

      YDI maintains an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of YDI's customers to make required payments. If the financial condition of YDI's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

  Capitalized Software

      YDI has capitalized software costs of approximately $2.5 million related to software products available for sale and YDI is amortizing those costs over the expected lives of the products. The annual amortization will be the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. In addition, YDI capitalizes software costs for projects from the time the project is determined to be technologically feasible until the project is salable. When the project becomes salable, YDI will cease capitalizing costs and begin amortizing costs previously capitalized over the expected salable life of the project. Approximately $201,000 of software related cost was capitalized in the quarter ending June 30, 2004.

  Intangible Assets

      YDI's intangible assets are comprised of 4 categories. (1) Capitalized software includes costs for software that has been determined to be technologically feasible but not yet salable. (2) Intangible assets acquired with an acquisition of a company. All assets in this category are valued by an unrelated third party and are amortized straight-line over their estimated lives. YDI periodically reviews each asset to determine if the estimated discounted cash flows are greater than or equal to the remaining book value. (3) Intangible assets purchased at arms-length. These assets are amortized over the estimated life of the product. (4) Goodwill. YDI periodically reviews all intangible assets for impairment to determine if the current capitalized cost exceeds the future estimated gross revenue.

Results of Operations

For the three months ended June 30, 2004 and 2003

      The following table provides statement of operations data as a percentage of sales for the periods presented.

                                                         2004          2003
                                                        ------        ------
            Sales .................................        100%          100%
            Cost of goods sold ....................         68            69
                                                        ------        ------

            Gross profit ..........................         32            31
            Operating expenses
                Selling costs .....................         10             7
                General and administrative ........         46            33
                Research and development ..........         10             7
                                                        ------        ------

                   Total operating expenses .......         66            47
                                                        ------        ------

            Operating (loss) income ...............        (34)          (16)
            Other income (expenses) ...............         --             1
            Income tax expense (benefit) ..........         --            (4)
            Extraordinary gain ....................         --            60
                                                        ------        ------

            Net income ............................        (34)%          49%
                                                        ======        ======

  Sales

      Sales for the three months ended June 30, 2004 were $4.7 million as compared to $7.2 million for the same period in 2003 for a decrease of $2.5 million or 35%. There were a number of reasons for the revenue decline. First was the receipt of significant orders in 2003 from a major telecommunications carrier for their "Hot Spot" trial build-out in a major metropolitan area, which was not replicated in 2004. Second, increased competition caused some of our other large customers to reduce their purchase orders to YDI during the first half of 2004 compared to 2003. Third, YDI believes the overall United States wireless market (where YDI currently sells most of our products) was generally soft, particularly in the second quarter of 2004. Finally, YDI completed three strategic acquisitions in the first half of 2004. While YDI expects to receive benefits from those transactions in the future, YDI believes those transactions may have adversely impacted our financial results due to market uncertainty concerning YDI's business model and focus and our senior management's focus on these transactions in the first half of 2004.

      YDI's industry's pricing pressures continue to escalate and YDI is reviewing all of our products' costs and list prices as well as the discounting structure applicable by market and by sales channel to insure that YDI is offering competitively priced products while maintaining acceptable margins.

      In the second quarter of 2004, management initiated significant changes within the company. YDI added a new Senior Vice President of Sales and Marketing, promoted a Chief Engineer to focus on product development and enhancement, and dramatically restructured YDI's sales force to better enable them to close solution-based sales in addition to our core equipment sales strategy.

      For the quarters ending June 30, 2004 and 2003, international sales, excluding Canada, approximated 12.6% and 14.3%, respectively, of total sales.

  Cost of goods sold and gross profit

      Cost of goods sold and gross profit for the three months ended June 30, 2004 were $3.2 million and $1.5 million, respectively. For the same period in 2003, costs of goods sold and gross profit were $5.0 million and $2.3 million, respectively. Gross profit margin, as a percentage of sales, for the three months ended June 30, 2004 and 2003 was 32% and 31%, respectively. There was an increase in the actual margins for the products shipped during this quarter over last year. However, YDI increased our allowance for inventory obsolescence and slow moving items by $300,000 in the recent quarter due to lower revenue and acquisitions made during the quarter.

      YDI's challenge is to make sure that our new product development and introduction cycles are our main focus for the remainder of 2004 and beyond. YDI's senior management team has been tasked to ensure that there is a steady flow of new products with adequate sales training to help ensure margins are kept at an optimum level without endangering YDI's revenue growth or operating results. YDI expects that the introduction of new products will help YDI maintain and hopefully increase our weighted average gross margins even if YDI has to succumb to the pricing pressures within the wireless industry for products that are later in their product life cycle.

      In addition to the development of new products, YDI continuously reviews our existing products to try to reduce their costs while trying to enhance their features to help stave off the downward price pressures from YDI's competitors. On the manufacturing side, YDI used a number of different contract manufacturers to get the benefits of reduced costs resulting from our volume production and continue to explore the possibility of off-shore manufacturing that has the potential of additional savings.

  Sales and Marketing Expenses

      Selling and marketing expenses consist primarily of employee salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses remained basically the same for the three months ended June 30, 2004 and 2003 at approximately $0.5 million. Even though YDI increased our tradeshow attendance as well as our customer training sessions in the second quarter of 2004 versus the same period in 2003, overall expenses stayed level. Any additional costs incurred as a result of increased marketing efforts, customer training or product awareness were offset by reduction in sales commissions due to lower revenues, performance-related reduction of sales headcount, and increased tightening of other related sales and marketing support costs, especially related to travel and entertainment.

      In the second quarter, YDI made changes to our sales and marketing efforts along with our new product development processes. YDI added senior sales management personnel to expand upon our current core equipment sales efforts and also to train existing sales personnel and hire new personnel to begin selling system solutions as well. Additionally, YDI realigned our international sales department in order to strengthen our focus in the international arena. YDI hopes to grow our international sales, which typically have not constituted a large part of our overall sales. In conjunction with our increased international focus, YDI is continuing to have more of our products certified by selected in-country regulatory authorities to improve our products' acceptance in these regions.

  General and Administrative Expenses

      General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration of a public company. General and administrative expenses decreased $0.2 million to $2.2 million for the three months ended June 30, 2004 from $2.4 million for the three months ended June 30, 2003. The slight decrease in costs during this quarter compared to the same period in 2003 is made up of numerous insignificant variances in a multitude of accounts. YDI expects that our general and administrative expenses will be higher in the second half of 2004 due to the three acquisitions YDI completed in the latter part of the second quarter of 2004 but YDI expect those expenses to begin to decline late in the fourth quarter 2004 as YDI integrates the acquisitions into our operation and realize any synergies that would result in reducing any duplicate expenses previously incurred.

  Research and Development Expenses

      Research and development expenses consist primarily of personnel salaries and fringe benefits and related costs associated with YDI's product development efforts. Other related items included in this category are costs associated with the development and introduction of new products and components, sustaining engineering on existing products, test equipment, and related facilities costs. Research and development expenses held steady at just under $0.5 million for the three months ended June 30, 2004 and 2003.

  Income Taxes

      As of June 30, 2004, YDI cannot accurately predict when sufficient taxable income will be generated to justify recognition of deferred tax assets without a valuation allowance. Benefit for income taxes for the three months ended June 30, 2003 in the amount of $259,000 relates to an a projected income tax benefit for prior income taxes paid.

  Extraordinary gain

      The extraordinary gain during the second quarter of 2003 was due to the immediate recognition into income of the negative goodwill of $4.3 million related to the Telaxis combination in accordance with SFAS No. 141. None of YDI's three acquisitions during the later part of the second quarter of 2004 resulted in negative goodwill, which would necessitate compliance with SFAS No. 141 during the period.

For the six-months ended June 30, 2004 and 2003

      The following table provides statement of operations data as a percentage of sales for the periods presented.

                                                           2004          2003
                                                          ------        ------

            Sales ..................................         100%          100%
            Cost of goods sold .....................          63            69
                                                          ------        ------

            Gross profit ...........................          37            31
            Operating expenses
                Selling costs ......................           9             7
                General and administrative .........          36            26
                Research and development ...........           9             4
                                                          ------        ------

                   Total operating expenses ........          54            37
                                                          ------        ------

            Operating (loss) income ................         (17)           (6)
            Other income (expenses) ................           5            --
            Income tax expense (benefit) ...........          --            (1)
            Extraordinary gain .....................          --            32
                                                          ------        ------

            Net income .............................         (12)%          27%
                                                          ======        ======

  Sales

      Sales for the six months ended June 30, 2004 were $10.8 million as compared to $13.7 million for the same period in 2003 for a decrease of $2.9 million or 21%. There were a number of reasons for the revenue decline. First was the receipt of significant orders in 2003 from a major telecommunications carrier for their "Hot Spot" trial build-out in a major metropolitan area, which was not replicated in 2004. Second, increased competition caused some of YDI's other large customers to reduce their purchase orders to YDI during the first half of 2004 compared to 2003. Third, YDI believes the overall United States wireless market (where YDI currently sells most of it's products) was generally soft, particularly in the second quarter of 2004. Finally, YDI completed three strategic acquisitions in the first half of 2004. While YDI expects to receive benefits from those transactions in the future, YDI believes those transactions may have adversely impacted our financial results due to market uncertainty concerning our business model and focus and our senior management's focus on these transactions in the first half of 2004.

      YDI's industry's pricing pressures continue to escalate and YDI is reviewing all of our products' costs and list prices as well as the discounting structure applicable by market and by sales channel to insure that YDI is offering competitively priced products while maintaining acceptable margins.

      In the first half of 2004, management initiated significant changes within the company. YDI added a new Senior Vice President of Sales and Marketing, promoted a Chief Engineer to focus on product development and enhancement, and dramatically restructured YDI's sales force to better enable them to close solution-based sales in addition to our core equipment sales strategy.

      For the six months ending June 30, 2004 and 2003, international sales, excluding Canada, approximated 13.8% and 15.6%, respectively, of total sales.

  Cost of goods sold and gross profit

      Cost of goods sold and gross profit for the six months ended June 30, 2004 were $6.7 million and $4.0 million, respectively. For the same period in 2003, costs of goods sold and gross profit were $9.4 million and $4.3 million, respectively. Gross profit margin, as a percentage of sales, for the six months ended June 30, 2004 and 2003 was 37% and 31%, respectively.

      Gross profits as a percentage of revenue improved significantly from last year's comparative period by about 6% due primarily to the following three factors: (1) YDI's efforts to maintain our products' pricing levels by emphasizing our products' unique features and functions where competition or market conditions warrant; (2) the introduction of several enhanced core products that included improved software capabilities and upgrades that not only improved product functionality but also reduced YDI's products' cost; and (3) the introduction of YDI's V Band wireless data communication product which added upwards of 2% to YDI's gross margins for the six months ended June 30, 2004. Our gross margin increased even though YDI increased our allowance for inventory obsolescence and slow moving items by $300,000 in the second quarter of 2004 due to lower revenue and acquisitions made during the quarter.

      YDI's challenge is to make sure that our new product development and introduction cycles are our main focus for the remainder of 2004 and beyond. YDI's senior management team has been tasked to ensure that there is a steady flow of new products with adequate sales training to help ensure margins are kept at an optimum level without endangering YDI's revenue growth or operating results. YDI expects that the introduction of new products will help YDI maintain and hopefully increase our weighted average gross margins even if YDI has to succumb to the pricing pressures within the wireless industry for products that are later in their product life cycle.

      In addition to the development of new products, YDI continuously reviews our existing products to try to reduce their costs while trying to enhance their features to help stave off the downward price pressures from our competitors. On the manufacturing side, YDI used a number of different contract manufacturers to get the benefits of reduced costs resulting from our volume production and continue to explore the possibility of off-shore manufacturing that has the potential of additional savings.

  Sales and Marketing Expenses

      Selling and marketing expenses consist primarily of employee salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses decreased slightly to $0.9 million from $1.0 million or $0.1 million for the six months ended June 30, 2004 and 2003 or a decline of less than 10%. Even though YDI increased our tradeshow attendance as well as our customer training sessions in the six months ending June 30, 2004 versus the same period in 2003, overall expenses stayed fairly level. Any additional costs incurred as a result of increased marketing efforts, customer training or product awareness were offset by reduction in sales commissions due to lower revenues, performance-related reduction of sales headcount, and increased tightening of other related sales and marketing support costs, especially related to travel and entertainment.

      In the second quarter, YDI made changes to our sales and marketing efforts along with our new product development processes. YDI added senior sales management personnel to expand upon our current core equipment sales efforts and also to train existing sales personnel and hire new personnel to begin selling system solutions as well. Additionally, YDI realigned our international sales department in order to strengthen our focus in the international arena. YDI hopes to grow our international sales, which typically have not constituted a large part of our overall sales. In conjunction with our increased international focus, YDI is continuing to have more of our products certified by selected in-country regulatory authorities to improve our products' acceptance in these regions.

  General and Administrative Expenses

      General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration of a public company. General and administrative expenses increased to $3.9 million for the six months ended June 30, 2004 from $3.6 million for the six months ended June 30, 2003 or an increase of about 8.5% period over period. The increased costs are primarily due to our incurring typical public company costs only in the second quarter of 2003 since YDI was only public during that second quarter. YDI expects that our general and administrative expenses will be higher in the second half of 2004 due to the three acquisitions YDI completed in the latter part of the second quarter of 2004 but YDI expects those expenses to begin to decline late in the fourth quarter 2004 as YDI integrates the acquisitions into our operation and realize any synergies that would result in reducing any duplicate expenses previously incurred.

  Research and Development Expenses

      Research and development expenses consist primarily of personnel salaries and fringe benefits and related costs associated with our product development efforts. Other related items included in this category are costs associated with the development and introduction of new products and components, sustaining engineering on existing products, test equipment, and related facilities costs. Research and development expenses increased to $1.0 million for the six months ended June 30, 2004 from $0.6 million for the six months ended June 30, 2003, a $0.4 million increase or 67% period over period. The increase in our research and development expenses for the first six months of 2004 from 2003 was primarily due to our increasing our product development capabilities by adding research and development engineering personnel through the Telaxis acquisition in April 2003 and the three acquisitions completed in the second quarter of 2004. There also was a small amount of expense related to additional prototype materials and other related support costs.

  Income Taxes

      Provision for income taxes for the six months ended June 30, 2004 in the amount of $2,000 relates to minimum state income taxes due. As of June 30, 2004, YDI cannot accurately predict when sufficient taxable income will be generated to justify recognition of deferred tax assets without a valuation allowance. Benefit for income taxes for the six months ended June 30, 2003 in the amount of $177,000 relates to a projected income tax benefit for prior income taxes paid.

  Other income (expense)

      Other income for the first half of 2004 was $0.5 million compared to an expense of $(21,000) for the same period ending in 2003. The difference is because YDI sold intellectual property that was on the books at no value for $500,000 in the first half of 2004.

  Extraordinary gain

      The extraordinary gain during the first half of 2003 was due to the immediate recognition into income of the negative goodwill of $4.3 million related to the Telaxis combination in accordance with SFAS No. 141.

Liquidity and Capital Resources

      At June 30, 2004, YDI had cash and cash equivalents of $15.3 million, excluding restricted cash, and $34.2 million in securities. For the six months ended June 30, 2004, cash provided by operations was $227,000. Approximately 20
- 25% of our sales are paid prior to shipment, by credit card or wire transfer. This increases cash flow and decreases credit risk and bad debt expense. YDI sees no immediate requirement over the next twelve months for external financing to fund our day-to-day normal operations, which includes sales and marketing, research and development, and general and administrative expenses on our core business. The cash and investments acquired from Terabeam are available to be used in operations as needed.

      For the six months ended June 30, 2004, cash provided by investing activities was $6.0 million. The acquisition of Terabeam provided $10.1 million in non-restricted cash and $5.9 million in restricted cash while YDI used $4.8 million for the acquisitions of KarlNet and Ricochet Networks during the second quarter of 2004.

      Cash provided by financing activities was $58,000 for the six months ended June 30, 2004. Debt repayments accounted for use of $119,000, while stock option exercises accounted for $227,000 in cash provided.

      During the first quarter of 2004 and 2003, Merry Fields distributed to its members $50,000 and $40,000, respectively. The distributed amounts were Merry Fields' funds generated from YDI Wireless' rental payments to Merry Fields. Although Merry Fields is a separate legal entity from YDI Wireless, its financial statements are consolidated with YDI Wireless' for financial reporting purposes, which is why this Merry Fields distribution appears on YDI Wireless' financial statements.

      Our long-term financing requirements depend upon our growth strategy, which relates primarily to our desire to increase revenue both domestically as well as internationally. One significant constraint to our growth is the rate of new product introduction. These new products or product lines may be designed and developed internally or acquired from existing suppliers to reduce the time to market and inherent risks of new product development. Our current funding levels may have to be supplemented through our existing bank line of credit ($2 million), new bank debt financing, public debt or equity offerings, or other means, depending upon our desired rate of future growth.

      Debt, Covenant Compliance and Liquidity

      YDI has a $2.0 million line of credit with Bank of America. YDI has not used this line of credit as of June 30, 2004. This line of credit is collateralized by a $2.0 million Certificate of Deposit.

Disclosures About Market Risk

      The following discusses our exposure to market risks related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are exposed to risks and uncertainties, many of which are out of our control. Actual results could vary materially as a result of a number of factors, including those discussed above in "Risk Factors."

      As of June 30, 2004, YDI had cash and cash equivalents of $15.3 million and restricted cash of $5.1 million. All these funds are on deposit in short-term accounts with several national banking organizations. Therefore, YDI does not expect that an increase in interest rates would materially reduce the value of these funds. The primary risk to loss of principal is the fact that these balances are only insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At June 30, 2004, the uninsured portion totaled approximately $20.1 million.

      In addition, YDI presently holds approximately $34.2 million in corporate and U.S. Federal agency bonds. These bonds have a maturity dates no later than November 2005. These bonds are interest rate sensitive and therefore as rates rise, the value of these bonds will decrease. YDI does not believe that a significant increase in interest rates would not have a material effect on our financial condition or results of operations.

      YDI guarantees the Merry Fields, LLC debt. The interest rate on the loan is fixed. Therefore, fluctuations in interest rates would not impact the amounts payable relating to that debt.

      As of June 30, 2004, our investment in Phazar common stock was valued at $1.8 million. The carrying value of our investment is subject to fluctuation in the market price and, consequently, the amount realized in any subsequent sale of this investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the issuer of the security, the relative price of alternative investments, and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. As stated in the notes to the financial statements, YDI has signed a definitive agreement to merge with Phazar. The carrying value of the investment may be adversely affected should the merger not be completed. Should the merger be completed, the $1.8 million will be reduced by the unrealized gain, $1.0 million as of June 30, 2004, on YDI holdings of Phazar stock and the remaining $0.8 million will increase the acquisition cost of Phazar to YDI. However, fluctuation in the market price of Phazar will not impact the operations of the YDI.

      In the past three years, all sales to international customers were denominated in United States dollars and, accordingly, YDI was not exposed to foreign currency exchange rate risks. Additionally, YDI imports from other countries. Our sales and product supply may therefore be subject to volatility because of changes in political and economic conditions in these countries.

      YDI presently does not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks; nor does YDI invest in speculative financial instruments.

      Due to the nature of our borrowings and our short-term investments, YDI has concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

For the years ended December 31, 2003, 2002, and 2001.

Overview

      The financial results for the years ended December 31, 2003, 2002 and 2001 are presented in accordance with generally accepted accounting principles. YDI is a designer and manufacturer of broadband wireless equipment and systems in the license-free wireless products communications industry. These point-to-point
(PTP) and point-to-multipoint (PTM) systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. During 2002, YDI made a strategic decision to expand our product suite to include high bandwidth PTP backhaul products that would complement its 802.11(b) product offerings PTM. Therefore rather than design such a product, YDI purchased inventory of Link EX, Link 4X, and RAN products and license rights to manufacture and sell these products. In line with this decision, during March 2003 another opportunity became available to buy inventory and license rights to manufacture and sell the Link CX which has even higher bandwidth capabilities; thus giving YDI expanded sales growth within this large product segment. YDI's PTP products primarily enable service providers, businesses, and other enterprises to expand or establish private networks by bridging data traffic among multiple facilities. In addition, YDI has developed enhanced PTM systems that enable service providers, businesses, and other enterprises to connect multiple facilities within a geographic area to a central hub.

      On April 1, 2003, Telaxis Communications Corporation ("Telaxis") closed a strategic combination transaction with Young Design, Inc., a privately-held Virginia corporation ("Young Design"). In that transaction, Telaxis formed a subsidiary that merged with and into Young Design and each outstanding share of Young Design common stock was converted into the right to receive 2.5 shares of Telaxis common stock. Telaxis was the continuing corporation, Telaxis stockholders continued to hold Telaxis common stock following the transaction, and Young Design became a wholly owned subsidiary of Telaxis. Telaxis also started doing business as "YDI Wireless" following that combination.

      For accounting purposes, Young Design is treated as the acquirer since it was the larger of the two entities and had substantially greater operating revenue. (Telaxis had virtually no revenue). These financial statements presented are those of Young Design carried at historical cost. The assets and liabilities of Telaxis were recorded at fair value as of April 1, 2003 under the purchase method of accounting. The financial statements reflect the results of operations of Telaxis from April 1, 2003. The cost of the acquisition consisted of 9,792,180 shares of common stock valued at $8.4 million and acquisition costs of approximately $0.2 million. Accounting for the transaction as a reverse merger resulted in an excess of net assets over cost of $4.7 million. The valuation of the stock was based on the average closing price for the five days preceding the acquisition.

      YDI continually invests in the development and introduction of wireless products in the marketplace in an effort to provide customers with the best price/performance ratio for license-free wireless communications. YDI's diverse and expanding customer base as well as its market and industry experience makes it a strong competitor in the wireless communications market. In addition, YDI is a very experienced designer of turnkey long distance wireless systems for applications such as wireless Internet, wireless video, wireless local area networks (LANs), wireless wide area networks (WANs), and wireless virtual private networks (VPNs).

Critical Accounting Policies

      The preparation of YDI's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires YDI to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. YDI is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from its estimates. The most significant areas involving YDI's judgments and estimates are described below.

  Inventory Valuation

      Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires YDI to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

  Accounts Receivable Valuation

      YDI maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of YDI's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

Result of Operations

Years Ended December 31, 2003 and 2002

      The following table provides statement of operations data as a percentage of sales for the periods presented.

                                                                Years Ended
                                                                December 31
                                                            2003         2002
                                                           ------       ------

            Sales .................................           100%         100%
            Cost of sales .........................            58           61
                                                           ------       ------

            Gross profit ..........................            42           39
            Operating expenses
                Selling ...........................             8           12
                General and administrative ........            28           18
                Research and development ..........             6            2
                                                           ------       ------

                   Total operating expenses .......            42           32
                                                           ------       ------

            Operating income ......................            --            7
            Other income ..........................            18            5
                                                           ------       ------

            Income before income taxes ............            18           12
            Income taxes ..........................             1            4
                                                           ------       ------

            Net Income ............................            17%           8%
                                                           ======       ======

  Sales

      Sales for the year ended December 31, 2003 were $27.2 million as compared to $20.3 million for the same period in 2002 for an increase of $6.9 million or 34%. The increase in sales is primarily due to the addition of two new large customers, the introduction of new products and modification of YDI's list prices both upwards and downwards as market competition dictated. First, sales to Enterasys resulted in about $2.5 million or 9.2% of revenue, and sales to Verizon resulted in about $2.2 million or 8.1% of revenue. Second, revenue for new products amounted to just under $2.0 million or 7.4% of revenue. Finally, after the modification of YDI's list prices, as mentioned above, YDI realized an overall increase in revenue during 2003.

      Sales for 2004 and profitability will be impacted by the introduction of YDI's new "second generation" high bandwidth 5.8 GHz backhaul radio product with DS-3 capacity (Link CX) and the addition of several more sales persons. YDI is using the new products and additional personnel to improve penetration rates at existing customers as well as attract new domestic customers and increasing focus into the international market. For the years ending December 31, 2003 and 2002, international sales, excluding Canada, were approximately 15% and 10% of total sales, respectively. To enhance YDI's international sales presence, YDI intends to hire new personnel with international experience and to have its products certified by in-country regulatory agencies where YDI is focusing it's efforts such as those in the Asia Pacific, Latin America, Europe, Middle East, and Africa.

      The challenges for 2004 will be to continue to expand YDI's customer base to replace any lost business through normal customer attrition and offset potential declines in Verizon's and Enterasys' future orders. Finally, YDI's business combination with Telaxis had no impact on revenue in 2003 because Telaxis had virtually no revenue from its products in 2003 or 2002 due to lack of customer demand. For 2004, YDI has not forecasted any significant revenue from products designed by Telaxis.

  Cost of goods sold and gross profit

      Cost of goods sold and gross profit for the year ended December 31, 2003 were $15.7 million and $11.5 million, respectively. For the same period in 2002, costs of goods sold and gross profit were $12.4 million and $7.9 million, respectively. Gross profit, as a percentage of sales, for the years ended December 31, 2003 and 2002 was 42% and 39%, respectively.

      In order of significance, during 2003, YDI introduced several new products to the market and realized higher gross profit margins, the most significant being an integrated two-channel "Hot Spot" access point product for the telco market. This product resulted in a 0.6% improvement in annual gross profit from 2002. Other new product introductions especially the Etherant-II resulted in an additional 1.0% improvement in gross profit. YDI's modification of list prices helped improve gross profit margin by an estimated 0.9%.

      Next due to a large glut of excess inventory in the electronic component industry, YDI was able to purchase large quantities of excess electronic component parts in late 2000, 2001 and early 2002 at a significant discount. As electronic component prices began to rebound in late 2002 and throughout 2003, YDI was able to reduce current year purchases as a result of purchase of surplus electronic parts, resulting in a 0.5% improvement of annual profit margin. The surplus parts previously purchased and discussed above have been completely used during 2003.

      Even as new products are introduced in 2004, YDI believes that profit margins will be challenged because of the significant downward pressure brought about by increased competition from the many new competitors entering the wireless marketplace. Some competitors have more favorable pricing structures then YDI, to try and gain immediate marketshare that YDI must compete against now more than in past years. Maintaining profit margins continues to be one of YDI's major goals. One of the best ways to maintain profit margins is to have periodic engineering design reviews of high volume products and implement any cost savings ideas or new designs that will help reduce the cost to build products. In addition, YDI is continually looking for more cost effective contract manufacturers ("CMs"). When properly utilized, CMs can bring significant production efficiencies by reducing labor costs as well as material costs because of the large volumes of raw material purchases larger CMs can negotiate. Finally, YDI will seek to identify CMs who have "turnkey" manufacturing facilities off-shore which can dramatically reduce cost of goods sold and preserve gross profit margins. Despite these efforts, YDI may be unable to maintain its margins in this highly competitive market.

  Sales and Marketing Expenses

      Selling and marketing expenses consist primarily of employee salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses decreased to $2.2 million for the year ended December 31, 2003 from $2.4 million for the year ended December 31, 2002, which is approximately an $0.2 million or 8% decline. The relatively small decrease in overall sales and marketing expenses is a combination of several offsetting factors: (1) increased headcount of sales personnel to expand customer contacts,
(2) reduction of advertising, dues for professional associations and elimination of attendance at trade shows which historically produced little in product sales or company and brand awareness, and (3) establishment of a central travel administrator position to ensure compliance with YDI's travel and entertainment guidelines. It is YDI's goal to hire several more seasoned sales and marketing personnel with both domestic as well as international experience in the wireless market segment in 2004. Additionally, YDI is also looking to expand distributor channel during the fist half of 2004.

  General and Administrative Expenses

      General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration of a public company. General and administrative expenses increased to $7.1 million for the year ended December 31, 2003 from $3.6 million for the year ended December 31, 2002 or 97%. The increase of approximately $3.5 million is made up of several significant expenses mostly attributable to Young Design's business combination with Telaxis on April 1, 2003. In order of magnitude are the following expense elements and their individual impact: (1) salaries and fringes increased approximated $0.9 million, (2) Directors and Officers insurance as well as property and casualty insurance increased approximated $0.7 million, (3) additional rents, maintenance and utilities on new facilities increased approximated $0.7 million, (4) depreciation and amortization on a much larger fixed asset base of test equipment and other assets increased approximated $0.7 million, (5) professional, legal, and accounting fees increased approximated $0.6 million, (6) bad debt increased approximately $0.3 million, but on significantly higher revenue. For 2003, bad debt expense was 2.4% of revenue as compared to 1.8% for 2002. Management has put in place procedures to monitor YDI's expense categories to help reduce general and administrative expenses for 2004.

  Research and Development Expenses

      Research and development expenses consist primarily of personnel salaries and fringe benefits and related costs associated with product development efforts. These include costs for development of products and components, test equipment and related facilities. Research and development expenses increased to $1.7 million for the year ended December 31, 2003 from $0.4 million for the year ended December 31, 2002 a $1.3 million increase or 325% year over year. The increase in research and development from 2002 to 2003 was primarily attributable to the addition of 17 research and development engineers amounting to approximately $1.1 million, while the remainder was for the purchase of additional prototype materials and other related support costs.

  Income Taxes

      Provision for income taxes for the year ended December 31, 2003 in the amount of $0.3 million relates to (1) an increase in the valuation allowance associated with the deferred tax assets of $0.4 million offset by (2) the tax benefit from carrying back existing net operating losses to recover taxes previously paid. As of December 31, 2003, YDI cannot accurately predict when sufficient taxable income will be generated to justify recognition of deferred tax assets without a valuation allowance. Provision for income taxes for the year ended December 31, 2002 in the amount of $0.8 million relates to an estimated effective tax rate of 42%.


   Extraordinary gain

      The extraordinary gain was due to the immediate recognition into income of negative goodwill of $4.3 million related to the Telaxis combination in accordance with SFAS No. 141.

Years Ended December 31, 2002 and 2001

      The following table provides statement of operations data as a percentage of sales for the periods presented.

                                                               Years Ended
                                                              December 31,
                                                          --------------------
                                                           2002          2001
                                                          ------        ------

            Sales ..............................             100%          100%
            Cost of sales ......................              61            65
                                                          ------        ------

            Gross profit .......................              39            35
            Operating expenses
                Selling ........................              12            16
                General and administrative .....              18            17
                Research and development .......               2             2

                                                          ------        ------

                   Total operating expenses ....              32            35
                                                          ------        ------

            Operating income ...................               7            --
            Other income .......................               5             1
                                                          ------        ------

            Income before income taxes .........              12             1
            Income taxes .......................               4            --
                                                          ------        ------

            Net Income .........................               8%            1%
                                                          ======        ======

  Sales

      Sales for the year ended December 31, 2002 were $20.3 million as compared to $14.3 million for the same period in 2001 for an increase of $6.0 million or 42%. The increase in sales is attributed to a few significant factors; the largest impact was from the addition of several new products. The most significant new products were YDI's first 5.3-5.8 GHz backhaul radio product (Link EX) with high bandwidth capacity as well as the (Link 4X) which has four E-1 connectivity. Both of these products complement YDI's 802.11(b) product line and fill a product void. These radio products and the peripheral equipment required by these products helped improve revenue year-to-year by over $2.0 million across YDI's entire customer base. Also, the introduction of the new backhaul product line helped YDI expand market reach into the rural cellular and rural local exchange carriers (LEC's). These new markets and related customers allowed YDI to expand revenue by nearly $0.8 million.

      In addition, during 2002 YDI's two largest distributors increased their purchases by nearly $2.0 million. There was a one-time purchase from the Federal Aviation Administration (FAA) in the amount of $0.7 million. The remainder of revenue growth, $0.5 million, relates to the addition of other new products and customers within YDI's core Wireless Internet Service Provider (WISP) customer base. YDI increased international sales from 5% to 10% during 2002 by emphasizing letters of credit.

  Cost of goods sold and gross profit

      Cost of goods sold and gross profit for the year ended December 31, 2002 were $12.4 million or 61%of revenues and $7.9 million or 39% of revenues, respectively. For 2001, cost of goods sold and gross profit were $9.3 million or 65% of revenues and $5.0 million or 35% of revenues, respectively.

      During 2002, YDI enhanced product margins by introducing new wireless products, reducing the costs of existing core products and changing manufacturing strategy to use more "turnkey" contract manufactures (CMs) to build YDI's high volume products, rather than using "kitting" manufacturers as was the case in 2001. A kitting manufacturer is a company that rents assembly time on their machines but does not purchase the raw material for YDI. The advantage of using "turnkey" CM versus a "kitting" CM is the significant advantage of the turnkey's purchasing power for component raw materials which accounted for as much as 90% of total product cost in 2002. This allowed YDI to improve profit margins by 2.5%. Next, with a large glut of excess inventory in the electronic component industry, YDI was able to purchase large quantities of excess electronic component parts in late 2000, 2001 and early 2002 at a significant discount. As a result, YDI was able to reduce 2002 material purchases which were at higher prices thus resulting in a gross margin improvement of 0.5% over the prior year. The remaining 1.0% increase in year-over-year gross margin was attributable to YDI's periodic engineering design review process for existing products for implementation of cost reductions.

  Sales and Marketing Expenses

      Selling and marketing expenses consist primarily of employees' salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses remained unchanged at $2.4 million for the years ended December 31, 2002 and 2001. While sales commissions increased by $0.2 million as a result of increased sales, this was directly offset by a reduction in sales headcount and related support costs amounting to $0.2 million.

  General and Administrative Expenses

      General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration. General and administrative expenses increased to $3.6 million for the year ended December 31, 2002 from $2.4 million for the year ended December 31, 2001 or 54%. The increase of $1.2 million is largely attributable to YDI's decision to expand it's executive and senior management team with the hiring of an experienced Chief Financial Officer, Director of Operations, Director of Materials Control, Purchasing Manager and other critical positions required to handle the significant growth. All other general and administrative expenses were closely monitored, resulting in nearly no increase between 2002 vs. 2001.

  Research and Development Expenses

      Research and development expenses consist primarily of personnel and related costs associated with new product development efforts. These include costs for development of products and components, test equipment and related facilities. Research and development expenses remained unchanged for 2002 and 2001 at $0.4 million.

  Other Income

      The increase of $218,000 in other income from December 31, 2002 compared to December 31, 2001 was primarily due to a $564,000 one-time gain from the cancellation of a contract with a Japanese company which expired in August of 2002. This gain was offset for the most part by the loss incurred in writing off an unconsolidated subsidiary that went out of business during 2002 and a reduction in interest expense from year-to-year.

  Income Taxes

      The effective tax rate in 2002 was 42% compared to an income tax benefit in 2001. The effective tax rate exceeded the statutory state and federal rates of 38% due to the impact of certain non-taxable income and expense items. The income tax benefit in 2001 relates to the recognition of deferred tax assets based on the expectation of taxable income in 2002 (which did occur).

Liquidity and Capital Resources

      At December 31, 2003, YDI had cash and cash equivalents of $9.0 million and marketable securities of $0.6 million. For the year ended December 31, 2003, cash used by operations was $0.6 million. During the third and fourth quarters of 2003 YDI returned to profitability. YDI was then meeting all of its working capital needs through internally generated cash from operations. YDI does this through active cash management such as matching its Days Payable Outstanding (DPO) with its Days Sales Outstanding (DSO). Currently, both DPO and DSO are between 31 and 33 days. In addition, approximately 25 - 30% of YDI's sales are paid prior to shipment, by credit card, wire transfer, or letter of credit, which increases cash flow and decreases credit risk and bad debt expense. YDI sees no immediate requirement over the next twelve months for external financing to fund day-to-day normal operations, which includes sales and marketing, research and development and general and administrative expenses on its core business.

      For the year ended December 31, 2003, cash provided by investing activities was $7.0 million. The increase in cash relates primarily to the $7.4 million of cash from the Telaxis combination. This was offset by net of purchases of securities in the amount of $0.5 million.

      Cash provided by financing activities was $1.5 million for the year ended December 31, 2003. YDI issued 500,000 shares of stock for net proceeds of $1.9 million in December 2003. It is anticipated that these funds will be used in future strategic acquisitions as the wireless industry continues to consolidate. In addition, current and former employees exercised stock options and accounted for $0.2 million in proceeds. Net debt repayments accounted for a use of $0.6 million.

      YDI's long-term financing requirements depend upon it's growth strategy which relates primarily to it's desire to increase revenue both domestically as well as internationally. One of the biggest obstacles to success is bringing new products to the market in a timely fashion. The new products or product lines may be designed and developed internally, but often it is more cost effective to acquire product offerings from competitors to reduce the time to market factor. YDI's current funding levels may have to be supplemented through existing bank line of credit ($2 million), new bank debt financing, public debt or equity offerings, or other means depending upon it's desired rate of future growth.

      In 2000, Telaxis accrued the remaining lease obligation for office space in Texas which it determined it would not occupy the space. YDI reduces the accrued liability as monthly lease payments are made. As December 31, 2003, the remaining lease liability is $0.2 million.

      Debt, Covenant Compliance and Liquidity

      YDI has a $2.0 million line of credit with Bank of America. YDI has not used this line of credit as of December 31, 2003. This line of credit is collateralized by a $2.0 million Certificate of Deposit. There are no loan covenants.

      YDI has the following contractual obligations and commercial commitments as of December 31, 2003:

                                                                              Payments due by period
                                                         --------------------------------------------------------------------
                                                                       Less than         1 - 3         4 - 5          After 5
                                                          Total          1 year          years         years           years
                                                         --------      ---------       --------       --------       --------
Line of credit ...................................       $     --       $     --       $     --       $     --       $     --
                                                         ========       ========       ========       ========       ========


                                                          Payments due by period (numbers in thousands)
                                            --------------------------------------------------------------------------
                                                              Less than         1 - 3           4 - 5         After 5
                                                Total           1 year          years           years          years
                                            -------------     ----------     ----------      ----------     ----------
Operating leases - buildings.............   $       3,133     $      624     $    1,234      $      619     $      656
Notes payable............................           1,406            108            342             228            728
Operating leases - equipment ............             105            105              -               -              -
Employment Contracts ....................             689            689              -               -              -
                                            -------------     ----------     ----------      ----------     ----------
Total contractual cash obligations ......   $       5,333     $    1,526     $    1,576      $      847     $    1,384
                                            =============     ==========     ==========      ==========     ==========


      The above table includes the $1.4 million of principal for the Merry Fields' mortgage and the lease payments from YDI to Merry Fields. The lease payments are the source of cash for Merry Fields to repay the mortgage. The mortgage is the responsibility of Merry Fields; however, we guarantee full payment of this mortgage.

  Impact of Recently Issued Accounting Standards

      In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation states that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the Interpretation on December 31, 2002 and included the debt of Merry Fields, LLC guaranteed by the Company in the consolidated financial statements.

      In January 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities". The Interpretation addresses consolidation by business enterprises of variable interest entities and provides guidance on the identification of variable interest entities that are subject to consolidation requirements by a business enterprise. A variable interest entity subject to consolidation requirements is an entity that does not have sufficient equity at risk to finance its operations without additional support from third parties and the equity investors in the entity lack certain characteristics of a controlling financial interest as defined in the guidance. The Company does not have any variable interest entities but does guarantee the debt of Merry Fields, LLC and due to the significant lease transaction believes it effectively controls Merry Fields, LLC. Accordingly, the Company consolidates the financial and operating results of Merry Fields, LLC. Currently the Company does not believe that adoption of FIN 46 will have an impact on its financial statements.

      In April, 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends Statement 133 for decisions made by the Derivatives Implementation Group, in particular the meaning of an initial net investment, the meaning of underlying and the characteristics of a derivative that contains financing components. Currently, YDI has no derivative financial instruments and, therefore, believes that adoption of the Statement will have no effect on its financial statements.

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement requires that the issuer classify certain instruments as liabilities, rather than equity, or so-called mezzanine equity. Currently, YDI has no financial instruments that come under the scope of the Statement and, therefore, believes that adoption of the new Statement will have no impact on its financial statements. In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation states that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the Interpretation on December 31, 2002 and includes the debt of Merry Fields, Inc. guaranteed by the Company in the consolidated financial statements.

Disclosures About Market Risk

      The following discusses YDI's exposure to market risks related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are exposed to risks and uncertainties, many of which are out of it's control. Actual results could vary materially as a result of a number of factors, including those discussed above in "Risk Factors."

      As of December 31, 2003, YDI has cash and cash equivalents of $9.0 million. All these funds are on deposit with two national banking organizations with substantial assets. Therefore, YDI does not perceive significant down side exposure should interest rates go even lower. However, if interest rates were to increase, it would expect to realize a corresponding benefit. The primary risk to loss of principal is the fact that these balances are only insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At December 31, 2003, the uninsured portion totaled approximately $8.8 million. YDI guarantees the Merry Fields, LLC debt. The interest rate on the loan is fixed. Therefore fluctuations in interest rates would not impact the financial statements.

      As of December 31, 2003, YDI has $2.0 million invested in Phazar common stock. The carrying value of YDI's investment is subject to fluctuation in the market price. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. As stated in the notes to the financial statements, YDI has a definitive agreement to merge with Phazar. The carrying value of the investment may be adversely effected should the merger not be completed. However, fluctuation in the market price of Phazar will not impact the operations of the Company.

      In the past three years, all sales to international customers were denominated in United States dollars and, accordingly, YDI was not exposed to foreign currency exchange rate risks.

                  PHAZAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the three months ended August 31, 2004

      Overview

      PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp., Tumche Corp. and Thirco, Inc. as its wholly owned subsidiaries. Antenna Products Corporation and Phazar Antenna Corp. are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP's operating units. Tumche Corp. has no sales or operations. Antenna Products Corporation designs, manufactures and markets antenna systems, towers and communication accessories worldwide. The United States government, military and civil agencies and prime contractors are Antenna Products Corporation's principal customers. Phazar Antenna Corp. designs and markets fixed and mobile antennas for commercial wireless applications that include cellular, PCS, ISM (instrument scientific medical), AMR (automatic meter reading), wireless internet, and wireless local area network.

      PHAZAR CORP is primarily a build to order company. As such, most United States government and commercial orders are negotiated firm fixed-price contracts. PHAZAR CORP's sales to major customers at May 31, 2004 as a percentage of total sales were BAE SYSTEMS ATI, 60 percent, United States government 8 percent and Thales ATM, Inc. (a prime contractor to the Federal Aviation Administration for Instrument Landing Systems) 4 percent.

      Critical Accounting Policies

      The preparation of PHAZAR CORP's consolidated financial statements in accordance with accounting principles and practices generally accepted in the United States of America requires PHAZAR CORP to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. PHAZAR CORP is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from PHAZAR CORP's estimates. The most significant areas involving PHAZAR CORP's judgments and estimates are described below.

      Inventory Valuation

      Inventory is stated at the lower of cost or market, net of any applicable progress payments, with cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires PHAZAR CORP to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

      Accounts Receivable Valuation

      PHAZAR CORP maintains an allowance for doubtful accounts for estimated losses resulting from the inability of PHAZAR CORP's customers to make required payments. If the financial condition of PHAZAR CORP's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

      Revenue from short-term contracts calling for delivery of products is recognized as the product is shipped. Revenue and costs under certain long-term fixed price contracts with the U.S. Government are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonable estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. Losses on contracts are recorded when identified.

      Income Taxes

      PHAZAR CORP accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which utilizes the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of PHAZAR CORP's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among members of the consolidated group of the separate income tax return basis.

      Results of Operations

      First Quarter Ended August 31, 2004 Compared to First Quarter Ended August 31, 2003

      PHAZAR CORP's consolidated sales from operations were $4,280,082 for the quarter ended August 31, 2004 compared to sales of $2,090,190 for the first quarter ended August 31, 2003. PHAZAR CORP recorded a net profit of $859,531 for the first quarter of fiscal year 2005 compared to a net profit of $319,321 for the first quarter of fiscal year 2004.

      PHAZAR CORP's sales and income improved in the first quarter of fiscal year 2005 due to the revenue of $3,088,196 recognized in the first quarter on the three BAE SYSTEMS ATI contracts.

      The BAE SYSTEMS ATI production contract and the pack and ship contract were both completed on schedule on July 31, 2004. The firm fixed-price installation contract is scheduled to be completed on November 4, 2004. This contract is ahead of schedule and will be completed early in the second quarter of FY 2005.

      The BAE SYSTEMS ATI installation contract includes milestone payments during the life of the contract as shown below:

                      Installation Contract

      Milestone Date                      Schedule Amount
      April 23, 2004                         $1,350,000
      May 4, 2004                            $  760,000
      June 4, 2004                           $  760,000
      July 4, 2004                           $  760,000
      August 4, 2004                         $  760,000
      September 4, 2004                      $  760,000
      November 4, 2004                       $  243,247

      When a milestone payment is received, it is recorded on the balance sheet under current assets as cash and under current liabilities as deferred revenue:
BAE SYSTEMS ATI. PHAZAR CORP totals material costs, labor cost, overhead costs and profit on the contract work orders monthly and recognizes this amount as revenue at the end of the month. The amount recognized as revenue on the contracts is applied against the deferred revenue, reducing the deferred revenue balance. As of August 31, 2004 a total of approximately $3.1 million has been recognized as revenue on the three contracts in fiscal year 2005. With two of the contracts completed and the third contract ahead of schedule, it is anticipated that the balance of the installation contract value, approximately $2.1 million, will be recognized as revenue in the second quarter of fiscal year 2005.

      United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. This provision is included in the three BAE SYSTEMS ATI contracts. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. The possibility that Government priorities could change, causing a delay or cancellation of these contracts and any potential follow-on work, makes it impossible to accurately predict whether revenues will increase or decrease in the upcoming year.

      Cost of sales and contracts were $2,858,677 for the quarter ended August 31, 2004 compared to $1,250,667 for the first quarter ended August 31, 2003. The gross profit margin for the first quarter of fiscal year 2005 was 33% compared to 40% for the first quarter of last year. The decrease in gross profit margin is due to the mix of products sold in the quarter. Sales and administration expenses were lower in the first quarter of fiscal year 2005, $110,134 versus $341,409 in the first quarter of fiscal year 2004. Sales and administration expenses as a ratio to sales were 3% in the first quarter of this year compared to 16% in the same period last year. Sales and administration expenses decreased when charges to overhead accounts decreased and labor charges to contract work orders increased. PHAZAR CORP's operating margin for the first quarter of fiscal year 2004 was 31% compared to 24% in the first quarter of fiscal year 2004. Interest expense in the first quarter of fiscal year 2005 was $11,048 versus $17,119 in the same time period of fiscal year 2004 due to the monthly reduction in long term debt.

      Discretionary product development spending was $74,080, or 1.7% of sales, compared to $42,375, or 2% of sales for the comparable period last year. The increase in discretionary product development was required to develop new wireless antennas for commercial and military applications.

      PHAZAR CORP's backlog totaled $5.1 million on August 31, 2004. The backlog on August 31, 2004 includes the approximate balance of $2.1 million remaining on the $5.4 million installation contract from BAE SYSTEMS ATI. PHAZAR CORP's backlog totaled $5.4 million on August 31, 2003.

      United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. This provision is included in the BAE SYSTEMS ATI production contract. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. The possibility that Government priorities could change, causing a delay or cancellation of this contract and any potential follow-on work, makes it impossible to accurately predict whether revenues will increase or decrease in the upcoming year.

      Liquidity and Capital Resources

      Funds generated from operations are the major internal sources of liquidity and are supplemented by funds derived from capital markets, principally bank facilities. PHAZAR CORP has a $1.0 million revolving demand line of credit with a bank. The credit line is regulated under a borrowing base formula using inventories and accounts receivable as collateral. The interest rate is established as one percentage point over Wall Street prime and is subject to a loan agreement with restrictive covenants. The most restrictive financial covenant require PHAZAR CORP to maintain $2.0 million in tangible net worth and Antenna Products Corporation to maintain $1.0 million of working capital. At August 31, 2004 PHAZAR CORP had a tangible net worth of $5.4 million and Antenna Products had working capital of $4.4 million. As of August 31, 2004 Antenna Products Corporation had drawn $0 of the $1.0 million line of credit with $1.0 million of the borrowing base available and unused. The revolving credit line agreement was renewed on September 26, 2004 for a period of two years at an interest rate equal to Wall Street Prime. The BAE SYSTEMS ATI contract milestone payments schedule was designed to provide Antenna Products Corporation with the cash to complete the contract without drawing on the Company's line of credit. As of August 31, 2004, Antenna Products Corporation has received six milestone payments in FY2005 that total $2,898,000. With customer funding in place on this contract, PHAZAR CORP believes that its cash and the credit available at August 31, 2004 is sufficient to fund the Company's operations for at least 12 months.

      Management of the operating subsidiaries evaluate the facilities and review equipment requirements for existing and projected contracts on a regular basis. An annual capital plan is generated by management and submitted to the Board of Directors for review and approval. In fiscal year 2004 capital expenditures for new and replacement equipment totaled approximately $222,000. In the first three months of fiscal year 2005 capital expenditures for new and replacement equipment totaled approximately $0. The equipment purchased in 2004 was paid for with cash. The Company anticipates that the existing facilities and equipment are adequate to handle the projected business in fiscal year 2005 and intends to limit the 2005 capital program to less than $150,000 for improvements and replacement items.

      At August 31, 2004, PHAZAR CORP had cash and cash equivalents of $1,733,366. Deferred revenue recorded under the BAE SYSTEMS ATI contracts at August 31, 2004 is $0.

      The increase in accounts receivable to $1,891,097 at August 31, 2004 from $1,803,444 at May 31, 2004 reflects the increase in sales to BAE SYSTEMS ATI. The backlog of orders excluding the BAE SYSTEMS ATI contract was $3.0 million on August 31, 2004 compared to $1.6 million at year-end. Based on the number of inquiries received in the first quarter of FY2005, sales of products including instrument landing systems and commercial wireless antennas are expected to remain flat in the second quarter. The increase in accounts payable to $585,824 at August 31, 2004 from $64,285 at May 31, 2004 reflects in part, subcontractor invoices for the BAE SYSTEMS ATI installation contract that total $425,694. Inventories increased to $2,049,226 at August 31, 2004 from $1,455,450 at May 31, 2004 due in part to an increase in work in process on items not scheduled to ship until the second quarter.

      Cash provided by the operating activities in the three months ended August 31, 2004 was $932,070 compared to $1,726,851 provided by continuing operations for the same time period in 2003. $859,531 of the cash provided by operating activities at August 31, 2004 represented PHAZAR CORP's net income compared to $319,321 net income at August 31, 2003.

      Cash utilized in investing activities in the three months ended August 31, 2004 was $0 compared to $210,000 cash utilized in investing activities for the same period in 2003. The capital expenditure in 2003 was required to support the BAE SYSTEMS ATI production contract.

      Cash provided by financing activities in the three months ended August 31, 2004 was $83,431 compared to cash used in financing activities of $1,025,318 for the same period in 2003. The financing activities for the three months ended August 31, 2004 consisted primarily of principal payments on long term debt and the proceeds from exercise of stock options. The financing activities for the three months ended August 31, 2003 consisted primarily of payments on the revolving demand line of credit with a bank and principal payments on long term debt.

      Antenna Products Corporation has a long-term bank note for $1.2 million collateralized by the Antenna Products Corporation plant, property, and equipment. The balance as of August 31, 2004 is $615 thousand with payments amortized over 20 years ending in 2011. The interest is variable at one half point over prime interest rate with the note supported by an FmHA guarantee under the federal guidelines of a rural business industry loan. The note is guaranteed by a principal shareholder. This note was paid in full with cash provided by operating activities on October 4, 2004.

For the years ended May 31, 2004 and 2003

      Management's discussion and analysis of financial condition and results of operations contain forward-looking statements that involve risks and uncertainties. Phazar's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" contained in this proxy statement/prospectus. The management discussion presented in the following should be read together with Phazar's consolidated financial statements and the related notes presented in Section F of this proxy statement/prospectus. Phazar's continuing operation is that of its subsidiaries, Antenna Products Corporation, Phazar Antenna Corp., Tumche Corp., and Thirco, Inc. For the purpose of this discussion, all results of Phazar Antenna Corp. are included with the results of Antenna Products Corporation.

  Overview

      PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp., Tumche Corp. and Thirco, Inc. as its wholly owned subsidiaries. Antenna Products Corporation and Phazar Antenna Corp. are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP's operating units. Tumche Corp. has no sales or operations. Antenna Products Corporation designs, manufactures and markets antenna systems, towers and communication accessories worldwide. The United States government, military and civil agencies and prime contractors are Antenna Products Corporation's principal customers. Phazar Antenna Corp. designs and markets fixed and mobile antennas for commercial wireless applications that include cellular, PCS, ISM (instrument scientific medical), AMR (automatic meter reading), wireless internet, and wireless local area network.

      PHAZAR CORP is primarily a build to order company. As such, most United States government and commercial orders are negotiated firm fixed-price contracts. PHAZAR CORP's sales to major customers at May 31, 2004 as a percentage of total sales were BAE SYSTEMS ATI 60 percent, United States Government 8 percent and Thales ATM, Inc. (a prime contractor to the Federal Aviation Administration for Instrument Landing Systems) 4 percent.

      PHAZAR CORP sold the assets and business of Phazar Aerocorp Inc. on May 31, 2003. Phazar Aerocorp Inc. was an 80 percent owned subsidiary of PHAZAR CORP that operated in the aircraft interior refurbishing market. Phaero LLC purchased the assets except for deferred tax asset for net operating losses of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except intercompany debt. Phaero LLC also assumed PHAZAR CORP'S subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale. The result of the sale of the assets and business of Phazar Aerocorp Inc. is identified in the consolidated financials and related notes in Item 7 as discontinued operations of the aircraft interiors segment.

  Critical Accounting Policies

      The preparation of PHAZAR CORP's consolidated financial statements in accordance with accounting principles and practices generally accepted in the United States of America requires PHAZAR CORP to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. PHAZAR CORP is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from PHAZAR CORP's estimates. The most significant areas involving PHAZAR CORP's judgments and estimates are described below.

  Inventory Valuation

      Inventory is stated at the lower of cost or market, net of any applicable progress payments, with cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires PHAZAR CORP to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

  Accounts Receivable Valuation

      PHAZAR CORP maintains an allowance for doubtful accounts for estimated losses resulting from the inability of PHAZAR CORP's customers to make required payments. If the financial condition of PHAZAR CORP's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

      Revenue from short-term contracts calling for delivery of products is recognized as the product is shipped. Revenue and costs under certain long-term fixed price contracts with the U.S. Government are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonable estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. Losses on contracts are recorded when identified.

  Income Taxes

      PHAZAR CORP accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which utilizes the asset and liability method of computing


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

deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of PHAZAR CORP's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among members of the consolidated group of the separate income tax return basis.

  Results of Operations

   Year ended May 31, 2004 ("2004") Compared with Year Ended May 31, 2003
("2003")

      PHAZAR CORP's consolidated sales from operations were $11,713,910 in 2004. This is $4,299,513 or 58% more than the $7,414,397 in sales in 2003. PHAZAR CORP recorded a net profit of $1,422,113 in 2004 compared to a net loss of $132,169 in 2003.

      PHAZAR CORP's sales and income improved in 2004 due to the revenue of $5,408,816 on the $6.2 million BAE SYSTEMS ATI production contract and the revenue of $477,116 on the $604 thousand BAE SYSTEMS ATI pack and ship contract. The scheduled completion date for both contracts is July 31, 2004 and the two contracts are on schedule.

      On April 23, 2004 Antenna Products Corporation signed a third contract with BAE SYSTEMS ATI for $5,393,247 to install the antennas, antenna support structures and ground screens in Alaska. PHAZAR CORP recognized revenue of $1,059,639 in 2004 on the firm fixed-price installation contract. The scheduled completion date for the installation contract is November 4, 2004 and the contract is on schedule. The BAE SYSTEMS ATI contracts include milestone payments during the lives of the three contracts as shown below:

              Production Contract                       Pack and Ship Contract
      Milestone Date          Schedule Amount    Milestone Date      Schedule Amount
      April 18, 2003            $   500,000      January 9, 2004        $  123,626
      April 30, 2003            $ 1,500,000      February 27, 2004      $   96,000
      September 30, 2003        $ 1,000,000      March 31, 2004         $   96,000
      December 30, 2003         $ 1,000,000      April 30, 2004         $   96,000
      April 30, 2004            $   500,000      May 31, 2004           $   96,000
      June 30, 2004             $   500,000      July 31, 2004          $   96,000
      July 31, 2004             $   227,008

             Installation Contract
      Milestone Date          Schedule Amount
      April 23, 004             $1,350,000
      May 4, 2004               $  760,000
      June 4, 2004              $  760,000
      July 4, 2004              $  760,000
      August 4, 2004            $  760,000
      September 4, 2004         $  760,000
      November 4, 2004          $  243,247

      When a milestone payment is received, it is recorded on the balance sheet under current assets as cash and under current liabilities as deferred revenue:
BAE SYSTEMS ATI. PHAZAR CORP totals material costs, labor cost, overhead costs and profit on the contract work orders monthly and recognizes this amount as revenue at the end of the month. The amount recognized as revenue on the contracts is applied against the deferred revenue, reducing the deferred revenue balance. As of May 31, 2004 a total of approximately $6.9 million has been recognized as revenue on the three contracts in fiscal year 2004. The three contracts are on schedule and it is anticipated that the balance of the three contracts value, approximately $5.2 million, will be recognized as revenue in the first six months of fiscal year 2005.

      United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. This provision is included in the three BAE SYSTEMS ATI contracts. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. The possibility that Government priorities could change, causing a delay or cancellation of these contracts and any potential follow-on work, makes it impossible to accurately predict whether revenues will increase or decrease in the upcoming year.

      Orders increased in both military and commercial markets from a total of $12.5 million in 2003 to $13.4 million in 2004. This resulted in an ending backlog of firm orders at May 31, 2004 of $6.8 million, down from the prior year-end backlog of $8.4 million. The year-end backlog includes the balance on the three BAE SYSTEMS ATI contracts of $5.2 million.

      Cost of sales and contracts for the continuing operations and gross profit for fiscal year 2004 were $8.23 million and $3.48 million, respectively. For the same period in 2003, cost of sales and contracts for the continuing operations and gross profit were $4.59 million and $2.83 million, respectively. The gross profit margin for the continuing operations for fiscal year 2004 was 30% compared to 38% in 2003. The decrease in gross margin is due to the mix of products sold in 2004 and is expected to improve in 2005. Sales and Administration expenses were $1.31 million in 2004 compared to $2.38 million in 2003. When expressed as a ratio to sales, sales and administration expenses were 11% of sales in 2004 compared to 32% in 2003. Sales and administration expenses decreased when charges to overhead accounts decreased and labor charges to contract work orders increased. This resulted in operating margins of 19% in 2004 compared to 6% in 2003. Bid and proposal activities and discretionary product development spending totaled $240,314, or 2.1% of sales in 2004. This compares to $215,338 or 2.9% of sales in 2003. The increase in discretionary product development was required to develop new wireless antennas for commercial applications. Interest expense for the continuing operations decreased from $101,866 in 2003 to $51,716 in 2004 due to the reduction in indebtedness that occurred when PHAZAR CORP sold the assets and business of Phazar Aerocorp Inc. on May 31, 2003 and the reduction in notes payable in 2004 from $1,020,000 to $0.

      Income from continuing operations before income taxes was $2,153,377 in 2004 compared to a pre-tax income of $389,837 in 2003.

      The result of the sale of the assets and business of Phazar Aerocorp Inc. on May 31, 2003 is identified in the consolidated financials as discontinued operations of the aircraft interiors segment. The net loss from operations of the discontinued aircraft interiors segment in 2003 was $705,882. The net income as a result of the sale of the aircraft interiors segment in 2003 was $322,675. See the related Note 2 Discontinued Operations in Section F of this proxy statement/prospectus.

  Product Warranties

      PHAZAR CORP's management estimates accrued warranty expense based on warranty work received but not performed and on analysis of historical trends including actual expense as a percent of sales.

      Changes in accrued warranty liability for the years ended May 31, are as follows:

                                                2004            2003
                                             ---------       ---------
      Beginning balance                      $  30,000       $  30,000
      Cost incurred for rework                 (37,190)        (31,092)
      Accrual for current year estimate        211,000          30,000
      Change in accrued estimate                 7,190           1,092
                                             ---------       ---------

      Ending balance                         $ 211,000       $  30,000

Liquidity and Capital Resources

      Funds generated from operations are the major internal sources of liquidity and are supplemented by funds derived from capital markets, principally bank facilities. PHAZAR CORP has a $1.0 million revolving demand line of credit with a bank and an unused $3.0 million letter of credit with a bank. The credit line is regulated under a borrowing base formula using inventories and accounts receivable as collateral. The interest rate is established as one percentage point over Wall Street prime and is subject to a loan agreement with restrictive covenants. The most restrictive financial covenant requires PHAZAR CORP to maintain $2.0 million in tangible net worth and Antenna Products Corporation to maintain $1.0 million of working capital. At May 31, 2004 PHAZAR CORP had a tangible net worth of $4.0 million and Antenna Products had working capital of $2.8 million. As of May 31, 2004 Antenna Products Corporation had drawn $0 of the $1.0 million line of credit with $1.0 million of the borrowing base available and unused. The revolving credit line agreement was renewed on September 26, 2004. The BAE SYSTEMS ATI contract milestone payments schedule was designed to provide Antenna Products Corporation with the cash to complete the contract without drawing on the Company's line of credit. As of May 31, 2004, Antenna Products Corporation has received $5.8 million in milestone payments. Milestone payments received in advance of the completion of the related phase of the BAE SYSTEMS ATI contract are recorded as deferred revenue when received. With customer funding in place on this contract, PHAZAR CORP believes that its cash and the credit available at May 31, 2004 is sufficient to fund the Company's operations for at least 12 months.

      Management of the operating subsidiaries evaluate the facilities and review equipment requirements for existing and projected contracts on a regular basis. An annual capital plan is generated by management and submitted to the Board of Directors for review and approval. In fiscal year 2004 capital expenditures for new and replacement equipment totaled approximately $222,000. The Company anticipates that the existing facilities and equipment are adequate to handle the projected business in fiscal year 2005 and intends to limit the 2005 capital program to less than $250,000 for improvements and new equipment.

      At May 31, 2004 PHAZAR CORP had cash and cash equivalents of $717,865. Deferred revenue recorded under the BAE SYSTEMS ATI contracts at May 31, 2004 is $0.

      The increase in accounts receivable to $1,803,444 at May 31, 2004 from $984,556 at May 31, 2003 reflects the increase in sales activity on the BAE SYSTEMS ATI contracts and a decrease in sales in other products. The backlog of orders of other products was $1.6 million at May 31, 2004 compared to $2.1 million at May 31, 2003. Based on the number of inquiries received in the fourth quarter, sales of other products including instrument landing systems and commercial wireless antennas are expected to remain down in the first quarter of fiscal year 2005. The increase in accounts payable and accrued expenses to $676,995 at May 31, 2004 from $453,926 at May 31, 2003 reflects the material purchased for the BAE SYSTEMS ATI contracts and normal increases due to the increased sales volume in 2004. Inventories decreased to $1,455,450 at May 31, 2004 from $1,690,716 at May 31, 2004 as a result of PHAZAR CORP's continuing effort to reduce inventories.

      Cash provided by the continuing operating activities in the year ended May 31, 2004 was $1,822,851 compared to cash provided by continuing operations of $213,164 for the same period in 2003. PHAZAR CORP sold Phazar Aerocorp Inc. (the aircraft interiors segment) on May 31, 2003. This resulted in the net cash provided by discontinued operations in the year ended May 31, 2003 of $20,022. $1,422,113 of the cash provided by continuing operating activities at May 31, 2004 represented PHAZAR CORP's net income compared to $251,038 net income from continuing operating activities at May 31, 2003.

      Cash used in investing activities in the year ended May 31, 2004 was $222,369 compared to cash used in investing activities of $59,498 for the same period in 2003. In the years ended May 31, 2004 and 2003, these amounts related primarily to capital expenditures for production machinery and test equipment.

      Cash used in financing activities in the year ended May 31, 2004 was $1,073,605 compared to cash used in financing activities of $184,506 for the same period in 2003. The financing activities for the year ended May 31, 2004 consisted primarily of payments on the revolving demand line of credit with a bank and principal payments on long term debt. The financing activities for the year ended May 31, 2003 also consisted primarily of payments on the revolving demand line of credit with a bank and principal payments on long term debt.

      Antenna Products Corporation has a long-term bank note for $1.2 million collateralized by the Antenna Products Corporation plant, property, and equipment. The balance as of May 31, 2004 is approximately $632 thousand with payments amortized over 20 years ending in 2011. The interest is variable at one half point over prime interest rate with the note supported by an FmHA guarantee under the federal guidelines of a rural business industry loan. The note is guaranteed by a principal shareholder. This note was paid in full with cash provided by operating activities on October 4, 2004.

Disclosures about Market Risk

      The following discusses Phazar's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. The discussion contains forward-looking statements that are exposed to risks and uncertainties, many of which are out of Phazar's control. Actual results could vary materially as a result of a number of factors.

      As of May 31, 2004, Phazar had cash and cash equivalents of $718 thousand in deposit accounts with major banks. Certain cash deposits may occasionally be in excess of federally insured limits. Phazar has not incurred losses related to its cash.

      The majority of Phazar's current sales are to customers in the United States, including the U.S. Government, both military and civil agencies, and prime contractors. In 2004, BAE Systems ATI was Phazar's single biggest customer and accounted for 60% of the total sales volume. Although Phazar might be directly affected by the well being of the defense industry, management does not believe significant credit risk exists at May 31, 2004.

      Ongoing credit evaluation of customer's financial condition are performed and, generally, no collateral is required. Phazar maintains reserves for potential credit losses and such losses have not exceeded management's expectations.

      Phazar has sales in various regions of the world and any international sales are negotiated and paid for in United States Dollars; therefore Phazar has minimal foreign currency exchange rate risk. Additionally, Phazar may export and import to and from other countries. Phazar's sales may therefore be subject to volatility because of changes in political and economic conditions in these countries.

      Phazar presently does not use any derivative financial instruments to hedge its exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuation in commodity prices or other market risks; nor does Phazar invest in speculative financial instruments.

      Due to the nature of Phazar's borrowings and its cash management, Phazar has concluded it has no material market risk to its cash items, and therefore, no quantitative tabular disclosures are required.

                                  YDI BUSINESS

Overview

      YDI provides broadband, or high-speed, wireless access products and access cards both in the United States and internationally. Our systems enable service providers, enterprises and governmental organizations to deliver high-speed data connectivity enabling a broad range of applications. We believe our fixed wireless systems address the growing need of our customers and end-users to rapidly and cost effectively deploy high-speed communication networks. Our goal is to offer reliable wireless data equipment with improved range, performance and ease of use.

      As discussed below, in the second quarter of 2004, YDI acquired KarlNet, Inc., Terabeam Corporation, and Ricochet Networks, Inc. Effective in mid-August 2004, YDI implemented its go to market strategy under the name of "Terabeam Wireless." This means that YDI plans to market itself and do business using the name "Terabeam Wireless."

Recent Developments

  Creation of YDI Wireless

      YDI is the result of a merger consummated on April 1, 2003 between Telaxis Communications Corporation ("Telaxis") and Young Design, Inc. ("Young Design"). Telaxis was a publicly traded company that focused on developing high capacity millimeter wave wireless products. Young Design was a privately held company that developed, produced, and sold wireless data products, primarily in microwave frequencies. Subsequent to the merger, the company effected a 1 for 100 reverse stock split followed by a 25 for 1 forward stock split, re-incorporated in Delaware, and changed its name to YDI Wireless, Inc.

      Prior to its merger with Telaxis, Young Design had grown through a combination of organic growth and acquisitions. In March 2003, Young Design acquired certain assets and licensed technologies to permit it to manufacture and sell the Link CX product. In May 2002, Young Design acquired certain assets and licensed technology to permit it to manufacture and sell the Link EX, Link 4X and RAN products. In May 2001, Young Design purchased Zeus Wireless, Inc., a manufacturer of low speed wireless data equipment.

  Acquisition of KarlNet, Inc.

      On May 13, 2004, YDI acquired KarlNet, Inc., a pioneer and leader in software development for operating and managing wireless networks. The terms of the merger agreement provided for an upfront cash payment of approximately $3 million, issuance of 1 million restricted shares of YDI common stock, and subsequent cash payments of up to $2.5 million based on achievement of certain performance milestones and compliance with representations and warranties. The cash for the transaction came from YDI's operating capital. For the year ended September 30, 2003, Karlnet generated approximately $3.8 million in revenue and produced a loss of slightly less than $300,000.

      Founded in 1993, KarlNet had grown from a pioneer in Internet firewall and security solutions to a leading provider of wireless software and systems. From creating the first commercially available firewall to creating the first wireless residential gateway (the Apple Airport), Karlnet has been a leader in technology. KarlNet had sold over 1.5 million wireless units and created wireless software sold by companies such as Apple, Agere, Lucent, and Proxim. The company is headquartered in Dublin, Ohio.

      KarlNet is being integrated into the operations of YDI and will function as YDI's software design and support center as well as providing digital hardware design and support.

  Acquisition of Terabeam Corporation

      On June 22, 2004, YDI acquired Terabeam Corporation. Terabeam, then headquartered in Redmond, Washington, was a provider of broadband wireless systems to telecommunications providers. Pursuant to the merger, YDI issued approximately 11.6 million shares of its common shares of stock in exchange for all of the outstanding shares of Terabeam. At the time of the merger, Terabeam had approximately $50.2 million in cash and marketable securities, $2.0 million in other assets, and $10.0 million in total liabilities.

      Terabeam was a provider of wireless fiber (broadband wireless) solutions that extended and optimized carrier and enterprise networks. Terabeam's wireless fiber solutions use high frequency millimeter wave (60 GHz radio frequency) and free space optics (invisible light beam) technologies. Operating at full line rates of 100 Mbps to 1.25 Gbps, millimeter wave and free space optics (also known as FSO) systems enabled network service providers and business customers to achieve high bandwidth connectivity at significantly lower costs and deployment times than other high-data-rate technologies.

      Terabeam had a history of significant losses and cash burn. In connection with the merger and subsequent consolidation, YDI reduced capital expenditures, reduced the personnel at Terabeam from 131 to 20, closed Terabeam's two offices in the Redmond, Washington area, and consolidated resources at Terabeam's North Andover, Massachusetts facility. In addition, YDI terminated Terabeam's FSO product line and development efforts and focused solely on millimeter wave systems and subcomponents. The North Andover facility has been integrated into YDI focusing on millimeter wave and microwave hardware development and support. In addition, the addition of Terabeam has positioned YDI to aggressively pursue non-communication millimeter wave products business such as radar systems and sub-systems. Finally, YDI has engaged in discussions and is seriously considering the re-introduction of certain of its FSO products and development efforts and plans to move forward with these plans if it feels that it can do so in a cost-effective manner.

      Based on Terabeam's positive name recognition, in mid-August, YDI decided to adopt the name "Terabeam Wireless" for its go to market strategy. YDI is also contemplating changing its actual corporate name to "Terabeam Wireless" or a similar name.

  Acquisition of Ricochet Networks, Inc.

      On June 25, 2004, YDI acquired Ricochet Networks, Inc. Ricochet is a leading mobile Wireless Internet Service Provider (WISP) headquartered in Denver, Colorado. Ricochet provides high speed mobile Internet connectivity in San Diego, California and Denver and has over 7,000 paying customers. YDI believes that Ricochet is one of the largest, if not the largest, WISP with a network operating exclusively in license free frequencies.

      The purchase price for the transaction consisted of $3 million in cash, 42,105 restricted shares YDI's common stock, and a note payable for $300,000, subject to certain reductions in the purchase price to the extent that YDI experiences liabilities beyond certain agreed upon limits.

      Ricochet's wireless Internet services business is operated independent of YDI except for certain overlapping personnel and functions. Ricochet used to operate in many major metropolitan cities including New York, Los Angeles, San Francisco, Seattle, Chicago, Philadelphia, Phoenix, Baltimore, Philadelphia, Atlanta, Dallas/Fort Worth, Minneapolis, and Washington, DC. Ricochet is investigating the feasibility of restoring service in these markets. In addition, Ricochet is pursuing opportunities to provide Homeland Defense and public safety systems utilizing the Ricochet solution. Also, Ricochet is offering equipment to service providers, WISPs, and municipalities who wish to offer wireless Internet services and become part of Ricochet's network.

Industry Background

      YDI believes that there exists a significant need for bandwidth where digital phone lines or fiber optic cable are either too expensive to deploy, unavailable, or inadequate to meet demand. This barrier is often referred to as the "last mile" gap. Carriers typically have to overcome cost, time, technological, and other barriers when trying to close the last mile gap.

      Given the revenue difficulties faced by telecommunications carriers, they are limiting their further capital expenditures. In the current economic climate, it is expected that further network development, especially at the network edge, will focus on deployments where new capital expenditures will be closely followed by new revenue. Connecting new subscribers to existing broadband at low incremental cost would fit well in this market reality. We believe that our products are well suited to this market environment as they permit telecommunications carriers to bring broadband connectivity to the network edge faster and cheaper than with new landline build-outs.

      As a result of the capital expenditure reductions by fiber carriers, some potential subscribers are looking elsewhere to satisfy their connectivity needs. For example, enterprises are expected to increasingly turn to network integrators to provide connectivity between their local area networks (LANs) and storage area networks (SANs) as their business conditions improve. Cellular network operators are faced with similar connectivity issues when they try to provide backhaul to connect their cellular telephone towers to the rest of their networks. We expect this issue to intensify as subscribers demand increasingly data-intensive mobile services. Overlaying all of these industry trends is the current desire for increased network redundancy and reduced vulnerability through duplicate and alternative communications paths, which can often readily be provided with our products.

  Fixed Wireless Broadband

      Telecommunications carriers that do not have direct connectivity to the end customer through an existing medium such as copper or cable cannot cost effectively create a land line connection to that customer and are relegated to reselling the existing connectivity, possibly with enhancements, in some form or fashion. As a reseller, the telecommunications carrier is subjected to the quality of service and support provided by the underlying operator of the network. Extended range license-free fixed wireless broadband systems allow telecommunications carriers to establish an alternative network that they can own and control to enable them to offer superior connectivity head to head with the incumbent service provider. Our products allow a telecommunications carrier to offer broadband connectivity to markets where no broadband has been previously deployed because it was not cost effective to offer broadband connectivity using traditional landline solutions. Equally important, the use of license-free spectrum permits a new entrant to rapidly and cost effectively reach a new market of subscribers demanding broadband connectivity.

      Many small to medium sized ISPs (Internet Service Providers) have no other viable means to offer high-speed Internet service to their customers other than using the license-free radio bands. ISPs are increasingly offering wireless broadband connectivity and are known as WISPs (Wireless Internet Service Providers). Our point-to-multipoint systems have been deployed by over 1,000 WISPs and are currently serving tens of thousands of end customers, many of which had no broadband access prior to the roll outs incorporating our equipment.

  Rural Broadband

      In many rural areas of the country there is no DSL or cable TV service available. Residential and business customers there typically only have slow-speed dial-up access. Some use satellite links for broadband Internet access, but its relatively slow up load speeds and extremely long latency does not make it an ideal choice for high-speed wireless Internet. Many Internet Service Providers now use the license-free radio bands to offer high-speed wireless Internet to their rural dial-up customers. Our long-range point-to-multipoint systems are well suited for these rural areas and towns where there is no other viable broadband option.

  Public Hot Spots and Hot Zones

      A new form of wireless connectivity, which currently appears to be experiencing substantial growth, is the proliferation of Hot Spots. Put simply, a Hot Spot is a geographical area in which end users utilizing a wireless local area network (WLAN) card can access a broadband wireless connection for Internet connectivity. The Hot Spot is usually offered by a telecommunications carrier for a fee or by the local venue owner/operator for a fee or as an amenity. An increasing number of Hot Spots permitting free public access are being deployed by a variety of organizations. The advantages of Hot Spots are broadband connectivity, ease of use, mobile operations and roaming capabilities. The primary disadvantage of Hot Spots is that their effective range of less than 300 feet greatly limits the benefit of a single Hot Spot and would require the deployment of a huge number of Hot Spots to generate any meaningful level of coverage. To date, the deployment of Hot Spots has been sporadic and is generally limited to high traffic areas such as airports, convention centers, hotels and coffee shops. This limited deployment has attracted limited attention from end-users who require a broader area of coverage to widely adopt the service.


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      We have been an industry leader in the concept of Hot Zones. A Hot Zone is the functional equivalent of a Hot Spot except that it incorporates our amplifier and high gain antenna technology to illuminate a dramatically larger area of coverage than is covered by a traditional Hot Spot. For instance, rather than providing a single coffee shop with wireless coverage by utilizing a Hot Spot, a carrier could provide wireless coverage to a zone of several coffee shops and restaurants by utilizing a Hot Zone. Also, since the deployment of Hot Zones is more similar to the deployment of cellular telephone systems, we believe that telecommunications carriers will migrate to Hot Zone deployments rather than attempting to build out Hot Spots one building at a time. We believe that the proliferation of Hot Zones will create a dramatic improvement in the geographical footprint of Hot Spot type coverage which is required to increase the acceptance and demand from end users.

  Cellular Backhaul

      YDI believes that the need for high-speed backhaul, the connections between cellular telephone towers and the rest of the cellular telephone network, will remain solid and even increase due to the increased capacity demands of existing cellular deployments as well as the deployment of additional cellular systems. The amount of data that needs to be backhauled from cellular systems should increase significantly as 2.5G, 3G and other high-data-rate cellular systems are developed and deployed and more data intensive applications are offered. YDI believes that the backhaul data rates required for some individual cells will exceed the capabilities of the land line T-1/E-1 connections that are typically used today, thereby providing an attractive market for our Link CX product with its 45 Mbps (Megabits per second) DS-3 capabilities.

  Private Enterprise Networks

      Business, government and institutional enterprise network deployments are increasingly deploying high-speed connections between multiple buildings occupied by the same or affiliated businesses or other enterprises in a campus or business complex setting. Given that public fiber network carriers have curtailed their capital spending programs, enterprises are turning to network integrators to connect their LANs together. These integrators are motivated to move quickly and cost effectively deploy solutions and are very receptive to considering alternative methods of providing connections - such as our products
- rather than just fiber optic cable. In addition, high-data-rate next generation fixed wireless LAN systems such as IEEE 802.11a/b/g (several different standards for wireless LAN interoperability) are creating additional needs for LAN-to-LAN connectivity that could be met with our products, depending upon the data rate required. The higher data rate capabilities within the LAN are generating demand for higher speed connections between LANs such as our Gigalink product, with its Gigabit Ethernet (1.25 Gigabits per second) data rates.

  The Desire for Redundancy and Reduced Vulnerability

      In both government and commercial communications systems, there is now a strong emphasis on redundancy in networks, including the use of alternative medium in achieving redundancy. In addition, there is greater emphasis on distributed network infrastructures to prevent single node network failures. These trends could favorably affect all of the market segments that we are addressing as our products provide a redundant path of wireless connectivity rather than the exclusive use of land-line-based connectivity.

  Increased Acceptance of Wireless Mesh Solutions

      As network providers try to achieve higher levels of reliability while utilizing the lower cost to operate license free bands, wireless mesh solutions are being utilized at an increasing rate. Ricochet's self healing wireless mesh networks operate by having multiple wireless routers direct data traffic back to one or more base stations that are connected to a wired or wireless backhaul connection. The advantage of the wireless mesh network is that data traffic has multiple potential paths from the base station to the end customer. This allows the network to dynamically route around failures in the network and provide a much higher level of reliability than would be possible in a non-meshed network. In addition, Ricochet's network has been able to support large scale (5,000+ users) deployments in metropolitan markets.


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YDI's Solution

      We believe that there exists a growing market to provide license-free high-speed wireless connectivity. The advantage of utilizing license-free spectrum is that the operator can deploy the necessary equipment without the expense and time associated with acquiring a license. This allows for rapid deployment as well as creating a more competitive landscape without the artificial barriers associated with a license holder having a monopolistic hold over a geographical area. There are several significant advantages of utilizing wireless connectivity as opposed to traditional land-line solutions such as copper, fiber, digital subscriber line (DSL) or cable modems. Wireless can be very rapidly and selectively deployed at a much lower cost than traditional land line solutions. This permits service providers to rapidly enter new market and offer new services. Wireless is also well positioned to improve and grow over time as applications dictate while many land-line solutions are inherently usually limited in bandwidth by the medium that they operate in. Finally, as demonstrated by the rapid proliferation of cellular phones worldwide, users have demonstrated a preference for the mobility and freedom of wireless systems.

      We try to provide the best price/performance ratio for our class of products by, where possible, combining industry standardized wireless communication equipment, such as 802.11b equipment, with enhanced range, functionality and robustness. The goal is to provide higher quality products that can be utilized under the demanding conditions required by large-scale service providers while keeping the price of the equipment at a range that permits a relatively rapid payback of investment by our customers. Because our proprietary technology enables our systems to transmit over longer distances than competing product designs, service providers, businesses and other enterprises require fewer units to cover a specified area. As a result, they are able to reduce both their initial and incremental capital expenditures for network deployment.

      We offer a broad range of systems that enable service providers, businesses and other enterprises to create complete broadband wireless networks that connect end-users to the fiber backbone. Our point-to-point systems are primarily used within the backhaul segments of networks and also provide last mile access to large businesses. Our point-to-multipoint systems are used primarily to provide last mile access to small to mid-sized businesses and residential users. Many of our systems use similar radio frequency technology, digital signal processing and network management software. We believe this design commonality offers service providers, businesses and other enterprises higher end-to-end performance, lower equipment costs and lower training and maintenance costs.

      Markets which are benefiting from the use of our license-free wireless equipment include:

            o Service providers such as WISPs who utilize fixed wireless connectivity to offer broadband connectivity to their customers

            o Telecommunications carriers that can utilize our products to offer enhanced services or to fill in gaps in their existing networks quickly and cost effectively

            o Service providers or enterprises that need high speed connectivity between two or more points such as linking the LANs of two buildings

            o Operators of Hot Spots who utilize our equipment to provide high speed mobile connectivity in high density areas such as airports, convention centers and downtown areas

            o Government, military or emergency service providers who utilize our equipment in order to provide a rapidly deployable high speed data distribution system in the event that existing communication systems are inadequate or unavailable or as a redundant back up to their primary communication systems

      Our broadband wireless access systems have various disadvantages and limitations. For example, the broadband wireless access industry is technology intensive and requires us to continually develop new products or product enhancements in order for us to remain competitive. In addition, in contrast to mobile wireless access solutions, our systems require line-of-sight installation, which often requires the end-user to obtain roof rights from third parties. Since we focus primarily on license-free bands, our systems may also experience problems due to radio signal interference, which may occur if multiple wireless systems are operating on the same radio frequencies and in


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the same geographic areas as our systems. Signal fade due to rain is a significant limiting factor for the operation of our products that operate in the higher 24 GHz and 60 GHz frequencies. Certain aspects of our product line can be substituted with off the shelf WLAN products. Such products are extremely low cost and can either cause downward pressure on the prices that we can receive in the market place for our products and, in some cases, even replace our products entirely.

Strategy

      Our objective is to be a leading global provider of broadband wireless access systems operating in the license-free frequencies. Our strategy to accomplish this objective is to:

      Capitalize on our technology expertise to rapidly introduce new products. Our team of engineers has multi-disciplinary technical capabilities, including radio frequency technology spanning from microwave to millimeter waves as well as digital, software and networking expertise. We believe integrating these capabilities is highly complex, and we intend to continue to take advantage of our technology expertise to introduce product enhancements and new products in a rapid and cost effective manner. As systems become more complex and sophisticated and particularly, as systems operate at higher data rates and frequencies, we believe that it will become increasingly difficult for organizations without our breadth of skills to be competitive in product development.

      Leverage our direct sales model through relationships with a limited number of distributors and resellers and direct relationship with our end customers. Due to our direct sales model, we have relationships with many of our end customers. As a result of this, we believe that we have closer and more sustainable relationships and generate more product loyalty. In addition, by maintaining direct contact with the end users we believe that we remain more attuned to the limitations of existing technology and opportunities for new product development. However, our ability to successfully support smaller customers has limitations in its ability to scale so we are developing distribution channels with partners that are skilled in customer support and logistical operations. We plan to continue to offer synergistic products to our larger existing customers and to expand our larger direct customer base.

      Expand our sales efforts outside of the United States and establish international channels of distribution. Currently approximately 74% of our revenues are generated by the sale of products within the United States. We believe that markets outside of the United States actually offer better market potential than what exists inside the United States because there is significantly less deployed communications infrastructure throughout much of the world. While we have had limited success in our overseas efforts to date, we believe that our products are competitive in the overseas markets. We believe that results to date have been limited in some part due to our application of our direct sales model into overseas markets. We believe that establishing distribution channels may be a better system for offering our products in overseas markets and have recently begun developing such distribution channels. It is still too early for us to ascertain if the use of local distributors will improve our overseas revenues.

      Expand through acquisitions. We intend to pursue acquisitions of complementary businesses, technologies, products or services to expand our presence in the broadband wireless access market. We are currently integrating the operations, customer bases, and product lines from KarlNet and Terabeam. In particular, we are working to integrate Terabeam's millimeter product line with the millimeter back-haul products acquired as the result of the Young Design, Inc. - Telaxis Communications Corporation merger. In addition, we are working to expand our offering of products and services by means of the Ricochet acquisition. Our Link EX, 4X, and RAN and Link CX product lines are a result of technology purchases from InterWAVE Communications in May 2002 and March 2003, respectively.

Products

      We have two primary product lines: high-speed point-to-point products and point-to-multipoint products. In 2003, point-to-point products accounted for approximately 20% of our revenues and our point-to-multipoint products accounted for approximately 80% of our revenues. Our best selling point-to-point products are our Link CX and Link EX and our best selling point-to-multipoint products are our AP-Plus and EtherAnt II. In addition, as a


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result of the KarlNet acquisition, we now offer stand alone software solutions and as a result of the Terabeam acquisition we now able to offer millimeter wave subsystems.

High-Speed Point-to-Point Products

      Point-to-point systems are used to bridge networks from one location to another ("Bridging") or to carry data traffic from remote locations to a service provider's core network ("Backhaul"). Each of our point-to-point systems consists of identical piece(s) of equipment deployed at each end of the desired link. Each piece of equipment is first connected to an end-user's network by a cable and a connector and the radio unit and antennas are positioned to have clear line of sight to each other, usually on a rooftop or tower. All of our point-to-point products are designed for the radio unit to be deployed as close to the antenna as possible to minimize cable cost and loss of the radio signal and several units are available with an integrated antenna as an option to maximize efficiency and ease of installation. The two antennas are then aimed at one another to create a wireless connection between the two locations. By using multiple systems, an operator can connect more than two locations to form a more extensive network. Our products offer a variety of transmission speeds and radio frequencies. The table below summarizes the features of our current products:

        ------------------------------------------------------------------------
              PRODUCT NAME               DATA RATE               FREQUENCY
        ------------------------------------------------------------------------
        BRIB (Bridge in a Box)      4 Mbps half duplex      2.4 GHz
                                                            11 Channels
        ------------------------------------------------------------------------
        BAIB (Backhaul in a Box)    4 Mbps half duplex      5.8 GHz
                                                            13 channels
        ------------------------------------------------------------------------
        EtherLeap                   4 Mbps half duplex      24 GHz
                                                            13 channels
        ------------------------------------------------------------------------
        Link EX                     8 Mbps full duplex      UNII (5.2/5.7 GHz)
                                     (16 Mbps               8 channels
                                     aggregate)
        ------------------------------------------------------------------------
        Link 4X                     Four (4) E-1            UNII (5.2/5.7 GHz)
                                     circuits               8 channels
        ------------------------------------------------------------------------
        Link CX                     45 Mbps full            5.3, 5.7 or 24 GHz
        Ethernet version             duplex/DS3             2 channels
        ------------------------------------------------------------------------
        Gigalink                    OC-3, OC-12, 1.25,      60 GHz
                                     or 1.44 Gbps full
                                     duplex
        ------------------------------------------------------------------------

      BRIB, BAIB and EtherLeap. These point-to-point products have the same central radio technology inside them and differ only in the frequency at which they operate. All units utilize direct sequence spread spectrum (DSSS) technology for improved interference resistance. These units are designed to be pole mounted with data and power carried along a single line of weatherized cable allowing for quick and easy deployment. These products all share the same feature-rich radio management and monitoring software interface.

      The BRIB has a line of sight range of about 3 miles (longer range versions are available) and is an excellent low cost solution for low density deployments or for an enterprise connecting two buildings. The BAIB has a line of site range of up to 50 miles and is widely used as a backhaul solution by WISPs who are using 2.4 GHz for their point-to-multipoint last mile distribution and need to use a different frequency for backhaul. The EtherLeap has a range of about 1 to 3 miles and is used primarily by organizations seeking a higher level of security or interference resistance or in extremely radio frequency hostile environment where the other licensee-free frequencies are all occupied.

      Link EX/Link 4X. The Link EX consists of a pole-mounted radio that gets power and data from a single weatherized cable. The Link EX offers 8 Mbps full duplex connectivity with a line-of-sight range of up to 10 miles. Full duplex operation means that data is passed in both directions at the same time. This is important in latency sensitive applications such as voice or streaming video applications. The Link 4X incorporates a Link EX with an


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indoor unit that channelizes the Link EX's data stream into four (4) E-1 channels for easy integration into phone systems based upon European telco transmission standards. The Link EX or 4X is used primarily by carriers with small to mid-size backhaul needs.

      Link CX. The Link CX is primarily deployed to enable service providers, businesses and other enterprises to expand or establish private networks by bridging Internet and network traffic among multiple facilities. In addition, the Link CX is also used to provide fiber extension and last mile access. The CX has a line of sight range of up to 25 miles and offers extremely feature rich management and monitoring capabilities.

      Gigalink. The Gigalink is a compact, easily deployed product operating in the 60 GHz millimeter-wave band between 57 GHz and 64 GHz. It enables fiberless transmission of data, voice and video communication at variable fiber optic data rates from OC-3 (155 Mbps) to OC-12 (622 Mbps) and Ethernet traffic at speeds up to 1.44 Gbps full duplex. It is engineered to provide link distances from 600 meters to 1,100 meters with 99.99% availability, depending upon prevailing rainfall rates in the geographic regions where it will be used.

      A Gigalink product consists of two units, an outdoor access unit (ODU) and an indoor unit (IDU) that is an interface panel. The outdoor unit contains the transmitter, receiver, antenna, and other electronics for one end of a link. The outdoor unit is a self-contained unit connecting to the indoor unit with a single cable that incorporates fiber optic as well as power cables.

Point-to-multipoint products

      Our point-to-multipoint systems are designed to enable service providers, businesses and other enterprises to address the last mile bottleneck. Our systems enable service providers to cost-effectively connect end-users to a central hub. Businesses, governmental agencies and other enterprises may also use these systems to cost-effectively connect multiple facilities within their private networks. Our point-to-multipoint systems permit cumulative connectivity of up to 4 Mbps from a single base unit and can support hundreds of customers from a single location. These systems can operate over distances of 10 miles or more providing for extremely large areas of coverage. Since our point-to-multipoint systems require line of sight to connect, actual coverage is dictated by the ability to achieve actual line of sight from the base site to the end customer's antenna.

      Our point-to-multipoint system are typically deployed in a hub and spoke configuration consisting of (1) a single central base station, generally called a WIPOP (Wireless Point of Presence) and (2) customer premise equipment (CPE) located at each end-user's location. The WIPOP wirelessly connects to the remote CPE. The WIPOP offers high-speed two-way data communications to each end-user using a technique called time division duplexing (TDD). The WIPOP can operate in
2.4 GHz or 5.8 GHz frequencies, in various geographic configurations and can be divided in discrete sectors to permit supporting hundreds of clients from a single base station. The WIPOP is able to connect to the central office of a service provider using land line connectivity or our point-to-point technology.

      Our most popular CPE, our EtherAnt-II product, transmits and receives data between the end-user and the WIPOP. The EtherAnt-II is extremely easy to install and uses a single weatherized Category 5 Ethernet cable carrying both data and power to the pole-mounted antenna with integrated radio. Our proprietary software allows for remote management and monitoring of an unlimited number of EtherAnt-IIs from a single location.

      YDI recently introduced its Marquee 4.9 product. YDI believes that this product is the first product that has been certified by the Federal Communications Commission for operating in the new "public safety" 4.9 GHz radio band. This product enables public safety entities to benefit from the wireless broadband capabilities available using this recently allocated public safety band.

      Finally, we offer our certain software elements of our point-to-multipoint systems as a standalone product to select original equipment manufacturer customers. KarlNet developed and has continued to improve our point-to-multipoint software offerings. To date, over 1.5 million wireless devices running our software have been sold. We offer both feature rich solutions utilizing industry standard 802.11a/b/g software as well as our proprietary TurboCell software. TurboCell software permits industry standard 802.11a/b/g hardware to run on a proprietary protocol that optimizes the wireless performance in outdoor and extended range applications. Advantages of


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TurboCell over standard 802.11a/b/g include active polling, packet aggregation, dynamic bandwidth shaping, enhanced security, and resolution of the "hidden node" problem.

Sales and Marketing

      We sell our products domestically and internationally to service providers, government agencies, businesses and other enterprises directly through our sales force and indirectly through distributors and value-added resellers. We focus our marketing efforts on supporting our direct sales force, distributors, value-added resellers and systems integrators. We also seek to stimulate market demand by increasing brand awareness and educating potential customers about the advantages of using our products. We regularly hold wireless training seminars to introduce our customers and potential customers to the technologies and theories behind wireless data communications.

      We focus primarily on the domestic market but have recently increased our efforts to improve sales outside of the United States. In the United States we sell primarily directly through our internal sales force but also work with value added resellers (VARs) and system integrators/installers. We have recently added distributor channels to our sales activities. Overseas, we currently sell directly but we are increasing our number of international distributors and VARs and we expect that indirect channels will become an increasingly large portion of our international sales.

Customer Service

      We are committed to providing our customers with high levels of service and support. We provide training, technical assistance and customer support on the installation, management, use and testing of our products. We also provide a 12-month warranty for our systems and offer both in-warranty and out-of-warranty repair services. Our repair center is staffed with technicians who work directly with our quality assurance team to identify potential problems and repair equipment.

Customers

      We have a very diversified base of customers and end-users consisting of service providers, government agencies, businesses and other enterprises. Although we have several long-term contracts with some of our larger customers, most off our business is conducted with customers who expect delivery very quickly after placing their orders with us. Although our business is not strongly seasonal, we generally see a higher level of activity in the second and third quarter of each year as warmer weather in the Northern Hemisphere makes outdoor installations of our equipment easier. We typically see a relative decline in our business in the fourth quarter of each year, particularly in the month of December.

      In 2003, approximately 74% of our business was conducted in the United States and approximately 26% percent was conducted outside of the United States, including Canada which accounted for approximately 9.6% of our total business. No customer accounted for more than 10% of our business in 2003. Our two largest customers Enterasys Networks, Inc. and Verizon Communications accounted for approximately 9.2% and 8.1%, respectively, of our business in 2003.

      Our firm backlog as of December 31, 2003 was approximately $1,175,000 which compares to $745,000 and $657,000 on December 31, 2002 and 2001, respectively.

Research and Development

      Our research and development efforts are focused on improving the functionality and performance of our existing products as well as developing new products to meet the changing needs of our diverse base of customers and end-users. We devote a substantial portion of our resources to developing new products, enhancing existing products, expanding and improving our core wireless technologies and strengthening our technological expertise. We are currently pursuing the following research and development initiatives:

      o Developing point-to-multipoint systems in different frequencies and with lower price points;


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      o     Adapting our products to additional frequencies and interfaces; and

      o     Developing higher speed products.

      We are currently developing additional point-to-multipoint products, including Marquee, our higher data rate 5.8 GHz point-to-multipoint system. In addition, we are currently developing higher data rate 2.4 GHz point-to-multipoint systems and a cost reduced version of our Gigabit Ethernet GigaLink product. These products under development will be additional solutions for last mile access, cellar backhaul and campus and private networks.

      We devote a substantial portion of our resources to developing new products, enhancing existing products, expanding and improving our core wireless technologies and strengthening our technological expertise. We invested approximately $1.7 million, $0.4 million and $0.4 million in research and development activities in 2003, 2002, and 2001, respectively.

Manufacturing

      We outsource much of our manufacturing to a variety of contract manufacturers. We complete the final assembly and testing of our products at our Falls Church, Virginia facility and to a lesser extent, our Sunnyvale, California facility. Our in-house manufacturing consists primarily of pilot production, final product assembly and product testing. We have complete manufacturing capabilities in our South Deerfield, Massachusetts facility including automated pick and place equipment which we utilize for quick turn projects, small production runs and pilot products. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers with the expertise and ability to achieve the cost reductions associated with volume manufacturing and to respond quickly to orders, while maintaining our quality standards. This allows us to focus our internal resources on developing new products.

      We depend on single or limited source suppliers for several key components used in our products. Several of these components have recently been discontinued by their manufacturers, and as a result, we have been forced to purchase large quantities of sub-components for these products. We believe that our current inventory of discontinued subcomponents is adequate for the expected volume of products to be produced in the future; however if the required volume of products exceeds expectations, we may be forced to find replacement parts or redesign the products, which may add significantly to our costs. Conversely, if the actual volume of products is less than expected, we may end up holding inventories of sub-components that will not have any value to us. As of December 31, 2003, our inventory and commitments for large quantities of discontinued parts was less than $75,000, which has been adequately reserved.

      Our WLAN products are currently dependent on Agere System's ("Agere") WLAN division as our primary sources for proprietary 802.11b chips, modules, and cards and Atheros Communications, Inc. for its 802.11a/b/g chips, modules and cards. In addition, our Link EX, Link 4X, RAN and Link CX products all incorporate one or more single source components. If, for any reason, a supplier fails to meet our quantity or quality requirements, or stops selling components to us or our contract manufacturers at commercially reasonable prices, we could experience significant production delays and cost increases, as well as higher warranty expenses and product reputation problems. Because the key components and assemblies of our products are complex, difficult to manufacture and require long lead times, we may have difficulty finding alternative suppliers to produce our components and assemblies on a timely basis. We have experienced shortages of some of these components in the past, which delayed related revenue, and we may experience shortages in the future. In addition, because the majority of our products have a short sales cycle of between 30 and 90 days, we may have difficulty in making accurate and reliable forecasts of product needs. As a result, we could experience shortages in supply, which could delay or decrease revenue because our customers may cancel their orders or choose a competitor for their future needs.

      We have limited manufacturing capability and limited experience in large scale or foreign manufacturing. There can be no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis. In addition, in order to compete successfully, we will need to achieve significant product cost reductions. Although we intend to achieve cost reductions through engineering improvements, production economies, and manufacturing at lower cost locations, including outside the United States, there can be no assurance that we will be able to do so. In order to remain competitive, we must continue to introduce new


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products and processes into our manufacturing environment, and there can be no assurance that any such new products will not create obsolete inventories related to older products.

      We have just begun commercial production of our Marquee product line. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in developing industries, particularly companies in relatively new and rapidly evolving markets. These risks include:

      o     an evolving and unpredictable business model;

      o     uncertain acceptance of new products and services;

      o     competition; and

      o     challenges in managing growth.

      We cannot assure you that we will succeed in addressing these risks. If we fail to do so, our revenue and operating results could be materially harmed.

Competition

      The markets for broadband wireless systems and WLAN are extremely competitive and we expect that competition will intensify in the future. Increased competition could adversely affect our business and operating results through pricing pressures, the loss of market share and other factors. The principal competitive factors affecting wireless local area networking and fixed wireless markets and WLAN include the following: data throughput; effective radio frequency coverage area; interference immunity; network security; network scalability; price; integration with voice technology; wireless networking protocol sophistication; ability to support industry standards; roaming capability; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; changes to government regulations with respect to each country served and related to the use of radio spectrum; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and company reputation.

      With our broadband products, we could be at a disadvantage to competitors, particularly Alcatel, Business Networks AB, Alvarion (the result of the merger of Breezecom and Floware), Ceragon Networks, Cisco Systems, Proxim and Stratex Networks, which have broader distribution channels, brand recognition, extensive patent portfolios and more diversified product lines. In addition, broadband wireless access solutions compete with other high-speed solutions such as cable modem technologies, satellite technologies, digital subscriber lines and fiber optic cables. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. Other factors that influence the choice between wireless and wire line products include reliability and security, speed and volume capacity, cost effectiveness, availability of sufficient frequencies and geographic suitability. We expect to face increasing competitive pressures from both current and future technologies in the broadband access market.

      We have extensive competition in our WLAN business, including without limitation, Cisco (including LinkSys), D-Link, Enterasys Networks, Harris Corporation, Intel Corporation, Nokia Corporation, Proxim, Symbol Technologies and 3Com Corporation. Additionally, numerous companies have announced their intention to develop competing products in both the commercial wireless and home networking markets, including several Asia-based companies offering low-price IEEE 802.11a/b/g products. We could also face future competition from companies that offer products which replace network adapters or offer alternative communications solutions, or from large computer companies, PC peripheral companies, as well as other large networking equipment companies. Furthermore, we could face competition from certain of our OEM customers, which have, or could acquire, wireless engineering and product development capabilities, or might elect to offer competing technologies. We can offer no assurance that we will be able to compete successfully against these competitors or those competitive pressures we face will not adversely affect our business or operating results.

      Many of our present and potential competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the broadband wireless or WLAN markets, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we have only limited experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as wireless markets evolve and the level of competition increases.

Intellectual Property

      Our success depends on the preservation and protection of our product and manufacturing process designs and other proprietary technology. We use a variety of intellectual property in the development and manufacturing of our products, but do not believe that any of our intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant. In addition to our registered intellectual property, we also use proprietary technology in our business. This technology includes internally developed proprietary comprehensive network management software and specialized knowledge and technical expertise that have been developed over time by our employees, particularly in regard to the manufacturing of large volume millimeter wave components and systems.

      In order to maintain the confidential nature of this technology, we have chosen to protect it by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it. All of our employees have signed our standard confidentiality agreement, which prohibits them from disclosing our confidential information, technology developments and business practices, as well as any confidential information entrusted to us by other parties.

      We also have two intellectual property license agreements with interWAVE Communications which grant us a non-exclusive royalty-free perpetual license to use some of its intellectual property, including patents, patent applications, copyrights, software, technology and proprietary information related to our Link EX, Link 4X, RAN and Link CX products.

Government Regulation

      Our products are subject to extensive telecommunications-based regulation by the United States and foreign laws and international treaties.

      In the United States, we are subject to various Federal Communications Commission, or FCC, rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. Our spread spectrum wireless products are certified for unlicensed operation in the
2.4 -- 2.4835 GHz, 5.15 -- 5.35 GHz, 5.725 -- 5.825 GHz, 24.05-24.25 GHz and
57.05-64 GHz frequency bands. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status in the frequency. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of our products experience excessive interference from primary users, market acceptance of our products could be adversely affected, which could materially and adversely affect our business and operating results. The FCC, however, has established certain standards that create an irrefutable presumption of noninterference for Part 15 users and we believe that our products comply with such requirements. There can be no assurance that the occurrence of regulatory changes, including changes in the allocation of available frequency spectrum, changes in the use of allocated frequency spectrum, or modification to the standards establishing an irrefutable presumption for unlicensed Part 15 users, would not significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition.

      Our products are also subject to regulatory requirements in international markets and, therefore, we must monitor the development of spread spectrum and other radio frequency regulations in certain countries that represent potential markets for our products. We must conform our products to a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Each country has different regulations and a different regulatory process. In order for our products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us, because our licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end-users. The delays inherent in this regulatory approval process may force us to reschedule, postpone or cancel the installation of our products by our customers, which may result in significant reductions in our sales.

      While there can be no assurance that we will be able to comply with regulations in any particular country, we will design our products to minimize the design modifications required to meet various 2.4 GHz and 5 GHz international spread spectrum regulations. In addition, we will seek to obtain international certifications for our product line in countries where there are substantial markets for wireless networking systems. Changes in, or the failure by us to comply with, applicable domestic and international regulations could materially adversely affect our business and operating results. In addition, with respect to those countries that do not follow FCC regulations, we may need to modify our products to meet local rules and regulations.

      Regulatory changes by the FCC or by regulatory agencies outside the United States, including changes in the allocation of available frequency spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. Several changes by the FCC were approved within the last eight years including changes in the allocation and use of available frequency spectrum, as well as the granting of an interim waiver. These approved changes could create opportunities for other wireless networking products and services. There can be no assurance that new regulations will not be promulgated that could materially and adversely affect our business and operating results. It is possible that the United States and other jurisdictions will adopt new laws and regulations affecting the pricing, characteristics and quality of broadband wireless systems and products. Increased government regulations could:

      o     decrease the growth of the broadband wireless industry;

      o     hinder our ability to conduct business internationally;

      o     reduce our revenues;

      o     increase the costs and pricing of our products;

      o     increase our operating expenses; and

      o     expose us to significant liabilities.

      Any of these events or circumstances could seriously harm our business and results of operations.

      We are also subject to U.S. government export controls. We rely on our customers to inform us when they plan to deliver our products to other countries, and we regularly inform our customers of the export controls with which they must comply. However, a violation of U.S. export controls could seriously harm our business.

Employees

      As of October 27, 2004, we had 140 employees, including 42 in manufacturing, 35 in research and development, 33 in sales, marketing and customer service, and 30 in finance and administration. We are not a party to any collective bargaining agreement. We believe that relations with our employees are good.

Properties

      YDI leases approximately 70,000 square feet of facilities in seven locations. YDI's headquarters is an approximately 15,000 square foot facility located in Falls Church, Virginia. This facility accommodates the following departments: senior management, administration, finance, marketing, manufacturing, sales and a small amount of research and development. This property is leased from an affiliate of YDI on terms that are believed to be at market rates. The term of the lease for this facility expires on December 31, 2010.

      YDI leases an approximately 32,000 square foot facility located in South Deerfield, Massachusetts. This facility accommodates a research and development area as well as limited run production capabilities. The term of the lease for this facility expires on October 31, 2005.

      YDI leases an approximately 15,000 square foot facility located in Sunnyvale, California. This facility accommodates sales as well as technical support and final manufacturing, testing and repair of our Link EX, Link 4X, RAN and Link CX products. The term of the lease for this facility expires on March 31, 2007.

      YDI leases an approximately 8,000 square feet facility located in Richardson, Texas. This facility accommodates several sales people. The term of the lease for this facility expires in December 31, 2006. We are currently exploring opportunities to sublease or otherwise utilize this facility.

      YDI leases an approximately 10,000 square feet facility located in Dublin, Ohio. This facility accommodates approximately 22 software engineers and associated staff. The lease is comprised of two locations within the same building expiring at different times. The term of the lease for 7,000 square feet expires on January 31, 2008. The term of the lease for 3,000 square feet expires on January 31, 2006.

      YDI leases an approximately 11,000 square feet facility located in North Andover, Massachusetts. This facility accommodates approximately 25 engineering, development, manufacturing, and associated staff for our Harmonix Division. The term of the lease expires August 31, 2005.

      YDI leases an approximately 11,000 square feet facility located in Denver, Colorado. This facility accommodates approximately 13 engineering, development, and associated staff for our Ricochet Networks subsidiary. The term of the lease expires on December 31, 2004.

      Primarily with respect to our Ricochet Networks subsidiary, YDI will lease and has been leasing space in and around each of the areas where it provides service as necessary to house switches, other equipment, and personnel.

      There are a number of facilities leased by Terabeam Corporation prior to its acquisition by YDI that are not presently being used and that YDI has no present plans to use. Following its acquisition of Terabeam, YDI has been negotiating with the landlords of the various facilities for the early termination of those leases.

Legal Proceedings

      During the period from June 12 to September 13, 2001, four purported securities class action lawsuits were filed against Telaxis in the U.S. District Court for the Southern District of New York: Katz v. Telaxis Communications Corporation et al., Kucera v. Telaxis Communications Corporation et al., Paquette v. Telaxis Communications Corporation et al., and Inglis v. Telaxis Communications Corporation et al. The lawsuits also named one or more of the underwriters in the Telaxis initial public offering and certain of its officers and directors. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint which supersedes the individual complaints originally filed. The amended complaint alleges, among other things, violations of the registration and antifraud provisions of the federal securities laws due to alleged statements in and omissions from the Telaxis initial public offering registration statement concerning the underwriters' alleged activities in connection with the underwriting of Telaxis' shares to the public. The amended complaint seeks, among other things, unspecified damages and costs associated with the litigation. These lawsuits have been assigned along with, we understand, approximately 1,000 other lawsuits making substantially similar allegations against approximately 300 other publicly-traded companies and their public offering underwriters to a single federal judge in the U.S. District Court for the Southern District of New York for consolidated pre-trial purposes. We believe the claims against us are without merit and have defended the litigation vigorously. The litigation process is inherently uncertain, however, and there can be no assurance that the outcome of these claims will be favorable for us.

      On July 15, 2002, together with the other issuer defendants, Telaxis filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In October 2002, the court approved a stipulation dismissing without prejudice all claims against the Telaxis directors and officers who had been defendants in the litigation. On February 19, 2003, the court issued its ruling on the separate motions to dismiss filed by the issuer defendants and the underwriter defendants. The court granted in part and denied in part the issuer defendants' motions. The court dismissed, with prejudice, all claims brought against Telaxis under the anti-fraud provisions of the securities laws. The court denied the motion to dismiss the claims brought under the registration provisions of the securities laws (which do not require that intent to defraud be pleaded) as to Telaxis and as to substantially all of the other issuer defendants. The court denied the underwriter defendants' motion to dismiss in all respects.

      In June 2003, we elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. This decision was made by a special independent committee of our board of directors. We understand that a large majority of the other issuer defendants have also elected to participate in this proposed settlement. If ultimately approved by the court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against us and against the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants. The proposed settlement provides that the insurers of the participating issuer defendants will guarantee that the plaintiffs in the cases brought against the participating issuer defendants will recover at least $1 billion. This means there will be no monetary obligation to the plaintiffs if they recover $1 billion or more from the underwriter defendants. In addition, we and the other participating issuer defendants will be required to assign to the plaintiffs certain claims that the participating issuer defendants may have against the underwriters of their IPOs.

      The proposed settlement contemplates that any amounts necessary to fund the guarantee contained in the settlement or settlement-related expenses would come from participating issuers' directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer's insurance coverage were insufficient to pay that issuer's allocable share of the settlement costs. Therefore, the potential exposure of each participating issuer defendant should decrease as the number of participating issuer defendants increases. We currently expect that our insurance proceeds will be sufficient for these purposes and that we will not otherwise be required to contribute to the proposed settlement.

      The parties to the proposed settlement have drafted formal settlement documents and requested preliminary approval by the court of the proposed settlement, including the form of the notice of the proposed settlement that would be sent to members of the proposed classes in each settling case. Certain underwriters who were named as defendants in the settling cases, and who are not parties to the proposed settlement, have filed an opposition to preliminary approval of the proposed settlement of those cases. If preliminary court approval is obtained, notice of the proposed settlement will be sent to the class members, and a motion will then be made for final court approval of the proposed settlement. Consummation of the proposed settlement remains conditioned on, among other things, receipt of both preliminary and final court approval. If the proposed settlement described above is not consummated, we intend to continue to defend the litigation vigorously. Moreover, if the proposed settlement is not consummated, we believe that the underwriters may have an obligation to indemnify us for the legal fees and other costs of defending these suits. While there can be no assurance as to the ultimate outcome of these proceedings, we currently believe that the final result of these actions will have no material effect on our consolidated financial condition, results of operations, or cash flows.

      YDI is subject to potential liability under contractual and other matters and various claims and legal actions which are pending or may be asserted. These matters arise in the ordinary course and conduct of YDI's business. While the outcome of all of the pending and potential claims and legal actions against YDI cannot be forecast with certainty, YDI believes that such matters should not result in any liability which would have a material adverse affect on YDI's business.

Market Price and Dividend Information

      YDI common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "YDIW." The table below shows, for the calendar year quarters indicated, the reported high and low sale prices of YDI common stock, as reported on the Nasdaq National Market until December 18, 2002 and on the Nasdaq SmallCap Market from December 19, 2002 until March 31, 2003 and again from June 30, 2004 to October 27, 2004. The table below shows, for the period from April 1, 2003 through June 29, 2004, the reported high and low bid quotations for the YDI common stock on the OTC Bulletin Board. These market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. In each case, this information is based on published financial sources. The YDI common stock prices and bids have been adjusted to reflect the net 1 for 4 reverse stock split implemented on July 9, 2003.

                                                           YDI Common Stock
                                                           ----------------
                                                           High       Low
                                                           ----       ---
            2002
            First Quarter                                  $7.08     $2.80
            Second Quarter                                 $5.64     $2.20
            Third Quarter                                  $3.16     $0.76
            Fourth Quarter                                 $1.32     $0.56

            2003
            First Quarter                                  $1.12     $0.44
            Second Quarter                                 $4.84     $0.60
            Third Quarter                                  $4.95     $3.00
            Fourth Quarter                                 $5.45     $3.05

            2004
            First Quarter                                  $7.90     $3.60
            Second Quarter                                 $6.80     $3.60
            Third Quarter                                  $5.85     $1.96
            Fourth Quater (through October 27, 2004)       $3.40     $2.40

      As of October 27, 2004, the number of stockholders of record of YDI common stock was approximately 266. YDI has never declared or paid any cash dividends on any class of YDI common equity. YDI currently intends to retain any future earnings to fund the development and growth of its business and currently does not anticipate paying cash dividends in the foreseeable future.

YDI Equity Compensation Plan Information

      The following table and narrative provide information about YDI's equity compensation plans as of December 31, 2003.

-------------------------------------------------------------------------------------------------------
Plan category           Number of securities        Weighted-average            Number of securities
                        to be issued upon           exercise price of           remaining available for
                        exercise of outstanding     outstanding options,        future issuance under
                        options, warrants and       warrants and rights (1)     equity compensation
                        rights (1)                                              plans (excluding
                                                                                securities reflected in
                                                                                column (a))
                        (a)                         (b)                         (c)
-------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by               363,698                     $11.28                      430,012(2)
security holders
-------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved              146,490                     $ 2.14                      197,802(3)
by security holders
-------------------------------------------------------------------------------------------------------
Total                           510,188                     $ 8.65                      627,814
-------------------------------------------------------------------------------------------------------

----------
(1) This column does not reflect the options outstanding on December 31, 2003 to purchase 259,541 shares of YDI's common stock at an exercise price of $1.60 per share that YDI assumed in connection with its combination with Young Design, Inc. on April 1, 2003. Those options had been issued under an equity compensation plan that was approved by Young Design's stockholders. No future grants of options may be made under that plan.

(2) Consists of 4,252 shares available for future issuance under YDI's 1996 Stock Plan, 150,261 shares available for future issuance under YDI's 1997 Stock Plan, and 275,499 shares available for future issuance under YDI's 1999 Stock Plan.

(3) Consists of shares available for future issuance under YDI's 2001 Nonqualified Stock Plan.

      On July 17, 2001, YDI's board of directors adopted its 2001 Nonqualified Stock Plan and reserved 375,000 shares of YDI's common stock for issuance pursuant to that plan. The 2001 plan provides for the grant of non-qualified stock options, performance share awards, and stock awards (restricted or unrestricted) to directors, officers, and employees. The compensation committee of the board of directors generally administers the 2001 plan and recommends to the board of directors or decides itself the terms of stock rights granted, including the exercise price, the number of shares that may be purchased under individual option awards, and the vesting period of options. No more than forty-nine percent of the awards granted under the 2001 plan may be granted to our directors and executive officers. Compliance with this requirement will be measured on the earlier of the date of the expiration of the 2001 plan or July 17, 2004, in which case compliance will also be measured on each anniversary thereafter, unless otherwise approved by The Nasdaq Stock Market, Inc. In addition, after July 17, 2004, no more than forty-nine percent of the awards granted under the 2001 plan during any plan year may be granted to our directors and executive officers, unless otherwise approved by The Nasdaq Stock Market, Inc. To the extent that these limitations are not necessary for the 2001 plan to qualify as a broadly based plan under the rules of The Nasdaq Stock Market, Inc., the limitations may be relaxed. The board of directors may amend, modify, or terminate the 2001 stock plan at any time as long as the amendment, modification, or termination does not impair the rights of plan participants under outstanding options or other stock rights.

      At YDI's annual stockholders meeting on September 9, 2004, YDI's stockholders approved YDI's 2004 Stock Plan pursuant to which 1,150,000 shares of YDI common stock may be issued. As a result of that approval, YDI amended its other current stock plans so that no further stock awards will be made under those plans. The following table summarizes YDI's stock plan pool as of the close of business on September 9, 2004:

      ------------------------------------------------------------------------------------
      Number of shares of YDI common stock to be issued upon exercise of
      outstanding options ..................................................       806,801
      ------------------------------------------------------------------------------------
      Number of shares of YDI common stock remaining available for future
      issuance under YDI stock plans .......................................     1,146,250
      ------------------------------------------------------------------------------------
      Total YDI stock plan pool ............................................     1,953,051
      ------------------------------------------------------------------------------------

      More information about YDI's stock options is contained in YDI's financial statements, including the notes thereto, contained in this proxy statement/prospectus.

                                PHAZAR'S BUSINESS

General

      PHAZAR CORP operates as a holding company with Antenna Products Corporation, Tumche Corp. (fka Phazar Aerocorp, Inc.), Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries. Antenna Products Corporation, and Phazar Antenna Corp. are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP's operating units. PHAZAR CORP has no other business activity. PHAZAR CORP's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is (940) 325-3301.

      Product information is available from the Internet web page at:
//www.antennaproducts.com and at: //www.phazar.com.

      Antenna Products Corporation

      Antenna Products Corporation was incorporated in Texas in 1984 to continue a business started in 1972 and operated as a closely held "C" corporation until January 24, 1992. Thereafter, Antenna Products Corporation has operated, as a wholly owned Subsidiary of PHAZAR CORP. Antenna Products Corporation's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is
(940) 325-3301.

      Antenna Products Corporation designs, manufactures and markets standard and custom antennas, guyed and self supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of the Company's commercial products include panel, sector, omnidirectional and closed loop telecommunications antennas, automatic meter reading (AMR), instrument scientific medical (ISM), cellular, paging and yagi antennas, guyed towers and self supported towers.

      The majority of Antenna Products Corporation's revenues come from fixed-price contracts, secured through a bidding process, for particular, custom ordered antenna production systems that Antenna Products Corporation builds according to the specifications of the customer. Except for inventory of standard products including small antennas, accessories and some towers in the amount of $378,060 at May 31, 2004, Antenna Products Corporation does not build and inventory equipment for future off the shelf sales. The sales volume for a particular antenna or antenna system is, therefore, a function of the fixed price contracts for build to order antennas or systems awarded to Antenna Products Corporation. However, a general product sales breakdown for fiscal year ended May 31, 2004 and the fiscal year ended May 31, 2003, as a percentage of total sales are, as follows:

                                    For Fiscal Year Ended May 31, 2004     For Fiscal Year Ended May 31, 2003
Antenna Sales                                       3%                                     7%
Shipboard Equipment Sales                           1%                                    19%
Instrument Landing System Sales                     8%                                    19%
Collinear Antenna Sales                             7%                                    14%
Tower Sales                                         1%                                     6%
Mast Sales                                          2%                                     2%
Standard Product Sales                              2%                                     5%
Spares and Accessories Sales                       11%                                    18%
Commercial Antenna Sales                            6%                                    10%
BAE SYSTEMS ATI Sales                              59%                                     0%

      Antenna Products Corporation's customer base is primarily government and government prime contractor focused, but this is slowly changing as Antenna Products Corporation continues to develop and market new commercial products. Antenna Products Corporation's market is international in scope. Antenna Products

Corporation currently focuses on developing domestic markets and has a limited amount of foreign sales. The specialized need of Antenna Products Corporation's customers and the technology required to meet those needs change constantly. Accordingly, Antenna Products Corporation stresses its engineering, installation, service and other support capabilities. Antenna Products Corporation uses its own sales and engineering staff to service its principal markets. Some of Antenna Products Corporation's contracts are large relative to total annual sales volume and, therefore, the composition of the customer base is different year to year. In 2004 the BAE SYSTEMS ATI was the single largest customer and accounted for 59% of the total sales volume. The U.S. Government was the second largest customer and accounted for 8% of total sales. Orders for equipment in some of these product categories are in backlog and, therefore, BAE SYSTEMS ATI and the U.S. Government are expected to be major clients again in 2005.

      Antenna Products Corporation is one of many suppliers of antennas and related manufacturing services to the government and government prime contractors. Antenna Products Corporation competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent within this market, Antenna Products Corporation competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing.

      Antenna Products Corporation, including it predecessors, have been building antennas and related structures and systems for over 30 years. We believe that Antenna Products Corporation enjoys a reputation for building quality products at a competitive price, because we continue to be asked to bid for new work. Because of our size and lack of significant liquid assets we are at a competitive disadvantage to larger companies that have greater resources to be able to bid a job at lower margins. In terms of gross assets, sales and number of employees, Antenna Products Corporation is a relatively small company compared to the companies with which we compete.

      On the other hand, our customers know us, know our personnel and can rely on us to build the antennas or towers or masts, etc. according to their specifications. We, therefore, compete on the basis of our reputation and history of building quality products at reasonable prices.

      As discussed above, Antenna Products Corporation is primarily a build to order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. Approximately 26% of total inventory, $378,060 is currently maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules. Antenna Products Corporation performs work for the United States Government primarily under fixed-price prime contracts and subcontracts. Under fixed-price contracts, Antenna Products Corporation realizes any benefit or detriment occasioned by lower or higher costs of performance.

      Antenna Products Corporation is subject to certain risks common to all companies that derive a portion of their revenues from the United States Government. These risks include rapid changes in technology, changes in levels of government spending, and possible cost overruns. Recognition of profits on major contracts is based upon estimates of final performance, which may change as contracts progress. Contract prices and costs incurred are subject to Government Procurement Regulations, and costs may be questioned by the Government and are subject to disallowance. United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. Collections are generally set in accordance with federal acquisition standards, which require payment in accordance with "Net 30" terms after acceptance of goods. Antenna Products Corporation is not directly regulated by any governmental agency in the United States. Most of Antenna Products Corporation's customers, and the antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Antenna Products Corporation's ability to produce antenna designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

      Antenna Products Corporation does not depend on any license, patent or trademark, other that its good name, to secure business. While Antenna Products Corporation does hold certain patents, they are not material to its business.

      While Antenna Products Corporation complies with all environmental laws, the costs and effects of compliance are not material to its operations.

      Antenna Products Corporation plans to reinvest from 2% to 5% of sales in research and development projects and bid and proposal activities. The mix of expenditures between the two areas in any given year is a function of the demand for new independently developed innovative systems and the level of requirements solicited. In 2004 Antenna Products Corporation invested 2.1% of sales in independent research and development (R&D) and bid and proposal activities (B&P). The level of expenditures as a ratio to sales is expected to continue at this level in 2005. The level of expenditures for R&D and B&P as a ratio to sales was 2.9% of sales in 2003. Antenna Products Corporation does not consider patents to be material to its operations nor would the loss of any patents adversely affect operations.

      Tumche Corp. (fka Phazar Aerocorp, Inc.)

      On May 31, 2003 PHAZAR CORP sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new corporation that was formed by Gary Havener, principal shareholder and President of PHAZAR CORP and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed PHAZAR CORP's subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale.

      On June 16, 2003 the name of Phazar Aerocorp Inc. was changed to Tumche Corp. Tumche Corp is a wholly owned subsidiary of PHAZAR CORP. It has no sales or operations.

      Phazar Antenna Corp.

      Phazar Antenna Corp. is a wholly owned Subsidiary of PHAZAR CORP. It was formed as a Delaware Corporation and activated on June 1, 2000. Phazar Antenna Corp. operates as a marketing, research and development unit. Phazar Antenna Corp.'s address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is (940) 325-3301.

      Phazar Antenna Corp. provides a complete line of commercial wireless fixed and mobile antennas for ISM (instrument scientific medical), wireless Internet, wireless LAN, wireless local loop, fixed GPS, MMDS (fixed wireless) and embedded Bluetooth market applications. This product line complements Antenna Products Corporations existing product lines of cellular, PCS, paging, ISM and AMR (automatic meter reading) omni-directional and sector wireless antennas. Phazar Antenna Corp. sales for the twelve months ended May 31, 2004 amounted to approximately 3% of total sales. We expect that for fiscal year ended May 31, 2005 this percentage will be approximately 3%. The Phazar Antenna Corp. commercial wireless product lines are manufactured at Antenna Products Corporation's plant in Mineral Wells, Texas.

      Thirco, Inc.

      Thirco, Inc. was formed on November 1, 1993 as a Delaware company to purchase and lease equipment and facilities to the other operating units of PHAZAR CORP. The primary lease arrangements are with Antenna Products Corporation. Thirco will occasionally assist in servicing the banking needs of PHAZAR CORP's operating units. Since all activity is internal to PHAZAR CORP and its operating subsidiaries, financial data is consolidated with PHAZAR CORP. Thirco does not employ any full time employees and does not intend to employ any in the foreseeable future. Thirco does not intend to engage in any outside business transactions.

      Seasonality

      PHAZAR CORP's businesses are not dependent on seasonal factors.

      Backlog

      The backlog of orders at Antenna Products Corporation and Phazar Antenna Corp. was $6.8 million at year-end. This compares to $8.2 million in backlog at the end of fiscal year 2003. In June, the backlog was $5.4 million. Over 95% of this backlog will be delivered in the 2005 fiscal year.

      Raw Material Source and Supply

      PHAZAR CORP's operating subsidiaries' principal raw materials are steel, aluminum, other metal alloys, plastic and composite tubing, hardware, electrical wire, wire rope, electronic components and electro-mechanical components. The materials are commonly available from numerous sources, including local distributors in quantities sufficient to meet the needs of the subsidiaries. The availability and supply of raw materials is not considered to be a problem for PHAZAR CORP.

      Employees

      As of July 12, 2004 Antenna Products Corporation and Phazar Antenna Corp. combined employed a total of eighty-five employees, eighty-one full time and four part time. Of the eighty-five, eleven are employed in administration and sales, nine in engineering and technical support, and sixty-five in manufacturing. None of Antenna Products Corporation and Phazar Antenna Corp.'s employees are subject to collective bargaining agreements.

      Thirco does not employ any full time employees and does not intend to employ any in the foreseeable future.

      Foreign Sales

      Antenna Products Corporation's sales in international markets are primarily to foreign governments or prime contractors to foreign governments and, as such, represent a small percentage of the overall Company annual volume. The level of profits from the commitment of assets to this portion of the business is no greater or no less than that of other market segments. International sales for 2004 and 2003 were 4.5% and 6.8%, respectively, of total sales.

      Phazar Antenna Corp. has no significant sales to international customers.

      Description of Property

      Antenna Products Corporation owns a ten-acre industrial site located along US Highway 180 in Mineral Wells, Texas. The facility consists of a main building containing 60,000 square feet of manufacturing area and 10,000 square feet of administrative and engineering offices, a second building containing 20,000 square feet of manufacturing and shipping area; and a third building containing 15,000 square feet utilized for receiving and material control. Three additional auxiliary buildings, which total in excess of 13,350 square feet, are utilized for chemical etching, painting and storage. The facilities are in good condition and with the current compliment of machinery and equipment are suitable and more than adequate to meet production requirements. Dependent on the mix of product types in process in any given time period, the Company could potentially more than double output with current and planned plant, property and equipment. Antenna Products Corporation carries a bank note on the manufacturing facility that is amortized over twenty years ending in the year 2011.

      Phazar Antenna Corp. has no facilities. Phazar Antenna Corp. uses the facilities of Antenna Products Corporation in Mineral Wells, Texas.

      Thirco owns a fifty-acre test site in Mineral Wells, Texas. The site includes three buildings with 28,000 square feet of space. The space is currently being leased to Antenna Products Corporation for test activity with some storage of inventory. The two larger buildings, if needed, are suitable with rearrangement and some conversion expense, for additional manufacturing utilization.

Research and Development

      Phazar plans to reinvest 2% to 5% of sales in research and development projects. The level of expenditures in research and development in any given year is a function of the demand for new independently innovative systems and the level of requirements solicited. In fiscal year 2004, Phazar invested 2.1% of sales in independent research and development (R&D). The level of expenditure as a ratio to sales is expected to continue at this level in fiscal year 2005.

Sales and Marketing

      Phazar manufactures and markets standard and custom antennas, guyed and self-supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, military and civil agencies, U.S. Government prime contractors and commercial clients, both foreign and domestic. Phazar is primarily a build to order company. As such, most orders are negotiated firm fixed-price contracts. Most commercial contracts are single order and single delivery firm fixed-price contracts. Some government contracts are multi-year performance with established option dates with a predetermined escalated price for delivery in that out year. These types of contracts can be valid from two to five years. Other types of government contracts are called supply contracts where the government buys a particular product and has estimated the quantity required over an expected period. Foreign sales for the fiscal year ended May 31, 2004 were 4.5% of total sales.

Competition

      Phazar is one of many suppliers of antennas and related products to the government and government prime contractors. Phazar competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent with this market, Phazar competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing.

Government Regulation

      Phazar Corp is not directly regulated by any government agency in the United States. Most of Phazar's customers and antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Phazar's ability to produce antenna and tower designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

Intellectual Property

      Phazar used a variety of intellectual property in the development of new products and in the manufacturing processes used to build our products. Phazar protects this intellectual property by obtaining confidentiality or non-disclosure agreements from persons or customers who are given access to it. All of our employees have signed a confidentiality agreement, which prohibits them from disclosing our confidential information, technology developments and business practices, as well as any confidential information entrusted to us by other parties.

Market Price and Dividend Information

      The following table sets forth the range of high and low sale prices, as reported on the Nasdaq SmallCap Market for each indicated quarter. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

      As of October 27, 2004, there were approximately 622 stockholders on record of the Phazar common stock.

                                                        Phazar Common Stock
                                                        -------------------
                                                           High      Low
                                                           ----      ---

            2003
            First Quarter (ended August 31, 2002)          $1.90    $1.51
            Second Quarter (ended November 30, 2002)       $2.01    $1.22
            Third Quarter (ended February 28, 2003)        $2.05    $1.60
            Fourth Quarter (ended May 31, 2003)            $2.20    $1.74

            2004
            First Quarter (ended August 31, 2003)          $3.00    $1.90
            Second Quarter (ended November 30, 2003)       $5.37    $2.46
            Third Quarter (ended February 29, 2004)        $9.19    $4.70
            Fourth Quarter (ended May 31, 2004)            $8.80    $4.45

            2005
            First Quarter (ended August 31, 2004)          $6.90    $3.06
            Second Quarter (through October 27, 2004)      $6.70    $3.29

   Dividends

      To date, Phazar has not paid any cash dividends on shares of its common stock. Phazar currently anticipates that it will retain any available funds for use in the operation of its business, and does not anticipate paying any cash dividends in the foreseeable future.

Phazar Equity Compensation Plan Information

      The following table and narrative provide information about Phazar's equity compensation plans as of May 31, 2004. More information about Phazar's stock options is contained in Phazar's financial statements, including the notes thereto, contained in this proxy statement/prospectus.

------------------------------------------------------------------------------------------------------
Plan category             Number of securities        Weighted-average         Number of securities
                          to be issued upon           exercise price of        remaining available for
                          exercise of outstanding     outstanding options,     future issuance under
                          options, warrants and       warrants and rights      equity compensation
                          rights                                               plans (excluding
                                                                               securities reflected in
                                                                               column (a))
                          (a)                         (b)                      (c)
------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by                     --                        --                        --
security holders
------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved               130,000                     $2.00                        --
by security holders
------------------------------------------------------------------------------------------------------
Total                            130,000                     $2.00                        --
------------------------------------------------------------------------------------------------------

      In 1999, Phazar's Board of Directors granted a stock option to purchase 60,000 shares at $2.00 per share to Mr. Wraight. The option has an expiration date of March 31, 2006 or the officer's last day of employment, if earlier. On August 4, 2004, Mr. Wraight exercised stock options for 50,000 shares at $2.00 per share.

      In 2000, Phazar's Board of Directors granted a stock option to purchase 75,000 shares at $2.00 per share to Mr. Steve Schueler, an employee of Phazar. The options have an expiration date of November 20, 2007 or the employee's last day of employment, if earlier. On October 7, 2003, Mr. Schueler exercised stock options for 5,000 shares at $2.00 per share.

      During the years ended May 31, 2003 and 2002, Phazar's Board of Directors did not grant any stock options.

                                YDI's MANAGEMENT

Directors, Executive Officers, and Key Employees of YDI

      The directors, executive officers, and key employees of YDI, their ages as of October 27, 2004, and their positions and backgrounds are as follows:

   Name                          Age     Position
   ----                          ---     --------
   Daniel A. Saginario ......    60      Chairman of the Board of Directors
   Robert E. Fitzgerald .....    40      Chief Executive Officer and Director
   Alexander Young (1) ......    49      Senior Vice President of Marketing and Sales
   Patrick L. Milton ........    56      Chief Financial Officer, Treasurer, and Director
   David L. Renauld .........    38      Vice President, Legal and Corporate Affairs, and Secretary
   Douglas J. Karl (1) ......    49      Chief Technology Officer
   Thomas M. Lera (1) .......    56      Vice President of Operations
   Dean Soucy (1) ...........    43      Chief Engineer
   Dana Wheeler (1) .........    45      Vice President, MMW Operations
   John W. Gerdelman ........    52      Director
   Daniel R. Hesse ..........    51      Director
   Gary E. Rieschel .........    48      Director
   Robert A. Wiedemer .......    45      Director

----------
(1)   Key employee

      The principal occupations of each director, executive officer, and key employee of YDI for at least the last five years are as follows:

      Daniel A. Saginario has been a YDI director since April 2003 and Chairman of the board since June 2004. From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc., a manufacturer of point-to-point wireless equipment. From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology. Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX's investments, and Corporate Director - Strategic Planning & Corporate Development. Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A. from Pace University. Mr. Saginario serves on the board of directors of Airnet Communications Corporation, a GSM-based cellular equipment provider.

      Robert E. Fitzgerald has been YDI's Chief Executive Officer and a director since April 2003. He was Chief Executive Officer and a director of Young Design, Inc. from March 1999 to April 2003. From July 1998 to February 1999, Mr. Fitzgerald was an attorney with the law firm of Greenberg Traurig. Prior to that, he was an attorney with the law firm of Ginsburg, Feldman & Bress. He holds a B.A. in economics from the University of California - Los Angeles and a J.D. from the University of California - Los Angeles School of Law.

      Alexander Young has been YDI's Senior Vice President of Marketing and Sales since June 2004. From February 2001 to March 2004, he was first General Manager/Director US Western Region and then General Manager/Director Latin American Operations for Tecnomatix, a software manufacturing company. From December 1999 to February 2001, he was Vice President Sales, Western US for BrightStar IT, an information technology consulting firm. From April 1998 to December 1999, he was Regional Director of Sales of Apptitude Inc., a networking software manufacturer. Mr. Young holds a B.S. in electrical engineering from the University of Texas.

      Patrick L. Milton has been a YDI director since September 2004 and YDI's Chief Financial Officer and Treasurer since April 2003. He was Chief Financial Officer and Treasurer of Young Design from April 2002 to April 2003. From March 1999 to April 2002, he was Chief Financial Officer of ioWave, Inc., a manufacturer of point-to-point wireless equipment. From January 1998 to March 1999, he was Chief Financial Officer and Senior Vice President of Operations for Net-Tel Corp., a competitive local exchange carrier and long distance telephone service provider. Mr. Milton holds a B.B.A. in Accounting and an M.B.A. from the University of Wisconsin-Whitewater.

      David L. Renauld has been YDI's Vice President, Legal and Corporate Affairs and Secretary since November 1999. He was YDI's Clerk from May 1999 until July 2003. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

      Douglas J. Karl has been YDI's Chief Technology Officer since June 2004. Mr. Karl co-founded KarlNet, Inc. in 1993 and served as its Chief Technology Officer until May 2004. He also served as its President and Chief Executive Officer prior to September 2000 and from May 2002 to May 2004. Concurrently, until 1999, he held the position of Associate Director of the Academic Computer Center at The Ohio State University. Mr. Karl holds a B.S. in electrical engineering from The Ohio State University.

      Thomas M. Lera has been YDI's Vice President of Operations since September 2004. He was YDI's Director of Operations from April 2003 to August 2004. He was Director of Operations of Young Design, Inc. from June 2001 to April 2003. From July 2000 to June 2001, he was Director of Operations of ioWave, Inc. From June 1996 to July 2000, he was Director of Administration and Regulatory Manager for Net-Tel Corp. Mr. Lera holds a B.S. in natural sciences and ecology from the University of Illinois and a M.S. in City and Regional Planning from the University of Pennsylvania. He is also a Certified Financial Planner.

      Dean Soucy has been YDI's Chief Engineer since June 2004. He served as YDI's Chief Software Engineer from October 2003 to June 2004. From July 1998 to October 2003, he was first Vice President of Engineering and then Chief Operating Officer for Zeus Wireless, Inc., which was then a developer and manufacturer of 2.4 GHz transceivers. Mr. Soucy holds a B.S. in electrical engineering from Florida Atlantic University.

      Dana Wheeler has been YDI's Vice President, MMW Operations since June 2004. From July 2002 to June 2004, he was Vice President RF/MMW Operations for Terabeam Corporation. From June 1999 to July 2002, he was first Vice President of Business Development and then Chief Operating Officer for Harmonix Corporation. From July 1997 to June 1999, he was Business Development Manager for Sanders, a Lockheed Martin company. Mr. Wheeler holds a B.S. in electrical engineering from the University of Massachusetts - Dartmouth.

      John W. Gerdelman has been a YDI director since June 2004. Since January 2004, Mr. Gerdelman has been Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions. From April 2002 to December 2003, Mr. Gerdelman was President and Chief Executive Officer of AboveNet, Inc., a provider of digital communications infrastructure solutions. From January 2000 to April 2002, Mr. Gerdelman was Managing Partner of Morton's Group LLC, an information technology and telecommunications venture group. From April 1999 to December 1999, he served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions. Previously, he had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman serves on the boards of directors of Sycamore Networks, an optical gear company, McData Corporation, a storage area network company, and APAC Customer Services, Inc., a call center company. Mr. Gerdelman is a graduate of the College of William and Mary with a degree in Chemistry and currently serves on their Board of Visitors.

      Daniel R. Hesse has been a YDI director since June 2004. Mr. Hesse served as the Chairman, President, and Chief Executive Officer of Terabeam Corporation, a telecommunications company, from March 2000 to June 2004. Previously, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. He holds an A.B. degree from the University of Notre Dame, an MBA from Cornell University, and an MS degree from Massachusetts Institute of Technology. Mr. Hesse is a director of V F Corporation, the world's largest apparel maker.

      Gary E. Rieschel has been a YDI director since June 2004. He is co-executive managing director for Mobius Venture Capital. He founded the firm (then SOFTBANK Venture Capital) in 1996. Under his leadership, the firm has grown to $2.25 billion under management and a portfolio of over 100 leading technology companies. Mr. Rieschel earned a B.A. in Biology from Reed College and a M.B.A. from Harvard Business School. He currently serves on the board of trustees of Reed College in Portland, Oregon.

      Robert A. Wiedemer has been a YDI director since December 2003. Since February 2002, he has been Managing Partner of Business Valuation Center, a company he co-founded that is focused on the valuation of private, middle-market companies throughout the United States. From June 2000 until January 2002, he held various positions at Pricesaroundtheworld.com, an Internet-based price research services firm, where he was promoted from Chief Financial Officer to Chief Executive Officer. From October 1998 until May 2000, he was Managing Partner of The Netfire Group, a financial and marketing consulting firm. From October 1993 until September 1998, he co-founded and served as Chief Executive Officer of a NASDAQ-listed electronic publishing company, Imark Technologies. Mr. Wiedemer holds a Masters Degree in Marketing from the University of Wisconsin - Madison.

Board of Directors

      Each member of YDI's board of directors is elected each year at the annual meeting of stockholders for a one-year term of office. YDI's executive officers named above are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among YDI's directors and executive officers.

      YDI has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which was established by the board of directors.

      Each of the current members of each of these committees is independent as defined in the rules of the Nasdaq Stock Market. YDI's board of directors determined that Mr. Rieschel is an independent member of the Audit Committee even though investment funds controlled by Mr. Rieschel own more than 10% of YDI's common stock and therefore Mr. Rieschel falls outside the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Securities Exchange Act of 1934, as amended.

      The members of YDI's Audit Committee are Messrs. Wiedemer, Chair, Rieschel, and Saginario. The Audit Committee selects and engages YDI's independent auditors, reviews and evaluates YDI's audit and control functions, reviews the results and scope of the audit and other services provided by YDI's independent auditors, and performs such other duties as may from time to time be determined by the board of directors. YDI's board of directors has determined that each of Messrs. Wiedemer, Rieschel, and Saginario is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. The board made this determination after a qualitative assessment of each of their levels of knowledge and experience based on a number of factors, including formal education and work and other professional experience.

      The members of YDI's Compensation Committee are Messrs. Saginario, Chair, Gerdelman, and Wiedemer. The Compensation Committee reviews the compensation and benefits of YDI's executive officers, recommends and approves stock awards under YDI's stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

      The members of YDI's Governance and Nominating Committee are Messrs. Gerdelman, Chair, Saginario, and Wiedemer. The Governance and Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, periodically evaluates the processes and performance of the board, monitors and reports on developments in corporate governance, and performs such other duties as may from time to time be determined by the board of directors.

Director Compensation

      YDI's compensation policy for directors contemplates the following compensation:

      o     an $11,000 annual retainer for serving on the board

      o     a $6,500 annual retainer for serving as chairperson of the board

      o a $5,000 annual retainer for serving as chairperson of the audit committee of the board

      o a $2,500 annual retainer for serving as a member of the audit committee of the board

      o a $1,500 annual retainer for serving as chairperson of the compensation committee of the board

      o a $500 annual retainer for serving as chairperson of the governance and nominating committee of the board

      o at a minimum, the following rights to acquire shares of YDI common stock:

            o for each new non-employee director elected or appointed to the board, a non-qualified stock option to purchase 12,500 shares of YDI common stock that vests in three equal annual installments beginning on the date of grant

            o for each incumbent non-employee director, a fully vested, non-qualified stock option to purchase 3,750 shares of YDI common stock granted immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

      In April 2003, YDI granted an option to purchase 12,500 shares of its common stock at $0.92 per share to Mr. Saginario. In June 2003, YDI granted an option to purchase 3,750 shares of its common stock at $4.00 per share to Ms. Carol B. Armitage, who was then a continuing director. In December 2003, YDI granted an option to purchase 12,500 shares of its common stock at $5.30 per share to Mr. Wiedemer. In January 2004. YDI granted an option to purchase 12,500 shares of its common stock at $5.45 per share to Mr. Ralph Peluso, who joined YDI's board in January 2004. In June 2004, YDI granted an option to purchase 12,500 shares of its common stock at $4.76 to each of Messrs. Gerdelman, Hesse, and Rieschel, who each joined YDI's board in June 2004. Mr. Rieschel's options are currently held by two of his investment funds. In September 2004, YDI granted an option to purchase 3,750 shares of its common stock at $2.50 to Mr. Saginario, who was a continuing director. All of these grants were in accordance with this standard policy.

      YDI will also reimburse its non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

      From January 2003 until April 2003, YDI's board of directors had a compensation committee consisting of four directors - Drs. Albert E. Paladino and John L. Youngblood and Mr. Allan M. Doyle, Jr. and Ms. Armitage. Dr. Youngblood, who was then YDI's President and Chief Executive Officer, served as a member of YDI's compensation committee during that period. Dr. Youngblood participated in discussions regarding the compensation of YDI's executive officers that occurred during that period. Dr. Youngblood ceased being YDI's President and Chief Executive Officer in April 2003.

      From April 2003 until June 2003, YDI's board of directors had a compensation committee consisting of three directors - Messrs. Saginario and Ralph Goldwasser and Ms. Armitage. From June 2003 until December 2003, YDI's board of directors had a compensation committee consisting of two directors - Mr. Saginario and Ms. Armitage.

      None of YDI's executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of YDI's board of directors or compensation committee.

Executive Compensation and Related Information

      The following table summarizes the compensation earned for services rendered to YDI in all capacities during 2003 by YDI's executive officers as of December 31, 2003 who will serve as directors or executive officers of YDI after the merger. These executives are referred to as the "YDI named executive officers" elsewhere in this proxy statement/prospectus.

                           Summary Compensation Table
                            For 2001, 2002, and 2003

                                                                                                Long-Term
                                                                                              Compensation
                                                                                       -------------------------
                                                      Annual Compensation                        Awards
                                             --------------------------------------    -------------------------
                                                                                       Restricted     Securities
                                                                       Other Annual      Stock        Underlying       All Other
     Name and                      Year      Salary        Bonus       Compensation     Award(s)        Options      Compensation
Principal Position                             ($)          ($)            ($)            ($)            (#)(a)           ($)
--------------------------------   ----      -------      -------      ------------    ----------     ----------     ------------
Robert E. Fitzgerald(b) ........   2003      250,000      100,000           --             --                --        6,810(c)
   Chief Executive Officer         2002      250,000      100,000           --             --            41,250        6,810(c)
                                   2001      183,333       50,000           --             --                --        6,810(c)

Patrick L. Milton(d) ...........   2003      128,077           --           --             --                --           --
   Chief Financial Officer         2002       80,769       10,000           --             --            15,625           --
   and Treasurer

David L. Renauld ...............   2003      153,774           --           --             --            25,000          109(e)
   Vice President, Legal           2002      153,774           --           --             --             2,500        3,499(f)
   and Corporate Affairs           2001      153,774           --           --             --            25,000        3,571(g)
   and Secretary

----------
(a) For Messrs. Fitzgerald and Milton, the options shown in this column were initially options to purchase shares of Young Design common stock that were converted into options to purchase shares of YDI common stock in connection with the combination of Young Design and Telaxis in April 2003.

(b) Mr. Fitzgerald became YDI's Chief Executive Officer in April 2003. Amounts shown for periods before that date are amounts Mr. Fitzgerald earned in his similar position with Young Design.

(c)   Represents health insurance premiums paid by YDI.

(d) Mr. Milton became YDI's Chief Financial Officer and Treasurer in April 2003. Amounts shown for periods before that date are amounts Mr. Milton earned in his similar position with Young Design.

(e)   Represents premiums on term life insurance paid by YDI.

(f) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $225 paid by YDI, and reimbursement of tax return preparation expenses of $774.

(g) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $224 paid by YDI, and reimbursement of tax return preparation expenses of $847.

      The following table provides information regarding all options granted to the YDI named executive officers in 2003. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of the YDI common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent YDI's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of the YDI common stock. YDI may not achieve the rates of appreciation assumed in this table, and the YDI named executive officers may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of the YDI common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                              Option Grants in 2003

                                               Individual Grants
                              ---------------------------------------------------         Potential
                                                                                     Realizable Value at
                                                                                        Assumed Annual
                               Number of   Percent of Total                          Rates of Stock Price
                              Securities       Options                                 Appreciation for
                              Underlying     Granted to      Exercise                    Option Term
                                Options     Employees in      Price    Expiration    --------------------
           Name               Granted (#)  Fiscal Year (%)  ($/Share)     Date       5% ($)      10% ($)
           ----               -----------  ---------------- ---------  ----------    ------      -------
   Robert E. Fitzgerald ...         --             --            --          --          --          --
   Patrick L. Milton ......         --             --            --          --          --          --
   David L. Renauld .......     25,000          66.67          0.96      4/2/13      15,093      38,250

      All options were granted at fair market value on the date of grant as determined by the YDI board of directors. The board of directors determined the fair market value of YDI's common stock based on the trading value of the YDI stock on the date of grant.

      These options were fully vested on the date of grant and terminate on the earlier of:

      o two years after the date of the executive's death or disability or the date of termination of the executive's employment, or

      o     10 years from the date of grant.

      The following table provides information regarding stock options exercised in 2003 and the value of all unexercised options held by the YDI named executive officers at the end of 2003. The value realized upon the exercise of options is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the OTC Bulletin Board, less the applicable option exercise prices. The value of unexercised in-the-money options represents the difference between the fair market value of YDI's common stock on December 31, 2003 ($5.45 per share) and the option exercise price, multiplied by the number of shares underlying the option.

                        2003 Aggregated Option Exercises
                        and Fiscal Year-End Option Values

                                                               Number of Shares of
                                                            Common Stock Underlying     Value of Unexercised In-
                                                             Unexercised Options at       the-Money Options at
                                                               Fiscal Year-End (#)         Fiscal Year-End ($)
                                  Shares                   --------------------------  --------------------------
                               Acquired on      Value
           Name                Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
           ----                ------------  ------------  -----------  -------------  -----------  -------------
   Robert E. Fitzgerald ..           --            --        30,937        10,313        119,107       39,705
   Patrick L. Milton .....           --            --        11,718         3,907         45,114       15,042
   David L. Renauld ......        3,500         9,305        69,536         1,003        189,673           --

Employment Agreements and Change-of-Control Provisions

      YDI has an employment agreement with Mr. Fitzgerald. The agreement was entered into in March 1999. The employment agreement had an original term of one year and renew automatically on an annual basis, provided that neither party has provided notice of non-renewal to the other at least 30 days before the scheduled expiration date. The annual base salary for Mr. Fitzgerald was initially set at $90,000 subject to adjustment by YDI's board of directors. In 2003, his annual base salary were $250,000. In addition, Mr. Fitzgerald is entitled to receive bonuses as determined by YDI's board of directors and to receive a car allowance of $300 per month. At times, Mr. Fitzgerald has used a company car in lieu of receiving this allowance.

      Mr. Fitzgerald may be entitled to receive severance benefits after termination of employment depending on the circumstances under which employment terminates. If YDI terminates his employment for cause or the employee terminates the employment agreement for no reason, the employee will not be entitled to severance benefits. The employee will be entitled to severance benefits if YDI terminates the agreement for reasons other than cause or if the employee terminates the agreement due to YDI's uncured breach. In those situations, the employee is entitled to a severance payment equal to the average level of annual compensation paid to the employee in the last five years, including base salary and bonus. In addition, YDI must maintain the employee's benefits (or provide substantially similar alternative benefits) until the earlier of the expiration of the remaining term of the employment agreement or provision of substantially equivalent benefits by another employer. There is no requirement on the employee to mitigate these benefits by seeking other employment.

      Mr. Fitzgerald agreed, for a period of two years after termination of employment, to not engage in any activities competitive to YDI, to not solicit the rendering of services to any of YDI's customers, and to not hire any of YDI's employees. To facilitate enforcement of these provisions, the employee must provide YDI with notice of any proposed new employment and YDI has the right to direct the employee not to accept that employment so long as YDI has reasonable grounds for that direction.

      Mr. Fitzgerald also agreed to treat all of YDI's non-public information confidentially and to return all of YDI's business information and other property to YDI in the event of their termination.

      YDI has an employment agreement with Mr. Renauld. The employment agreement had an original term of 24 months and renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for Mr. Renauld was initially set at an annual base salary in the amount of $153,774. Under his original agreement, Mr. Renauld was entitled to an annual car allowance of $7,800.

      Mr. Renauld is entitled to receive severance payments for either eleven months or twenty-four months after termination of his employment depending on the circumstances under which his employment terminates. If YDI terminates his employment for cause, he will not be entitled to severance payments. He will be entitled to eleven months of severance if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason, as defined in the employment agreements, after a change of control of YDI. The maximum 24-month severance period will apply only if YDI terminates his employment without cause after YDI undergoes a "change of control" that was not approved by a majority of YDI's board of directors. A "change of control" is defined in the employment agreement to include the completion of a merger or consolidation of YDI with any other entity (other than a merger or consolidation in which YDI is the surviving entity and is owned at least 50% collectively by persons who were stockholders of YDI before the transaction), the sale of substantially all of YDI's assets to another entity, any transaction that results in a person or group holding 50% or more of the combined voting power of YDI's outstanding securities, or changes to YDI's board of directors that result in the persons who were either directors on the date of the employment agreement or their nominated successors no longer comprising a majority of the board. The full amount of the severance payment would be paid on the last day of employment. There is no provision reducing severance payments by amounts earned by him at subsequent employment or for YDI to continue to provide benefits (or cash in lieu thereof) to him for any period following termination of employment. Mr. Renauld also agreed to provide consultation and advice to YDI for a period of up to three months following termination of his employment.

      The employment agreement also contains additional provisions stating that Mr. Renauld's last day of employment will be established either by YDI upon thirty days notice to him or by Mr. Renauld upon thirty days notice to YDI. However the date is set, the termination will be treated as an involuntary termination by YDI without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

      Following the completion of YDI's business combination with Young Design, YDI's board of directors approved the terms of an amended employment agreement with Mr. Renauld. Under the terms approved by the board, Mr. Renauld would continue in his current role with his current salary (which may be adjusted in the future). He would no longer receive his annual car allowance. Mr. Renauld would be entitled to receive severance under similar circumstances as contemplated under his current agreement, but the amount of severance would be eleven months of base salary. YDI has not yet executed an amended employment agreement with Mr. Renauld reflecting the foregoing terms.

      Under his stock option agreements, a large portion of the unvested options held by Mr. Renauld vested and became immediately exercisable upon the completion of the transaction with Young Design in April 2003.

YDI's Related Party Transactions

      In January 2003, YDI amended the employment agreement of Mr. Renauld. The January 2003 amendments specify that Mr. Renauld's last day of employment will be established either by YDI upon thirty days notice to him or by Mr. Renauld upon thirty days notice to YDI. However the date is set, the termination will be treated as an involuntary termination by YDI without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later. A summary of Mr. Renauld's employment terms is set forth immediately above under the heading "Employment Agreements and Change-of-Control Provisions."

      YDI completed a strategic combination transaction with Young Design on April 1, 2003. Effective April 2003, YDI entered into indemnification agreements with Messrs. Fitzgerald, Gordon D. Poole, Milton, Saginario, and Michael F. Young. The terms of these agreements are substantially the same as the indemnification agreements YDI previously entered into with its other directors and officers. These agreements contain provisions that are, in some respects, broader than the specific indemnification provisions contained in the applicable corporate law and in YDI's by-laws. In general, the indemnification agreements may require YDI:

      o to indemnify its directors and officers against liabilities that may arise due to their status or service as officers or directors, other than liabilities that may arise with respect to any matter as to which the person seeking indemnification is adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interest of YDI; and

      o to advance their expenses incurred as a result of any proceeding against them as to which they may be entitled to indemnification.

      In addition, YDI currently maintains a policy for directors' and officers' insurance.

      As a result of YDI's transaction with Young Design, YDI acquired the lease for Young Design's headquarters facilities in Falls Church, Virginia, which is leased from Merry Fields, LLC, a Delaware limited liability company. Merry Fields is wholly-owned by Concorde Equity and Michael F. Young. Concorde Equity is an investment company controlled by Robert E. Fitzgerald, a YDI board member and Chief Executive Officer. The annual lease amount is approximately $263,000, subject to a three percent annual increase. The lease expires on December 31, 2010. Merry Fields acquired the facility in 2000 using proceeds from a bank loan. Young Design guaranteed that bank loan, which as of December 31, 2003 had an outstanding principal amount of approximately $1,406,000 and an interest rate of 7.34%. As part of the transaction between Young Design and YDI, Concorde Equity and Mr. Young agreed to indemnify Young Design and YDI if Young Design has to pay any money under that guarantee.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                         DIRECTORS, AND OFFICERS OF YDI

      The following table provides information regarding the beneficial ownership of YDI's outstanding common stock as of October 27, 2004 (unless otherwise noted) by:

      o each person or group that YDI knows owns more than 5% of the YDI common stock,

      o     each of YDI's directors,

      o     the YDI named executive officers, and

      o     all of YDI's directors and named executive officers as a group.

      Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. The percentage beneficially owned by each person is based upon 22,841,063 shares of YDI common stock outstanding on October 27, 2004. Shares of common stock that YDI may issue upon the exercise of options currently exercisable or exercisable within 60 days of October 27, 2004 are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, YDI believes the beneficial owners of the YDI common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless otherwise indicated, the address for each 5% stockholder is 8000 Lee Highway, Falls Church, VA 22042.

      The last column of the table below indicates the effect of the issuance of shares of YDI common stock to the former Phazar stockholders in the merger on the percentage ownership of YDI after the merger of the persons shown. The effect is based on the assumption of 2,136,214 shares of YDI common stock being issued to the former Phazar stockholders in the merger transaction due to 2,250,428 shares of Phazar common stock outstanding on October 27, 2004 (including the 470,250 shares of Phazar common stock owned by YDI directly or indirectly that will be canceled in the merger). This number does not include options outstanding to purchase 80,000 shares of Phazar common stock. If these options are exercised prior to the merger, YDI expects to issue 96,000 additional shares of YDI common stock in the merger. The shares of YDI common stock held by the persons shown in the table below will not change as a result of the merger.

                                                               Number of
                                                                Shares
                                       Shares Issuable       Beneficially
                                         pursuant to            Owned
                                           Options          (Including the
                                                              Number of                           Percentage of
Name of Beneficial                    Exercisable within        Shares          Percentage of         Shares
Owner                                     60 days of         shown in the           Shares         Outstanding
                                       October 27, 2004      first column)       Outstanding       Post-Merger
----------------------------------    ------------------    --------------      -------------     -------------
Funds managed by
   Mobius Venture Capital
   2 Palo Alto Square, Suite 500
   3000 El Camino Real
   Palo Alto, CA 94306 (1) .......           4,166             5,357,499             23.5%            21.4%
Gary E. Rieschel (1) .............           4,166             5,357,499             23.5             21.4
Concorde Equity, LLC (2) .........              --             5,089,717             22.3             20.4
Robert E. Fitzgerald (2) .........          10,313             5,130,967             22.5             20.5
Patrick L. Milton ................          18,907                32,625                *                *
David L. Renauld (3) .............          80,539                89,164                *                *
Daniel A. Saginario ..............          12,082                14,582                *                *
John W. Gerdelman ................           4,166                 4,166                *                *
Daniel R. Hesse ..................           4,166               136,166                *                *
Robert A. Wiedemer ...............           8,332                 8,407                *                *
All current executive officers
   and directors as a group (8
   persons) ......................         142,671            10,773,576             46.9             42.9

      ----------
      *     Less than 1%.

(1) Represents 4,166 options currently exercisable held by the following entities: (a) 2,890 options held by Mobius Technology Ventures VI, L.P. ("Mobius VI") and (b) 1,276 options held by SOFTBANK Technology Ventures V, L.P. ("SOFTBANK V") and 5,353,333 shares held by the following entities: (a) 2,596,550 shares held by SOFTBANK V, (b) 70,114 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P. ("SOFTBANK Advisors V"), (c) 46,669 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V, L.P. ("SOFTBANK Entrepreneurs V"), (d) 1,226,544 shares held by Mobius VI, (e) 1,315,512 shares held by SOFTBANK US Ventures VI, L.P. ("SOFTBANK US VI"), (f) 50,160 shares held by Mobius Technology Ventures Side Fund VI, L.P. ("Mobius Side VI"), and (g) 47,784 shares held by Mobius Technology Ventures Advisors Fund VI, L.P. ("Mobius Advisors VI"). Mr. Rieschel is the Executive Managing Director of SBTV V LLC, the general partner of SOFTBANK V, SOFTBANK Advisors V, and SOFTBANK Entrepreneurs V.

      Mr. Rieschel is an Executive Managing Director of Mobius VI LLC, the general partner of Mobius VI, SOFTBANK US VI, Mobius Side VI, and Mobius Advisors VI. As such, Mr. Rieschel may be deemed to share voting power with respect to the securities held of record by SOFTBANK V, SOFTBANK Advisors V, SOFTBANK Entrepreneurs V, Mobius VI, SOFTBANK US VI, Mobius Side VI, and Mobius Advisors VI. Mr. Rieschel disclaims beneficial ownership of the securities held of record by all entities referred to in this footnote except to the extent of his pecuniary interest therein.

(2) Mr. Fitzgerald is President and Managing Member of Concorde Equity. Concorde Equity became a significant stockholder in connection with the completion of YDI's combination transaction with Young Design on April 1, 2003. Mr. Fitzgerald became a director and YDI's Chief Executive Officer also in connection with the completion of that transaction. Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Concorde Equity. Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity, except to the extent of his pecuniary interest in those shares.

(3) Mr. Renauld has joint ownership and shared voting and investment power with his wife of 1,250 shares of YDI common stock.

      Upon completion of the merger, Clark D. Wraight will replace Patrick L. Milton as a director of YDI. As of October 27, 2004, Mr. Wraight did not beneficially own any shares of YDI common stock. Based on Mr. Wraight's beneficial ownership of Phazar common stock as of October 27, 2004, it is expected that upon completion of the merger Mr. Wraight will be the beneficial owner of 227,238 shares of YDI common stock (plus an additional 12,000 shares if he exercises in full his outstanding options to purchase 10,000 shares of Phazar stock prior to merger).

                               PHAZAR'S MANAGEMENT

Directors and Executive Officers of Phazar

      The executive officers and directors of Phazar, their ages as of October 27, 2004, and their positions and backgrounds are as follows:

Name                        Age   Principal Occupation                                       Director Since
----                        ---   --------------------                                       --------------
Gary W. Havener ........    64    President and Chief Executive Officer, Phazar;              January 1982
                                  Sole Director Antenna Products Corp, Phazar
                                  Antenna Corp and Thirco, Inc., subsidiaries of
                                  Phazar; President, Thirco, Inc. and Sinan Corp.

Clark D. Wraight .......    60    Vice President and Secretary, Treasurer, Phazar;            October 1996
                                  President and General Manager, Antenna Products
                                  Corp and Phazar Antenna Corp; Vice President,
                                  Thirco, Inc.; Secretary, Treasurer, Thirco, Inc., and
                                  Phazar Antenna Corp

R. Allen Wahl ..........    76    Independent Business Consultant and Past                    October 1999
                                  President & COO of Valmont Industries

James Miles ............    61    Past Vice President and General Manager, GTE               November 1999
                                  Media Ventures; Past President, Contel of
                                  California

James Kenney ...........    63    Executive Vice President and Owner San Jacinto             November 1999
                                  Securities, Inc.

      Mr. Havener served as the President of Phazar from January 1992 until October 1999. Mr. Havener served as the President of Antenna Products Corporation from January 1996 until April 1999. Mr. Havener currently serves as President and CEO of Phazar and President of Thirco, Inc. Mr. Havener also serves as sole director of Antenna Products Corporation, Phazar Antenna Corp and Thirco, Inc. Since December 1984 Mr. Havener has served as the President of Sinan Corp., an investment company. Sinan Corp. is not a parent, subsidiary or affiliate of the Company.

      Mr. Wraight served as Vice President and Secretary/Treasurer of Antenna Products Corporation from 1996 until April 1999 when he was appointed President. Mr. Wraight has been employed with Antenna Products since 1979 and has served as an officer of the Company since 1981. Mr. Wraight currently serves as Vice President and Secretary/Treasurer of Phazar, President and General Manager of Antenna Products Corporation, President and Secretary /Treasurer of Phazar Antenna Corp and Vice President and Secretary/Treasurer of Thirco, Inc., subsidiaries of the Company.

      Mr. Wahl was President and COO of Valmont Industries. The principal business of Valmont Industries is manufacturing steel tubular poles and lattice towers for the communication industry. Mr. Wahl currently serves as an independent business consultant.

      Mr. Miles served as Vice President and General Manager of GTE Media Ventures, a cable television design and operations company, from 1994 until 1999 and as President of Contel of California, a telecommunications company from 1984 until 1996. Mr. Miles was a Director of Desert Community Bank until 1994.

      Mr. Kenney has served as Executive Vice President and owner of San Jacinto Securities since 1993. San Jacinto Securities is an institutional stock brokerage firm.

      Each member of Phazar's Board of Directors is elected each year at the annual meeting of stockholders for a one-year term of office. Phazar's executive officers named above are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among Phazar's director and executive officers.

Executive Compensation and Related Information

      The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Chief Executive Officer of Phazar.

                           Summary Compensation Table

Name and Principal Position                     Annual Compensation
President and CEO                               -------------------
-----------------
                               Fiscal Year                                 Other Annual
                              Ended May 31,   Salary ($)    Bonus ($)    Compensation ($)
                              -------------   ----------    ---------    ----------------
Gary W. Havener                   2004          $    --      $    --        $ 4,500(1)
                                                                            $98,000(2)

Gary W. Havener                   2003          $    --      $    --        $ 3,000(1)
                                                                            $98,000(3)

Gary W. Havener                   2002          $    --      $    --        $ 4,072(1)
                                                                            $     1(4)

----------
(1)   Phazar director's fee.

(2)   2004 Antenna Products Corp director's fee - $98,000 paid.

(3)   2003 Antenna Products Corp director's fee - $98,000 accrued.

(4)   2002 Antenna Products Corp director's fee - $1 paid.

      Accrued amounts are paid in the following year.

      Assuming the merger with YDI is consummated, Clark Wraight will become President of Phazar and receive an annual salary of $125,000 under a three-year employment contract. He will also become a director of YDI.

Material Relationships and Related Party Transactions

      In April 1999, Phazar's Board of Directors granted a stock option to purchase 60,000 shares at $2.00 per share to Clark D. Wraight. The option has an expiration date of March 31, 2006 or Mr. Wraight's last day of employment, if earlier. In the event Phazar enters into an agreement to merge or consolidate with another entity or to sell all or substantially all of its assets, Phazar, in its sole discretion and upon 30 days prior written notice, may require Mr. Wraight to exercise all of the unexercised portion of this option, if any, prior to the consummation or closing date of any such event or suffer the forfeiture of the option. Mr. Wraight received a letter from Phazar on or about November 13, 2003 notifying him that Phazar has entered into an agreement to merge with a wholly owned subsidiary of YDI. The letter also notified Mr. Wraight that Phazar requires him to exercise the entire unexercised portion of his option in accordance with its terms or forfeit the option. On August 4, 2004, Mr. Wraight exercised stock options for 50,000 shares at $2.00 per share.

      Phazar sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new company that was formed by Gary Havener, principal shareholder and President of Phazar Corp and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets except for deferred tax assets for net operating losses of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed Phazar Corp's subsidiary Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                        PHAZAR'S DIRECTORS AND MANAGEMENT

      The following table set forth the beneficial ownership of Phazar's common stock as of October 27, 2004, (a) by each director, (b) by the named executive officers, and (c) by all persons known to Phazar to be the beneficial owners of more than 5% of Phazar's Common Stock, and (d) all directors and executive officers as a group.

                                                      Shares Owned Directly
    Name and Address of Beneficial Owners (1)             and Indirectly       Percent of Class (2)
    -----------------------------------------             --------------       --------------------
Gary W. Havener(3) ...............................            883,836                 39.27%
   Sinan Corp.
   P.O. Box 121697
   Ft. Worth, TX 76121
R. Allen Wahl ....................................              8,300                  0.37%
   13 Collinway Place
   Dallas, TX 75230
Clark D. Wraight(4) ..............................            199,365                  8.82%
   Antenna Products Corporation
   101 S.E. 25th Ave.
   Mineral Wells, TX 76067
James Miles ......................................              6,600                  0.29%
   420 Private Rd. 52363
   Pittsburg, TX 75686
James Kenney .....................................              6,000                  0.27%
   5949 Sherry Lane, Suite 960
   Dallas, TX 75225
YDI Wireless, Inc. ...............................            470,250                 20.90%
   8000 Lee Highway
   Falls Church, VA 22042
All directors and officers of Phazar as a group
(five persons) ...................................          1,104,101                 48.84%

----------
(1) The persons named herein have sole voting and investment power with respect to all shares of Phazar common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the Texas laws for personal holding companies, as applicable.

(2) Based on total outstanding shares of 2,250,428 as of October 27, 2004 plus, for Mr. Wraight, 10,000 shares issuable pursuant to options currently exercisable.

(3) Sinan Corp., wholly owned by Mr. Havener and his children, owns of record 387,390 of these shares representing 17.21% of the total outstanding shares. Mr. Havener as President of Sinan Corp. has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by Sinan Corp.

(4) The shares owned by Mr. Wraight include 10,000 shares issuable pursuant to options currently exercisable.

                       DESCRIPTION OF YDI's CAPITAL STOCK

      This section describes the material terms of YDI's capital stock authorized by its certificate of incorporation as currently in effect. This section also summarizes relevant provisions of the Delaware General Corporation Law, which is referred to as Delaware law.

Authorized Capital Stock

      Total Shares. YDI is currently authorized to issue a total of 104,500,000 shares of capital stock consisting of:

      o     100,000,000 shares of common stock, par value $0.01 per share; and

      o     4,500,000 shares of preferred stock, par value $0.01 per share.

      Common Stock. Following completion of the merger, YDI anticipates that approximately 24,977,277 shares of its common stock will be outstanding based on the number of shares of YDI common stock and Phazar common stock outstanding on October 27, 2004.

      Preferred Stock. There are no outstanding shares of YDI preferred stock.

YDI Common Stock

      Holders of YDI common stock are entitled to one vote for each share held on all matters submitted to a vote of the YDI stockholders. Holders of YDI common stock are entitled to receive dividends, ratably, if any, as may be declared by the YDI board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. If YDI liquidates, dissolves, or winds up, the holders of YDI common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the YDI common stock. The rights, preferences, and privileges of holders of YDI common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which YDI may designate and issue in the future without further stockholder approval.

YDI Preferred Stock

      The YDI board of directors is authorized to issue from time to time, without further stockholder approval, up to an aggregate of 4,500,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, and any qualifications, limitations, or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences, and the number of shares constituting any series or designations of any series. YDI may issue YDI preferred stock in ways which may delay, defer, or prevent a change in control of YDI without further action by YDI stockholders and may adversely affect the voting and other rights of the holders of YDI common stock. The issuance of YDI preferred stock with voting and conversion rights may adversely affect the voting power of the holders of YDI common stock, including the loss of voting control to others. YDI has no present plans to issue any shares of preferred stock.

YDI Stockholder Rights Plan

      On May 15, 2003, YDI and Registrar and Transfer Company, as rights agent, entered into an amendment to YDI's stockholder rights plan. The purpose of this amendment was to terminate the substantive effect of the rights plan immediately before YDI reincorporated into Delaware. The May 15, 2003 amendment amended the rights plan by shortening the period of time within which the stock purchase rights issued or issuable under the plan are exercisable. The rights plan previously provided that the rights would be exercisable until the earlier of
(i) ten years after the rights plan was originally executed or (ii) the date that the rights are redeemed in accordance with the plan. The amendment revised those provisions to provide that the rights are exercisable until the earliest of (i) ten years after the rights plan was originally executed, (ii) the date that the rights are redeemed in accordance with the plan, and (iii) one minute before the effectiveness of the reincorporation merger of YDI. Accordingly, because YDI's stockholders did approve and YDI did implement the reincorporation merger, none of the rights are exercisable any longer.

Anti-Takeover Effects of Provisions of Delaware Law and YDI's Charter and
By-laws

      Provisions of Delaware law and YDI's organizational documents could make the acquisition of YDI and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage some coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of YDI to negotiate with it first. YDI believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure YDI outweigh the disadvantages of discouraging such proposals because, among other things, that negotiation could result in an improvement of their terms.

      The Delaware General Corporation Law has a business combination statute,
Section 203. Section 203 of the GCL generally prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Unless a corporation opts into the applicability of Section 203 by a provision in its certificate of incorporation, Section 203 does not apply to a corporation if the corporation's voting stock is not listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 2,000 or more stockholders. Since YDI does not satisfy these requirements and YDI's charter does not opt into the applicability of Section 203, Delaware's business combination statute does not currently apply to YDI. This would change if YDI meets one of the conditions to applicability set forth above in the future such as having its common stock authorized for quotation on the NASDAQ Stock Market.

      As described above, YDI is authorized to issue substantially more shares of common stock and preferred stock than are currently outstanding. Shares of authorized and unissued common stock and preferred stock of YDI could (within the limits imposed by applicable law) be issued, or preferred stock could be created and issued with terms, provisions, and rights, to make a takeover of YDI more difficult and therefore less likely. This is particularly applicable given that YDI's preferred stock is "blank-check" preferred stock, which means that the preferences, rights, and other terms of this stock can be set by the board of directors without any further action of the stockholders. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock and preferred stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of YDI Wireless.

      Under YDI's by-laws, a YDI stockholder must provide advance notice to YDI if the stockholder desires to propose business to be considered by the stockholders at an annual meeting of stockholders or to nominate a person or persons for election to YDI's board of directors at an annual or special meeting of stockholders. Also, only YDI's board of directors can call a special meeting of YDI's stockholders. These provisions could make it harder to replace YDI's directors and act on business that YDI's directors do not submit for stockholder action.

      These provisions may have the effect of delaying, deferring, or preventing a change in control of YDI without further action by its stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for YDI's common stock is Registrar and Transfer Company.

Quotation

      YDI common stock is quoted for trading on the Nasdaq SmallCap Market under the symbol "YDIW."

               COMPARISON OF RIGHTS OF HOLDERS OF YDI COMMON STOCK
                             AND PHAZAR COMMON STOCK

      This section describes some of the differences between the rights of holders of Phazar common stock and the rights of holders of YDI common stock. Although we believe that this description covers the material differences between the rights of YDI and Phazar stockholders, this summary may not contain all of the information that is important to both YDI and Phazar stockholders. This summary is not intended to be a complete discussion of the certificate of incorporation and by-laws of YDI and the certificate of incorporation and by-laws of Phazar and is qualified in its entirety by applicable Delaware law. Phazar stockholders should carefully read this entire proxy statement statement/prospectus, the charter and by-laws of both YDI and Phazar, and any other documents to which we refer for a more complete understanding of the differences between being a stockholder of Phazar and being a stockholder of YDI.

      The rights of Phazar stockholders are governed by Delaware law and Phazar's charter and by-laws. Upon completion of the merger, the stockholders of Phazar will become stockholders of YDI, which is also a Delaware corporation, and, as a result, their rights will be governed by Delaware law and YDI's charter and by-laws.

                                              YDI                                                      Phazar
                      --------------------------------------------------------------------------------------------------------------
Authorized Capital    YDI's charter authorizes its board of directors to       Phazar's charter authorizes its board of directors to
Stock                 issue, without stockholder approval, up to               issue, without stockholder approval, up to 6,000,000
                      100,000,000 shares of YDI common stock and up to         shares of Phazar common stock and up to 2,000,000
                      4,500,000 shares of YDI preferred stock.                 shares of Phazar preferred stock.

                      YDI's board of directors may, subject to applicable      Phazar's board of directors may, subject to
                      law, issue these shares of common stock and preferred    applicable law, issue these shares of common stock
                      stock at such time, and for such purposes, and for       and preferred stock at such time, and for such
                      such consideration, as it deems advisable without        purposes, and for such consideration, as it deems
                      stockholder approval.  The ability to issue shares of    advisable without stockholder approval.  The ability
                      common stock and preferred stock could have a            to issue shares of common stock and preferred stock
                      dilutive effect on current stockholders.  The ability    could have a dilutive effect on current
                      to issue shares of preferred stock could also have an    stockholders.  The ability to issue shares of
                      anti-takeover effect.                                    preferred stock could also have an anti-takeover
                                                                               effect.
                      On October 27, 2004, 22,841,063 shares of YDI
                      common stock were issued and outstanding, and no         On October 27, 2004, 2,250,428 shares of Phazar
                      shares of YDI preferred stock were issued and            common stock were issued and outstanding, and no
                      outstanding.                                             shares of Phazar preferred stock were issued and
                                                                               outstanding.

                                              YDI                                                      Phazar
                      --------------------------------------------------------------------------------------------------------------
                      Both Phazar's and YDI's boards of directors may, subject to applicable law and the rules of the Nasdaq Stock
                      Market, issue these shares of common stock and preferred stock at such time, for such purposes and for such consideration, as they deem advisable without stockholder approval.

                      The ability to issue shares of common stock and preferred stock could have a dilutive effect on current stockholders. To the extent that YDI has authorized a larger number of shares of common stock and preferred stock, its stockholders may be diluted to a greater extent. The ability to issue shares of preferred stock could also have an anti-takeover effect. To the extent that YDI has authorized a larger number of shares of preferred stock, its board of directors may also have greater flexibility to respond to a hostile takeover attempt.

                      --------------------------------------------------------------------------------------------------------------

Special Meeting of    Under YDI's bylaws, only the YDI board of directors      Under Phazar's bylaws, the president, a majority of
Stockholders          may call a special meeting of YDI's stockholders.        the board of directors or a majority of the holders
                      Only business specified in YDI's notice of meeting       of the outstanding capital stock may call a special
                      may be conducted at a special meeting of YDI's           meeting of Phazar's stockholders.  Only business
                      stockholders.                                            specified in Phazar's notice of meeting may be
                                                                               conducted at a special meeting of Phazar's
                                                                               stockholders.

                      Phazar stockholders have a greater ability to call a special meeting of stockholders than YDI stockholders.
                      This greater ability could provide Phazar stockholders with greater influence in the business of Phazar.

                      --------------------------------------------------------------------------------------------------------------

Advance Notice        Under YDI's by-laws, a YDI stockholder must provide      Phazar's by-laws do not require advance notice of
Provisions            advance notice to YDI if the stockholder desires to      stockholder proposals.
                      propose business to be considered by the stockholders
                      at an annual meeting of stockholders or to nominate a
                      person or persons for election to YDI's board of
                      directors at an annual or special meeting of
                      stockholders.

                      The advance notice provisions of YDI's by-laws may limit the business and director nominees considered by stockholders. These limitations could make it harder to replace YDI's directors and act on business that YDI's directors do not submit for stockholder action.
                      --------------------------------------------------------------------------------------------------------------

                                              YDI                                                      Phazar
                      --------------------------------------------------------------------------------------------------------------
Number of directors   Delaware law requires that YDI's board of directors      Delaware law requires that Phazar's board of
                      consist of at least one member.  YDI's by-laws           directors consist of at least one member.  Phazar's
                      provide that the number of directors will be             by-laws provide that the number of directors will be
                      determined by a resolution of the board of directors.    determined by a resolution of the board of directors
                      YDI's board of directors currently consists of seven     or by the stockholders at the annual meeting of
                      members.                                                 stockholders. Phazar's board of directors currently
                                                                               consists of five members.

                      Phazar stockholders have more ability to establish the size of the board of directors than YDI stockholders have. The sizes of YDI's and Phazar' boards of directors are seven and five, respectively.

                      --------------------------------------------------------------------------------------------------------------

Indemnification       Delaware law also provides that a corporation may        Delaware law also provides that a corporation may
                      indemnify any of its directors, officers, employees,     indemnify any of its directors, officers, employees,
                      and agents party to any action, suit, or proceeding      and agents party to any action, suit, or proceeding
                      by reason of the fact that he or she is or was a         by reason of the fact that he or she is or was a
                      director, officer, employee, or agent of the             director, officer, employee, or agent of the
                      corporation.  Such indemnification can be made by the    corporation.  Such indemnification can be made by the
                      corporation only as authorized in the specific case      corporation only as authorized in the specific case
                      upon a determination that the officer, director,         upon a determination that the officer, director,
                      employee or agent acted in good faith and in a manner    employee or agent acted in good faith and in a manner
                      he or she reasonably believed to be in or not opposed    he or she reasonably believed to be in or not opposed
                      to the best interests of the corporation.  This          to the best interests of the corporation.  This
                      determination can be made by, among other things, a      determination can be made by, among other things, a
                      majority vote of the directors who are not parties to    majority vote of the directors who are not parties to
                      such action, suit, or proceeding or the stockholders.    such action, suit, or proceeding or the stockholders.

                      YDI's by-laws provide that YDI shall indemnify its       Phazar's by-laws provide that Phazar shall indemnify
                      directors and officers to the fullest extent             its directors, officers, employees, and agents to the
                      permitted by Delaware law.  YDI's by-laws also           extent permitted by Delaware law.
                      provide that YDI's board of directors has the power
                      on behalf of the corporation to indemnify YDI's
                      employees and agents.

                      Delaware law and both YDI's and Phazar's by-laws allows for the indemnification of corporate officers, directors, employees, and agents of both YDI and Phazar. Phazar's by-laws mandate indemnification for its employees and agents, while YDI's by-laws authorize YDI's board of directors to indemnify its employees and agents.

                      --------------------------------------------------------------------------------------------------------------

                       SUBMISSION OF STOCKHOLDER PROPOSALS

      In the event the merger does not occur, proposals of stockholders intended to be presented at the annual meeting of Phazar's shareholders in December 2004 must be received by Phazar no later than November 19, 2004 for inclusion in Phazar's proxy statement and form of proxy.

                                  LEGAL MATTERS

      The validity of the shares of YDI's common stock offered by this document will be passed upon for YDI by Foley Hoag LLP. Carl A. Generes, Esq. is acting as counsel for Phazar in connection with legal matters relating to the merger.

                                     EXPERTS

      The consolidated financial statements of YDI and subsidiaries as of December 31, 2003, and for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of BDO Seidman, LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

      The audited consolidated financial statements and the financial statement schedule of YDI as of December 31, 2001 and 2002, and for each of the two years in the period ended December 31, 2002, included in this proxy statement/prospectus have been so included in reliance on the report of Snyder & Co., P.C. (formerly Hoffman, Fitzgerald & Snyder P.C.), independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

      The audited consolidated financial statements of Phazar as of May 31, 2004 and 2003, and for each of the two years in the period ended May 31, 2004 and 2003, included in this proxy statement/prospectus have been so included in reliance on the report of Weaver and Tidwell, LLP, independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

      The audited financial statements of KarlNet, Inc. as of September 30, 2003 and 2002, and for each of the two years in the period ended September 30, 2003, included in this proxy statement/prospectus have been so included in reliance on the report of Hauser + Tayler, LLC, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been included in this proxy statement/prospectus in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                          INDEX TO FINANCIAL STATEMENTS


Pro forma combined condensed financial statements:

Introduction ..................................................................................................  F-3
Pro forma combined condensed balance sheet as of June 30, 2004 ................................................  F-4
Pro forma combined condensed statement of operations for the six months ended June 30, 2004 ...................  F-5
Pro forma combined condensed statement of operations for the year ended December 31, 2003 .....................  F-6
Notes to Pro forma combined condensed consolidated financial statements........................................  F-7

Historical consolidated financial statements of YDI:
Consolidated balance sheets as of June 30, 2004 (unaudited) and December 31, 2003..............................  F-12
Consolidated statements of operations for the six months ended June 30, 2004 and 2003 (unaudited)..............  F-13
Consolidated statement of changes in stockholders' equity for the six months ended June 30, 2004 (unaudited)...  F-14
Consolidated statements of cash flows for the six months ended June 30, 2004 (unaudited).......................  F-15
Notes to consolidated financial statements.....................................................................  F-16

Report of Independent Registered Public Accounting Firm of BDO Seidman, LLP ...................................  F-23
Report of Independent Registered Public Accounting Firm of Hoffman, Fitzgerald, and Snyder, P.C................  F-24
Consolidated balance sheets as of December 31, 2003 and 2002...................................................  F-25
Consolidated statements of operations for the years ended December 31, 2003, 2002, and 2001....................  F-26
Consolidated statement of changes in stockholders' equity for the years ended December 31, 2003, ..............
     2002, and 2001 ...........................................................................................  F-27
Consolidated statements of cash flows for the years ended December 31, 2003, 2002, and 2001....................  F-28
Notes to consolidated financial statements.....................................................................  F-29
Report of independent public accountants of BDO Seidman, LLP on Schedule II ...................................  F-48
Schedule II - Valuation allowances.............................................................................  F-49

Historical consolidated financial statements of Phazar:
Consolidated balance sheets as of August 31, 2004 (unaudited) and May 31, 2003.................................  F-50
Consolidated statements of operations for the three months ended August 31, 2004 and 2003 (unaudited)..........  F-52
Consolidated statements of cash flows for the three months ended August 31, 2004 (unaudited)...................  F-53
Notes to consolidated financial statements.....................................................................  F-54

Report of Independent Registered Public Accounting Firm of Weaver and Tidwell, LLP.............................  F-61
Consolidated Balance Sheets as of May 31, 2004 and 2003........................................................  F-62
Consolidated Statement of Operations for Years Ended May 31, 2004 and 2003.....................................  F-64
Consolidated Statements of Shareholders Equity for Years Ended May 31, 2004 and 2003...........................  F-65
Consolidated Statements of Cash Flows for the Years Ended May 31, 2004 and 2003................................  F-66
Notes to Consolidated Financial Statements.....................................................................  F-68

Historical consolidated financial statements of Terabeam, Inc.:
Report of Independent Accountants - KPMG LLP...................................................................  F-81
Consolidated balance sheets as of December 31, 2003 and 2002...................................................  F-82
Consolidated statements of operations for the years ended December 31, 2003 and 2002...........................  F-83
Consolidated statements of shareholders' equity for the years ended December 31, 2003 and 2002.................  F-84
Consolidated statements of cash flows for the years ended December 31, 2003 and 2002...........................  F-85
Notes to consolidated financial statements.....................................................................  F-86

Historical financial statements of KarlNet, Inc.:
Report of Independent Registered Public Accounting Firm - Hausser + Taylor LLC.................................  F-114
Balance Sheets as of September 30, 2003 and 2002...............................................................  F-115
Statement of Operations for Years Ended September 30, 2003 and 2002............................................  F-116
Statement of Comprehensive Income for Years Ended September 30, 2003 and 2002..................................  F-117
Statements of Shareholders Equity for Years Ended September 30, 2003 and 2002..................................  F-118
Statements of Cash Flows for the Years Ended September 30, 2003 and 2002.......................................  F-119
Notes to Consolidated Financial Statements.....................................................................  F-120

                                 INTRODUCTION TO
                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


     On October 30, 2003, YDI Wireless signed an Agreement and Plan of Merger with Phazar. The following unaudited pro forma condensed combined financial statements present the effects of the proposed merger between YDI and Phazar under the purchase method of accounting. Under the purchase method of accounting, YDI will be considered the acquirer. Phazar's assets and liabilities will be recorded at fair value at the time of acquisition. YDI is considered the acquirer due to its control of the combined company after the merger. Upon closing of the merger, Phazar stockholders will receive 1.2 shares of YDI common stock for each share of Phazar common stock.

     The accompanying unaudited pro forma condensed combined balance sheet assumes that the merger took place as of June 30, 2004. The unaudited pro forma condensed combined balance sheet combines the balance sheet of YDI as of June 30, 2004 and the balance sheet of Phazar as of August 31, 2003.

     The accompanying unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2004 includes the combined six month results of YDI, KarlNet for the period from January 1, 2004 until May 13, 2004, the date of acquisition, Terabeam from January 1, 2004 until June 22, 2004, the date of acquisition, and the six months ended August 31, 2004 for Phazar. For purposes of the pro forma Statement of Operations the transaction is assumed to have occurred as of January 1, 2003.

     The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 includes the combined the twelve month results of YDI, the three months results of Telaxis for the period ended March 31, 2003, the twelve months ended September 30, 2003 for KarlNet, the twelve months ended December 31, 2003 for Terabeam, and the twelve months ended February 29, 2004 for Phazar. The merger between Young Design and Telaxis took place on April 1, 2003. For purposes of the pro forma Statement of Operations the transaction is assumed to have occurred as of January 1, 2003.

     The unaudited pro forma condensed combined financial statements have been prepared in accordance with the rules and the regulations of the SEC. They are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that actually would have occurred if the merger had been consummated as of the date indicated, nor are they necessarily indicative of future operating results or financial position. The pro formas have been prepared using the closing price of Phazar as of October 29, 2003. The combined management of Phazar and YDI does not expect the allocation of purchase price to materially change between August 31, 2004 and the close date of the merger.

      The combined company will focus on the needs of the worldwide telecommunications markets for broadband wireless access systems, domestic public sector needs in the areas of integrated voice, video and data services, and engineering and maintenance support services for the domestic wireless telecommunications industry. The pro forma adjustments are based on the information available at August 31, 2004 and are subject to change based upon completion of the transaction and final allocations of the purchase price. We have not yet determined if an independent valuation will be performed upon completion of the merger; however, we do not expect the final purchase price to be materially different from the pro formas.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of YDI, the historical financial statements and related notes of Phazar and the respective YDI and Phazar "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere in the joint proxy statement/prospectus.

      These unaudited pro forma condensed combined financial statements exclude Ricochet Networks Inc. (Ricochet) which YDI acquired due to the fact that Ricochet was immaterial to the pro forma financial statements. YDI had valuations performed by an independent party for the KarlNet and Ricochet acquisitions and therefore the KarlNet and Ricochet purchase price allocations will not change. A valuation has not yet been performed in respect of the Terabeam aquisition; therefore, there could be changes to the purchase price allocation.

                        Pro-Forma Combined Balance Sheet
                      (in thousands, except per share data)



                                                           YDI             Phazar        Adjustments        Pro Forma
                                                      -------------      ----------      -----------        ---------
                                                      June 30, 2004      August 31,
                                                                            2004
                                                      -------------      ----------
Assets
Current assets:
   Cash and cash equivalents                             $ 15,285         $  1,733         $   --            $ 17,018
   Restricted cash                                          5,176             --               --               5,176
   Investments securities - available-for-sale .           34,242             --               --              34,242
   Accounts receivable, net                                 3,106            1,891             --               4,997
   Refundable income taxes                                    150             --               --                 150
   Inventory                                                6,194            2,049             (234) (1)        8,477
   Deferred income tax                                       --                115             (115) (2)         --
   Assets held for sale                                       874             --               --                 874
   Prepaid expenses                                           336              139             --                 475
                                                         --------         --------         --------          --------

       Total current assets                                65,363            5,927             (119)           71,409

Property and equipment, net                                 2,669            1,429             --               4,098

Other Assets:
  Investment securities - available-for-sale                1,824             --             (1,824) (8)         --
  Goodwill                                                 15,454             --              3,250  (3)       17,910
                                                                                               (794) (10)
  Intangible assets, net                                    4,536               68             --               4,604
  Deposits                                                     91             --               --                  91
                                                         --------         --------         --------          --------
                                                           21,905               68              632            22,605
       Total other assets
                                                         --------         --------         --------          --------

       Total assets                                      $ 89,937         $  7,424         $    751          $ 98,112
                                                         ========         ========         ========          ========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued expenses                 $ 12,329         $  1,305         $   --            $ 13,634
   Income tax payable                                        --                440             --                 440
   Current maturities of notes payable                        292               64             --                 356
                                                         --------         --------         --------          --------

       Total current liabilities                           12,621            1,809             --              14,430

Long-term liabilities

    Deferred income tax                                      --                 70              (70) (4)         --

    Notes payable, net of current maturities                3,927              552             --               4,479
                                                         --------         --------         --------          --------

       Total long-term liabilities                          3,927              622              (70)            4,479
                                                         --------         --------         --------          --------

          Total liabilities                                16,548            2,431              (70)           18,909

Commitments and contingencies

Stockholders' Equity

   Preferred stock                                           --               --               --                --

   Common stock                                               266               22               (1) (5)          287
   Additional paid-in capital                              64,762            2,934            3,889  (6)       71,585
   Retained earnings                                        7,321            2,037           (2,037) (7)        7,321
   Accumulated other comprehensive income:
     Net unrealized gain on available-for-sale                  0
     securities                                             1, 40             --             (1,030) (9)           10
                                                         --------         --------         --------          --------

       Total stockholders' equity                          73,389            4,993              821            79,203
                                                         --------         --------         --------          --------

       Total liabilities and stockholders'
       equity                                            $ 89,937         $  7,424         $    751          $ 98,112
                                                         ========         ========         ========          ========



          SEE Accompanying Footnotes to Pro Forma Financial Statements

                   Pro-forma Combined Statement of Operations
                    (in thousands, except for per share data)





                                                                                                Phazar
                                                                                                ------
                                  KarlNet        Terabeam                                       For the
                                  -------        --------                                       -------
                     YDI          For the        For the                             YDI,        six
                     ---          -------        -------                             ----        ---
                  For the six    period from    period from                        KarlNet,     months
                  -----------    -----------    -----------                        --------     ------
                     months      January 1,      January 1,                         and         ended
                     ------      ----------      ----------                         ---         -----
                   ended June    2004 to May   2004 to June    Adjustme           Terabeam      August    Adjustme
                   ----------    -----------   ------------    --------           --------      ------    --------
                    30, 2004     13, 2004        22, 2004         nts             Combined     31, 2004      nts          Pro Forma
                    --------     --------        --------         ---             --------     --------      ---          ---------

Revenue.......... $    10,750   $    2,103    $      1,477   $      (75)  (11)  $    14,255   $    8,769 $   (100) (15)  $   22,924
Cost of goods
sold.............       6,744          837           3,021          (75)  (12)       10,727        6,129     (100) (16)      16,756

                                                                    200   (13)
                  -----------------------------------------------------         ---------------------------------        ----------
Gross profit
(loss)...........       4,006        1,266          (1,544)        (200)              3,528        2,640        -             6,168
                  -----------------------------------------------------         ---------------------------------        ----------


Operating
expense:
   Selling
   expense.......         920          145           3,223          150   (14)        4,438            -         -            4,438
   General and
   administrative       3,907          741           6,964            -              11,612          353         -           11,965
   Research and
   development...         969          725           4,619            -               6,313            -         -            6,313
                  -----------------------------------------------------         ----------------------------------       ----------

     Total
     operating
     expenses....       5,796        1,611          14,806          150              22,363          353         -           22,716
                  -----------------------------------------------------         ----------------------------------       ----------


Operating income
(loss)...........      (1,790)       (345)         (16,350)        (350)            (18,835)       2,287         -          (16,548)
                  -----------------------------------------------------         ----------------------------------       ----------

Other income
(expenses):
   Interest
   income........          50            4             211            -                 265            -         -              265
   Interest
   expense.......         (63)           -             (72)           -                (135)         (22)        -             (157)
   Other income..         503            1               -            -                 504            8        -               512
                  -----------------------------------------------------         ----------------------------------       ----------
     Total other
       income....         490            5             139            -                 634          (14)        -              620
                  -----------------------------------------------------         ----------------------------------       -----------

Income (loss)
   from
   continuing
   operations....      (1,300)        (340)        (16,211)        (350)            (18,201)       2,273         -          (15,928)
                  -----------------------------------------------------         ----------------------------------       ----------

Weighted average
shares - basic
and diluted......  15,016,816    1,000,000      11,567,132            -          27,583,948    2,249,128  (114,474)(17)  29,718,602

Earnings (loss)
per share from
continuing
operations -
basic and diluted $     (0.09)                                                                $     0.67                 $    (0.54)




          SEE Accompanying Footnotes to Pro Forma Financial Statements

                   Pro-forma Combined Statement of Operations
                               For the Year Ended
                    (in thousands, except for per share data)



                                Telaxis
                                -------
                                for the                                             YDI,
                                -------                                             ----
                                 three                                           KarlNet ,
                                 -----                                           ---------
                                 months                                             and
                                 ------                                             ---
                     YDI         ended      KarlNet     Terabeam                  Terabeam     Phazar
                     ---         -----      -------     --------                  --------     ------
                  12/31/03      3/31/03     9/30/03     12/31/03   Adjustment     Combined     2/29/04  Adjustment     Pro Forma
                  --------      -------     -------     --------   ----------     --------     -------  ----------     ---------

Revenue........  $     27,241  $       5  $     3,842  $     5,172 $     (200)(18)$   36,060  $    8,956 $   (300)(22)     44,716
Cost of goods
sold...........        15,714        403          614       16,754       (200)(19)    33,885       6,091     (300)(23)     39,676
                                                                          600 (20)
                 ------------------------------------------------------------    --------------------------------      ----------

Gross profit
(loss).........        11,527       (398)       3,228      (11,582)      (600)         2,175       2,865        -           5,040
                 ------------------------------------------------------------    --------------------------------      ----------


Operating
expense:
   Selling
   expense.....         2,204          -            -       12,027        600(21)     14,831           -        -          14,831
   General and
   administrative       7,090      1,310        3,535       29,405          -         41,340       1,785        -          43,125
   Research
   and
   development.         1,704        663            -       11,487          -         13,854           -        -          13,854
                 ------------------------------------------------------------    --------------------------------      ----------
     Total
     operating
     expenses..        10,998      1,973        3,535       52,919        600         70,025       1,785        -          71,810
                 ------------------------------------------------------------    --------------------------------      ----------


Operating
income (loss)..           529     (2,371)        (307)     (64,501)    (1,200)       (67,850)      1,080        -         (66,770)
                 ------------------------------------------------------------    --------------------------------      ----------

Other income
(expenses):
   Interest
   income......           128        (93)          30       (1,214)         -         (1,465)          1        -           1,466
   Interest
   expense.....          (149)        42)           -         (227          -           (418         (23)       -            (441)
   Other income            53          -            -            -          -             53          72        -             125
                 ------------------------------------------------------------    --------------------------------      ----------
     Total
       other
       income..            32         51           30          987          -          1,100          50        -           1,150
                 ------------------------------------------------------------    --------------------------------      ----------

Income (loss)
   from
   continuing
   operations..           561     (2,320)        (277)     (63,514)    (1,200)       (66,750)      1,130        -         (65,620)
                 ------------------------------------------------------------    --------------------------------      ----------

Weighted
average shares
- basic and
diluted........    12,570,845          -    1,000,000   11,567,132                25,137,977   2,265,985 (192,892)(24) 27,211,070

Earnings (loss)
per share from
continuing
operations -
basic and
diluted........  $       0.02                                                                 $     0.50              $    (2.41)



          SEE Accompanying Footnotes to Pro Forma Financial Statements

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.    Basis of Pro Forma Presentation

      KarlNet, Inc.

      On May 13, 2004, YDI completed its acquisition of KarlNet, Inc. ("KarlNet"). Immediately prior to the acquisition, YDI loaned $1.8 million to KarlNet and KarlNet distributed $3.0 million to its shareholders. In exchange for all the KarlNet shares outstanding YDI issued 1,000,000 of YDI stock to the KarlNet shareholders. No warrants or options were assumed by YDI. Upon acquisition of KarlNet, the $1.8 million loan became an intercompany loan which is eliminated in consolidation.

      Terabeam Corporation

      On June 22, 2004, YDI completed its acquisition of Terabeam Corporation ("Terabeam"). Terabeam shares were exchanged for YDI shares at a rate of 0.22:1. YDI issued 11,567,132 shares to Terabeam shareholders. Also, YDI assumed 574,706 warrants from Terabeam at the same 0.22:1 exchange ratio.

      Phazar Corporation

      On October 30, 2003, YDI and Phazar Corporation ("Phazar") signed a definitive merger agreement to exchange outstanding each share of Phazar for 1.2 shares of YDI. We expect this merger to close during the fourth quarter of 2004.

      As of August 31, 2004, Phazar shares outstanding were 2,249,128 of those shares YDI owns 470,250 shares of Phazar. Each Phazar shareholder, excluding YDI, will receive 1.2 shares of YDI stock in exchange of their Phazar shares. Therefore had the merger taken place on June 30, 2004, YDI would have issued 2,134,654 shares.

2.    Purchase Price

      KarlNet, Inc.

      The purchase price of consists of the $1.8 million loaned to KarlNet immediately prior to the acquisition and 1,000,000 shares of YDI stock. The shares were valued at $4.27 each which was the average share price from May 12 - 14, 2004. The definitive acquisition agreement was signed and the acquisition was completed on May 13, 2004.

                 (in thousands)
                 Cash.......................$     1,800
                 YDI stock..................      4,270
                                            -----------
                 Total consideration........$     6,070
                                            ===========

      The final purchase price allocation is based on the fair market value of KarlNet's assets and liabilities as of May 13, 2004.

                 (in thousands)
                 Cash..............................$        99
                 Accounts receivable, net..........        750
                 Inventory.........................        650
                 Property and equipment............         99
                 Other assets......................         50
                 Identifiable intangible assets....      2,305
                 Goodwill..........................      2,490
                 Liabilities.......................       (373)
                                                   -----------
                 Total consideration...............$     6,070
                                                   ===========

      The amount allocated to identifiable intangible assets was determined by an independent appraisal using established valuation techniques in the high-technology communications industry.

      For the purpose of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of KarlNet has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and other Intangible Assets". Other intangible assets are being amortized over their useful life, after they are placed in service.

        (in thousands)
        Goodwill..................    2,490  Not amortizable
        Software in development...       80  Amortizable after placed in service
        Customer relationships....    1,000  4 years
        Developed software........    1,225  4 years

      Terabeam Corporation

      The purchase price consists of 11,567,132 shares of YDI stock and the assumption of 574,706 warrants. The YDI shares were valued at $4.76 per share which was the average share price from April 5 - 20, 2004. The definitive agreement was signed on April 14, 2004. The warrants were valued using the Black-Scholes method using actual remaining lives of each warrant and exercise price of each warrant, volatility of 205%, risk-free rate of interest of 3.67%, 0% dividend yield, and current stock price of $4.25.

                  (in thousands)
                  YDI stock...................$     55,059
                  Warrants....................         132
                                              ------------
                  Total consideration.........$     55,191
                                              ============

      The final purchase price allocation is based on the fair market value of Terabeam's assets and liabilities as of June 22, 2004.

      The allocation of the purchase price is preliminary and is subject to change upon completion of the appraisal. The pro forma reflects all of the excess purchase price as goodwill; however, the final allocation may include other identifiable intangible assets and these assets could be material.

           (in thousands)
           Cash.........................................$     10,085
           Cash, restricted.............................       5,876
           Marketable securities available-for-sale.....      34,229
           Accounts receivable, net.....................         300
           Inventory....................................       1,310
           Property and equipment.......................         101
           Other assets.................................         327
           Goodwill.....................................      12,963
           Liabilities..................................     (10,000)
                                                        ------------
           Total consideration..........................$     55,191
                                                        ============

      For the purpose of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of Terabeam has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and other Intangible Assets.

      Phazar Corporation

      The purchase price consists of 2,134,654 shares of YDI stock. The share price is $3.95 per share which was the date the original definitive agreement was signed between YDI and Phazar.

                 (in thousands)
                 YDI stock..........................      $ 8,432
                                                          =======

      The allocation of the purchase price is preliminary and is subject to change upon completion of the appraisal. The pro forma reflects all of the excess purchase price as goodwill; however, the final allocation may include other identifiable intangible assets and these assets could be material.


      The preliminary purchase price allocation is based on the August 31, 2004 Phazar Balance Sheet. The final purchase price allocation will be based on the fair market value of Phazar's Balance Sheet as of date of the acquisition.

                (in thousands)
                Cash................................       $1,733
                Accounts receivable, net............        1,891
                Inventory...........................        2,049
                Property and equipment..............        1,429
                Other assets........................          207
                Goodwill............................        3,484
                Liabilities.........................       (2,361)
                                                          -------
                Total consideration.................      $ 8,432
                                                          =======

      For the purpose of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of Phazar has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and other Intangible Assets."

3.    Pro Forma Presentation

Balance Sheet

Phazar


                                             Historical    Fair Market
                                              Cost at        Value at
             (all amounts in thousands)       8/31/04        8/31/04         Adjustments
                                             ---------      ----------       -----------
Cash...................................      $   1,733      $   1,733          $      -
Accounts receivable, net...............          1,891          1,891                 -
Inventory..............................          2,049          2,283    (1)        234
Deferred income tax....................            115              -    (2)      (115)
Property and equipment.................          1,429          1,429                 -
Other assets...........................            207            207                 -
Goodwill...............................              -          3,250    (3)      3,250
Liabilities............................        (2,361)        (2,361)                 -
Deferred income tax payable............           (70)              -    (4)         70
Common stock...........................           (22)              -    (5)         22
Additional paid in capital.............        (2,934)              -    (6)      2,934
Retained earnings......................      $ (2,037)      $       -    (7)   $  2,037

1)    To increase the value of inventory to Fair Market Value

2) To write off deferred tax asset. YDI cannot accurately project when it will be in a taxable position. Therefore, we are increasing our valuation allowance.

3)    Goodwill - to record excess of purchase price over net historical cost

4) To write off deferred tax liability YDI is not in a taxable position & therefore, we do not believe this will be a liability in the immediate future.

5) Common stock - to eliminate historical common stock amounts and record the issuance of YDI stock

6) Additional paid in capital - to eliminate historical additional paid in capital amounts and record the issuance of YDI stock.

7)    Retained earnings - to eliminate historical retained earnings

YDI Adjustments

8)    To write off YDI's Investment in Phazar stock

9)    To write off gain on Phazar stock held by YDI

(10)    To adjust goodwill by YDI original cost of Phazar stock

Statement of Operations
For the six months ended June 30, 2004

                                   Adjustments
KarlNet
(11)    Revenue (eliminating intercompany sales) ................................    $      (75)
(12)    Cost of goods sold (eliminating intercompany purchases) .................           (75)
(13)    Cost of goods sold (intangible amortization on intangibles acquired) ....           200
(14)    Selling expense (intangible amortization on intangibles acquired) .......           150

Phazar
(15)    Revenue (eliminating intercompany sales) ................................    $     (100)
(16)    Cost of goods sold (eliminating intercompany purchases) .................          (100)

Share adjustment
        Phazar shares outstanding ...............................................     2,265,985
        YDI shares issued for Phazar shares .....................................     2,073,093
                                                                                     ----------
(17)    adjustment ..............................................................      (192,892)
                                                                                     ==========

For the year ended December 31, 2003

                                   Adjustments

KarlNet
(18)    Revenue (eliminating intercompany sales) ................................    $     (200)
(19)    Cost of goods sold (eliminating intercompany purchases) .................          (200)
(20)    Cost of goods sold (intangible amortization on intangibles acquired) ....           600
(21)    Selling expense (intangible amortization on intangibles acquired) .......           600

Phazar
(22)    Revenue (eliminating intercompany sales) ................................    $     (300)
(23)    Cost of goods sold (eliminating intercompany purchases) .................          (300)

Share adjustment
        Phazar shares outstanding ...............................................     2,265,985
        YDI shares issued for Phazar shares .....................................     2,073,093
                                                                                     ----------
(24)    adjustment ..............................................................      (192,892)
                                                                                     ==========

                               YDI WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                               (unaudited)
                                                                                 June 30,     December 31,
                                                                               -----------    ------------
                                                                                   2004           2003
                                                                               -----------    ------------
Assets
Current assets:
   Cash and cash equivalents ..............................................     $   15,285     $    8,990
   Restricted cash ........................................................          5,176             --
   Investment securities - available-for-sale .............................         34,242             --
   Accounts receivable, net ...............................................          3,106          2,511
   Refundable income taxes ................................................            150            226
   Inventory ..............................................................          6,194          3,134
   Assets held for sale ...................................................            874            790
   Prepaid expenses .......................................................            336            162
                                                                                ----------     ----------
        Total current assets ..............................................         65,363         15,813

Property and equipment, net ...............................................          2,669          1,747

Other assets:
   Investment securities - available-for-sale .............................          1,824          2,627
   Goodwill ...............................................................         15,454             --
   Intangible assets, net .................................................          4,536            483
   Deposits ...............................................................             91             49
                                                                                ----------     ----------
        Total other assets ................................................         21,905          3,159
                                                                                ----------     ----------
        Total assets ......................................................     $   89,937     $   20,719
                                                                                ==========     ==========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued expenses ..................................     $   12,329     $    3,023
   Current maturities of notes payable ....................................            292            213
                                                                                ----------     ----------
        Total current liabilities .........................................         12,621          3,236

Notes payable, net of current maturities ..................................          3,927          1,298
                                                                                ----------     ----------
        Total liabilities .................................................         16,548          4,534

Commitments and contingencies .............................................             --             --

Stockholders' Equity
   Preferred stock, $0.01 par value; authorized 4,500,000,
     none issued at June 30, 2004 and December 31, 2003 ...................             --             --
   Common stock, $0.01 par value, 100,000,000 shares authorized,
     26,640,424 and 14,179,882 issued and outstanding at June 30, 2004
     and December 31, 2003, respectively ..................................            266            142
   Additional paid-in capital .............................................         64,762          6,173
   Retained earnings ......................................................          7,321          8,673
   Accumulated other comprehensive income:
     Net unrealized gain on available-for-sale securities .................          1,040          1,197
                                                                                ----------     ----------
        Total stockholders' equity ........................................         73,389         16,185
                                                                                ----------     ----------
        Total liabilities and stockholders' equity ........................     $   89,937     $   20,719
                                                                                ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (unaudited)

                                                                     For the Three Months              For the Six Months
                                                                        Ended June 30,                   Ended June 30,
                                                                -----------------------------     -----------------------------
                                                                    2004             2003             2004             2003
                                                                ------------     ------------     ------------     ------------
Revenues ....................................................   $      4,733     $      7,229     $     10,750     $     13,665

Cost of goods sold ..........................................          3,193            4,961            6,744            9,399
                                                                ------------     ------------     ------------     ------------
    Gross profit ............................................          1,540            2,268            4,006            4,266

Operating expenses:
    Selling costs ...........................................            480              536              920            1,003
    General and administrative ..............................          2,180            2,395            3,907            3,553
    Research and development ................................            477              454              969              575
                                                                ------------     ------------     ------------     ------------
        Total operating expenses ............................          3,137            3,385            5,796            5,131
                                                                ------------     ------------     ------------     ------------
Operating loss ..............................................         (1,597)          (1,117)          (1,790)            (865)

Other income (expenses):
    Interest income .........................................             26               77               50               42
    Interest expense ........................................            (34)             (34)             (63)             (63)
    Other income (expense) ..................................             --               --              503               --
                                                                ------------     ------------     ------------     ------------
        Total other income ..................................             (8)              43              490              (21)
                                                                ------------     ------------     ------------     ------------
Income (loss) before income taxes and extraordinary gain ....         (1,605)          (1,074)          (1,300)            (886)
    Provision (benefit) for income taxes ....................             --             (259)               2             (177)
                                                                ------------     ------------     ------------     ------------
Income (loss) before extraordinary gain .....................         (1,605)            (815)          (1,302)            (709)
     Extraordinary gain .....................................             --            4,347               --            4,347
                                                                ------------     ------------     ------------     ------------
Net income (loss) ...........................................   $     (1,605)    $      3,532     $     (1,302)    $      3,638
                                                                ============     ============     ============     ============
Weighted average shares - basic .............................     15,799,225       13,508,001       15,016,816       11,452,918
                                                                ============     ============     ============     ============
    EPS, basic ..............................................   $      (0.10)    $       0.26     $      (0.09)    $       0.32
                                                                ============     ============     ============     ============
Weighted average shares - diluted ...........................     15,799,225       13,587,229       15,016,816       11,462,684
                                                                ============     ============     ============     ============
    EPS, diluted ............................................   $      (0.10)    $       0.26     $      (0.09)    $       0.32
                                                                ============     ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
                        (in thousands, except share data)
                                   (unaudited)

                                                                                                    Accumulated
                                                    Common Stock         Additional                    Other
                                              ------------------------    Paid-in      Retained    Comprehensive
                                                Shares        Amount      Capital      Earnings    (Loss) Income     Total
                                              -----------   ----------   ----------   ----------    ----------    ----------
Balances, January 1, 2004 .................    14,179,882   $      142   $    6,173   $    8,673    $    1,197    $   16,185
Exercise of stock options and warrants ....       101,547            1          226           --            --           227
Common stock and warrants issued in
   acquisitions ...........................    12,358,995          123       58,363           --            --        58,486
 Distribution to Merry Fields members' ....            --           --           --          (50)           --           (50)
 Comprehensive income
   Net loss ...............................            --           --           --       (1,302)           --        (1,302)
   Unrealized (loss) on investments .......            --           --           --           --          (157)         (157)
                                              -----------   ----------   ----------   ----------    ----------    ----------
      Total comprehensive income ..........                                               (1,302)         (157)       (1,459)
                                              -----------   ----------   ----------   ----------    ----------    ----------

Balances, June 30, 2004 ...................    26,640,424   $      266   $   64,762   $    7,321    $    1,040    $   73,389
                                              ===========   ==========   ==========   ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,
                                 (in thousands)
                                   (unaudited)

                                                                                2004           2003
                                                                             ----------     ----------
Cash flows from operating activities:
   Net income(loss) .....................................................    $   (1,302)    $    3,638
      Loss on write-down of investment in unconsolidated subsidiary .....            --             36
      Extraordinary gain ................................................            --         (4,347)
      Bad debts .........................................................           169             --
      Depreciation and amortization .....................................           286             40
      Changes in assets and liabilities affecting operations (net of assets acquired and liabilities assumed in acquisitions):
        Decrease (increase) in restricted cash ..........................           700           (353)
        Accounts receivable .............................................           341           (921)
        Other receivables ...............................................            --           (439)
        Refundable income taxes .........................................            76           (275)
        Inventory .......................................................          (100)            95
        Prepaid expenses ................................................            60            659
        Deposits ........................................................             2            (30)
        Accounts payable and accrued expenses ...........................            (5)           678
                                                                             ----------     ----------
              Net cash provided (used) by operating activities ..........           227         (1,219)
                                                                             ----------     ----------
Cash flows from investing activities:
   Cash received from acquisitions ......................................        10,252          7,421
   Cash used in acquisitions ............................................        (4,800)            --
   Sale of securities ...................................................           633             --
   Purchase of securities ...............................................            --         (1,641)
   Purchase of intangible asset .........................................          (121)          (600)
   Proceeds on disposal of assets held for sale .........................            46             66
   Purchase of property and equipment ...................................            --             (5)
                                                                             ----------     ----------
        Net cash provided by (used in) investing activities .............         6,010          5,241
                                                                             ----------     ----------
Cash flows from financing activities:
   Distributions to Merry Fields members ................................           (50)           (40)
   Exercise of stock options and warrants ...............................           227              1
   Issuance of notes payable ............................................            --            500
   Repayment of notes payable ...........................................          (119)          (485)
                                                                             ----------     ----------
        Net cash provided (used) by financing activities ................            58            (24)
                                                                             ----------     ----------
Net increase (decrease) in cash .........................................         6,295          3,998
Cash, beginning of period ...............................................         8,990            939
                                                                             ----------     ----------
Cash, end of period .....................................................    $   15,285     $    4,937
                                                                             ==========     ==========
Supplemental disclosure of cash flow information:
   Cash paid for interest ...............................................    $       51     $       62
                                                                             ==========     ==========
   Income taxes paid ....................................................    $        2     $       83
                                                                             ==========     ==========
Supplemental disclosure of non-cash financing and investing activities
  Acquisitions in exchange for stock.....................................    $   58,486     $    3,739
                                                                             ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1     Basis of Presentation

      On April 1, 2003, Young Design completed a strategic combination transaction (the "combination") with Telaxis Communications Corporation ("Telaxis"). On July 9, 2003, Telaxis reincorporated into Delaware and changed its name to YDI Wireless, Inc. ("YDI Wireless" or the "Company").

      For financial reporting purposes, Young Design was treated as the acquiring company and the transaction was accounted for as a reverse merger. Young Design had voting control and majority representation on the Board of Directors after the merger with Telaxis. The financial statements contained herein are those of Young Design carried forward at historical cost.

      The consolidated financial statements of the Company for the three- and six month periods ended June 30, 2004 and 2003 are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the financial position and results of operations for the periods then ended. All such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements herein.

      Effective May 13, 2004 the Company acquired KarlNet, Inc., a wireless software development company. Effective June 22, 2004, the Company acquired Terabeam Corporation, a wireless telecommunications company. Effective June 25, 2004, the Company acquired Ricochet Networks, Inc., a wireless service provider. The financial results of these companies from and after the dates of acquisition are included in the financial results reported for the Company.

      The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

2     Stock Based Compensation

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), but applied the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, for employee stock based compensation. No compensation expense has been recognized in connection with options, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The fair value of each option grant has been estimated as of the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions for 2004 and 2003: risk-free interest rate of 3.67% and 2.37%, expected life of 5 years and 5 years, volatility 205% and 284% and dividend rate of zero percent, respectively. Using these assumptions, the company has calculated the fair value of each stock option granted in 2004 and 2003 to be $5.34 and $0.96, respectively, which would be amortized as compensation expense over the vesting period of the options.

      If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net income per share would have been changed to the pro forma amount indicated below:

      (in thousands, except per share amounts)
                                                                         June 30,
                                                                  ----------------------
                                                                     2004         2003
                                                                  ---------    ---------
      Net income (loss) attributable to common stockholders,
        as reported: ..........................................   $  (1,302)   $   3,638
      Less:  Total stock based employee compensation expense
        determined under the fair value based method for all
        awards ................................................          14          987
                                                                  ---------    ---------

      Pro forma net income (loss) attributable to common
        stockholders ..........................................   $  (1,316)   $   2,651
                                                                  =========    =========
      Basic and diluted net income (loss) per common share,
        as reported ...........................................   $   (0.09)   $    0.32
                                                                  =========    =========
      Basic and diluted net income (loss) per common share,
        pro forma .............................................   $   (0.09)   $    0.23
                                                                  =========    =========

3     Comprehensive Income

      The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." During the six months ended June 30, 2004, and 2003, the Company had comprehensive income (loss) of $(1,459,000) and $3,784,000, respectively, including approximately $(157,000) and $146,000 (unaudited), respectively, of unrealized (losses) gains on available-for-sale investments, net of income taxes of $0, and $0.

4     Inventory

        (in thousands)                              (unaudited)
                                                      June 30,      December 31,
                                                    -----------     ------------
                                                        2004            2003
                                                    -----------     ------------
        Raw materials ............................   $    1,155      $      574
        Work in process ..........................           68              26
        Finished goods ...........................        5,571           2,734
                                                     ----------      ----------
                                                          6,794           3,334
        Allowance for excess and obsolescence ....         (600)           (200)
                                                     ----------      ----------
        Net inventory ............................   $    6,194      $    3,134
                                                     ==========      ==========

5     Earnings per share:

The following table presents the calculation of basic and diluted net income
(loss) per share:

                                                        Three Months Ended June 30,       Six Months Ended June 30,
                                                       -----------------------------    -----------------------------
                                                           2004             2003            2004             2003
                                                       ------------     ------------    ------------     ------------
Numerator
  Income (loss) before extraordinary gain .........    $     (1,605)    $       (815)   $     (1,302)    $       (709)
                                                       ============     ============    ============     ============
  Extraordinary gain ..............................              --            4,347              --            4,347
                                                       ============     ============    ============     ============
  Net income (loss) ...............................    $     (1,605)    $      3,532    $     (1,302)    $      3,638
                                                       ============     ============    ============     ============

Denominator - weighted average shares
  Denominator for basic earnings per share ........      15,799,225       13,508,001      15,016,816       11,452,918
                                                       ============     ============    ============     ============

  Basic and dilutive earnings (loss) per share
  before extraordinary gain .......................    $      (0.10)    $      (0.06)   $      (0.09)    $      (0.06)
                                                       ============     ============    ============     ============
  Extraordinary gain - basic and diluted ..........              --             0.32              --             0.38
                                                       ============     ============    ============     ============
  Basic and diluted earnings (loss) per share .....    $      (0.10)    $       0.26    $      (0.09)    $       0.32
                                                       ============     ============    ============     ============

      For the six-month period ended June 30, 2004 and 2003, stock options and warrants to purchase approximately 2,713,000 and 685,000, respectively, shares of common stock were outstanding but were not included in the calculation of diluted net income per share because they would have been anti-dilutive.

      For the three-month periods ended June 30, 2004 and 2003, stock options and warrants to purchase approximately 2,475,000 and 503,000, respectively, shares of common stock were outstanding, but were not included in the computation of diluted net income per share because the exercise price of the stock options was greater than the average share price of the Company's stock for the applicable period so the effect would have been anti-dilutive.

6     Acquisitions

      Telaxis

      On April 1, 2003, Young Design merged with Telaxis. For financial reporting purposes, Young Design was treated as the acquiring company and the transaction was accounted for as a reverse merger. Young Design had voting control and majority representation on the Board of Directors after the merger with Telaxis. Young Design merged with Telaxis for various strategic reasons including the fact that Telaxis was a publicly traded vehicle providing a potential source of capital and liquidity.

      The cost of the April 1, 2003 acquisition consisted of 4,177,078 shares of common stock and 695,976 options valued at $3.7 million and acquisition costs of approximately $0.1 million. On April 1, 2003, Telaxis had net assets with a fair market value of $8.1 million. Accounting for the transaction as a reverse merger resulted in an excess of net assets over book value of $4.3 million. The assets and liabilities of Telaxis were recorded at fair value under the purchase method of accounting. As the fair value of the assets acquired exceeded the purchase price, the long-lived assets were reduced to zero and negative goodwill was recorded. The valuation of the stock was based on the average closing price for the five days preceding the announcement of the acquisition.

      Following is Telaxis' condensed balance sheet at fair market value:

         (in thousands)                                  April 1, 2003
                                                         -------------
         Cash and cash equivalents ...................    $    7,421
         Property and equipment (held for sale) ......         1,405
         Other assets ................................           426
         Liabilities .................................        (1,166)
                                                          ----------
         Net assets acquired .........................    $    8,086
                                                          ==========

      KarlNet

      On May 13, 2004, YDI Wireless acquired KarlNet, a private software company. YDI Wireless acquired KarlNet for various strategic reasons including the fact that KarlNet was a key supplier to YDI Wireless.

      The cost of the May 13, 2004 acquisition consisted of 1,000,000 million shares of common stock valued at $4.3 and $1.8 million in cash. On May 13, 2004, KarlNet had net assets with a fair market value of $3.6 million. The KarlNet assets and liabilities were recorded at fair value under the purchase method of accounting. As the cost of the acquisition exceeded the fair value of the assets acquired, goodwill was recorded in the amount of $2.5 million. The valuation of the stock was based on the May 13, 2004 which was the day the definitive agreement was signed and the deal closed.

      Following is KarlNet's condensed balance sheet at fair market value:

         (in thousands)                                  May 13, 2004
                                                         ------------
         Cash and cash equivalents ...................    $       99
         Accounts receivable .........................           750
         Inventory ...................................           650
         Property and equipment ......................            99
         Intangible assets ...........................         2,305
         Goodwill.....................................         2,490
         Other assets ................................            50
         Liabilities .................................          (373)
                                                          ----------
         Net assets acquired .........................    $    6,070
                                                          ==========

      The table includes the final value of intangibles. The value was determined by an unrelated party.

      Terabeam

      On June 22, 2004, YDI Wireless acquired Terabeam, a private telecommunications equipment manufacturer. YDI Wireless acquired Terabeam for various strategic reasons including the fact that Terabeam had significant liquid assets.

      The cost of the June 22, 2004 acquisition consisted of 11.6 million shares of common stock valued at $55.1 million and 574,706 warrants valued at $132,000. On June 22, 2004, Terabeam had net assets with a fair market value of $42.2 million. The Terabeam assets and liabilities were recorded at fair value under the purchase method of accounting. The Company has recorded some estimated liabilities connected with the Terabeam acquisition which may change over the next twelve months. As the cost of the acquisition exceeded the fair value of the assets, acquired goodwill was recorded in the amount of $13.0 million. The valuation of the stock was based on the average stock price from April 5 to 20, 2004.

      Following is Terabeam's condensed balance sheet at fair market value:

         (in thousands)                                  June 22, 2004
                                                         -------------
         Cash and cash equivalents ...................    $   10,085
         Restricted cash .............................         5,876
         Marketable securities - trading .............        34,229
         Accounts receivable .........................           300
         Inventory ...................................         1,310
         Property and equipment ......................           101
         Goodwill.....................................        12,963
         Other assets ................................           327
         Liabilities .................................       (10,000)
                                                          ----------
         Net assets acquired .........................    $   55,191
                                                          ==========

      Ricochet Networks

      On June 25, 2004, YDI Wireless acquired Ricochet Networks, Inc. ("Ricochet"), a private wireless internet service provider. YDI Wireless acquired Ricochet for various strategic including the fact that it allows YDI to enter the wireless internet service business.

      The cost of the June 25, 2004 acquisition consisted of approximately 42,000 shares of common stock valued at approximately $217,000, $3 million in cash, and a $300,000 note payable over 3 years. On June 25, 2004, Ricochet had net assets with a fair market value of $3.5 million. The Ricochet assets and liabilities were recorded at fair value under the purchase method of accounting. The valuation of the stock was based on the closing price of the stock on June 25, 2004 which was the day the definitive agreement was signed and the acquisition closed.

      Following is Ricochet's condensed balance sheet at fair market value:

         (in thousands)                                  June 25, 2004
                                                         -------------
         Cash and cash equivalents ...................    $       70
         Inventory ...................................         1,000
         Intangible property .........................         1,850
         Property and equipment ......................           785
         Other assets ................................            87
         Liabilities .................................          (275)
                                                          ----------
         Net assets acquired .........................    $    3,517
                                                          ==========

      The table includes the final value of intangibles. The value was determined by an unrelated party.

                   Pro-forma Combined Statement of Operations
                     For the six months ended June 30, 2004
                    (in thousands, except for per share data)

                                                       KarlNet         Terabeam       Ricochet
                                         YDI           For the         For the        For the
                                       For the       period from     period from    period from
                                      six months      January 1,      January 1,     January 1,
                                        ended          2004 to         2004 to        2004 to
                                    June 30, 2004    May 13, 2004   June 22, 2004   June 25, 2004    Adjustments        Pro Forma
                                    -------------    ------------   -------------   -------------    -----------       -----------
Revenue ..........................   $    10,750     $     2,103     $     1,477    $      1,424    $       (100)(1)   $    15,654
Cost of goods sold ...............         6,744             837           3,021             843            (100)(2)        11,545
                                                                                                             200 (3)
                                     -----------     -----------     -----------     -----------     -----------       -----------

Gross profit (loss) ..............         4,006           1,266          (1,544)            581            (200)            4,109
                                     -----------     -----------     -----------     -----------     -----------       -----------

Operating expense:
   Selling expense ...............           920             145           3,223             180             150(4)          4,618
   General and administrative ....         3,907             741           6,964           1,546             185(5)         13,343
   Research and development ......           969             725           4,619              --              --             6,313
                                     -----------     -----------     -----------     -----------     -----------       -----------

      Total operating expenses ...         5,796           1,611          14,806           1,726             335            24,274
                                     -----------     -----------     -----------     -----------     -----------       -----------

Operating income (loss) ..........        (1,790)           (345)        (16,350)         (1,145)           (535)          (20,165)
                                     -----------     -----------     -----------     -----------     -----------       -----------

Other income (expenses):
   Interest income ...............            50               4             211              --              --               265
   Interest expense ..............           (63)             --             (72)             --              --              (135)
   Other income ..................           503               1              --             542              --             1,046
                                     -----------     -----------     -----------     -----------     -----------       -----------
      Total other income .........           490               5             139             542              --             1,176
                                     -----------     -----------     -----------     -----------     -----------       -----------

Income (loss) from continuing
   operations ....................        (1,300)           (340)        (16,211)           (603)           (535)          (18,989)
                                     -----------     -----------     -----------     -----------     -----------       -----------

Weighted average shares -
basic and diluted ................    15,016,816       1,000,000      11,567,132          42,105                        27,626,053

Earnings (loss) per share -
basic and diluted ................   $     (0.09)                                                                      $     (0.69)

                                   Adjustments
KarlNet
(1)      Revenue (eliminating intercompany sales)..............................   $  (100)
(2)      Cost of goods sold (eliminating intercompany purchases)...............      (100)
(3)      Cost of goods sold (amortization on intangible products acquired) ....       200
(4)      Selling expense (intangible amortization on intangibles acquired).....       150

Ricochet
(5)      Amortization on intangible intellectual property acquired.............   $   185

7     Convertible debt

      The Company assumed convertible notes as part of the Terabeam acquisition. The convertible notes' aggregate principal amount totals $2.5 million. The notes mature in July 2005, with interest only payments at an annual rate of 6.75% in quarterly installments, with the principal balance maturing July 12, 2005. At the discretion of holders of the notes, the notes are convertible into shares of the Company's common stock beginning in July 2004, based on a value of $27.27 per share of common stock or 91,675 shares. If the conversion option is not elected prior to July 12, 2005, the holders will receive the principal of $2.5 million in cash on the maturity date. The Company has classified the convertible notes as a long-term liability on the accompanying balance sheet as of June 30, 2004.

8     Proposed Merger

      On October 31, 2003, YDI Wireless signed a definitive merger agreement to acquire Phazar Corp (Nasdaq:ANTP). Under the terms of the agreement, Phazar stockholders would receive 1.2 shares of YDI Wireless common stock for each share of Phazar common stock. This exchange ratio will not be adjusted for changes in the price of either YDI Wireless common stock or Phazar common stock. Based on shares outstanding on the date the merger agreement was signed, YDI Wireless stockholders would own approximately 87% of the combined entity and Phazar stockholders would own approximately 13%. One member of Phazar's board of directors would join YDI Wireless' board of directors. The agreement is subject to the approval of Phazar shareholders and other conditions set forth in the merger agreement. While the Company currently expects this transaction to be completed in the fourth quarter of 2004, there can be no assurance that this transaction will be completed at all or on the terms described above.

9     Restricted Cash

      As part of the Terabeam acquisition, YDI Wireless acquired $5.9 million in restricted cash. The restricted cash consists of $0.9 as collateral for letters of credit relating to lease obligations and $5.0 million held in an indemnification trust for the benefit of former Terabeam directors and officers. This trust was established by Terabeam in January 2002, and the funds are managed by an unrelated trustee. To date, no claims have been asserted against the trust funds. The trust expires in 2007 and any remaining funds will be distributed to the Company.

10    Marketable securities

      As part of the Terabeam acquisition, YDI Wireless acquired approximately $34.2 million in marketable securities. These securities are fixed income bonds from corporate and United States government sponsored entities (GSEs). It is the Company's intention to use these securities as needed to meet our cash needs. These bonds mature within the next year.

REPORT OF INDEPENDANT REGISTERED PUBLIC ACCOUNTING FIRM

--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
YDI Wireless, Inc. and Subsidiaries
Falls Church, Virginia

We have audited the accompanying consolidated balance sheet of YDI Wireless, Inc. and subsidiaries, (the "Company") as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YDI Wireless, Inc. and subsidiaries as of December 31, 2003 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Bethesda, Maryland
January 23, 2004
(Except for Note 19, as to which the date is March 16, 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
YDI WIRELESS, INC. AND SUBSIDIARIES (formerly YOUNG DESIGN, INC. AND
SUBSIDIARIES)
      Falls Church, Virginia

We have audited the accompanying consolidated balance sheets of YDI WIRELESS, INC. AND SUBSIDIARIES (formerly YOUNG DESIGN, INC. AND SUBSIDIARIES), (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. We also have audited the related financial statement Schedule II for the years ended December 31, 2002 and 2001. These consolidated financial statements and financial statement Schedule II are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement Schedule II based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YDI WIRELESS, INC. AND SUBSIDIARIES (formerly YOUNG DESIGN, INC. AND SUBSIDIARIES) as of December 31, 2002 and 2001 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement
Schedule II for the years ended December 31, 2002 and 2001, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 2 to the financial statements, during 2002 the Company changed its method of accounting for the excess of acquired net assets over cost.

/s/ Hoffman, Fitzgerald and Snyder, P.C.

McLean, Virginia
February 10, 2003
(July 9, 2003 as to Note 2)

                               YDI WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                             YDI Wireless   Young Design,
                                                                                 Inc.           Inc.
                                                                             ------------   -------------
                                                                                     December 31,
                                                                             ----------------------------
                                                                                 2003            2002
                                                                             ------------   -------------
Assets
Current assets:
   Cash and cash equivalents ............................................     $    8,990      $      939
   Accounts receivable, net .............................................          2,511           1,686
   Refundable income taxes ..............................................            226              --
   Inventory ............................................................          3,134           2,386
   Investment securities - trading ......................................             --               4
   Deferred tax asset ...................................................             --             142
   Assets held for sale .................................................            790              --
   Prepaid expenses .....................................................            162             451
                                                                              ----------      ----------
        Total current assets ............................................         15,813           5,608

Property and equipment, net .............................................          1,747           1,823

Other Assets:
   Investment in unconsolidated subsidiaries ............................             --              36
   Investment securities - available-for-sale ...........................          2,627             841
   Intangible assets, net ...............................................            483               9
   Deferred tax asset ...................................................             --             245
   Deposits .............................................................             49              10
                                                                              ----------      ----------
        Total other assets ..............................................          3,159           1,141
                                                                              ----------      ----------
        Total assets ....................................................     $   20,719      $    8,572
                                                                              ==========      ==========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued expenses ................................     $    3,023      $    2,158
   Current maturities of notes payable ..................................            213             495
   Current deposit - non-refundable .....................................             --               9
                                                                              ----------      ----------
        Total current liabilities .......................................          3,236           2,662

Notes payable, net of current maturities ................................          1,298           1,402
                                                                              ----------      ----------
        Total liabilities ...............................................          4,534           4,064

Commitments and contingencies ...........................................             --              --

Stockholders' Equity
   Preferred stock, $0.01 par value; authorized 4,500,000,
     none issued at December 31, 2003; none authorized,
     none issued at December 31, 2002 ...................................             --              --
   Common stock, $0.01 par value, 100,000,000 shares authorized, issued and outstanding 14,179,882 and 9,375,000 at December 31,
     2003 and 2002, respectively ........................................            142              94
   Additional paid-in capital ...........................................          6,173             357
   Retained earnings ....................................................          8,673           4,066
   Accumulated other comprehensive income:
     Net unrealized gain/(loss) on available-for-sale securities ........          1,197              (9)
                                                                              ----------      ----------
        Total stockholders' equity ......................................         16,185           4,508
                                                                              ----------      ----------
        Total liabilities and stockholders' equity ......................     $   20,719      $    8,572
                                                                              ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                               FOR THE YEARS ENDED
                 (In thousands, except share and per share data)

                                                                            YDI Wireless      Young Design,    Young Design,
                                                                                Inc.               Inc.             Inc.
                                                                            ------------      -------------    -------------
                                                                                              December 31,
                                                                            ------------------------------------------------
                                                                                2003              2002              2001
                                                                            ------------      ------------      ------------
Revenues ..............................................................     $     27,241      $     20,304      $     14,314

Cost of goods sold ....................................................           15,714            12,376             9,286
                                                                            ------------      ------------      ------------
    Gross profit ......................................................           11,527             7,928             5,028

Operating expenses:
    Selling costs .....................................................            2,204             2,366             2,322
    General and administrative ........................................            7,090             3,640             2,365
    Research and development ..........................................            1,704               424               371
                                                                            ------------      ------------      ------------
        Total operating expenses ......................................           10,998             6,430             5,058
                                                                            ------------      ------------      ------------
Operating income (loss) ...............................................              529             1,498               (30)

Other income (expenses):
    Interest income ...................................................              128                22                56
    Interest expense ..................................................             (149)             (131)             (173)
    Equity method loss from unconsolidated subsidiaries ...............               --              (181)              (44)
    Contract cancellation income ......................................               --               564                --
    Other income (expenses) ...........................................               53               (10)              207
                                                                            ------------      ------------      ------------
        Total other income (expenses) .................................               32               264                46
                                                                            ------------      ------------      ------------
Income before income taxes, extraordinary gain, cumulative
    effect of accounting change, and minority interests ...............              561             1,762                16

    Provision (benefit) for income taxes ..............................              261               752               (78)
                                                                            ------------      ------------      ------------
Income (loss) before extraordinary gain, cumulative effect
    of accounting change, and minority interests ......................              300             1,010                94

Extraordinary gain (net of income taxes of $0) ........................            4,347                89                --

Cumulative effect of accounting change (net of income taxes of $0) ....               --               526                --
                                                                            ------------      ------------      ------------
Income before minority interests ......................................            4,647             1,625                94

    Minority interests in (gains) losses of subsidiaries ..............               --               (63)               31
                                                                            ------------      ------------      ------------
Net income ............................................................     $      4,647      $      1,562      $        125
                                                                            ============      ============      ============
Weighted average shares - basic .......................................       12,570,845         9,375,000         9,375,000
                                                                            ============      ============      ============
    EPS, basic ........................................................     $       0.37      $       0.17      $       0.01
                                                                            ============      ============      ============
Weighted average shares - diluted .....................................       12,840,969         9,375,000         9,375,000
                                                                            ============      ============      ============
    EPS, diluted ......................................................     $       0.36      $       0.17      $       0.01
                                                                            ============      ============      ============
Pro forma amounts assuming the new accounting method is
applied retroactively:

Income (loss) before income taxes, extraordinary gain, cumulative
    effect of accounting change and minority interests ................     $       (144)     $      1,010      $        (57)
                                                                            ============      ============      ============
Net income ............................................................     $      4,603      $      1,123      $        565
                                                                            ============      ============      ============
Weighted average shares - basic .......................................       10,874,613         9,375,000         9,375,000
                                                                            ============      ============      ============
    EPS, basic ........................................................     $       0.42      $       0.12      $       0.06
                                                                            ============      ============      ============
Weighted average shares - diluted .....................................       11,144,827         9,375,000         9,375,000
                                                                            ============      ============      ============
    EPS, diluted ......................................................     $       0.41      $       0.12      $       0.06
                                                                            ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (in thousands, except share data)

                                                                                                         Accumulated
                                                    Common Stock            Additional                      Other
                                             --------------------------      Paid-in       Retained     Comprehensive
                                               Shares         Amount         Capital       Earnings     (Loss) Income      Total
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 2000 ..............    9,566,328    $        96    $       345          2,429             --          2,870
Purchase of Common Stock ..................     (191,328)            (2)           (14)            --             --            (16)
Increase in equity from sale of shares ....           --             --             46             --             --             46
 Distributions to Merry Fields' members ...           --             --             --            (50)            --            (50)
Consolidation of Merry Fields as of
     January 1, 2001 ......................           --             --            (20)            --             --            (20)
 Comprehensive income
   Net income .............................           --             --             --            125             --            125
   Unrealized gain on investments .........           --             --             --             --            (47)           (47)
                                             -----------    -----------    -----------    -----------    -----------    -----------
   Total comprehensive income .............           --             --             --            125            (47)            78
                                             -----------    -----------    -----------    -----------    -----------    -----------

Balances, December 31, 2001 ...............    9,375,000    $        94    $       357    $     2,504    $       (47)   $     2,908
 Comprehensive income
   Net income .............................           --             --             --          1,562             --          1,562
   Unrealized gain on investments .........           --             --             --             --             38             38
                                             -----------    -----------    -----------    -----------    -----------    -----------
   Total comprehensive income .............           --             --             --          1,562             38          1,600
                                             -----------    -----------    -----------    -----------    -----------    -----------

Balances, December 31, 2002 ...............    9,375,000    $        94    $       357    $     4,066    $        (9)   $     4,508

Merger with Telaxis .......................    4,177,078             42          3,697             --             --          3,739
Exercise of stock options and warrants ....      127,804              1            218             --             --            219
Issuance of common stock, net of costs ....      500,000              5          1,901                                        1,906
 Other ....................................           --             --             --            (40)            --            (40)
 Comprehensive income .....................           --
  Net income ..............................           --             --             --          4,647             --          4,647
  Unrealized gain on investments ..........           --             --             --             --          1,206          1,206
                                             -----------    -----------    -----------    -----------    -----------    -----------
    Total comprehensive income ............           --             --             --          4,647          1,206          5,853
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balances, December 31, 2003 ...............   14,179,882    $       142    $     6,173    $     8,673    $     1,197    $    16,185
                                             ===========    ===========    ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands)

                                                                               YDI Wireless   Young Design,  Young Design,
                                                                                   Inc.           Inc.           Inc.
                                                                               ------------   -------------  -------------
                                                                                   2003           2002           2001
                                                                               ------------   -------------  -------------
Cash flows from operating activities:
   Net income ..............................................................    $    4,647     $    1,562     $      125
      Depreciation and amortization ........................................           183            131            104
      Loss on disposal of property and equipment ...........................            24             --             --
      Realized (gain) loss on trading and available-for-sale securities ....           (92)             4             (9)
      Loss on write-down of investment in unconsolidated subsidiary ........            36             --             --
      Equity method loss from unconsolidated subsidiaries ..................            --            181             44
      Unrealized gain (loss) on sale of assets or trading securities .......            --             --            (43)
      Amortization of excess of acquired net assets over cost ..............            --             --           (150)
      Cumulative effect of accounting change ...............................            --           (526)            --
      Loss on write down of assets held for sale ...........................           200             --             --
      Deferred income tax ..................................................           387            580            (78)
      Extraordinary gain ...................................................        (4,347)           (89)            --
      Changes in assets and liabilities affecting operations:
        Accounts receivable, net ...........................................          (825)          (805)           543
        Inventory ..........................................................          (748)          (794)           851
        Deposits ...........................................................           (21)            (3)            (1)
        Prepaid expenses ...................................................           697           (432)            70
        Refundable income taxes ............................................          (226)            --             --
        Accounts payable and accrued expenses ..............................           (71)           886            413
        Income taxes payable ...............................................            --             --         (1,315)
        Contract deposit - nonrefundable ...................................            --           (551)            (8)
        Customer order deposits ............................................            (9)            --           (114)
        Minority interests .................................................            --             63            (31)
                                                                                ----------     ----------     ----------
              Net cash provided by (used in) operating activities ..........          (165)           207            401
                                                                                ----------     ----------     ----------
Cash flows from investing activities:
   Proceeds on disposal of property and equipment ..........................            10             --             --
   Purchase of securities ..................................................          (726)          (686)          (456)
   Purchase of property and equipment ......................................           (30)           (16)          (348)
   Purchase of intangible assets ...........................................          (585)            --            (25)
   Sale of securities ......................................................           242             11            143
   Sale of assets held for sale ............................................           415             --             47
   Cash received with purchase of Telaxis ..................................         7,421             --             --
   Cash received with purchase of Zeus .....................................            --             --             38
   Cash received with consolidation of Merry Fields ........................            --             --             31
   Advances to affiliate ...................................................            --             --            207
                                                                                ----------     ----------     ----------
        Net cash provided by (used in) investing activities ................         6,747           (691)          (363)
                                                                                ----------     ----------     ----------
Cash flows from financing activities:
   Distributions to Merry Fields members ...................................           (40)            --            (50)
   Exercise of stock options ...............................................           219             --             --
   Issuance of common stock ................................................         1,906             --             --
   Repurchase of common stock ..............................................            --             --            (16)
   Payment of security deposit .............................................            --             --           (240)
   Issuance of notes payable ...............................................           500          2,336            967
   Repayment of notes payable ..............................................        (1,116)        (2,046)          (784)
                                                                                ----------     ----------     ----------
        Net cash provided by (used in) financing activities ................         1,469            290           (123)
                                                                                ----------     ----------     ----------
Net increase (decrease) in cash ............................................         8,051           (194)           (85)
Cash, beginning of period ..................................................           939          1,133          1,218
                                                                                ----------     ----------     ----------
Cash, end of period ........................................................    $    8,990     $      939     $    1,133
                                                                                ==========     ==========     ==========
Supplemental disclosure of cash flow information:
   Cash paid for interest ..................................................    $      149     $      130     $      173
                                                                                ==========     ==========     ==========
   Income taxes paid .......................................................    $       90     $      163     $    1,315
                                                                                ==========     ==========     ==========
   Assets acquired with liabilities in Zeus purchase .......................    $       --     $       --     $    1,643
                                                                                ==========     ==========     ==========
   Stock issued in Telaxis merger ..........................................    $    3,739     $       --     $       --
                                                                                ==========     ==========     ==========
   Non-cash assets received with Merry Fields consolidation ................    $       --     $       --     $    1,597
                                                                                ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                               YDI WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization

      Young Design, Inc. ("Young Design") was incorporated under the laws of the Commonwealth of Virginia on February 28, 1986 to engage in the business of manufacturing and sale of equipment for use in transmission of data access on a wireless basis. Young Design operates in one business segment. Young Design has its headquarters in Falls Church, Virginia.

      Go Wireless Data, Inc ("Go Wireless") was incorporated under the laws of the State of Delaware as of March 17, 2000 to engage in the business of the sale of equipment for the use in transmission of data and internet access on a wireless basis. On February 28, 2001 Go Wireless merged with Young Design and ceased operations as a separate company.

      Zeus Wireless, Inc. ("Zeus") was formed under the laws of the State of California. Zeus was a developer and manufacturer of 2.4 GHz transceivers providing mission critical wireless data connectivity. In May 2001, Young Design purchased ownership of 83.5% of the outstanding and voting stock of Zeus for a nominal amount of cash. The acquisition has been accounted for under the purchase method. The assets and liabilities of Zeus on May 4, 2001 were as follows (in thousands):

            Cash..........................................   $    31
            Deferred tax assets...........................       896
            Inventory.....................................       586
            Non-cash assets...............................       168
            Accounts payable and accrued expenses.........       379
            Nonrefundable contract deposit................       568
            Excess of acquired net assets over cost.......   $   677

      The consolidated statement of operations for 2001 includes the operations of Zeus from May 4, 2001 through December 31, 2001. The excess of acquired net assets over cost as of December 31, 2001 was $526,000 and was entirely written-off during 2002.

      In August 2002, a majority of Zeus' shareholders approved a reverse stock split of 1,500,000 to 1. In September 2002, Young Design paid cash for all fractional shares plus the remainder of common stock it did not own thus increasing its ownership to 100% of the outstanding voting stock of Zeus for a nominal amount of cash. The excess of acquired net assets over cost for the increase in ownership interest was approximately $89,000, and has been recorded as an extraordinary gain.

      Merry Fields, LLC ("Merry Fields") was formed by certain shareholders of Young Design under the laws of the State of Delaware on August 11, 2000. Merry Fields owns the property and land leased to Young Design for its principal operations. In accordance with FIN 46, Merry Fields, LLC is a Variable Interest Entity and therefore, Merry Fields is consolidated with YDI Wireless, Inc.

      On April 1, 2003, Young Design completed a strategic combination transaction (the "combination") with Telaxis Communications Corporation ("Telaxis"), pursuant to a definitive strategic combination agreement. Pursuant to the terms of that agreement, Telaxis formed a subsidiary, WFWL Acquisition Subsidiary, that merged with and into Young Design and Telaxis issued new shares of its common stock to the stockholders of Young

Design. As of the date of the combination, Telaxis was a Massachusetts corporation. On July 9, 2003, Telaxis reincorporated into Delaware and changed its name to YDI Wireless, Inc. ("YDI Wireless" or the "Company").

      For financial reporting purposes, Young Design was treated as the acquiring company and the transaction accounted for as a reverse merger. In addition, Young Design had substantially more revenue (Telaxis had virtually no operating revenue). In addition, Young Design had voting control and majority representation on the Board of Directors after the merger with Telaxis. The financial statements contained herein are those of Young Design carried forward at historical cost.

2.    Summary of Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation

      The consolidated financial statements include the accounts of YDI Wireless and its wholly owned subsidiaries and also Merry Fields, a consolidated affiliate. Merry Fields is a Variable Interest Entity and is consolidated with YDI Wireless, Inc All significant inter-company balances and transactions have been eliminated in consolidation

      Asset Impairment

      The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The Company has evaluated all of its long-term legal obligations under certain leases and determined that it does not have any significant obligations upon the retirement of these obligations.

      Cash and Cash Equivalents

      The Company considers cash on hand, deposits in banks, money market accounts and investments with an original maturity of three months or less to be cash or cash equivalents

      Investments

      In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities", securities are classified into three categories: held-to-maturity, available-for-sale, and trading. Because the Company holds certain securities principally for the purpose of selling them in the near future, they are classified on the balance sheet as trading securities. As a result, the securities are carried at fair value and realized and unrealized gains and losses are included in the consolidated statements of operations. Securities available-for-sale are reported at fair value. Any unrealized gain or loss, net of applicable income taxes, is reported as a separate addition to or reduction from stockholders' equity as other comprehensive income. Investment income includes realized and unrealized gains and losses on investments, interest and dividends.

      Investments - Equity Method

      Investments in common stock, generally at privately held companies, are accounted for under the equity or cost method based on the Company's ownership interest and degree of control or influence Generally, the Company uses the equity method when the Company's ownership interest is 20% or greater.

      Accounts Receivable

      The Company provides an allowance to account for amounts, if any, of its accounts receivable, which are considered uncollectible. The Company bases its assessment of the allowance for doubtful accounts on historical losses and current economic conditions. Accounts receivable are determined to be past due based on a contractual term of 30 days. The Company's accounts receivable are unsecured. The allowance for doubtful accounts was approximately $205,000 and $185,000 as of December 31, 2003 and 2002, respectively.

      Inventory

      Inventory consists of electronic components and finished goods and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      Property and Equipment

      Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from two to seven years for personal property and 39 years for real property.

      Intangible Assets

      Intangible assets subject to amortization are substantially all associated with intellectual property. Amortization is computed using the straight-line method over three years, which is the estimated useful life, based on the Company's assessment of technological obsolescence, of the respective assets. Amortization expense for the years ended December 31, 2003, 2002, and 2001 totaled approximately $111,000, $11,000, and $5,000 respectively.

      Income Taxes

      The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating loss carry forwards, start-up costs, property and equipment, nonrefundable contract deposits, allowance for doubtful accounts, inventory reserves, and accruals.

      Merry Fields is a limited liability company and is taxed as a partnership. Accordingly, for Merry Fields, items of income, deductions, expenses and credits pass through directly to its members and are reported on their tax returns.

      Revenue Recognition

      The Company recognizes revenue when a formal purchase commitment has been received, shipment has been made to the customer, collection is probable and, if contractually required, a customer's acceptance has been received.

      Excess of Acquired Net Assets Over Cost

      The excess of acquired net assets over cost, recognized in income in 2002, resulted from the acquisition of Zeus in 2001. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and the liabilities assumed based on the estimated fair values at the date of the acquisition. The Company recognized $526,000 of excess acquired net assets over cost during 2002 in accordance with SFAS No. 141, "Business Combinations."

      The excess of acquired net assets over cost, recognized in 2003, resulted from the acquisition of Telaxis. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and the liabilities assumed based on the estimated fair values at the date of the acquisition. The Company recognized the entire $4,347,000 of excess acquired net assets over cost as an extraordinary gain in the second quarter 2003 in accordance with SFAS No. 141, "Business Combinations" in conjunction with completing the acquisition on April 1, 2003.

      Research and Development

      Research and development costs are expensed as incurred.

      Stock based compensation

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company continues to account for its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. APB No. 25 provides that compensation expense relative to a company's employee stock options is measured based on the intrinsic value of the stock options at the measurement date. Effective for interim periods beginning after December 15, 2002, SFAS No. 148 also requires disclosure of pro-forma results on a quarterly basis as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), but applied the intrinsic value method set forth in Accounting Principles Board Opinion No. 25. No compensation expense has been recognized in connection with options, as all options have been granted with an exercise price equal the fair value of the Company's common stock on the date of grant. The fair value of each option grant has been estimated as of the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions for 2003 and 2002: risk-free interest rate of 2.37% and 2.21%, expected life of 5 years, volatility 284% and 101% and dividend rate of zero percent, respectively. Using these assumptions, the fair value of the stock options granted in 2003 and 2002 was $0.96 and $1.21, respectively, which would be amortized as compensation expense over the vesting period of the options.

      If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net income per share would have been changed to the pro forma amount indicated below:

(in thousands, except per share amounts)                                 December 31,
                                                                     --------------------
                                                                       2003        2002
                                                                     --------    --------
Net Income attributable to common stockholders, as reported: ....    $  4,647    $  1,562
Less:  Total stock based employee compensation expense
    determined under the fair value based method for all
    awards ......................................................       1,129         185
                                                                     --------    --------
Pro forma net income attributable to common
    stockholders ................................................    $  3,518    $  1,377
                                                                     ========    ========
Basic net income per common share, as reported ..................    $   0.37    $   0.17
                                                                     ========    ========
Basic net income per common share, pro forma ....................    $   0.28    $   0.15
                                                                     ========    ========
Diluted net income per common share, as reported ................    $   0.36    $   0.17
                                                                     ========    ========
Diluted net income per common share, pro forma ..................    $   0.27    $   0.15
                                                                     ========    ========

      Advertising costs

      Advertising costs are expensed when incurred. Advertising expense totaled approximately $9,000, $23,000 and $30,000 for 2003, 2002 and 2001, respectively.

      Shipping and Handling Costs

      Shipping and handling are charged to customers and included in both revenue and costs of goods sold on the Consolidated Statement of Operations.

      Comprehensive Income

      The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." During the years ended December 31, 2003, 2002 and 2001, the Company had approximately $1,206,000, $38,000 and $(47,000), respectively, of unrealized gains (losses) on available-for-sale investments, net of income taxes of $0, $26,000 and $31,000.

      Corporate Structural Changes

      The number of shares and earnings per share has been restated to reflect the following splits.

      On July 9, 2003, Telaxis effected a reverse 1-for-100 split of its outstanding common stock, a forward 25-for-1 split of its common stock outstanding after the reverse stock split, the reincorporation of Telaxis from Massachusetts to Delaware, and the change of its corporate name to "YDI Wireless, Inc."

      No fractional shares were issued as a result of the reverse stock split. Fractional shares held by any stockholder with less than 100 shares in its account were cashed out at a price of $0.954 for each share outstanding before the reverse stock split, which is based on the average trading prices of the Company's common stock on the Over-the-Counter Bulletin Board for the 20 trading days ended on July 9, 2003. Due to this fractional share treatment, 39,976 pre-split shares were cancelled for approximately $38,000. The effect of the stock splits has been reflected for all periods presented.

      No fractional shares were issued as a result of the forward stock split. Any stockholder who was entitled to a fractional share after the forward stock split had that stockholder's holdings rounded up to the next whole share. The Company issued 96 shares to these shareholders in the aggregate.

      On December 8, 2003, the Company completed a private placement of 500,000 shares of Common Stock to selected institutional and other accredited investors at $4.10 per share, the closing market price on the date of sale. The net proceeds to the Company, after placement agent fees and expenses, were approximately $1,906,000.

      Fair value of Financial Instruments

      The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable approximate fair value. Investment securities are recorded at estimated fair value based on quoted market prices where available.

      Recent Accounting Pronouncements

      In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation states that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the Interpretation on December 31, 2002.

      In January 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities". The Interpretation addresses consolidation by business enterprises of variable interest entities and provides guidance on the identification of variable interest entities that are subject to consolidation requirements by a business enterprise. A variable interest entity subject to consolidation requirements is an entity that does not have sufficient equity at risk to finance its operations without additional support from third parties and the equity investors in the entity lack certain characteristics of a controlling financial interest as defined in the guidance. Merry Fields, LLC is a Variable Interest Entity, therefore Merry Fields is consolidated with YDI Wireless, Inc. Previously, Merry Fields was consolidated in 2001 based on EITF 90-15. Currently the Company does not believe that adoption of FIN 46 will have an impact on its financial statements.

      In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends Statement 133 for decisions made by the Derivatives Implementation Group, in particular the meaning of an initial net investment, the meaning of underlying and characteristics of a derivative that contains financing components. Currently, the Company has no derivative financial instruments and, therefore, believes that adoption of the Statement will have no effect on its financial statements.

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement requires that the issuer classify certain instruments as liabilities, rather than equity, or so-called mezzanine equity. Currently, the Company has no financial instruments that come under the scope of the Statement and, therefore, believe that adoption of the new Statement will have no impact on its financial statements.

      In June 2001, the Financial Accounting Standards Board approved SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting unit level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001.

      Due to SFAS No. 141, the Company recognized $526,000 as income as a result of this change of accounting principle in the 2002 consolidated financial statements for the unamortized balance of the excess of acquired net assets over cost.

3.    Inventory

        (in thousands)                                         December 31,
                                                          ---------------------
                                                            2003         2002
                                                          --------     --------
        Raw Materials ................................    $    574     $    502
        Work in process ..............................          26            9
        Finished goods ...............................       2,734        2,051
                                                          --------     --------
                                                             3,334        2,562
        Allowance for excess and obsolescence ........        (200)        (176)
                                                          --------     --------
        Net Inventory ................................    $  3,134     $  2,386
                                                          ========     ========

4.    Investment Securities - Trading

      The Company holds the following investments classified as trading with a fair market value as follows as of December 31,:

        (in thousands)                                      2003         2002
                                                          --------     --------
        Equity securities ............................    $     --     $      4
                                                          ========     ========

      The net gains (losses) on trading securities included in earnings are as follows:

        (in thousands)                          2003        2002         2001
                                              --------    --------     --------
        Equity securities ................    $     --    $     (4)    $      9
                                              ========    ========     ========

      Proceeds from the sale of trading securities were $0, $11,000, and $143,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

5.    Investment Securities - Available-For-Sale

      The Company owned 199,618 unregistered shares and 270,632 registered shares as of December 31, 2003 and 184,618 unregistered shares and 238,893 registered shares as of December 31, 2002 of Phazar Corporation. In addition, the Company owned 72,800 registered shares of RF Industries as of December 31, 2002.

      In September 2000, the Company purchased 2,000,000 shares of common stock in Spectrum Access, Inc. ("Spectrum"). In exchange for the shares, the Company granted the use of the Company's broadcasting space in the Falls Church tower, as well as providing selected equipment and training to Spectrum. As of December 31, 2003 and 2002, the Company's ownership interest of approximately 11 percent has been valued at $10,500.

                                                December 31,
                            ----------------------------------------------------
        (in thousands)                2003                        2002
                            ------------------------    ------------------------
                                           Carrying                    Carrying
                            Cost Basis      Value       Cost Basis      Value
                            ----------    ----------    ----------    ----------

        Fixed income .....  $      600    $      609    $       --    $       --
        Spectrum .........          10            10            10            10
        RF Industries ....          --            --           145           153
        Phazar ...........         794         2,008           700           678
                            ----------    ----------    ----------    ----------
                            $    1,404    $    2,627    $      855    $      841
                            ==========    ==========    ==========    ==========

      The net gains (losses) on available-for-sale securities included in earnings are as follows:

        (in thousands)                            2003        2002        2001
                                                --------    --------    --------
        Equity securities ..................    $     92    $     --    $     --
                                                ========    ========    ========

      Proceeds from the sale of available-for-sale securities were $242,000, $0, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively.

6.    Investment in Unconsolidated Subsidiaries

      During 2002, the Company purchased an ownership interest of approximately 30% of "Excurro" and accounted for the investment under the equity method. This investment was fully written off during 2003.

        (in thousands)                          December 31,
                            ----------------------------------------------------
                                      2003                        2002
                            ------------------------    ------------------------
                                           Carrying                    Carrying
                            Cost Basis      Value       Cost Basis      Value
                            ----------    ----------    ----------    ----------
        Excurro .........   $       50    $       --    $       50    $       36
                            ==========    ==========    ==========    ==========

7.    Property and Equipment

      Property and equipment consisted of the following (in thousands):

         (in thousands)                                        December 31,
                                                          ---------------------
                                                            2003         2002
                                                          --------     --------
        Land .........................................    $    522     $    521
        Building and improvements ....................       1,377        1,377
        Automobiles ..................................          22           37
        Furniture and equipment ......................          --           96
        Machinery and equipment ......................         146          133
                                                          --------     --------
                                                             2,067        2,164
                Less:  accumulated depreciation ......        (320)        (341)
                                                          --------     --------
        Property and equipment, net ..................    $  1,747     $  1,823
                                                          ========     ========

      Depreciation expense totaled approximately $72,000, $120,000, and $99,000, respectively for the periods ended December 31, 2003, 2002, and 2001.

8.    Income Taxes

        (in thousands)                                   December 31,
                                               --------------------------------
                                                 2003        2002        2001
                                               --------    --------    --------

        Current tax expense (benefit)
             Federal .......................   $   (112)   $    145    $     --
             State .........................        (14)         27          --
                                               --------    --------    --------
                                                   (126)        172          --
                                               --------    --------    --------
        Deferred tax expense (benefit)
             Federal .......................        344         489         (70)
             State .........................         43          91          (8)
                                               --------    --------    --------
                                                    387         580         (78)
                                               --------    --------    --------
                                               $    261    $    752    $    (78)
                                               ========    ========    ========

      The components of the net deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows (in thousands):

        (in thousands)                                                 December 31,
                                                                   ---------------------
                                                                     2003         2002
                                                                   --------     --------
        Current net deferred tax assets (liabilities):
             Allowance for doubtful accounts ..................    $     82     $     70
             Inventory valuation allowance ....................          80           67
             Unrealized (gain) loss on investments ............        (482)           5
              Accruals ........................................         270           --
             Net operating loss carryforwards .................         177           --
                                                                   --------     --------
                                                                        127          142
        Valuation allowance ...................................        (127)          --
                                                                   --------     --------
                                                                   $     --     $    142
                                                                   ========     ========

        Non-current net deferred tax assets (liabilities):
             Start up costs ...................................    $     --     $    118
             Net operating loss carry forward .................          93           --
             Depreciable assets ...............................         (93)         127
                                                                   --------     --------
                                                                         --          245
        Valuation allowance ...................................          --           --
                                                                   --------     --------
                                                                   $     --     $    245
                                                                   ========     ========

      The provision for income taxes is different from that which would be obtained by applying the statutory Federal income tax rate to income before income taxes, extraordinary gain, cumulative effect of accounting change and minority interests. The items causing this difference are as follows:

(in thousands)                                          2003         2002         2001
                                                      --------     --------     --------
Tax expense (benefit) at U.S. statutory rate .....    $    191     $    599     $      5
State income taxes ...............................          22           70            1
Equity method loss ...............................          --           69           17
Amortization/recognition of negative goodwill ....          --           --          (57)
Merry Fields, LLC income .........................         (49)         (28)         (13)
Change in valuation allowance ....................         127           --           --
Other permanent differences ......................         (30)          42          (31)
                                                      --------     --------     --------
Provision (benefit) for income taxes .............    $    261     $    752     $    (78)
                                                      ========     ========     ========

      The income tax expense for the year ended December 31, 2003 primarily relates to the increase in the valuation allowance associated with the deferred tax assets since the Company cannot accurately predict when the Company will generate taxable income to utilize these assets. The income tax expense for the year ended December 31, 2002 relates primarily to effective marginal tax rate of 42%. The Company has approximately $0.4 million in net operating losses available through 2018.

9.    Notes Payable

      Notes payable consisted of the following at December 31:

          (in thousands)                                                     2003        2002
                                                                           --------    --------
          In May 2002, Young Design executed a $750,000 note
          payable with a financial institution related to the bulk
          purchase of inventory. The note was non-interest bearing
          and required four (4) calendar quarter payments of
          $187,500 through June 30, 2003 ...............................   $     --    $    375

          In May 2002, Merry Fields executed a loan consolidation
          and refinance agreement with a financial institution for
          a term loan of $1,565,374 collateralized by the building
          and land with a book value of $1,527,362 in Falls
          Church, Virginia. The loan requires monthly payments of
          $18,781 consisting of principal and interest. The loan
          bears interest at 7.34% per annum and matures on May 31,
          2012 .........................................................      1,406       1,522

          In December 2003, the Company executed a $2.0 million
          line of credit with a financial institution. This line
          of credit is collateralized by a $2.0 million
          certificate of deposit. The line of credit bears
          interest at the prime rate and interest is due
          monthly ......................................................         --          --

        Other ..........................................................        105          --
                                                                           --------    --------
                                                                              1,511       1,897
                 Current portion .......................................        213         495
                                                                           --------    --------
                                                                           $  1,298    $  1,402
                                                                           ========    ========

                        (in thousands)
                        2004                     $    213
                        2005                          113
                        2006                          122
                        2007                          133
                        2008                          145
                        Thereafter                    785
                                                 --------
                                                 $  1,511
                                                 ========

10.   Commitments and Contingencies

      Leases

      The Company has various operating leases for equipment, office and production space. These leases generally provide for renewal or extension at market prices.

      In August 2000, Merry Fields executed a lease agreement with Young Design for the lease of the building in Falls Church, Virginia. The lease commenced on January 1, 2001 and terminates on December 31, 2010. The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year. All intercompany rental income and expense under the lease agreement have been eliminated in consolidation.

      Rent expense, excluding rent paid to Merry Fields, for the years ended December 31, 2003, 2002, and 2001 was approximately $463,000, $151,000, and
$160,000, respectively.

      Schedule of Commercial Commitments

      Aggregate maturities of the operating leases, exclusive of the Merry Fields lease, are as follows as of December 31, 2003.

                        (in thousands)
                        2004                     $    580
                        2005                          429
                        2006                          429
                        2007                          258
                        2008                          258
                        Thereafter                    258
                                                 --------
                                                 $  2,212
                                                 ========

11.   401(k) - Retirement Plan

      The Company has a 401(k) retirement plan covering all employees who meet certain minimum eligibility requirements. Each year employees can elect to defer the lesser of 15% of earned compensation or the maximum amount permitted by the Internal Revenue Code. The Company makes contributions to the plan at its discretion. The Company made no contribution to the plan for the periods ended December 31, 2003, 2002, or 2001.

12.   Stockholders' Equity

      The warrant and option numbers shown in this footnote reflect the adjustments to those warrants and options due to the April 1, 2003 combination of Young Design and Telaxis and the reverse/forward stock splits effected on July 9, 2003.

Stock Warrants

      All warrants were issued by Telaxis in conjunction with several debt offerings prior to its initial public offering.

      During September 1996, Telaxis issued $3 million of debt and 429,525 warrants. The underlying debt all converted into Telaxis preferred stock in November 1997. Of the warrants issued, 367,470 remain outstanding as of December 31, 2003

During 1999, Telaxis issued $2.4 million of debt and 103,995 warrants. The underlying debt was repaid or exchanged for shares of Telaxis preferred stock. Of the warrants issued, 23,949 remain outstanding as of December 31, 2003.

      The Company has issued warrants for its common stock as follows:

                                                   Warrants Outstanding
                                           -------------------------------------
                                                                     Per Unit
                                           Number of Shares       Exercise Right
                                           ----------------       --------------

        Outstanding December 31, 2002                   --        $           --

             Telaxis warrants                      432,318        $  2.08 - 8.64
             Warrants exercised                     18,498        $         2.08
             Warrants expired/canceled              22,401        $  2.08 - 8.64
                                            --------------        --------------
        Outstanding December 31, 2003              391,419        $         2.08
                                            ==============        ==============

                                              Number of
                  Expiration Date             Warrants
             -------------------------      -------------
             September 2006 ..........        298,033
             July 2007 ...............         93,386

Stock Options Issued

      The Company has stock option plans that provide for the granting of options to employees, directors, and consultants. The plans permit the granting of options to purchase a maximum of 1,491,507 shares of common stock at various prices and require that the options be exercisable at the prices and at the times as determined by the Board of Directors, not to exceed ten years from date of issuance. As of December 31, 2003, 627,814 options are available for issuance under these plans.

      A summary of the option activity is as follows:

                                                     Options Outstanding
                                              ----------------------------------
                                                 Number of           Per Share
                                                  Shares          Exercise Price
                                              --------------     ---------------
        Outstanding December 31, 2000 .....               --     $            --
             Options granted ..............               --     $            --
             Options exercised ............               --     $            --
             Options expired/canceled .....               --     $            --
                                              --------------
        Outstanding December 31, 2001 .....               --     $            --
             Options granted ..............          446,875     $          1.60
             Options exercised ............               --     $            --
             Options expired/canceled .....           (2,187)    $          1.60
                                              --------------
        Outstanding December 31, 2002 .....          444,688     $          1.60
             Telaxis options ..............          695,976     $ 1.60 - 161.00
             Options granted ..............           66,250     $   0.92 - 5.30
             Options exercised ............         (121,151)    $   1.52 - 4.00
             Options expired/canceled .....         (316,034)    $ 1.60 - 161.00
                                              --------------     ---------------
        Outstanding December 31, 2003 .....          769,729     $ 0.92 - 161.00
                                              ==============     ===============

      A summary of the stock options outstanding and exercisable as of December 31, 2003 is as follows:




-----------------------------------------------   ------------------------------
             Options Outstanding                       Options Exercisable
-----------------------------------------------   ------------------------------
                                    Weighted
   Weighted                         Average          Weighted
   Average          Number       Remaining Life      Average           Number
Exercise Price    Outstanding        (years)      Exercise Price     Outstanding
-----------------------------------------------   ------------------------------

$ 0.00 - 2.00       307,600            4.5         $ 0.00 - 2.00       223,661

$ 2.01 - 4.00       288,981            6.5         $ 2.01 - 4.00       281,988

$ 4.01 - 6.00        70,321            7.6         $ 4.01 - 6.00        57,794

$   over 6.00       102,827            6.0         $   over 6.00       101,084
--------------------------------------------------------------------------------

13.   Earnings per share:

                                                                      December 31,
                                                                      --------------------------------------------
                                                                          2003            2002            2001
                                                                      ------------    ------------    ------------
        Numerator (in thousands)

          Income from continuing operations ......................    $        300    $        947    $        125

          Extraordinary item .....................................           4,347              89              --

          Change in accounting ...................................              --             526              --
                                                                      ------------    ------------    ------------
          Net income
                                                                      $      4,647    $      1,562    $        125
                                                                      ============    ============    ============

        Denominator - weighted average shares:

          Denominator for basic earnings per share ...............      12,570,845       9,375,000       9,375,000

          Dilutive effect of stock options .......................         270,124              --              --
                                                                      ------------    ------------    ------------

          Denominator for diluted earnings per share .............      12,840,969       9,375,000       9,375,000
                                                                      ============    ============    ============

          Basic earnings per share from continuing operations ....    $       0.02    $       0.10    $       0.01
           Basic earnings per share - Extraordinary item
                                                                      $       0.35    $       0.01    $         --

          Basic earnings per share - change in accounting ........    $         --    $       0.06    $         --
                                                                      ------------    ------------    ------------

          Basic earnings per share ...............................    $       0.37    $       0.17    $       0.01
                                                                      ============    ============    ============

          Diluted earnings (loss) per share before
           extraordinary item and change in accounting ...........    $       0.02    $       0.10    $       0.01

          Diluted earnings per share- Extraordinary item .........    $       0.34            0.01              --

          Diluted earnings per share- Extraordinary item and
           change in accounting ..................................    $         --    $       0.06    $         --
                                                                      ------------    ------------    ------------
          Diluted earnings per share .............................    $       0.36    $       0.17    $       0.01
                                                                      ============    ============    ============

14.   Concentrations

      The Company maintains its cash, cash equivalent, and restricted cash balances in several banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At December 31, 2003, and 2002, the uninsured portion totaled approximately $8.8 million and $839,000, respectively.

      As of December 31, 2002, accounts receivable from two customers totaled approximately $477,000, which represents 28% of total accounts receivable. As of December 31, 2003, no customers owed more than 10% of the total accounts receivable.

      During the years ended December 31, 2003, 2002, and 2001, no customers accounted for more than 10% of sales.

      For the years ended December 31, 2003, 2002, and 2001 sales to customers outside of the United States and Canada accounted for approximately 15%, 10%, and 5%, respectively. The Company has no assets or employees located outside of the United States.

                                                      % of company sales
          Region                              2003           2002           2001
          ------                              ----           ----           ----
North America (US and Canada)                 85%            90%            95%

Latin America (Mexico, Central,
South America, and Caribbean)                  6%             4%             2%

Asia Pacific (China, Taiwan,
Japan, other Pacific territories,
Australia, New Zealand)                        2%             1%             0%

Europe (Western, Eastern, Russia)              3%             2%             1%

Middle East and Africa (a.k.a.
E.M.E.A.)                                      4%             3%             2%

15.   Acquisition

      The following describes the acquisition of Telaxis by Young Design completed on April 1, 2003.

      On April 1, 2003, Young Design merged with Telaxis. For financial reporting purposes, Young Design was treated as the acquiring company and the transaction was accounted for as a reverse merger. Young Design had voting control and majority representation on the Board of Directors after the merger with Telaxis. Young Design had substantially more assets and operating revenue (Telaxis had virtually no operating revenue). In addition, Young Design merged with Telaxis for various strategic reasons including the fact that Telaxis was a publicly traded vehicle providing a potential source of capital and liquidity. For accounting purposes, Young Design is treated as the acquirer since it was the larger of the two entities and had significantly greater operating revenue.

      The cost of the April 1, 2003 acquisition consisted of 4,177,078 shares of common stock and 695,976 options valued at $3.7 million and acquisition costs of approximately $0.1 million. On April 1, 2003, Telaxis had net assets with a fair market value of $8.1. Accounting for the transaction as a reverse merger resulted in an excess of net assets over book value of $4.3 million. The assets and liabilities of Telaxis were recorded at fair value under the purchase method of accounting. As the fair value of the assets acquired exceeded the purchase price, the long -lived assets were reduced to zero and negative goodwill was recorded as an extraordinary item in the statement of operation. The valuation of the stock was based on the average closing price for the five days preceding the announcement of the acquisition.

      Unaudited pro forma results of operations for the two years ended December 31, 2003 and 2002 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2003 and 2002, respectively. This summary is not necessarily indicative of what the Company's results of operations would have been if the Company had been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

                                                      -------------------------
        (in thousands)                                       (unaudited)
                                                      -------------------------
                                                             December 31,
                                                      -------------------------
                                                         2003           2002
                                                      ----------     ----------
        Revenue ..................................    $   27,246     $   20,357
        Net loss .................................    $   (2,464)    $  (10,902)
                                                      ==========     ==========
           Net loss per common share - basic
           and diluted ...........................    $    (0.22)    $    (1.38)
                                                      ==========     ==========

      Telaxis condensed Balance Sheet at fair market value.

(in thousands)                                                     April 1, 2003
                                                                   -------------
        Cash and cash equivalents ..............................    $    7,421
        Property and equipment (assets held for sale) ..........         1,405
        Other assets ...........................................           426
        Liabilities ............................................        (1,166)
                                                                    ----------
        Net assets acquired ....................................    $    8,086
                                                                    ==========

16.   Quarterly Financial Data (unaudited)

                                     Quarter

                      (in thousands, except per share data)
--------------------------------------------------------------------------------------------------
2003                                                 First      Second        Third       Fourth
------------------------------------------------   ---------   ---------    ---------    ---------
Revenue ........................................   $   6,436   $   7,229    $   8,029    $   5,547

Gross profit ...................................       1,998       2,268        4,288        2,973

Income (loss) from continuing operations .......         106        (815)       1,053          (44)

Extraordinary gain .............................          --       4,347           --           --

Net income .....................................         106       3,532        1,053          (44)

Basic earnings per share from continuing
operations .....................................        0.01       (0.06)        0.08         0.00

Basic earnings per share - extraordinary
item ...........................................          --        0.32           --           --

Basic earnings per share .......................        0.01        0.26         0.08         0.00

Diluted earnings per share from continuing
operations .....................................        0.01       (0.06)        0.07         0.00

Diluted earnings per share - extraordinary
item ...........................................          --        0.32           --           --

Diluted earnings per share .....................   $    0.01   $    0.26    $    0.07    $    0.00
--------------------------------------------------------------------------------------------------

                                     Quarter

                      (in thousands, except per share data)
--------------------------------------------------------------------------------------------------
2002                                                 First      Second        Third       Fourth
------------------------------------------------   ---------   ---------    ---------    ---------
Revenue ........................................   $   5,010   $   4,870    $   5,139    $   5,285

Gross profit ...................................       1,723       1,694        1,920        2,591

Income from continuing operations ..............         158         359           (4)         434

Extraordinary gain .............................          --          --           --           89

Change in accounting ...........................          --          --           --          526

Net income (loss) ..............................         158         359           (4)       1,049

Basic and diluted earnings per share from
continuing operations ..........................        0.02        0.04         0.00         0.04

Basic and diluted earnings per share -
extraordinary gain .............................          --          --           --         0.01

Basic and diluted earnings per share - change
in accounting ..................................          --          --           --         0.06

Basic and diluted earnings per share ...........   $    0.02   $    0.04    $    0.00    $    0.11
--------------------------------------------------------------------------------------------------

      Earnings per share calculations for each of the quarters are based on the weighted average shares outstanding for each period. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

17.   Contingencies

      During the period from June 12 to September 13, 2001, four purported securities class action lawsuits were filed against Telaxis in the U.S. District Court for the Southern District of New York, Katz v. Telaxis Communications Corporation et al., Kucera v. Telaxis Communications Corporation et al., Paquette v. Telaxis Communications Corporation et al., and Inglis v. Telaxis Communications Corporation et al. The lawsuits also named one or more of the underwriters in the Telaxis initial public offering and certain of its officers and directors. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint which supersedes the individual complaints originally filed. The amended complaint alleges, among other things, violations of the registration and antifraud provisions of the federal securities laws due to alleged statements in and omissions from the Telaxis initial public offering registration statement concerning the underwriters' alleged activities in connection with the underwriting of Telaxis' shares to the public. The amended complaint seeks, among other things, unspecified damages and costs associated with the litigation. These lawsuits have been assigned along with, we understand, approximately 1,000 other lawsuits making substantially similar allegations against approximately 300 other publicly-traded companies and their public offering underwriters to a single federal judge in the U.S. District Court for the Southern District of New York for consolidated pre-trial purposes. The Company believes the claims against it are without merit and have defended the litigation vigorously. The litigation process is inherently uncertain, however, and there can be no assurance that the outcome of these claims will be favorable.

      On July 15, 2002, together with the other issuer defendants, Telaxis filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In October 2002, the court approved a stipulation dismissing without prejudice all claims against the Telaxis directors and officers who had been defendants in the litigation. On February 19, 2003, the court issued its ruling on the separate motions to dismiss filed by the issuer defendants and the underwriter defendants. The court granted in part and denied in part the issuer defendants' motions. The court dismissed, with prejudice, all claims brought against Telaxis under the anti-fraud provisions of the securities laws. The court denied the motion to dismiss the claims brought under the registration provisions of the securities laws (which do not require that intent to defraud be pleaded) as to Telaxis and as to substantially all of the other issuer defendants. The court denied the underwriter defendants' motion to dismiss in all respects.

      In June 2003, the Company elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. This decision was made by a special independent committee of the Company's board of directors. The Company understands that a large majority of the other issuer defendants have also elected to participate in this settlement. If ultimately approved by the court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against the Company and against the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants. The proposed settlement provides that the insurers of the participating issuer defendants will guarantee that the plaintiffs in the cases brought against the participating issuer defendants will recover at least $1 billion. This means there will be no monetary obligation to the plaintiffs if they recover $1 billion or more from the underwriter defendants. In addition, the Company and the other participating issuer defendants will be required to assign to the plaintiffs certain claims that the participating issuer defendants may have against the underwriters of their IPOs.

      The proposed settlement contemplates that any amounts necessary to fund the guarantee contained in the settlement or settlement-related expenses would come from participating issuers' directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer's insurance coverage were insufficient to pay that issuer's allocable share of the settlement costs. Therefore, the potential exposure of each participating issuer defendant should decrease as the number of participating issuer defendants increases. The Company currently expects that its insurance proceeds will be sufficient for these purposes and that it will not otherwise be required to contribute to the proposed settlement.

      Consummation of the proposed settlement is conditioned upon, among other things, negotiating, executing, and filing with the court final settlement documents and final approval by the court. If the proposed settlement described above is not consummated, the Company intends to continue to defend the litigation vigorously. Moreover, if the proposed settlement is not consummated, the Company believes that the underwriters may have an obligation to indemnify the Company for the legal fees and other costs of defending these suits. While there can be no assurance as to the ultimate outcome of these proceedings, the Company currently believes that the final result of these actions will have no material effect on the Company's consolidated financial condition, results of operations, or cash flows.

18.   Proposed Merger

      On October 31, 2003 YDI signed a definitive merger agreement to acquire Phazar Corp. (Nasdaq:ANTP). Under the terms of the agreement, Phazar stockholders will receive 1.2 shares of YDI common stock for each share of Phazar common stock. This exchange ratio will not be adjusted for changes in the price of either YDI common stock or Phazar common stock. Based on shares currently outstanding, YDI stockholders would own approximately 87% of the combined entity and Phazar stockholders would own approximately 13%. One member of Phazar's board of directors will join YDI's board of directors. The agreement is subject to the approval of Phazar shareholders and any unforeseen circumstances. YDI expects to complete the acquisition prior to November 30, 2004.



19.   Revision to the financial statements

The Company previously depreciated certain assets, acquired in the reverse merger with Telaxis, as held for sale and did not considered the selling costs in the determination of the fair market value of the assets held for sale. The financial statements as of and for the year ended December 31, 2003 have been adjusted to decrease the fair market value for the $400,000 estimated costs to sell as of April 1, 2003, the date of the reverse merger, and to reverse the depreciation expense of $708,000 related to those assets. Additionally, management determined that an impairment charge of $200,000 was required at December 31, 2003 to record the remaining assets at their current fair market value less costs to sell. The impact of these adjustments was to increase income from operations by $508,000, to decrease other income by $64,000 (representing the reversal of the gain on the sale of certain of these assets) and to decrease the extra-ordinary gain by $400,000.

               Report of Independent Certified Public Accountants
                         On Financial Statement Schedule

YDI Wireless, Inc.

The audit referred to in our report to YDI Wireless, Inc. dated January 23, 2004 which is contained in the Financial pages of this proxy statement/prospectus, includes the audit of the financial statement schedule listed in the accompanying index for the period ended December 31, 2003. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion of the financial statement schedule based on our audit.

In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

BDO Seidman, LLP

Bethesda, Maryland
January 23, 2004

                                   Schedule II

                              Valuation Allowances

              For the years ended December 31, 2003, 2002 and 2001

                                 (in thousands)

                                                Balance
                                                at the                                    Balance at
                                               beginning                                  the end of
                                               of period     Additions     Deductions     the period
                                               ----------    ----------    ----------     ----------
December 31, 2001:
  Allowance for uncollectible accounts ....    $       --    $       71    $       --     $       71
  Inventory allowance .....................            89           175            --            264
  Deferred tax allowance ..................            --            --            --             --
                                               ----------    ----------    ----------     ----------

December 31, 2002:
  Allowance for uncollectible accounts ....    $       71    $      384    $     (270)    $      185
  Inventory allowance .....................           264            11           (99)           176
  Deferred tax allowance ..................            --            --            --             --
                                               ----------    ----------    ----------     ----------

December 31, 2003:
  Allowance for uncollectible accounts ....    $      185    $      544    $     (524)    $      205
  Inventory allowance .....................           176            24            --            200
  Deferred tax allowance ..................            --           127            --            127
                                               ----------    ----------    ----------     ----------

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                   August 31, 2004  May 31, 2004
                                                     (Unaudited)

CURRENT ASSETS
  Cash and cash equivalents                           $1,733,366     $  717,865
  Accounts receivable:
     Trade, net of allowance for doubtful accounts
        of $7,021 as of August 31 and May 31, 2004     1,842,661      1,673,065
     United States Government                             48,436        130,379
   Inventories                                         2,049,226      1,455,450
   Prepaid expenses and other assets                     139,205         63,069
   Deferred income taxes                                 115,138        115,138
                                                      ----------     ----------

   Total current assets                                5,928,032      4,154,966

    Property and equipment, net                        1,429,164      1,475,316
     Identifiable intangible assets                       67,599         88,049
                                                      ----------     ----------



     TOTAL ASSETS                                     $7,424,795     $5,718,331
                                                      ==========     ==========



The Notes to Consolidated Financial Statements are an integral part of these statements.

                      LIABILITIES AND SHAREHOLDERS' EQUITY



CURRENT LIABILITIES

  Current portion of long-term debt                                 $   63,804   $   63,804
  Accounts payable                                                     585,824       64,285
  Accrued expenses                                                     719,830      612,710
  Income tax payable                                                   440,239      310,751
                                                                    ----------   ----------

   Total current liabilities                                         1,809,697    1,051,550
Long-term debt                                                         551,545      568,114
Deferred income taxes                                                   69,914       69,914
                                                                    ----------   ----------

     Total long-term liabilities                                       621,459      638,028
                                                                    ----------   ----------

           Total liabilities                                         2,431,156    1,689,578

     COMMITMENTS AND CONTINGENCIES                                        --           --

SHAREHOLDERS' EQUITY

Preferred Stock, $1 par, 2,000,000 shares authorized, none issued
    or outstanding, attributes to be determined when issued               --           --
Common stock, $0.01 par, 6,000,000 shares authorized
    2,249,128 and 2,197,828 issued and outstanding                      22,492       21,979
  Additional paid in capital                                         2,933,872    2,829,029
  Retained earnings (deficit)                                        2,037,275    1,177,745
                                                                    ----------   ----------

    Total shareholders' equity                                       4,993,639    4,028,753
                                                                    ----------   ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $7,424,795   $5,718,331
                                                                    ==========   ==========









The Notes to Consolidated Financial Statements are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE PERIODS ENDED AUGUST 31, 2004 AND 2003
                                   (Unaudited)

                                                  Three Months Ended
                                            August 31, 2004     August 31, 2003
                                            ---------------     ---------------

     Sales and contract revenues             $ 4,280,082          $ 2,090,190

Cost of sales and contracts                    2,858,677            1,250,667
                                             -----------          -----------


   Gross Profit                                1,421,405              839,523


Sales and administration expenses                110,134              341,409
                                             -----------          -----------


   Operating Profit (Loss)                     1,311,271              498,114

Other income (expense)

     Interest expense                            (11,048)             (17,119)

     Interest income                                  52                  601

     Other Income                                  2,044                2,223
                                             -----------          -----------



Total Other Expense                               (8,952)             (14,295)
                                             -----------          -----------

Income (loss) from operations before
     income taxes                              1,302,319              483,819


Income tax provision                             442,789              164,498
                                             -----------          -----------


Net Income (loss)                                859,530              319,321
                                             ===========          ===========

Net earnings per common share                $      0.39          $      0.15
                                             -----------          -----------

Diluted earnings per common share            $      0.38          $      0.15
                                             ===========          ===========




The Notes to Consolidated Financial Statements are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED AUGUST 31, 2004 AND 2003
                                   (Unaudited)



                                                            August 31, 2004      August 31, 2003
                                                            ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $   859,530          $   319,321
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                   46,152               60,255
    Amortization                                                   20,450               24,245
    Stock based compensation                                        5,356                5,256
    Deferred federal income tax                                      --                133,407
    Changes in assets and liabilities:
      Accounts receivable                                         (87,652)              (6,815)
      Inventory                                                  (593,776)            (127,178)
      Prepaid expenses                                            (76,136)             (42,888)
      Deferred revenue                                               --              1,158,163
      Accounts payable                                            521,538              113,942
      Accrued expenses                                            107,120               58,052
      Income taxes payable                                        129,488               31,091
                                                              -----------          -----------

  Net cash provided by operating activities                       932,070            1,726,851

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                 --               (210,000)
                                                              -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under bank line of credit                --             (1,010,000)
  Principal payments on long term debt                            (16,569)             (15,318)
  Proceeds from excise of stock options                           100,000                 --
                                                              -----------          -----------

Net cash (used in)
 provided by financing activities                                  83,431           (1,025,318)
                                                              -----------          -----------

  Net increase in cash and cash equivalents                     1,015,501              491,533

  CASH AND CASH EQUIVALENTS, beginning of
  Period                                                      $   717,865          $   190,988
                                                              -----------          -----------

  CASH AND CASH EQUIVALENTS, end of period                    $ 1,733,366          $   682,521
                                                              ===========          ===========

    Interest (none capitalized)                               $    11,048          $    16,518
                                                              ===========          ===========

    Income taxes paid                                         $   313,300          $      --
                                                              ===========          ===========
SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 Stock Based Compensation                                     $     5,356          $     5,256
                                                              ===========          ===========





The Notes to Consolidated Financial Statements are an integral part of these statements.

                                     PART 1

NOTE 1            STATEMENT OF INFORMATION FURNISHED

The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of August 31, 2004, the results of operations for the three months ended August 31, 2004 and August 31, 2003, and the cash flows for the three months ended August 31, 2004 and August 31, 2003. These results have been determined on the basis of United States generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's audited financial statements for its fiscal year ended May 31, 2004.

Earnings (loss) per share are computed by dividing net income (loss) available for common stock by the weighted average number of common shares outstanding during the year. Weighted average shares outstanding were 2,213,540 and 2,182,978 for the three months ended August 31, 2004 and 2003, respectively. The dilutive effect of stock options at August 31, 2003 were not material to earnings per share.

Dilutive effect of stock options outstanding for the period ended August 31, 2004 is computed as follows:


Numerator:
      Net income                                                     $   859,530
                                                                      ----------
      Numerator for basic and diluted earnings per share                 859,530

Denominator:
      Weighted-average shares outstanding-basic                        2,213,540

Effect of dilutive securities:
      Stock options                                                       63,719
                                                                      ----------

Dilutive potential common shares                                          63,719
                                                                      ----------

      Denominator for diluted earning per share-weighted-
      average shares                                                   2,277,259
                                                                      ==========

      Basic earnings per share                                       $      0.39
                                                                      ==========

      Diluted earnings per share                                     $      0.38
                                                                      ==========

The Company accounts for stock based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", which requires compensation cost to be measured at the date of grant based on the intrinsic value of the options granted. The intrinsic value of an option is equal to the difference between the market price of the common stock on the date of grant and the exercise price of the option. No stock options were granted in 2004 or 2003 therefore there were no pro-forma effects on earnings to disclose using the fair value method under FASB 148.

NOTE 2            BUSINESS

     General

PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp., Tumche Corp. (fka Phazar Aerocorp, Inc.) and Thirco, Inc. as its wholly owned subsidiaries. Antenna Products

Corporation is an operating Subsidiary that designs, manufactures and markets antenna systems, towers, and communication accessories worldwide. The Unites States government, military and civil agencies, and prime contractors represent Antenna Products Corporation's principal customers. Phazar Antenna Corp. is a separate legal entity that currently operates as a small division of Antenna Products Corporation. Thirco, Inc. serves as an equipment leasing company to Antenna Products Corporation. The Company's operations are performed in Texas for customers throughout the country.

Product information is available from the Internet web page at:
//www.antennaproducts.com and at: //www.phazar.com.

         Antenna Products Corporation

Antenna Products Corporation was incorporated in Texas in 1984 to continue a business started in 1972 and operated as a closely held "C" corporation until January 24, 1992. Thereafter, Antenna Products Corporation has operated, as a wholly owned subsidiary of PHAZAR CORP. Antenna Products Corporations' address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is
(940) 325-3301.

Antenna Products Corporation designs, manufactures and markets standard and custom antennas, guyed and self supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of the Company's commercial products include panel, sector, omnidirectional and closed loop telecommunications antennas, automatic meter reading (AMR), instrument scientific medical (ISM), cellular, paging and yagi antennas, guyed towers, and self supported towers.

The majority of Antenna Products Corporation's revenues come from fixed-price contracts, secured through a bidding process, for particular, custom ordered antenna production systems that Antenna Products Corporation builds according to the specifications of the customer. Except for inventory of standard products including small antennas, accessories and some towers in the amount of $398,561 at August 31, 2004, Antenna Products Corporation does not build and inventory equipment for future off the shelf sales. The sales volume for a particular antenna or antenna system is, therefore, a function of the fixed price contracts for build to order antennas or systems awarded to Antenna Products Corporation. However, a general product sales breakdown for fiscal year ended May 31, 2004 and the three months ended August 31, 2004, as a percentage of total sales are, as follows:

                                     For fiscal year         For three months
                                    ended May 31, 2004     ended August 31, 2004
                                    ------------------     ---------------------

Antenna Sales                             3%                           5%

Shipboard Equipment Sales                 1%                           0%

Instrument Landing System Sales           8%                           6%

Collinear Antenna Sales                   7%                           4%

Tower Sales                               1%                           3%

Mast Sales                                2%                           0%

Standard Product Sales                    2%                           0%

Spares and Accessories Sales             11%                           8%

Commercial Antenna Sales                  6%                           2%

BAE SYSTEMS ATI Sales                    59%                          72%


Antenna Products Corporation's customer base is primarily government and government prime contractor focused, but this is slowly changing as Antenna Products Corporation continues to develop and market new commercial products. Antenna Products Corporation's market is international in scope. Antenna Products Corporation currently focuses on developing domestic markets and has a limited amount of foreign sales. The specialized need of Antenna Products Corporation's customers and the technology required to meet those needs change constantly. Accordingly, Antenna Products Corporation stresses its engineering, installation, service and other support capabilities. Antenna Products Corporation uses its own sales and engineering staff to service its principal markets. Some of Antenna Products Corporation's contracts are large relative to total annual sales volume and therefore the composition of the customer base is different year to year. In 2004 BAE SYSTEMS ATI was the single largest customer, and accounted for 59% of the sales volume. The U.S. Government was the second largest customer and accounted for 8% of total sales. Orders for equipment in some of these product categories are in backlog and, therefore, BAE SYSTEMS ATI and the U.S. Government are expected to be major clients again in 2005.

Antenna Products Corporation is one of many suppliers of antennas and related manufacturing services to the government and government prime contractors. Antenna Products Corporation competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent within this market, Antenna Products Corporation competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing. Antenna Products Corporation, including it predecessors, have been building antennas and related structures and systems for over 30 years. We believe that Antenna Products Corporation enjoys a reputation for building quality products at a competitive price, because we continue to be asked to bid for new work. Because of our size and lack of significant liquid assets we are at a competitive disadvantage to larger companies that have greater resources to be able to bid a job at lower margins. In terms of gross assets, sales and number of employees, Antenna Products Corporation is a relatively small company compared to the companies with which we compete.

On the other hand, our customers know us, know our personnel and can rely on us to build the antennas or towers or masts, etc. according to their specifications. We, therefore, compete on the basis of our reputation and history of building quality products at reasonable prices.

As discussed above, Antenna Products Corporation is primarily a build to order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. Approximately 19% of total inventory, $398,561 is currently maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules. Antenna Products Corporation performs work for the United States Government primarily under fixed-price prime contracts and subcontracts. Under fixed-price contracts, Antenna Products Corporation realizes any benefit or detriment occasioned by lower or higher costs of performance.

Antenna Products Corporation is subject to certain risks common to all companies that derive a portion of their revenues from the United States Government. These risks include rapid changes in technology, changes in levels of government spending, and possible cost overruns. Recognition of profits on major contracts is based upon estimates of final performance, which may change as contracts progress. Contract prices and costs incurred are subject to Government Procurement Regulations, and costs may be questioned by the Government and are subject to disallowance. United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. Collections are generally set in accordance with federal acquisition standards, which require payment in accordance with "Net 30" terms after acceptance of goods. Antenna Products Corporation is not directly regulated by any governmental agency in the United States. Most of Antenna Products Corporation's customers, and the antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Antenna Products Corporation's ability to produce antenna designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

Antenna Products Corporation does not depend on any license, patent or trademark, other than its good name, to secure business. While Antenna Products Corporation does hold certain patents, they are not material to its business.

While Antenna Products Corporation complies with all environmental laws, the costs and effects of compliance are not material to its operations.

Antenna Products Corporation plans to reinvest from 2% to 5% of sales in research and development projects, and bid and proposal activities. The mix of expenditures between the two areas in any given year is a function of the demand for new independently developed innovative systems and the level of requirements solicited. In 2004 Antenna Products Corporation invested 2.1% of sales in independent research and development (R&D) and bid and proposal activities (B&P). The level of expenditures for R&D and B&P as a ratio to sales in the first three months of 2005 was 1.7% of sales. Antenna Products Corporation does not consider patents to be material to its operations nor would the loss of any patents adversely affect operations.

Tumche Corp. (fka Phazar Aerocorp, Inc.)

On May 31, 2003 PHAZAR CORP sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new corporation that was formed by Gary Havener, principal shareholder and President of PHAZAR CORP and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed PHAZAR CORP's subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale.

On June 16, 2003 the name of Phazar Aerocorp Inc. was changed to Tumche Corp. Tumche Corp is a wholly owned subsidiary of PHAZAR CORP. It has no sales or operations.

Phazar Antenna Corp.

Phazar Antenna Corp. is a wholly owned subsidiary of PHAZAR CORP. It was formed as a Delaware corporation and activated on June 1, 2000. Phazar Antenna Corp. moved in May, 2002 to the facilities of Antenna Products Corporation. Phazar Antenna Corp.'s new address is 101 S.E. 25th Ave, Mineral Wells, TX., 76067. The telephone number is (940) 325-3301.

Phazar Antenna Corp. provides a complete line of fixed and mobile antennas for ISM (instrument scientific medical), wireless Internet, wireless LAN, wireless local loop, fixed GPS, MMDS (fixed wireless) and embedded Bluetooth market applications. This product line compliments Antenna Products Corporation's existing product lines of cellular, PCS, paging, ISM and AMR (automatic meter reading), omni-directional and sector wireless antennas. Phazar Antenna Corp sales for the three months ended August 31, 2004 amount to approximately 2% of total sales. We expect that for fiscal year ended May 31, 2005 this percentage will remain unchanged. The Phazar Antenna Corp. commercial wireless product lines are manufactured at Antenna Products Corporation's plant in Mineral Wells, Texas.

Thirco, Inc.

Thirco, Inc. was formed on November 1, 1993 as a Delaware company to purchase and lease equipment and facilities to the other operating units of PHAZAR CORP. The primary lease arrangements are with Antenna Products Corporation. Thirco will occasionally assist in servicing the banking needs of PHAZAR CORP's operating units. Since all activity is internal to PHAZAR CORP and its operating subsidiaries, financial data is consolidated with PHAZAR CORP. Thirco does not employ any full time employees and does not intend to employ any in the foreseeable future. Thirco does not intend to engage in any outside business transactions.

         Seasonality

PHAZAR CORP's businesses are not dependent on seasonal factors.

Backlog

The backlog of orders at Antenna Products Corporation was $5.1 million on August 31, 2004. This compares to $6.8 million in backlog at the end of fiscal year 2004. Over 95% of this backlog will be delivered in the balance of the 2005 fiscal year.

Phazar Antenna Corp. orders are normally shipped within 2 weeks; hence Phazar Antenna Corp. backlog of orders was negligible on August 31, 2004.

NOTE  3  BUSINESS SEGMENTS

The Company sold the assets and business of Phazar Aerocorp Inc. on May 31, 2003. As a result of this sale, the Company operates in one business segment.

NOTE 4   INVENTORIES

     The major components of inventories are as follows:

                                   August 31, 2004         May 31, 2004
                                   ---------------         ------------
              Raw materials          $  508,457            $  609,808
              Work in process         1,142,208               467,582
              Finished goods            398,561               378,060
                                     ----------            ----------
                                     $2,049,226            $1,455,450
                                     ==========            ==========


NOTE 5   NOTES PAYABLE

     At August 31, 2004, and May 31, 2004 notes payable consist of a revolving note payable to a bank, with a maximum amount not to exceed the lesser of $1,000,000 or a calculated borrowing base determined by a formula based upon the amount of certain qualified receivables and inventories as defined in the loan agreement. The amount available under the revolving note at August 31, 2004 and May 31, 2004 was $1,000,000.

     Interest is payable monthly at the prime rate (4.5% and 4% at August 31, 2004, and May 31, 2004, respectively) plus 1% until September 30, 2004, when any unpaid principal and interest shall be due. Borrowings under the revolving note payable are collateralized by accounts receivable and inventories. Under the agreement, the Company must maintain a minimum net worth of $2,000,000 and working capital of $1,000,000.

     The Company has an unused letter of credit from a bank in the amount of $3,000,000. The letter of credit was obtained in procurement of a contract.

NOTE 6   LONG TERM DEBT

     At August 31, 2004 and May 31, 2004, long-term debt consists of the following:


                                                                         August 31, 2004    May 31, 2004
                                                                         ---------------    ------------
     Mortgage note to a bank, guaranteed 80% by a U.S.
     Government agency, payable $10,050 per month, including
     interest at the prime rate (4.5 % and 4% at August 31, 2004 and May 31, 2004, respectively) plus 0.5% (matures
     September 11, 2011): collateralized by certain real estate, fixtures and assignment of life insurance policy with a
     principal shareholder.  The note is also guaranteed by a
     principal shareholder and the Company is required to
     maintain certain covenants including $1,000,000 in working capital and a ratio of maximum debt to net worth of seven to one
         The Company was in compliance with these covenants at
       August 31, 2004 and May 31, 2004                                      $615,349         $631,918

     Less current portion of long-term debt                                    63,804           63,804
                                                                             --------         --------

                                                                             $551,545         $568,114
                                                                             ========         ========


NOTE 7   NEW ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities" (VIE's), an interpretation of Accounting Research Bulletin No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46R (revised December 2003), which delays the effective date of the application of FIN 46 to non-special purpose VIE's acquired or created before February 1, 2003, to the interim period ending December 31, 2004, and provides additional technical clarifications to implementation issues. Management does not anticipate the adoption of this interpretation will have a material impact on the consolidated financial statements.

NOTE 8   STOCK OPTIONS

     In 1999, the Board of Directors approved a stock option plan that provided the option to purchase 60,000 shares at $2.00 to Clark D. Wraight, an officer of the Company. The plan has an expiration date of March 31, 2006 or the earlier of the officer's last day of employment.

     In 2000, PHAZAR CORP's Board of Directors granted a stock option to purchase 75,000 shares at $2.00 per share to Steve Schueler, an employee of PHAZAR CORP. The options have an expiration date of November 20, 2007 or the employee's last day of employment if earlier.

     During the years ended May 31, 2004 and 2003, the Board of Directors did not grant any stock options.

     A summary of the status of the Company's stock option plans as of August 31, 2004 and May 31, 2004 and changes for the 2 periods then ended are as follows:

                                                                       Weighted
                                                                       Average
                                                                       Exercise
                                                        Shares          Price
                                                        -------       ----------

  Outstanding at May 31, 2003                           135,000           2.00
         Granted                                              -              -
         Exercised                                        5,000           2.00
         Forfeited                                            -              -
                                                        -------

         Outstanding at May 31, 2004                    130,000           2.00
         Granted                                              -              -
         Exercised                                       50,000           2.00
         Forfeited                                            -              -
                                                        -------

  Outstanding at August 31, 2004                         80,000           2.00
                                                        -------
  Exercisable at August 31, 2004 and May 31, 2004        80,000        130,000
                                                        -------       ---------

  Weighted averaged remaining
     contractual life (in years) 2001
     and 2000 plans at August 31 and
     May 31, 2004                                          2.62            2.87
                                                        =======       =========

NOTE 9   MERGER

     On October 31, 2003, the Company entered into a definitive merger agreement to be acquired by YDI Wireless, Inc., a developer and supplier of broadband wireless solutions. Under the terms of the agreement, PHAZAR CORP stockholders will receive 1.2 shares of YDI common stock for each share of PHAZAR CORP common stock. The consummation of the merger is contingent upon approval by the stockholders of PHAZAR CORP, regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement.

     On April 1, 2004, PHAZAR CORP and YDI Wireless, Inc. signed Amendment No. 1 to the Agreement and Plan of Merger. The two companies amended the merger agreement to extend the time within which the merger may be completed from April 1, 2004 to June 1, 2004.

     On June 2, 2004, PHAZAR CORP and YDI Wireless, Inc. signed amendment No. 2 to the Agreement and Plan of Merger. The two companies amended the merger agreement to further extend the time to complete the contemplated merger of the two companies to November 30, 2004.


NOTE 10  DEFERRED REVENUE

     In April 2003, Antenna Products Corporation was awarded a $6,227,008 contract from BAE SYSTEMS ATI to manufacture a 132 high power, high-frequency antenna system in Alaska. The fixed-priced contract had a scheduled completion date of July 31, 2004 and stipulated scheduled milestone payments throughout the contract period. In January 2004, Antenna Products Corporation was awarded a $603,626 contract from BAE SYSTEMS ATI to pack and ship the antenna system to Alaska. The fixed-price contract had a scheduled completion date of July 31, 2004 and stipulated scheduled milestone payments throughout the contract period. These two contracts were completed as of August 31, 2004. In April 2004, Antenna Products Corporation was awarded a $5,393,247 contract from BAE SYSTEMS ATI to install the antenna system in Alaska. The fixed-price contract has a scheduled completion date of November 4, 2004 and stipulates scheduled milestone payments throughout the contract period. Milestone payments are received in advance of the completion of the related phase of the contract and are recorded as deferred revenue when received. Revenue is recognized when earned based on cost incurred to date plus estimated profit margin in relation to the total estimated cost plus profit margin on the entire project. Estimated losses will be recognized in their entirety when they become apparent. These estimates are subject to change in the near term and could significantly impact the financial statements. Deferred revenue recorded under the contract at August 31, 2004 and May 31, 2004 is $0.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
PHAZAR CORP and Subsidiaries

We have audited the accompanying consolidated balance sheets of PHAZAR CORP and Subsidiaries as of May 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHAZAR CORP and subsidiaries as of May 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


WEAVER AND TIDWELL, L.L.P.
Fort Worth, Texas
July 15, 2004

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              MAY 31, 2004 AND 2003

                                     ASSETS

                                                         2004           2003
                                                     ------------   ------------

CURRENT ASSETS
  Cash and cash equivalents                          $    717,865   $    190,988
  Accounts receivable:
     Trade, net of allowance for doubtful accounts

        of $7,021 in 2004 and 2003                      1,673,065        808,708

      United States Government                            130,379        175,848

Inventories                                             1,455,450      1,690,716

Prepaid expenses and other assets                          63,069         68,314
Income taxes receivable                                        --          2,000

Deferred income taxes                                     115,138         71,207
                                                     ------------   ------------

  Total current assets                                  4,154,966      3,007,781

Property and equipment, net                             1,475,316      1,509,782

Identifiable Intangible Assets                             88,049        185,030

Deferred income taxes                                           0         16,161
                                                     ------------   ------------
TOTAL ASSETS                                         $  5,718,331   $  4,718,754
                                                     ============   ============

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              MAY 31, 2004 AND 2003
                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  2004            2003
                                                              ------------    ------------
CURRENT LIABILITIES

  Notes payable                                               $         --    $  1,020,000

  Current portion of long-term debt                                 63,804          63,804

  Accounts payable                                                  64,285          67,402

  Accrued expenses                                                 612,710         386,524
  Income tax payable                                               310,751           6,314
                                                              ------------    ------------

Total current liabilities                                        1,051,550       1,544,044
                                                              ------------    ------------

Long-term debt                                                     568,114         631,719
Deferred income taxes                                               69,914              --
                                                              ------------    ------------
Total long-term liabilities                                        638,028         631,719
                                                              ------------    ------------
   Total liabilities                                             1,689,578       2,175,763
                                                              ------------    ------------
COMMITMENTS AND CONTINGENCIES                                           --              --

SHAREHOLDER'S EQUITY
Preferred stock, $1 par, 2,000,000 shares authorized, none
   issued or outstanding, attributes to be determined when
   issued                                                               --              --
Common stock, $0.01 par, 6,000,000 shares authorized
    2,197,828 and 2,182,028 issued and outstanding                  21,979          21,820

  Additional paid in capital                                     2,829,029       2,765,539
  Retained earnings (deficit)                                    1,177,745        (244,368)
                                                              ------------    ------------
   Total shareholders' equity                                    4,028,753       2,542,991
                                                              ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $  5,718,331    $  4,718,754
                                                              ============    ============

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEARS ENDED MAY 31, 2004 AND 2003

                                                              2004             2003
                                                          ------------     ------------
Sales and contract revenues                               $ 11,713,910     $  7,414,397
Cost of sales and contracts                                  8,232,995        4,585,467
                                                          ------------     ------------
   Gross Profit                                              3,480,915        2,828,930

Sales and administration expenses                            1,306,380        2,381,850
                                                          ------------     ------------
   Operating Profit                                          2,174,535          447,080

Other income (expense)
     Interest expense                                          (51,716)        (101,866)
     Interest income                                               700              499
     Other Income                                               29,858           44,124
                                                          ------------     ------------
Total Other Expense                                            (21,158)         (57,243)
                                                          ------------     ------------
Income from operations before income taxes                   2,153,377          389,837

Income tax provision                                           731,264          138,799
                                                          ------------     ------------
      Income from continuing operations                      1,422,113          251,038

Discontinued operation
      Loss from operations of discontinued Aircraft
        Interiors segment, net of $363,636 tax benefit              --         (705,882)
      Gain on disposal of Aircraft Interiors segment,
        net of $100,212 on tax provision                            --          322,675
                                                          ------------     ------------
Net income (loss)                                            1,422,113         (132,169)
                                                          ============     ============
Basic earnings (loss) per common share

       Continuing operations                                      0.65             0.12
       Discontinued operations                                      --            (0.18)
                                                          ------------     ------------
        Net earnings per common share                     $       0.65     $      (0.06)
                                                          ============     ============

Diluted earnings (loss) per common share                  $       0.63     $      (0.06)
                                                          ============     ============

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        YEARS ENDED MAY 31, 2004 AND 2003

                                     Common Stock
                                     ------------            Additional
                                Number                         Paid In         Retained
                              of Shares         Amount         Capital         Earnings           Total
                             ------------    ------------    ------------    ------------     ------------
BALANCE, MAY 31, 2002           2,174,828    $     21,748    $  2,753,136    $   (112,199)    $  2,662,685

Stock issued to Directors           7,200              72          12,403              --           12,475

Net loss                               --              --              --        (132,169)        (132,169)
                             ------------    ------------    ------------    ------------     ------------

BALANCE, MAY 31, 2003           2,182,028          21,820       2,765,539        (244,368)       2,542,991

Stock issued to Directors          10,800             109          53,540              --           53,649

Stock options exercised             5,000              50           9,950              --           10,000

Net income                             --              --              --       1,422,113        1,422,113
                             ------------    ------------    ------------    ------------     ------------

BALANCE, MAY 31, 2004           2,197,828    $     21,979    $  2,829,029    $  1,177,745     $  4,028,753
                             ============    ============    ============    ============     ============

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED MAY 31, 2004 AND 2003

                                                         2004            2003
                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                  $  1,422,113    $   (132,169)

  Adjustments to reconcile net income (loss) to net cash provided by operating activities

   Depreciation                                           255,615         281,841
   Amortization                                            96,981          96,226
   Stock based compensation                                53,649          12,475
   Loss on disposal of fixed assets                         1,220           5,392
   Gain on disposal of subsidiary net assets                   --        (422,887)
   Deferred federal income tax                             42,143        (130,940)
   Changes in assets and liabilities:
   Accounts receivable                                   (818,888)       (211,069)
   Inventory                                              235,266         326,004
   Prepaid expenses                                         5,245          15,221
   Income taxes receivable                                  2,000         477,282
   Accounts payable                                        (3,116)       (172,266)
   Accrued expenses                                       226,186          61,740
   Income taxes payable                                   304,436           6,314
                                                     ------------    ------------
      Net cash provided by continuing operations        1,822,851         213,164

      Net cash provided by discontinued operations             --          20,022
                                                     ------------    ------------
      Net cash provided by operating activities         1,822,851         233,186
                                                     ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposal of fixed assets                       --           2,500
  Purchase of property and equipment                     (222,369)        (61,998)
                                                     ------------    ------------
      Net cash used in investing activities              (222,369)        (59,498)

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED MAY 31, 2004 AND 2003

                                                                  2004             2003
                                                              ------------     ------------
CASH FLOWS FROM FINANCING ACTIVIITES
  Net payments under bank lines of credit                     $ (1,020,000)    $   (125,000)
  Principal payments on long-term debt                             (63,605)         (59,506)
  Proceeds from exercise of stock options                           10,000               --
                                                              ------------     ------------
      Net cash used in financing activities                     (1,073,605)        (184,506)

      Net increase (decrease) in cash and cash equivalents         526,877          (10,818)

CASH AND CASH EQUIVALENTS, beginning of year                  $    190,988     $    201,806
                                                              ------------     ------------
CASH AND CASH EQUIVALENTS, end of year                        $    717,865     $    190,988
                                                              ============     ============

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash paid during the period for:
   Interest (none capitalized)                                $     51,716     $    220,062
                                                              ============     ============
   Income taxes paid                                          $    370,550     $         --
                                                              ============     ============
SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 Stock based compensation                                     $     63,649     $     12,475
                                                              ============     ============

                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

NOTE 1. BUSINESS AND NATURE OF OPERATION

      PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp., Tumche Corp. (fka Phazar Aerocorp, Inc.) and Thirco, Inc. as its wholly owned subsidiaries. Antenna Products Corporation is an operating Subsidiary that designs, manufactures and markets antenna systems, towers, and communication accessories worldwide. The United States government, military and civil agencies, and prime contractors represent Antenna Products Corporation's principal customers. Phazar Antenna Corp. is a separate legal entity that currently operates as a small division of Antenna Products Corporation. Thirco serves as an equipment leasing company to Antenna Products Corporation. The Company's operations are performed in Texas for customers throughout the country.

      Following is a schedule of the Company's sales to major customers at May 31, as a percentage of total sales:

                                                              2004          2003
                                                              ----          ----
         BAE SYSTEMS ATI                                       59%            1%
         Federal Government                                     8%           21%
         Thales ATM, Inc. (fka AIRSYS ATM, Inc.)                4%           16%
         Titan                                                  0%           15%
         Raytheon                                               3%            2%

      At May 31, 2004 and 2003, trade receivables from four customers comprised approximately 84% and 51%, respectively, of the trade receivable balance at those dates.

NOTE 2. DISCONTINUED OPERATIONS

      On January 27, 2000 the Company's subsidiary, Phazar Aerocorp, Inc., purchased the assets and the operations of the Upholstery Shop Inc.! for cash of $2,000,000. Phazar Aerocorp Inc. operated as an 80% owned subsidiary of PHAZAR CORP in the aircraft interior refurbishing market through May 31, 2003.

      The Company sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new corporation that was formed by Gary Havener, principal shareholder and President of PHAZAR CORP and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets except for deferred tax asset for net operating losses of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed PHAZAR CORP's subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan corp. as a condition of the sale. The sale was effective May 31, 2003 and total consideration received was $2,488,119. Condensed balance sheets and income statements for the discontinued operations are as follows:

                                                       2004            2003
                                                   ------------    ------------

Current assets                                     $          0    $    357,253
Deferred income taxes                                         0          75,992
Property and equipment, net                                   0         326,602
Identifiable intangible assets                                0         839,667
Intangible assets (goodwill)                                  0         461,969
                                                   ------------    ------------

    Total Assets                                   $          0    $  2,061,483
                                                   ============    ============

Current liabilities                                           0         698,900
Long-term debt                                                0         989,219
Note payable to shareholder                                   0         800,000
Deferred taxes on non-current                                 0          (3,749)
Shareholders' equity                                          0        (422,887)
                                                   ------------    ------------

Total liabilities and shareholder's equity         $          0    $  2,061,483
                                                   ============    ============

                                                       2004            2003
                                                   ------------    ------------

Sales and contract revenues                        $          0    $  3,159,731
Cost of sales and contract revenues                           0       3,310,261
Sales and administrative expenses                             0         771,763
Other income (expense)                                        0        (147,225)
                                                   ------------    ------------

Income (loss) before taxes                                    0      (1,069,518)
                                                   ------------    ------------
Income tax benefit                                            0         363,636
Minority interest                                             0              --
                                                   ------------    ------------
Net (loss)                                         $          0    $   (705,882)
                                                   ============    ============

As a result of this sale, the Company operates in one business segment.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

      Sales and Contract Revenues and Related Costs - Antennas

      Antenna Products Corporation manufactures and markets standard and custom antennas, guyed and self-supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of the Company's commercial products (Phazar Antenna Corp.) include panel, sector, omnidirectional and closed loop PCS antennas; automatic meter reading (AMR), cellular, paging and yagi antennas, guyed towers and self supported towers.

      Antenna Products Corporation is primarily a build to order company. As such, most orders are negotiated firm fixed-price contracts. Most commercial contracts are single order and single delivery firm fixed-price contracts. Some government contracts are multi-year performance with established option dates with a predetermined escalated price for delivery in that outyear. These types of contracts can be valid from two to five years. Other types of government contracts are called supply contracts where the government buys a particular product and has estimated the quantity required over an expected period. Antenna Products Corporation has contracts with major prime contractors who negotiate contracts based on large quantities with set escalation rates for future prices. The U.S. Government is attempting to procure more and more products that have commercial equivalents to military standards. These purchases are for off-the-shelf products and, therefore, use credit cards and accept commercial terms and shipping methods. Antenna Products Corporation recognizes an order or resultant sale when official notification is received that an option is being exercised and the order is shipped.

      Revenue from short-term contracts calling for delivery of products is recognized as the product is shipped. Revenue and costs under certain long-term fixed price contracts with governments are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. Losses on contracts are recorded when identified.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market, net of any applicable progress payments.

Property and Equipment

      Property and equipment are recorded at cost and depreciated by the straight-line method over the expected useful lives of the assets. Expenditures for normal maintenance and repairs are charged to income, and significant improvements are capitalized. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Use of Estimates and Assumptions

      Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Income Taxes

      The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which utilizes the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among the members of the consolidated group on the separate income tax return basis.

Research and Development Costs

      Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the years ended May 31, 2004 and 2003 were approximately $226,000 and $207,000, respectively.

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash and certificates of deposit with original maturities of three months or less.

Stock-based Employee Compensation

      The Company accounts for stock based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", which requires compensation cost to be measured at the date of grant based on the intrinsic value of the options granted. The intrinsic value of an option is equal to the difference between the market price of the common stock on the date of grant and the exercise price of the option. No stock options were granted in 2004 or 2003 therefore there were no pro-forma effects on earnings to disclose using the fair value method under FASB 148.


      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which provides for an alternative measure of compensation cost based on the fair value of the options granted. The fair value of an option is based on the intrinsic value as well as the time value of the option. The Company has adopted the disclosure provisions of SFAS No. 123.

Shares, Per Share Data, Earnings Per Share, and Stock Split, and Common Stock Par Value

      Earnings per share are computed by dividing net income available for common stock by the weighted average number of common shares outstanding during the year. Weighted average shares outstanding were 2,190,080 and 2,177,613 for the years ended May 31, 2004 and 2003, respectively. Stock options outstanding at May 31, 2003 were not included in earnings per share because their effect would be anti-dilutive.

Dilutive effect of stock options outstanding for the year ended May 31, 2004 is computed as follows:

Numerator:
      Net income                                                $  1,422,113
                                                                ------------
      Numerator for basic and diluted earnings per share           1,422,113

Denominator:
      Weighted-average shares outstanding-basic                    2,190,080

Effect of dilutive securities: Stock options                          75,905
                                                                ------------

Dilutive potential common shares                                      75,905
                                                                ------------

      Denominator  for diluted earning per share-
      weighted-average
      shares                                                       2,265,985
                                                                ============
      Basic earnings per share                                  $       0.65
                                                                ============
      Diluted earnings per share                                $       0.63
                                                                ============

      Deferred Revenue

      In April 2003, Antenna Products Corporation was awarded a $6,227,008 contract from BAE SYSTEMS ATI to manufacture a 132 high power, high-frequency antenna system in Alaska. The fixed-price contract has a scheduled completion date of July 31, 2004 and stipulates scheduled milestone payments throughout the contract period. In January 2004, Antenna Products Corporation was awarded a $603,626 contract from BAE SYSTEMS ATI to pack and ship the antenna system to Alaska. The fixed-price contract has a scheduled completion date of July 31, 2004 and stipulates scheduled milestone payments throughout the contract period. In April 2004, Antenna Products Corporation was awarded a $5,393,247 contract from BAE SYSTEMS ATI to install the antenna system in Alaska. The fixed-price contract has a scheduled completion date of November 4, 2004 and stipulates scheduled milestone payments throughout the contract period. Milestone payments are received in advance of the completion of the related phase of the contract and are recorded as deferred revenue when received. Revenue is recognized when earned based on cost incurred to date plus estimated profit margin in relation to the total estimated cost plus profit margin on the entire project. Estimated losses will be recognized in their entirety when they become apparent. These estimates are subject to change in the near term and could significantly impact the financial statements. Deferred revenue recorded under the contract at each of the years ended May 31, 2004 and 2003 is $0.

      Shipping and Handling Costs

      The Company includes all shipping and handling costs together with cost of sales on the accompanying statements of operations.

      New Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The standard is effective for the Company for the fiscal year ending May 31, 2004, but earlier adoption is encouraged. The adoption of this standard did not have a material impact on the Company's financial statements.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 liabilities related to an exit or disposal activity will be recognized when the liability has been incurred instead of recognizing the liability at the date of an entity's commitment to an exit plan. The standard is effective for the Company for any exit or disposal activities initiated after December 31, 2002, but earlier adoption is encouraged. The adoption of this standard did not have an impact on the Company's financial statements.

      In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities" (VIE's), an interpretation of Accounting Research Bulletin No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46R (revised December 2003), which delays the effective date of the application of FIN 46 to non-special purpose VIE's acquired or created before February 1, 2003, to the interim period ending December 31, 2004, and provides additional technical clarifications to implementation issues. Management does not anticipate the adoption of this interpretation will have a material impact on the consolidated financial statements.

NOTE 4. INVENTORIES

      The major components of inventories are as follows:

                                                      2004              2003
                                                  ------------      ------------

      Raw materials                               $    609,808      $    791,375
      Work in process                                  467,582           559,965
      Finished goods                                   378,060           339,376
                                                  ------------      ------------
                                                  $  1,455,450      $  1,690,716
                                                  ============      ============

      Certain allocable overhead costs such as depreciation, insurance, property taxes and utilities are included in inventory based upon percentages developed by the Company. The aggregate amount of these costs included in inventory during the years ended May 31, 2004 and 2003 were $527,884 and $554,806, respectively.

      All of the above stated inventories are that of the operating Subsidiary, Antenna Products Corporation. No other Subsidiaries carry inventory.

NOTE 5. PROPERTY AND EQUIPMENT

      The following is a summary of the Company's property and equipment at May 31:

                                     Estimated
                                     Useful Life        2004            2003
                                     -----------    ------------    ------------

      Land                                          $    375,136    $    375,136
      Buildings and improvements     15-30 years       1,873,217       1,873,217
      Machinery and equipment           10 years       3,406,569       3,187,501
      Automobiles and equipment          3 years         106,898         106,898
      Office furniture and fixtures     10 years         454,266         590,438
                                                    ------------    ------------
                                                       6,216,086       6,133,190
      Less accumulated depreciation                    4,740,770       4,623,408
                                                    ------------    ------------
      Net property and equipment                    $  1,475,316    $  1,509,782
                                                    ============    ============

NOTE 6. INTANGIBLE ASSETS

                                                                 2004           2003
                                                              ----------     ----------
Included in intangible assets at May 31 are the following:
Noncompete agreements (Phazar Antenna Corp.)                  $   60,000     $   60,000
Patents, copyrights and other intellectual property
(Phazar Antenna Corp.)                                           389,593        389,593
                                                              ----------     ----------
                                                                 449,593        449,593
               Accumulated amortization                         (361,544)      (264,563)
                                                              ----------     ----------

                                                              $   88,049     $  185,030
                                                              ==========     ==========

      Patents, copyrights and other intellectual property are being amortized on the straight-line basis over a weighted average five-year period. Non-compete agreements are being amortized on the straight-line basis over weighted average three and one third year contractual basis.

      Aggregate amortization expense for the year ended May 31, 2004 was $96,981. Aggregate amortization expense for each of the next five years are as follows:

           2005                                               $81,799
           2006                                                 5,000
           2007                                                 1,250

NOTE 7. NOTES PAYABLE

      At May 31, 2004 and 2003, notes payable consist of a revolving note payable to a bank, with a maximum amount not to exceed the lesser of $1,000,000 and $2,000,000, respectively or a calculated borrowing base determined by a formula based upon the amount of certain qualified receivables and inventories as defined in the loan agreement. Amounts available under the revolving note at May 31, 2004 and 2003 were $1,000,000 and $681,000, respectively.

      Interest is payable monthly at the prime rate (4.0% and 4.25% at May 31, 2004 and 2003, respectively) plus 1% until September 30, 2004, when any unpaid principal and interest shall be due. Borrowings under the revolving note payable are collateralized by accounts receivable and inventories. Under the agreement, the Company must maintain minimum net worth of $2,000,000 and working capital of $1,000,000.

      The Company has an unused letter of credit from a bank in the amount of $3,000,000. The letter of credit was obtained in procurement of a contract.

NOTE 8. LONG-TERM DEBT

      At May 31, 2004 and 2003, long-term debt consists of the following:

                                                             2004        2003
                                                          ----------  ----------
      Mortgage note to a bank, guaranteed 80% by a U.S.
      government agency, payable $10,050 per month,
      including interest at the prime rate (4.0% and
      4.25% at May 31, 2004 and 2003, respectively) plus
      0.5% (matures September 11, 2011); collateralized
      by certain real estate, fixtures and assignment of
      life insurance policy with a principal
      shareholder. The note is also guaranteed by a
      principal shareholder and the Company is required
      to maintain certain covenants including $1,000,000
      in working capital and a ratio of maximum debt to
      net worth of seven to one. The Company was in
      compliance with these covenants at May 31, 2004
      and 2003                                            $  631,918  $  695,523

      Less current portion of long-term debt                  63,804      63,804
                                                          ----------  ----------
                                                          $  568,114  $  631,719
                                                          ==========  ==========

      Maturities of long-term debt for each of the five years subsequent to May 31, 2004 are as follows:

      2005                                                            $   63,804
      2006                                                                73,362
      2007                                                                78,665
      2008                                                                84,352
      2009                                                                90,450
      Thereafter                                                         241,285
                                                                      ----------
                                                                      $  631,918
                                                                      ==========

NOTE 9. INCOME TAXES

Components of the income tax provision are as follows:

                                                              2004          2003
                                                           ----------    ----------
Federal income taxes at statutory rate on income before
income taxes                                               $  721,018    $  132,544

State income taxes statutory rate                               7,819         6,315

Non-deductible expenses and other                               2,427           (60)
                                                           ----------    ----------

      Total provision                                      $  731,264    $  138,799
                                                           ==========    ==========

      Deferred portion of provision                        $   42,144    $  132,484
      Current portion of provision                            689,120         6,315
                                                           ----------    ----------

      Total provision                                      $  731,264    $  138,799
                                                           ==========    ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                          2004          2003
                                                       ----------    ----------
    Deferred tax assets:
Accounts receivable, due to allowance for doubtful
accounts                                               $    2,388    $    2,388
Accrued expenses, due to warranty accrual                  71,400        10,200
Accrued expenses, due to vacation accrual                  27,750        25,299
Accrued expenses, due to bonus accrual                         --        33,320
Intangible assets, due to difference in amortization       76,411        55,929
Net operating loss carry forward                               --       133,407
Inventories, due to estimated losses on contracts          13,600            --
                                                       ----------    ----------

Total deferred tax assets                              $  191,549    $  260,543

Deferred tax liabilities:
Property and equipment, principally due to
difference in depreciation                             $ (146,325)   $ (173,175)
                                                       ----------    ----------
Total deferred tax liability                             (146,325)     (173,175)
                                                       ----------    ----------

Net deferred tax asset                                 $   45,224    $   87,368
                                                       ==========    ==========

The net deferred tax assets are classified on the balance sheet as follows:

Current deferred tax assets                            $  115,138    $   71,207
Long-term deferred tax assets                                  --        16,161
Long-term deferred tax liabilities
                                                          (69,914)           --
                                                       ----------    ----------
                                                       $   45,224    $   87,368
                                                       ==========    ==========

NOTE 10. COMMITMENTS AND CONTINGENCIES

      The Company has adopted an employee profit sharing plan under Section 401(k) of the Internal Revenue Code. All employees with a minimum of one year of employment are eligible to participate. The Company will match employee contributions for an amount up to 3% of each employee's salary if certain earnings requirements are met. Contributions are invested at the direction of the employee in one or more funds. Company contributions vest after three years of service. Company contributions amounted to $63,144 and $0 for the years ended May 31, 2004 and 2003, respectively..

      Concentration of Credit Risk

            The Company deposits its cash primarily in deposit accounts with major banks. Certain cash deposits may occasionally be in excess of federally insured limits. The Company has not incurred losses related to its cash.

            The Company sells many of its products to the U.S. Government, both military and civil agencies, and prime contractors. Although the Company might be directly affected by the well being of the defense industry, management does not believe significant credit risk exists at May 31, 2004.

            Ongoing credit evaluations of customer's financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations.

      Fair Value of Financial Instruments

            The following disclosure of the estimate fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.

            The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, receivables and accounts payable approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt approximate carrying value based on their effective interest rates compared to current market rates.

      Operating Leases

            The Company leases software under a non-cancelable operating lease arrangement. Rent expense under this lease agreement during each of the years ended May 31, 2004 and 2003 was $31,925. Future minimum lease obligations under the lease agreement are as follows:

                 2005                                                  $  31,925
                 2006                                                      5,321
                                                                       ---------
                                                                       $  37,246
                                                                       =========

            The software lease agreement will be paid in full in 2006.

      Legal Proceedings

      The Company is currently involved in litigation with one former employee. Management believes the lawsuit is without merit and will not have a material impact on the financial statements and intends to vigorously defend against it.

      During the year ended May 31, 2004 final and binding arbitration was finalized from litigation with two former employees. The arbitrator's ruling was for the Company to pay a settlement of approximately $100,000 to the two former employees. The Company intends to vigorously appeal the arbitrator's finding through the courts. The settlement against the company is included in accrued expenses on the balance sheet at May 31, 2004

      Product Warranties

      PHAZAR CORP's management estimates accrued warranty expense based on warranty work received but not performed and on analysis of historical trends including actual expense as a percent of sales.

      Changes in accrued warranty liability for the years ended May 31, are as follows:

                                                         2004           2003
                                                      ----------     ----------
      Beginning balance                               $   30,000     $   30,000
      Cost incurred for rework                           (37,190)       (31,092)
      Accrual for current year estimate                  211,000         30,000
      Change in accrued estimate                           7,190          1,092
                                                      ----------     ----------

      Ending balance                                  $  211,000     $   30,000
                                                      ==========     ==========

NOTE 11. STOCK OPTIONS

      In 1999, the Board of Directors approved a stock option plan that provided the option to purchase 60,000 shares at $2.00 to an officer of the Company. The plan has an expiration date of March 31, 2006 or the earlier of the officer's last day of employment.

      During the years ended May 31, 2004 and 2003, the Board of Directors did not grant any stock options.

      A summary of the status of the Company's stock option plan as of May 31, 2004 and 2003 and changes for the years then ended are as follows:

                                                                       Weighted
                                                                       Average
                                                                       Exercise
                                                        Shares          Price
                                                      ----------      ----------

Outstanding at May 31, 2002                              480,000            2.15
      Granted                                                 --              --
      Exercised                                               --              --
      Forfeited                                          345,000            2.21
                                                      ----------

Outstanding at May 31, 2003                              135,000            2.00
      Granted                                                 --              --
      Exercised                                            5,000              --
      Forfeited                                                0            0.00
                                                      ----------

Outstanding at May 31, 2004                              130,000
                                                      ==========

                                                         2004            2003
                                                      ----------      ----------

Exercisable at May 31                                    130,000         110,250
                                                      ==========      ==========
Weighted average fair value of
  options granted during the year                     $        0      $        0
                                                      ==========      ==========

Weighted averaged remaining
  contractual life (in years) 2001
    and 2000 plans respectively                             2.87             4.5
                                                      ==========      ==========

                          Independent Auditors' Report





                             The Board of Directors
                              Terabeam Corporation:



We have audited the accompanying consolidated balance sheets of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terabeam Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



KPMG, LLP

Seattle, WA



June 11, 2004

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2003 and 2002

                             (Dollars in thousands)

                                     Assets                                        2003          2002
                                                                                 ---------    ----------
Current assets:
     Cash and cash equivalents                                                   $  25,867      104,359
     Restricted cash equivalents, current portion                                      802         --
     Short-term investments                                                         36,310       97,455
     Trade accounts receivable, net                                                    658        1,145
     Inventories                                                                     2,318        2,068
     Prepaid expenses and other current assets                                       1,435        2,568
                                                                                 ---------    ---------
               Total current assets                                                 67,390      207,595
Property and equipment, net                                                          2,677       13,278
Restricted cash equivalents, net of current portion                                  5,987        3,124
Goodwill                                                                              --          2,742
Other assets                                                                         1,051        1,421
                                                                                 ---------    ---------
               Total assets                                                      $  77,105      228,160
                                                                                 =========    =========
                      Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                                                            $   1,378        1,841
     Accrued liabilities                                                             2,905        3,960
     Notes payable                                                                    --            682
     Capital lease obligations                                                        --            870
     Accrued loss on excess office facilities, current portion                       2,756        4,785
                                                                                 ---------    ---------
               Total current liabilities                                             7,039       12,138
Convertible notes payable to shareholders                                            2,500        2,500
Accrued loss on excess office facilities, net of current portion                     2,654        3,101
                                                                                 ---------    ---------
               Total liabilities                                                    12,193       17,739
                                                                                 ---------    ---------
Commitments and contingencies (note 11) Shareholders' equity:
     Preferred stock, no par value. Authorized 100,000,000 shares; none issued
     or outstanding                                                                   --           --
     Common stock, no par value. Authorized 350,000,000 shares;
               issued and outstanding 46,998,400 and 134,748,700 shares,
               respectively                                                           --           --
     Additional paid-in capital                                                    260,548      348,925
     Notes receivable from shareholders                                               --           (235)
     Deferred stock-based compensation                                              (1,247)      (7,394)
     Accumulated deficit                                                          (194,389)    (130,875)
                                                                                 ---------    ---------
               Total shareholders' equity                                           64,912      210,421
                                                                                 ---------    ---------
               Total liabilities and shareholders' equity                        $  77,105      228,160
                                                                                 =========    =========

See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations

                     Years ended December 31, 2003 and 2002

                             (Dollars in thousands)


                                                                 2003        2002
                                                               --------    --------
Revenues:
     Equipment                                                 $  3,437       1,404
     Service and other                                            1,735       1,809
                                                               --------    --------
           Total revenues                                         5,172       3,213
                                                               --------    --------
Cost of revenues:
     Cost of equipment (exclusive of stock-based
           compensation of ($510) and $754, respectively)        11,733      14,993
     Cost of service and other (exclusive of stock-based
           compensation of $114 and $911, respectively)           5,417      13,280
     Stock-based compensation                                      (396)      1,665
                                                               --------    --------
           Total cost of revenues                                16,754      29,938
                                                               --------    --------
           Gross margin                                         (11,582)    (26,725)
                                                               --------    --------
Operating expenses:
     Sales and marketing (exclusive of stock-based
           compensation of $734 and $2,084, respectively)        12,027      11,612
     Product development (exclusive of stock-based
           compensation of $673 and $2,003, respectively)        11,487      19,907
     General and administrative (exclusive of stock-based
           compensation of $1,733 and $19,743, respectively)     17,454      26,732
     Gain on disposals of equipment, net                           (174)       (135)
     In-process research and development write-off                 --         6,930
     Goodwill impairment                                          2,742        --
     Asset impairments                                            2,306       3,898
     Restructuring charges                                        3,937       3,628
     Stock-based compensation                                     3,140      23,830
                                                               --------    --------
           Total operating expenses                              52,919      96,402
                                                               --------    --------
           Operating loss                                       (64,501)   (123,127)
                                                               --------    --------
Other income (expense):
     Interest income                                              1,214       3,423
     Interest and financing expense                                (227)       (831)
                                                               --------    --------
           Other income, net                                        987       2,592
                                                               --------    --------
           Net loss                                            $(63,514)   (120,535)
                                                               ========    ========

See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                     Years ended December 31, 2003 and 2002
                             (Dollars in thousands)


                                                                           Notes
                                          Common          Additional    receivable        Deferred                        Total
                                           stock           paid-in         from         stock-based      Accumulated   shareholders'
                                          shares           capital      shareholders    compensation       deficit        equity
                                                          ----------    ------------    -------------    ------------  -------------
Balance at December 31, 2001           118,035,200        $  233,511       (8,354)         (17,654)         (10,340)      197,163

Common stock issued for:
        Termination of Agreements
        with Manufacturer               20,873,700        104,368              --               --               --       104,368
        Acquisition of Harmonix          1,050,000          3,003              --               --               --         3,003
        Exercises of stock options         589,800             58              --               --               --            58
Interest on notes receivable from
shareholder                                   --               --             (92)              --               --           (92)
Repurchase of common stock upon
cancellation of note
                                        (5,800,000)
        receivable from shareholder                        (7,250)          8,211               --               --           961
Stock-based compensation associated
with
        stock options issued in
        exchange for services                 --             (389)             --               --               --          (389)
Deferred stock-based compensation
        related to stock options
        granted to employees                  --           19,201              --          (19,201)              --            --
Amortization of deferred
stock-based compensation,
        net of reversals for
        terminated employees                  --           (3,577)             --           29,461               --        25,884
Net loss                                      --               --              --               --         (120,535)     (120,535)
                                       -----------        -------       ---------       ----------       ----------    -------------

Balance at December 31, 2002           134,748,700        348,925            (235)          (7,394)        (130,875)      210,421
   Common stock issued for
exercises of stock options               1,036,700             76              --               --               --            76
Repurchase of common stock,
including repurchase
                                       (88,733,900)       (85,000)
        costs of $785                                                         --                --               --       (85,000)
Interest on notes receivable fro
shareholder                                   --               --             (10)              --               --           (10)
Repurchase of common stock upon
cancellation of
        note receivable from
        shareholder                        (53,100)           (50)            245               --               --           195
Stock-based compensation associated
with
        stock options issued in
        exchange for services                 --                5              --               --               --             5
Deferred stock-based compensation
        related to stock options
        granted to employees                  --              716              --             (716)              --            --
Amortization of deferred
stock-based compensation,
        net of reversals for
        terminated employees                  --           (4,124)             --            6,863               --         2,739
Net loss                                      --             --            --               --              (63,514)      (63,514)
                                       -----------     ----------       ---------       ----------       ----------    ----------
Balance at December 31, 2003            46,998,400    $   260,548              --           (1,247)        (194,389)       64,912
                                       ===========     ==========       =========       ==========       ==========    ==========


See accompanying notes to consolidated financial statements.

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2003 and 2002

                             (Dollars in thousands)

                                                                                               2003           2002
                                                                                            ---------       ---------
Cash flows from operating activities:

        Net loss                                                                            $ (63,514)       (120,535)
        Adjustments to reconcile net loss to net cash used in
           operating activities:
                Inventory write-downs                                                           5,239           3,493
                Depreciation and amortization                                                   8,652          15,908
                Gain on disposals of equipment, net                                              (174)           (135)
                In-process research and development write-off                                    --             6,930
                Goodwill impairment                                                             2,742            --
                Asset impairments                                                               2,306           3,898
                Restructuring charges                                                           3,937           3,628
                Stock-based compensation                                                        2,744          25,495
                Other                                                                             185             882
                Changes in operating assets and liabilities, net of acquired business:
                    Trade accounts receivable, net                                                487            (934)
                    Inventories                                                                (5,552)           (379)
                    Prepaid expenses and other current assets                                   1,133             564
                    Other assets                                                                  370           4,562
                    Accounts payable                                                             (463)         (1,752)
                    Accrued liabilities                                                        (1,055)           (897)
                    Accrued loss on excess office facilities                                   (6,413)         (5,263)
                                                                                            ---------       ---------
                       Net cash used in operating activities                                  (49,376)        (64,535)
                                                                                            ---------       ---------
Cash flows from investing activities:
        Increase in restricted cash equivalents, net                                           (3,665)         (3,124)
        Proceeds from sales and maturities of short-term investments                           61,145          42,264
        Purchases of property and equipment                                                      (524)         (4,136)
        Cash proceeds from sale of equipment                                                      404             473
        Payment of Harmonix acquisition costs, net of cash acquired                              --            (3,357)
                                                                                            ---------       ---------
                       Net cash provided by investing activities                               57,360          32,120
                                                                                            ---------       ---------
Cash flows from financing activities:
        Repurchase of common stock, including repurchase costs of $785                        (85,000)           --
        Decrease in bank overdraft, net                                                          --            (1,638)
        Principal payments on notes payable                                                      (682)         (7,950)
        Payments on capital lease obligations                                                    (870)         (1,758)
        Proceeds from exercises of stock options                                                   76              58
                                                                                            ---------       ---------
                       Net cash used in financing activities                                  (86,476)        (11,288)
                                                                                            ---------       ---------
                       Net decrease in cash and cash equivalents                              (78,492)        (43,703)
Cash and cash equivalents at beginning of period                                              104,359         148,062
                                                                                            ---------       ---------
Cash and cash equivalents at end of period                                                  $  25,867         104,359
                                                                                            =========       =========




See accompanying notes to consolidated financial statements

                              TERABEAM CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2003 and 2002



(1)   Description of Business

      The Company

      Terabeam Corporation (the Company) was incorporated in the State of Washington in December 1997. The Company designs, develops, manufactures and sells carrier-grade, high-bandwidth, wireless, point-to-point solutions using free space optics (FSO) and high-frequency high-bandwidth millimeter wave (HFMMW) technologies. The Company's FSO and HFMMW systems are for sale to telecommunication carriers and enterprises. These systems were also used in the Company's commercial network, providing broadband, Internet Protocol (IP)-based high-speed connectivity to customers (the Network Business).

      The Company abandoned the Network Business in February 2004 as discussed in note 17.

      Liquidity and Risk Factors

      The Company has historically suffered recurring operating losses and negative cash flows from operations. As of December 31, 2003, the Company had cash and cash equivalents and investment securities of approximately $62.2 million, positive net working capital of approximately $60.4 million, an accumulated deficit of approximately $194.4 million, and total shareholders' equity of approximately $64.9 million.

      During 2003, the Company implemented numerous initiatives aimed at improving its financial position. As discussed in note 3, the Company completed a stock repurchase plan in February 2003 expending cash of approximately $85.0 million. Management has also continued efforts to reduce costs in 2003 through restructuring activities including terminating future lease obligations on certain leases, which was achieved through payment of approximately $4.5 million in cancellation fees, and various personnel reductions totaling 160 employees, which resulted in severance-related charges of $2.0 million. Management believes that current cash and cash equivalent and investment securities balances at December 31, 2003 will provide adequate resources to fund operations through at least mid-2005.

      The Company is subject to numerous risk factors including, but not limited to, risks associated with development, expansion and improvement of product offerings, commercialization of products into the market place, rapid technological changes typical in the telecommunications industry, competition from larger companies that may have greater resources than the Company, and retaining employees critical to executing the Company's business plan. Should the Company be unsuccessful in managing the above and other risks, operations will be adversely affected.

(2)   Summary of Significant Accounting Policies

      Principles of Consolidation

      The consolidated financial statements as of and for the years ended December 31, 2003, and 2002 include the accounts of Terabeam Corporation and its subsidiaries and have been prepared in conformity with generally accepted accounting principles in the United States of America, assuming that the Company will continue as a going concern. All significant intercompany balances and transactions have been eliminated.

      Cash and Cash Equivalents and Short-Term Investments

      Cash and cash equivalents consist of operating and petty cash balances that are used to conduct day-to-day business operations. The Company places its excess cash in high credit quality financial institutions. Cash equivalents are short-term, highly liquid investments with maturities when purchased of less than 90 days that are readily convertible to cash without penalty and subject to insignificant risk of changes in value.

      The Company invests its cash and cash equivalents in deposits with certain financial institutions that, at times, exceed federally insured limits. Management believes that the risk of loss is remote. To date, the Company has not experienced any losses related to temporary cash investments.

      Management determines the appropriate classification of its short-term investments in debt and marketable equity securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company's debt and marketable equity securities have been classified and accounted for as available-for-sale. The Company does not intend to hold securities with stated maturities greater than twelve months until maturity. In response to changes in the availability of and the yield on alternative investments as well as liquidity requirements, the Company frequently sells these securities prior to their stated maturities. All securities are carried at fair value and consist primarily of money market funds, U.S. government and agency debt obligations, corporate securities, and mortgage and asset-back securities. Unrealized gains and losses on investment securities are not material to the consolidated financial statements. Gains or losses on the sale of short-term investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest income.

      Trade Accounts Receivable

      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts at least quarterly. Management determines the allowance for doubtful accounts based on known troubled accounts and historical experience applied to an aging of accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off balance sheet credit exposure related to its customers.

      Trade accounts receivable, net totaling $658,000 and $1.1 million as of December 31, 2003 and December 31, 2002, respectively, includes allowances for doubtful accounts of $26,000 and $11,000, respectively.

      Inventories

      Inventories are stated at the lower of cost or market. Costs are determined at standard cost, which approximates the first-in, first-out
      (FIFO) method. Finished goods include materials, direct labor and manufacturing overhead. Given the limited history of product sales, substantial consideration is given to the anticipated sales price in determining the appropriate market value for the Company's products. The Company considers various factors including estimated quantities of slow-moving and obsolete inventory, on-hand quantities, committed backlog and forecasted sales. The Company then estimates expected selling prices based on its historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventories, customer preferences and economic conditions.

      Impairment of Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
      144), the Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset to the extent the fair value is less than the carrying value.

      The Company also considers whether any of its long-lived assets to be disposed of by sale should be classified as held for sale using criteria in SFAS 144 such as whether management having the appropriate authority to approve the action commits to a plan to sell the asset, the asset is available for immediate sale, the sale of the asset is probable, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Under SFAS 144, long-lived assets classified as held for sale are measured at the lower of carrying amount or fair value less cost to sell. The Company had no long-lived assets meeting the held for sale criteria at December 31, 2003 or 2002. For long-lived assets to be disposed of other than by sale, such as assets to be abandoned, the Company continues to classify such assets as held and used until the assets cease to be used.

      Property and Equipment

      Equipment is stated at historical cost and is depreciated or amortized on a straight-line basis over the estimated useful lives of the assets, which are as follows:

Network and optical                                                  3 - 5 years
Software                                                               3 years
Product development equipment                                        2 - 5 years
Manufacturing equipment                                                3 years
Computer equipment, furniture, and fixtures and office equipment     3 - 5 years


      Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related lease. Additions and improvements that increase the value or extend the life of an asset are capitalized. Repairs and maintenance are expensed as incurred. Gains or losses from asset disposals are charged to operations in the year of disposition.

      Capitalized Software

      The Company capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll costs for employees devoting time to the software projects. These costs are included within property and equipment and are depreciated over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. The Company also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware. The Company did not capitalize any costs for internal-use software in either of the years ended December 31, 2003 and 2002.

      Business Combinations

      SFAS No. 141, Business Combinations (SFAS 141) requires business combinations to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill.

      In accordance with SFAS 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired, including in-process research and development (IPR&D), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired, if any, is based on valuations prepared internally using estimates and assumptions provided by management. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill and purchased intangible assets with indefinite useful lives are not amortized but will be reviewed at least annually for impairment. Purchased intangible assets with finite lives are amortized on a straight-line basis over their respective useful lives.

      On July 12, 2002, the Company acquired Harmonix Corporation (Harmonix), a privately held company that develops and manufactures HFMMW systems. Accordingly, the Company has included the results of Harmonix from July 12, 2002, the acquisition date, in its consolidated results of operations and accounted for this business combination according to the provisions of SFAS 141 (see note 5).

      Goodwill

      Goodwill represents the excess of acquisition cost over the fair value of net identifiable assets of Harmonix acquired in July 2002. Prior to this acquisition, the Company had no amounts recorded to goodwill.

      In the fourth quarter of 2002, the Company tested goodwill for impairment. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the testing date. The Company determined that the enterprise as a whole is one individual reporting unit. To the extent the carrying amount of the enterprise exceeded its fair value, the Company would be required to perform the second step of the impairment test, as this is an indication that goodwill may be impaired. Based on the results of the first step of the impairment test, the second step was required. In this step, the Company compared the implied fair value of the enterprise goodwill with the carrying amount of the enterprise goodwill, both of which were measured as of the testing date. The implied fair value of goodwill was determined by allocating the fair value of the enterprise to all of the assets (recognized and unrecognized) and liabilities of the enterprise in a manner similar to a purchase price allocation, in accordance with SFAS 141. The residual fair value after this allocation was the implied fair value of the enterprise goodwill. The implied fair value of goodwill exceeded its carrying amount and the Company was not required to recognize an impairment loss.

      In the fourth quarter of 2003, the Company performed its annual assessment of goodwill for impairment pursuant to the provisions of SFAS 142. Based on the results of the first step of the impairment test, the second step was required. Upon completion of the second step, the implied fair value of goodwill did not exceed its carrying amount and the Company recognized an impairment charge of $2.7 million to reduce goodwill to zero and included this charge as a component of operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003.

      Restructuring Charges

      Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with excess office facilities as they are incurred or when they become probable and estimable. Such costs are recorded as a current and/or long-term liability depending on the timing of future minimum payments. Restructuring costs for excess office facilities associated with initiatives commenced prior to December 31, 2002 were recorded in compliance with Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (EITF 94-3) and were recorded to accrued loss on excess office facilities in the accompanying consolidated balance sheets.

      SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002, and nullifies EITF 94-3. The timing of expense recognition under SFAS 146 for restructuring initiatives in 2003 differs from that which is required under EITF 94-3 and has been recognized for initiatives commenced prior to December 31, 2002. For initiatives after December 31, 2002, the Company recorded restructuring reserves related to the accrued loss on excess office facilities in compliance with SFAS 146. The Company records a liability for the fair value of costs to terminate an operating lease before the end of its term when it terminates an operating lease in accordance with the contract terms or through negotiations with the counterparty. If the Company does not terminate the contract, it records a liability for the fair value of the costs that will continue to be incurred without economic benefit only when it ceases to use the right conveyed by the contract.

      The Company recognizes employee severance and related termination benefits for ongoing arrangements when they become probable and estimable and on the accrual basis for one-time benefit arrangements. Employee severance and termination benefits are estimates based on agreements with plans adopted by the Company. These costs are not associated with nor do they benefit continuing activities.

      Revenue Recognition

      Revenue from the sale of equipment is generally recognized when title transfers to the customer, including resellers and distributors of the Company's products, typically upon shipment to the extent remaining obligations, including installation, are considered inconsequential or perfunctory, the sales price is fixed and determinable, collectibility is reasonably assured, and there are no return or exchange rights except for warranty provisions for nonspecification or defective products. In arrangements where the remaining obligation is determined to not be inconsequential or perfunctory, the Company defers revenue until the obligation has been completed. In arrangements where resellers or distributors have return or exchange rights, revenue is deferred until these rights expire. Revenue derived from services arrangements is recognized over the period the service is provided. To the extent revenues are derived from multiple element arrangements, revenue is allocated based on the relative fair value of the underlying element and recorded accordingly. The Company provides for no right of return on all sales to direct customers other than standard warranty provisions for non-specification or defective products. The Company has provided certain exchange rights on a limited basis to certain distributors.

      Cost of Revenues

      Cost of revenues is primarily comprised of cost of materials, direct labor and manufacturing overhead. Cost of revenues also includes the cost of inventory write-downs, including lower of cost or market adjustments, to the carrying amount of inventory.

      Advertising

      The Company expenses all advertising costs, which were $262,000 and $171,000 for the years ended December 31, 2003 and 2002, respectively, as incurred.

      Research and Development Costs

      Research and development expenses consist principally of payroll and supplies and are expensed as incurred. Equipment purchases that benefit future periods are capitalized and depreciated over the estimated useful lives. These purchases are included in property and equipment.

      Stock-Based Compensation

      The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25), and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25 (FIN 44) to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain options, which have been repriced, are subject to the variable plan requirements of Opinion 25, that requires the Company to record stock-based compensation expense for changes in the fair value of the Company's common stock (see note 12).

      SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS 123 and SFAS 148, Accounting for Stock-Based Compensation, Transition and Disclosure (SFAS 148).

      For the purposes of book accounting and pro forma disclosures, the intrinsic value and the estimated fair value of options is amortized using the accelerated method as described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans (FIN 28).

      The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period (in thousands):



                                                            Year ended December 31
                                                           ------------------------
                                                             2003            2002
                                                           ---------      ---------
Net loss, as reported                                      $(63,514)      (120,535)
Stock-based employee compensation expense included in
     reported net loss                                        2,739         25,884
Stock-based employee compensation expense determined
     under fair-value-based method for all awards            (4,257)       (28,604)
                                                           --------       --------
                 Pro forma net loss                        $(65,032)      (123,255)
                                                           ========       ========

      The fair value of options granted in 2003 and 2002 was estimated at the date of grant using the minimum value method allowed for nonpublic companies and the following weighted average assumptions:

                                                        December 31
                                            ------------------------------------
                                                 2003                  2002
                                            --------------         -------------
Risk-free interest rate                              2.50%                 3.75%
Volatility                                           0.00%                 0.00%
Expected life                                3.5 - 4 years         4 - 4.5 years
Expected dividends                                   --                     --


      Stock options or common stock issued to non-employees in exchange for services were accounted for using the fair value method of accounting as prescribed by SFAS 123, using the Black-Scholes model and volatility factors for comparable public companies. The value of stock options or common stock was recorded as compensation expense over the period benefited based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever was more reliably measurable.

      Income Taxes

      The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

      Self-Insurance

      The Company is partially self-insured for certain employee health benefits. Accruals for losses are made based on the Company's claims experience and actuarial assumptions followed in the insurance industry. Actual losses could differ from accrued amounts. The Company provides medical, dental and vision coverage to substantially all eligible active employees and their dependents under a partially self-insured arrangement. There is stop-loss coverage for active employees. This stop-loss coverage provides payment on the excess of any individual claim incident over an established amount of $75,000 and $100,000, respectively, for the years ended December 31, 2003, and December 31, 2002. Pursuant to this arrangement, the Company had included in accrued liabilities approximately $147,000 and $413,000 as of December 31, 2003 and 2002.

      Estimates and Assumptions

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include the estimated useful lives of long-lived assets; the fair values of inventory, property, plant and equipment, goodwill and common stock used for financial reporting purposes; purchase price allocations for business acquisitions; allowance for doubtful trade receivables; reserves for excess facilities; and the valuation of deferred tax assets. Actual results could differ from those estimates.

      Concentration of Suppliers

      The Company purchases certain of its components from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements could negatively impact the Company's future operating results.

      Concentration of Credit Risk and Major Customers

      Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of trade accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout North America, and as of December 31, 2003, consisted primarily of customers of its FSO and HFMMW systems. As discussed in notes 4 and 17, in 2003 the Company began plans to exit its Network Business, and as of December 31, 2003 had substantially ceased operations in the majority of its Network markets and had an insubstantial amount of trade accounts receivable outstanding from Network customers.

      The Company assesses each customer's financial condition through the review of current financial statements or credit reports. For existing customers, prior payment history is also used to evaluate the probability of collection and credit worthiness. For the year ended December 31, 2003, two customers accounted for 25% and 22% of total revenues. At December 31, 2003, two customers accounted for 33% and 20% of trade accounts receivable, and at December 31, 2002, two customers accounted for 19% and 15% of trade accounts receivable. The Company does not require collateral or other security to support credit sales, but provides an allowance for doubtful accounts based on historical experience applied against its aged receivables and specifically identified risks.

      Fair Value of Financial Instruments

      The Company's financial instruments, including cash and cash equivalents and short-term investments, are carried at fair value. The carrying value of the Company's convertible notes payable to shareholders approximate fair value as the interest rate approximates current market rates of similar debt.

      Reclassifications

      Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

(3)   Stock Repurchase Plan

      In December 2002, the Company's board of directors approved a plan, setting aside up to $85.0 million to repurchase shares of its common stock at a price of $0.95 per share and, to the extent funds remained, to repurchase vested and exercisable options and warrants to purchase common stock. The Company completed the common stock repurchase in February 2003, expending a total of $85.0 million (including legal and other direct costs of $785,000 related to the offer to repurchase shares of common stock) to repurchase 88,352,300 shares of common stock and 381,600 options and warrants to purchase shares of common stock that were exercised directly prior to the consummation of the repurchase plan. Approximately $70,000 of the total $785,000 in fees was paid to related parties.

      At December 31, 2003, following the common stock repurchase, a total of 46,998,400 shares of common stock was outstanding. As part of this plan, the Company set aside $5.0 million as restricted cash to cover potential claims and liabilities associated with the stock repurchase plan. The cash will be held in trust until either 2007 or until two-thirds of the then living beneficiaries agree to release such funds.

(4)   Restructuring Initiatives

      The following is a description of the actions taken associated with the Company's restructuring initiatives. Restructuring charges and asset impairments included in the accompanying consolidated statements of operations for the years ended December 31, 2003, and 2002 consist of reserves for excess office facilities and impairments of property and equipment.

      Accrued Loss for Excess Office Facilities

      In September 2001, the Company terminated certain Agreements with the Manufacturer (as defined and more fully described in note 15) as part of the Company's decision to revise its business strategy to place greater focus on selling its FSO systems to telecommunication carriers and enterprises. In connection with the refocus of its business strategy, the Company approved a plan to limit the number of markets it will operate its Network Business and eliminate excess and duplicate facilities, as well as reduce its overall employee headcount. During 2002 and 2003, the Company further refined its business strategies, which caused additional facilities to be vacated, negotiated out of certain lease obligations, entered into new sublease agreements with certain third parties, and experienced changes in existing sublease agreements.

      The Company estimates its excess office facilities liability as the total future committed lease payments reduced by estimated sublease rental income net of estimated sublease broker commissions and estimated discounts for early lease buyouts. Projections of future sublease rental income are based on actual contractual amounts, projected early lease buyouts and consultation with its real estate brokers and consultants regarding the likely price and timing of sublease income.

      The tables below display the restructuring activity and liability balance of the loss on excess office facilities for the years ended December 31, 2002 and 2003 (in thousands):







                                     Balance at          Charges                              Balance at
                                    December 31,          during             Cash            December 31,
                                        2001             the year          payments              2002
                                   --------------     --------------    --------------      --------------
Accrued loss on
     excess office facilities     $         9,521              3,628           (5,263)               7,886
                                   ==============     ==============    ==============      ==============


                                     Balance at      Charges                                          Balance at
                                    December 31,      during          Accretion         Cash         December 31,
                                        2002         the year          expense        payments           2003
                                    -------------  ------------     -----------     -----------     -------------
Accrued loss on
     excess office facilities     $        7,886          3,937              18         (6,431)            5,410
                                    =============  ============     ===========     ===========     =============

      At December 31, 2002, the Company estimated that it would receive approximately $3.4 million in sublease rental income to offset its future committed lease payments on excess office facilities. Future cash outlays were anticipated through October 2011. As of December 31, 2003, the

      Company has estimated that it will receive approximately $1.2 million in sublease rental income to offset its future committed lease payments on excess office facilities. Future cash outlays are anticipated through August 2009 unless estimates and assumptions change or the Company is able to negotiate to exit the leases at an earlier date. The decreases in estimated future sublease income as of December 31, 2003 to the amounts estimated as of December 31, 2002 were a result of the Company's buying out of certain leases, and thus having fewer properties to generate sublease income, as well as the changes in current conditions in the local and national real estate markets where the Company has excess facilities, and was determined by management through consultation with its real estate brokers and consultants. Actual sublease rental income could vary materially from these estimates if the Company is unsuccessful in negotiating affordable termination fees on certain facilities, if operating lease rental rates continue to decrease in these markets, if it takes longer than expected to find a suitable tenant to sublease these facilities or if other estimates and assumptions change.

      In 2003, the Company paid approximately $2.7 million in cancellation fees related to certain operating leases that were included in the accrued loss on excess office facilities of $7.9 million as of December 31, 2002. The Company made other net cash payments in 2003 for facilities included in the accrued loss on excess office facilities as of December 31, 2002 totaling approximately $1.5 million. The Company recorded a net credit of $927,000 included as part of the total 2003 restructuring charge of $3.9 million that represents reversals of previously recorded liabilities for excess office facilities as a result of actual cancellation fees paid and adjustments to future sublease income estimates when compared with liabilities previously recorded in 2001 and 2002. These credits were recorded pursuant to EITF 94-3 for exit and disposal activities initiated prior to December 31, 2002. The accrued loss on excess office facilities for exit and disposal activities initiated prior to December 31, 2002 represented $2.8 million of the total $5.4 million included as liabilities for excess office facilities in the accompanying consolidated balance sheet as of December 31, 2003.

      Additionally, in 2003, the Company paid cancellation fees associated with the termination of certain Network leases that were not included in the accrued loss on excess office facilities of $7.9 million as of December 31, 2002. Payments made for these facilities totaled $1.7 million and are included in the total 2003 net restructuring charge of $3.9 million. These charges were recorded pursuant to SFAS 146 for exit and disposal activities initiated after December 31, 2002 and were recognized and measured at fair value when the Company negotiated the termination of the contracts with each lessor.

      In July 2003, the Company ceased use of its corporate headquarters in Kirkland, Washington, and consolidated those operations with an existing facility in Redmond, Washington. In accordance with SFAS 146, as of the July 2003 cease-use date the Company estimated a liability for the Kirkland facility at fair value based on the remaining lease rentals, reduced by estimated sublease rentals, totaling $2.1 million. The charge of $2.1 million is included in the total net restructuring charge of $3.9 million included in the accompanying consolidated statement of operations for the year ended December 31, 2003. In December 2003 the Company also ceased-use of certain other facilities and recorded liabilities at fair value on the cease-use dates totaling $1.0 million, which is included in the total net restructuring charge of $3.9 million included in the accompanying consolidated statement of operations for the year ended December 31, 2003. After the cease-use date for Kirkland and these other facilities, the Company made cash payments in 2003 totaling approximately $497,000. The accrued loss on excess office facilities for exit and disposal activities initiated after December 31, 2002 represented $2.6 million of the total $5.4 million included as liabilities on excess office facilities on the accompanying consolidated balance sheet as of December 31, 2003.

      Asset Impairments

      In the fourth quarter of 2002, the Company reviewed all of its property and equipment for recoverability. Under SFAS 144, the excess of the net carrying value (cost less accumulated depreciation) over management's best estimate of current fair market value was recorded as asset impairments in the accompanying consolidated statement of operations for the year ended December 31, 2002 and totaled $3.9 million. The impairment charge included the Network and Network Operations Center (NOC) assets as well as manufacturing equipment used to produce FSO products that were discontinued.

      During the fourth quarter of 2003, the Company performed a review of all of its property and equipment for recoverability given the existence of certain impairment indicators. As required by SFAS 144, the excess of the net carrying value (cost less accumulated depreciation) over management's best estimate of current fair market value was recorded as asset impairments in the accompanying consolidated statement of operations for the year ended December 31, 2003 and totaled $2.3 million in the aggregate. The largest component of the asset impairments of $2.3 million were associated with the consolidation of the Kirkland and Redmond, Washington facilities and related employee headcount reductions and primarily related to impairment of various software assets, leasehold improvements and excess office furniture and fixtures.

      During 2003, the Company continued to actively pursue a sale of its Network Business; however, as of December 31, 2003, management determined that a sale of the Network was not probable. In accordance with SFAS 144, management continued to consider the assets used in the Network Business as held for use and determined that these assets did not meet the criteria for classification as held for sale nor did the results of operations of the Network Business meet the criteria for reporting as discontinued operations as of and for the year ended December 31, 2003.

      The Company abandoned the Network Business in February 2004 as discussed in note 17.

      Personnel Reductions

      The Company had employee headcount reduction initiatives in 2002. The aggregate number of employees terminated in 2002 totaled 79 and affected all functional areas, resulting in a charge of $826,000, which was included as a component of operating expenses for the year ended December 31, 2002. Employee separation charges consisted primarily of severance, related taxes, outplacement and other benefits related to ongoing arrangements and were accrued for at the time payment of the compensation was probable, and the amount to be paid could be reasonably estimated. No amounts were accrued as of December 31, 2002 related to employee separation charges.

      The Company continued reducing headcount during 2003 with its employee headcount reduction initiatives. As part of the Company's stock repurchase plan that was consummated in February 2003 (see note 3), the Company terminated 130 employees in April 2003. For the remainder of 2003, the Company continued to implement headcount reductions that affected all functional areas, resulting in an aggregate number of employees terminated in 2003 of 160 and total severance-related charges of $2.0 million, which are included as a component of operating expenses for the year ended December 31, 2003. Employee separation charges consisted primarily of severance, related taxes, outplacement and other benefits related to ongoing arrangements and were accrued for at the time payment of the compensation was probable, and the amount to be paid could be reasonably estimated. No amounts were accrued as of December 31, 2003 related to employee separation charges.

(5)   Acquisition of Harmonix

      In July 2002, the Company acquired the assets of Harmonix Corporation (Harmonix), a privately held company that develops and manufactures HFMMW systems. The acquisition of Harmonix complemented the Company's existing product line by expanding the scope and variety of its broadband wireless solutions.

      This transaction resulted in the payment of $3.5 million in cash including a $250,000 bridge loan made in May 2002 prior to the acquisition; issuance of $2.5 million in convertible notes payable; the issuance of 1,050,000 shares of the Company's common stock based on an estimated fair market value on the acquisition date of $2.86 per share, or approximately $3.0 million, all of which was delivered to Harmonix shareholders at closing; and $1.7 million in assumed liabilities of Harmonix. Cash paid of $3.5 million reflected the effect of approximately $112,000, which represented the cash received upon exercise of Harmonix stock options and which was netted against the cash consideration paid by the Company for the shares underlying these options.

      Based on estimates and assumptions, the Company allocated the total purchase price of $10.6 million as follows (in thousands):

              Cash                                       $    87
              Trade accounts receivable, net                  45
              Prepaid expenses and other current assets       17
              Inventories                                    382
              Property and equipment                         367
              Other assets                                    12
              Goodwill                                     2,742
              In-process research and development          6,930
                                                         -------
                                Total purchase price     $10,582
                                                         =======

      Of the total purchase price, $910,000 was allocated to tangible assets acquired and no amounts were assigned to amortizable or to indefinite-lived intangible assets other than goodwill.

      Of the total purchase price, $6.9 million was recognized as a charge to operations from the write-off of IPR&D, and the remainder of the purchase price, or $2.7 million, was assigned to goodwill. Projects that qualify as IPR&D on the date of acquisition represent those that have no alternative future use and are incomplete with remaining development risks such as technological and engineering.

      The IPR&D charge was a result of the Company's decision to acquire next-generation HFMMW radio frequency technology that had not yet been commercialized rather than develop the technology internally. The fair value of the IPR&D was estimated based on the "income approach" using the present value of the estimated cash flows expected to be generated by the IPR&D, using risk-adjusted discount rates and revenue forecasts as appropriate.

      The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates.

      As discussed, the Company issued convertible notes payable to the shareholders of Harmonix as part of the purchase price. The convertible notes' aggregate principal amount totaled $2.5 million. The notes mature in July 2005, with interest only payments at an annual rate of 6.75% in quarterly installments beginning October 12, 2002, with the principal balance maturing July 12, 2005. At the discretion of holders of the notes, the notes are convertible into shares of the Company's common stock beginning in July 2004, based on a value of $6.00 per share of common stock or 416,667 shares. If the conversion option is not elected prior to July 12, 2005, the holders will receive the principal of $2.5 million in cash on the maturity date. The Company has classified the convertible notes as a long-term liability on the accompanying balance sheets as of December 31, 2003 and 2002.

      As of and for the year ended December 31, 2003, the Company recorded interest expense of $169,000 related to these notes of which $150,000 was paid in cash.

      The transaction provides for an indemnification period of generally 24 months whereby any breaches of the representations or warranties, including unknown liabilities, by Harmonix shareholders not in the ordinary course of business may be offset against the consideration received by such shareholders in the merger.

(6)   Cash, Cash Equivalents and Short-Term Investments

      Cash, cash equivalents and short-term investments consist of the following (in thousands):

                                                                          December 31
                                                                      --------------------
                                                                        2003         2002
                                                                      -------      -------
Cash and cash equivalents:
     Cash                                                             $   298        2,977
     Money market funds                                                20,871       50,655
     U.S. government and agency securities                              4,698       50,727
                                                                      -------      -------
        Total cash and cash equivalents                                25,867      104,359
                                                                      -------      -------

Short-term investments:
     Mortgage and asset-back securities                                 3,808        1,502
     Corporate securities                                               8,955        9,889
     Money market funds                                                15,466        7,534
     U.S. government and agency securities                              8,081       78,530
                                                                      -------      -------
        Total short-term investments                                   36,310       97,455
                                                                      -------      -------
        Total cash, cash equivalents, and short-term investments      $62,177      201,814
                                                                      =======      =======


      Gross unrealized gains and losses at December 31, 2003 and 2002 were not material. The following table summarizes the estimated fair value of securities held in short-term investments classified by the stated maturity date of the security (in thousands):


                                                                          December 31
                                                                      --------------------
                                                                        2003         2002
                                                                      -------      -------
Due within 1 year                                                     $33,561       94,253
Due within 1 year to 2 years                                            2,749        3,202
                                                                      -------      -------
        Total                                                         $36,310       97,455
                                                                      =======      =======

      In addition, at December 31, 2003, restricted cash equivalents of $6.8 million represent (a) cash equivalents of $5.0 million to cover potential claims and liabilities associated with the 2003 stock repurchase plan to be held in trust until either 2007 or until two-thirds of the then living beneficiaries agree to release such funds (see note 3), (b) cash equivalents of $1.1 million, of which

      $802,000 are classified as current, pledged as collateral against letters of credit for office spaces and equipment under operating lease agreements (see note 10), and (c) cash equivalents of $700,000 related to an executive's employment contract.

(7)   Inventories

      Inventories consist of the following (in thousands):

                                                                 December 31
                                                              ------------------
                                                               2003        2002
                                                              ------      ------
Raw materials                                                 $  296         487
Work in process                                                  122         508
Finished goods                                                 1,900       1,073
                                                              ------      ------
                                                              $2,318       2,068
                                                              ======      ======


      For the years ended December 31, 2003 and 2002, the Company recorded, within cost of revenues, write-downs of its inventories to lower of cost or market totaling approximately $5.2 million and $3.5 million, respectively. The write-downs result from a significant decrease in forecasted revenue for certain products and the discontinuation of certain product lines, and were calculated in accordance with the Company's inventory valuation policy, which is based on a review of forecasted demand for certain products compared with existing inventory levels.

(8)   Property and Equipment

      Property and equipment as of December 31, 2003 and 2002 consists of the following (in thousands):

                                                                     December 31
                                                                 -----------------------
                                                                   2003           2002
                                                                 --------       --------
Trial equipment                                                  $    753            790
Software                                                           15,211         17,233
Product development and optical and test equipment                  4,540          4,158
Manufacturing equipment                                             1,476          1,828
Computer equipment, furniture, and fixtures and office
      equipment                                                     6,826          7,519
Computer equipment, furniture, and fixtures and office
      equipment under capital lease                                  --              112
Leasehold improvements                                              1,855          6,321
Other                                                                 464            470
                                                                 --------       --------
                                                                   31,125         38,431
Less accumulated depreciation and amortization (including
      zero and $85 related to capital leases, respectively)       (28,448)       (25,153)
                                                                 --------       --------
                                                                 $  2,677         13,278
                                                                 ========       ========

      Assets under capital leases were pledged as collateral for the underlying lease agreements prior to the early buyouts of all of the Company's capital leases in 2003 (see note 11).

      For the years ended December 31, 2003 and 2002, the Company recorded asset impairment charges which reduced the carrying value of certain property and equipment (see note 4).

(9)   Accrued Liabilities

      Accrued liabilities consist of the following (in thousands):

                                                              December 31
                                                        ------------------------
                                                          2003             2002
                                                        ------            ------
Salaries and wages                                      $  426               685
Compensated absences                                       797             1,392
Commissions and bonuses                                  1,122               878
Benefits                                                   241               477
Accrued warranty                                           102               122
Other                                                      217               406
                                                        ------            ------
                                                        $2,905             3,960
                                                        ======            ======

(10)  Notes Payable

      During 1999, the Company entered into a loan agreement (the Loan) with a bank allowing for aggregate advances up to $2.0 million for purchases of equipment. The Loan was collateralized by all of the equipment. The Company received two advances under the Loan, one for $747,000 and the other for $1.2 million. The interest on each advance was 9.52% and 9.76%, respectively. In 2001, the Loan was modified to allow for additional aggregate advances of up to $10.0 million for purchases of equipment through February 20, 2002. In April 2001, the Company received $6.8 million under the Loan to finance equipment purchases. The advances under the modified Loan were scheduled to be repaid in 36 equal monthly payments of principal and interest. The interest on each advance under the modified Loan was 8.0%. On July 2, 2002, the Company repaid the outstanding balance of principal and interest totaling $5.6 million. The Company has no other obligations under the Loan.

      In December 2000, the Company entered into a financing agreement (the Financing Agreement) with a vendor for purchases of equipment. The Financing Agreement was collateralized by the purchased equipment. The Company received four advances under the Financing Agreement aggregating $1.9 million. Each advance was scheduled to be repaid in 36 equal monthly payments of principal and interest. The interest rate on each advance was 11.59%. As of December 31, 2002, the Company owed $682,000 under this agreement. Repayment of outstanding principal and interest totaling $642,000, including prepayment fees of $19,000, was made on February 3, 2003. The Company has no further obligations under the Financing Agreement.

(11)  Commitments and Contingencies

      Lease Commitments

      In July 2003, the Company exercised its option to purchase all of its equipment under capital leases prior to the end of the lease terms, effectively satisfying all of its capital lease obligations. Principal payments made prior to the early lease terminations totaled $115,000, and payments made to purchase the equipment and effectively terminate the capital leases totaled $763,000. Imputed interest on the equipment capital leases ranged from 10% to 16%. Fees associated with the early buyouts of the capital leases, which included either a $1 option to purchase the equipment on or before the lease's termination or a 10% assessment of the equipment's acquisition cost, totaled approximately $38,000. No additional equipment capital leases were entered into during 2003, and as of December 31, 2003, the Company's only remaining lease commitments related to operating leases.

      Leases relating to office space, network rental space and equipment that do not meet the capital lease criteria are classified as operating leases. Future minimum lease payments on noncancelable operating leases are as follows at December 31, 2003 (in thousands):

                                          Office leases     Other        Total
                                          -------------    -------      -------
Year ended December 31:
2004                                         $ 3,916           167        4,083
2005                                           2,974           128        3,102
2006                                             815            29          844
2007                                             367             6          373
2008                                             301             1          302
Thereafter                                       682          --            682
                                             -------       -------      -------
Total minimum lease payments                   9,055           331        9,386
Future minimum sublease rental income         (1,168)         --         (1,168)
                                             -------       -------      -------
Net                                          $ 7,887           331        8,218
                                             =======       =======      =======


      Of the total net future minimum lease payments of $8.2 million included in the table above, approximately $5.4 million is recorded as accrued loss on excess office facilities on the accompanying consolidated balance sheet as of December 31, 2003 (see note 4). Rent expense was $4.5 million and $6.6 million for the years ended December 31, 2003 and 2002, respectively. The Company recorded $272,000 and $194,000 of sublease rental income for the years ended December 31, 2003 and 2002, respectively, and recorded it as an offset to rent expense.

      Subsequent to December 31, 2003, the Company ceased use of an additional facility that the Company determined was excess after December 31, 2003 and paid cancellation fees totaling $100,000 associated with the termination of the lease. Additionally, subsequent to December 31, 2003, the Company paid $552,000 in cancellation fees related to two operating leases that were included in the accrued loss on excess office facilities of $5.4 million as of December 31, 2003. Future minimum lease payments for these three facilities as of December 31, 2003 was approximately $1.1 million of the total net payments of $8.2 million included in the table above.

      Included in restricted cash equivalents on the accompanying consolidated balance sheets are restricted cash equivalents related to letter of credit agreements required to secure certain lease commitments for office space and equipment as discussed above. As a result of the Company's termination of certain equipment capital leases and facility operating leases, the Company reduced its restricted cash equivalents relating to lease commitments from $2.4 million at December 31, 2002 to $1.1 million at December 31, 2003. The remaining agreements expire through 2011.

      Accrued Warranty and Indemnifications

      In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34 (FIN 45). FIN 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by this Interpretation. The Company adopted FIN 45 during the year ended December 31, 2002. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN 45 except for standard indemnification and warranty provisions that are contained within many of the Company's customer equipment and service agreements, and give rise only to the disclosure requirements prescribed by FIN 45.

      Indemnification and warranty provisions contained within the Company's equipment and service agreements are generally consistent with those prevalent in its industry. The duration of the Company's product warranties generally does not exceed one year following customer receipt of sold equipment.

      The Company has not incurred significant obligations under customer indemnification or warranty provisions historically and had not maintained a warranty accrual through December 31, 2001. In 2002, the Company established an accrual for warranty-related obligations on its equipment sales, which are initially recognized as costs of revenue with a corresponding liability included in accrued liabilities in the accompanying consolidated balance sheets. As of December 31, 2003 and 2002, the Company has accrued $102,000 and $122,000, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims as well as current information on repair costs. Warranty claims paid for each of the years 2003 and 2002 was $57,000 and zero, respectively.

      The following is a tabular reconciliation of the product warranty accrual (in thousands):

                                                                  Year ended December 31
                                                                  ----------------------
                                                                   2003             2002
                                                                  -----            -----
Beginning balance                                                 $ 122             --
     Liabilities accrued for warranties issued during the
        period                                                      168              122
     Warranty claims paid during the period                         (57)            --
     Changes in liability for pre-existing warranties during
        the period, including expirations                          (131)            --
                                                                  -----            -----
Ending balance                                                    $ 102              122
                                                                  =====            =====


      Contingencies

      In early 2003, certain former contractors and employees holding vested stock options exercisable into common stock shares of the Company wrote to the Company through their attorney, stating that the offer made by the Company to repurchase common stock, options and warrants consummated in February 2003 should have included all of their vested stock options (see note 3). These former employees estimated there was approximately $4.0 million in damages. The Company has advised the group that the Company has no obligation to repurchase their options. Management believes that there is no merit to this complaint, and therefore that the ultimate outcome of this matter will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Accordingly, the Company has not accrued any amounts related to this matter because a loss is not considered probable.

      From time to time, the Company is involved in litigation arising in the normal course of business. However, as of December 31, 2003, the Company is not party to any litigation that management believes will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(12)  Shareholders' Equity

      Preferred Stock

      The board of directors may authorize the issuance of preferred stock from time to time in one or more series. The shares of each series shall have voting powers and special rights and qualifications, limitations or restrictions as provided for by the board of directors. Effective May 15, 2003 the Company amended its articles of incorporation to decrease the authorized number of preferred shares from 120 million to 100 million. At December 31, 2003, and 2002, there were no issued or outstanding shares of preferred stock.

      Common Stock

      Effective May 15, 2003 the Company amended its articles or incorporation to increase the authorized number of capital shares from 280 million common stock shares with no par value per share to 350 million. The Company also designated that of the common shares, 300 million shall be a series of regular common stock with no par value per share, and 50 million shall be a series of nonvoting common stock with no par value per share. The holders of the regular shares of common stock, on the basis of one vote per share, shall have the right to vote for the election of members of the board of directors and the right to vote on all other matters. The holders of shares of nonvoting common stock shall have no right to vote on any matters, including the election of members of the board of directors. As of December 31, 2003 there were 46,998,400 regular common shares issued and outstanding, and zero nonvoting shares outstanding.

      Stock Option Plans

      The Company has five stock option plans (Plans) to compensate employees, directors, consultants or independent contractors for past and future services. The following is an individual summary of each of the Plans:

      1997 Plan

      In December 1997 the Company's board of directors adopted the Terabeam Corporation Stock Compensation Plan (the 1997 Plan), which provides for the issuance of incentive stock options (ISOs) and nonqualified stock options (NQSOs) to employees, directors, consultants or independent contractors. Shares of common stock reserved for the 1997 Plan totaled 17,500,000 shares. In August 2001, the board of directors increased the number of shares reserved under the 1997 Plan from 17,500,000 to 18,060,000. Options issued under the 1997 Plan have a maximum term of 10 years from the date of grant, except for ISOs granted to employees who hold more than 10% of the voting power of the Company which have a maximum term of five years. Options granted under the 1997 Plan generally vest over four years.

      1999 Plans

      In October 1999, the Company's board of directors adopted the 1999 Incentive Stock Option Plan (the ISO Plan) and the 1999 Nonqualified Stock Option Plan (the NQSO Plan), collectively referred to as the "1999 Plans." Shares of common stock reserved for the ISO Plan total 7,940,000 shares and have a maximum term of 10 years. In 2000, the board of directors increased the number of shares reserved under the NQSO Plan from 12,000,000 shares to 34,500,000 shares. Shares under the NQSO Plan generally have a maximum term of five years, unless approved by the Plan Administrator.

      ISOs may be issued only to employees of the Company. The exercise price for ISOs may not be less than 100% of the estimated fair market value of the common stock at the time of the grant. In the case of options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the estimated fair market value of the common stock at the time of grant, and the term of the option may not exceed five years. Options become exercisable in whole or in part from time to time as determined by the Administrator of the Plans. Both ISOs and NQSOs granted under the 1999 Plans generally vest over four years.

      2000 Plan

      In November 2000, the board of directors adopted the 2000 Nonqualified Stock Option Plan (the 2000 Plan), effective July 2000. Shares of common stock reserved for the 2000 Plan total 15,000,000 shares plus an automatic increase to be added on the first day of each month beginning on or after April 1, 2001 equal to 10,000 shares multiplied by the number of individuals who began employment or services at the Company in the preceding month provided, however, that the maximum number of shares which may be issued under the 2000 Plan may not exceed 20,000,000 shares. Options issued out of the 2000 Plan that have vested can be exercised at the earliest of the following dates: (a) the date of the closing of the Company's initial public offering of common stock; (b) the effective date of a change in control of the Company; and/or (c) the fifth anniversary of the vesting commencement date. Shares under the 2000 Plan have a maximum term of seven years. Options granted under the 2000 Plan generally vest over four years. In the event of an involuntary termination, vested options can be exercised for a period up to a maximum term of seven years from the original vesting date.

      2003 Plan

      In April 2003, the Company's board of directors adopted the 2003 Nonqualified Stock Option Plan (the 2003 Plan), effective May 16, 2003. Shares of nonvoting common stock reserved for the 2003 Plan total 35,000,000 shares. Shares of the nonvoting common stock may convert into shares of common stock under specific circumstances as described in the 2003 Plan. Shares issued under the 2003 Plan have a maximum term of seven years from the Vesting Commencement date. Options granted under the 2003 Plan generally vest over four years. All participants in the 2003 Plan received options whose expiration dates will be deferred on terms equivalent to the terms in the 2000 Plan in the event of an involuntary termination. The nonqualified stock options will be immediately exercisable at the date of grant, unless otherwise established by the Plan Administrator in the participant's Option Agreement, provided that the option shares remain unvested and subject to repurchase by the Company at the exercise price the holder paid over a period not to exceed four years. The 2003 Plan also provides for option holders to have an unconditional right to receive fifteen days' advance notice of the consummation of a change in control.

      2003 Repricing

      With the approval of the 2003 Plan, the Company offered employees and directors the opportunity to voluntarily cancel any outstanding options to purchase shares of the Company's common stock in exchange for replacement options to purchase shares of a nonvoting common stock under the 2003 Plan. Only employees and directors that were employed by the Company as of May 16, 2003 were eligible to participate in the 2003 Plan cancellation and replacement plan. Under the terms of the cancellation and replacement plan, continuing employees and directors who held options to purchase shares of common stock with an exercise price above $0.95 per share were able to receive new 2003 Plan options at a repriced exercise price of $0.95 per share, an extended expiration date, and no loss in cumulative vesting.

      On May 16, 2003, a total of 21,840,600 options under the Company's prior stock option plans with exercise prices above $0.95 per share were cancelled and new options to purchase common stock in the 2003 Plan were granted under the cancellation and replacement plan. The board of directors determined such a repricing to be appropriate in order to sustain the incentive perceived by its employees. The cancellation and replacement plan is deemed to be a repricing under FIN 44. As a result of the repricing, the Company is required to follow variable plan accounting for these options until these options are forfeited, exercised or expire. While the Company was not required to recognize any stock-based compensation expense in the year ended December 31, 2003, expense will be recognized in the future if the fair value of the Company's stock price increases above the revised $0.95 exercise price of the options.

      Details regarding the options that were cancelled and replaced on May 16, 2003 with $0.95 repriced 2003 Plan options follows:

                                                        Shares
                                       -----------------------------------------
            Exercise prices              Vested        Unvested         Total
      -----------------------          ---------       ---------      ----------
      $  1.25                          9,544,500       5,957,300      15,501,800
         2.00                            331,000         645,000         976,000
         3.75                          3,187,500       2,175,300       5,362,800
                                      ----------      ----------      ----------
                                      13,063,000       8,777,600      21,840,600
                                      ==========      ==========      ==========


      The weighted average exercise price of the 21,840,600 options prior to and after the cancellation and replacement was $1.90 and $0.95, respectively, and the weighted average deemed fair value per underlying common share at the date of cancellation and replacement was $0.09.

      Employee Stock-Based Compensation

      In accordance with the requirements of Opinion 25, the Company has recorded deferred stock-based compensation for the difference, if any, between the exercise price of the stock options and the deemed fair value of the Company's common stock at the date of grant. This deferred stock-based compensation is recognized as expense over the period during which the options become exercisable, generally four years, using an accelerated method as described in FIN 28. The following is a summary of activity related to employee deferred stock-based compensation for each of the years ended December 31, 2002 and 2003.

      2002

      During 2002 the Company issued 6,757,000 stock options to certain employees with exercise prices below the deemed fair value of the Company's common stock at the date of grant. During the year ended December 31, 2002, the Company recorded deferred stock-based compensation related to these options in the total amount of $19.2 million and recognized $17.0 million as expense. The weighted average exercise price of the 6,757,000 options issued in 2002 was $1.50 and the weighted average deemed fair value per underlying common share was $4.34 at the date of grant.

      In 2002, upon terminating certain employees, the Company extended the expiration date and/or modified the exercise period of 2,727,100 vested employee stock options. The Company recognized expense of $8.9 million in 2002 related to deferred stock-based compensation initially recorded in prior years, net of reversals for terminated employees, in accordance with the accelerated method prescribed under FIN 28. The Company also reversed approximately $3.6 million of deferred stock-based compensation initially recorded in prior years and in 2002 for terminated employees' unvested options.

      2003

      During 2003, the Company did not issue any stock options to employees with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In 2003 upon terminating certain employees, the Company extended the expiration date and/or modified the exercise period of 3,544,000 vested employee stock options. The Company recognized expense of $2,025,000 in 2003 related to deferred stock-based compensation initially recorded in prior years, net of reversals for terminated employees, in accordance with the accelerated method prescribed under FIN
      28. The Company also reversed approximately $4.1 million of deferred stock-based compensation initially recorded in prior years for terminated employees' unvested options.

      Additionally, on May 16, 2003 the Company modified certain options by allowing for the cancellation of 5,568,900 options with exercise prices ranging from $0.08 to $3.75 per share and granting an equivalent number of replacement options to purchase common stock in the 2003 Plan. The 5,568,900 replacement options were not repriced to $0.95 per share but instead maintained their original exercise price. Optionees holding these replacement awards did receive an extended expiration date, and no loss in cumulative vesting, similar to the 21,840,600 replacement options that were repriced to $0.95 as part of the May 16, 2003 cancellation and replacement plan. The Company recorded deferred stock-based compensation of $716,000 and recognized $714,000 as expense in accordance with the accelerated method prescribed under FIN 28 for the year ended December 31, 2003 as a result of these modifications.

      Details regarding the 5,568,900 options that were cancelled and replaced on May 16, 2003 with 2003 Plan options with no change to the original exercise price follow:

                                                        Shares
                                       -----------------------------------------
            Exercise prices              Vested        Unvested         Total
      -----------------------          ---------       ---------      ----------
$  0.08                                     23,500           --           23,500
   0.50                                  1,507,400         38,700      1,546,100
   1.25                                  1,508,400        167,500      1,675,900
   2.00                                    116,800        213,200        330,000
   3.75                                  1,383,000        610,400      1,993,400
                                         ---------      ---------      ---------
                                         4,539,100      1,029,800      5,568,900
                                         =========      =========      =========

      The weighted average exercise price of the 5,568,900 options was $1.98 and the weighted average fair value per underlying common share at the date of the modifications was $0.14.

       Nonemployee Stock-Based Compensation

       During 2002, the Company issued 267,000 stock options to certain nonemployees that generally vest over a period of one to four years. The options granted in 2002 are considered be outside of the Plans. Additionally, the Company had made other option grants to these nonemployees prior to 2002. In accordance with the requirements of SFAS 123 and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), the Company has recorded stock-based compensation expense using the fair value method for all such grants. The fair value of options granted in 2002 was determined at each balance sheet date during 2002 using the fair value method and the following assumptions:

             Risk-free interest rate                  2.94% - 5.14%
             Volatility                                      70.00%
             Expected life (contractual)                 5.00 years
             Expected dividends                               --




      Stock-based compensation expense related to grants to certain nonemployees that have a vesting period is recognized as expense over the period during which the options become exercisable using the accelerated method as described in FIN 28. During the years ended December 31, 2003 and 2002, the Company recognized $2,000 and ($392,000), respectively, as expense for such nonemployee grants. The reversal of previously recorded stock-based compensation expense in 2002 was a result of the decline in the fair value of the Company's stock from $5.00 to $0.95 per share, termination of services rendered by certain of these nonemployees, and the application of the FIN 28 accelerated method. As of December 31, 2003 all options outstanding with vesting periods originally issued to nonemployees were fully vested and the Company had fully recognized all stock-based compensation associated with these nonemployee option grants.

      The weighted average exercise price of the 267,000 stock options issued in 2002 was $0.50, and the weighted average grant date fair value per underlying common share was $0.94.

      Additionally, in each of the years ended December 31, 2003 and 2002, the Company recorded expense of $3,000 for fully vested stock option grants totaling 5,200 and 1,600 options, respectively, issued to nonemployees in exchange for services. The weighted average exercise price for these grants was $1.17 and $3.75, respectively, and the weighted average grant date fair value was $0.55 and $3.47, respectively.

      Option activity for 2003 and 2002 is as follows:

                                             Options granted under the               Options granted outside of
                                                       plans                                 the plans
                                          -----------------------------------    -----------------------------------
                                                                Weighted                               Weighted
                                                                 average                                average
                                                                exercise
                                              Shares              price               Shares         exercise price
                                          ---------------    ----------------    --------------     ----------------
Outstanding at December 31, 2001              52,487,200     $          1.81         4,857,100      $          0.44


     Granted                                   8,016,600                1.85           345,300                 0.50
     Exercised                                  (109,400)               0.14          (480,400)                0.09
     Cancelled                               (10,502,000)               1.71                --
                                          --------------                         --------------
Outstanding at December 31, 2002              49,892,400                1.84         4,722,000                 0.49
     Granted                                  31,316,600                1.14                --                   --
     Exercised                                  (928,900)               0.15          (107,800)                0.21
     Cancelled                               (34,708,100)               1.93        (1,060,600)                0.09
                                          --------------                         --------------
Outstanding at December 31, 2003              45,572,000                1.33         3,553,600                 0.61
                                          ==============                         ==============


      The weighted average fair value of options granted under the Plans during 2003 and 2002 were $0.10 and $2.57 per share, respectively. The weighted average fair value of options granted outside of the Plans during 2002 was $1.17 per share.

      As of December 31, 2003, the Company had 62.0 million shares of common stock available for grant for the exercise of options. The range of exercise prices for options outstanding at December 31, 2003 was $0.0125 to $3.75.

      The following table summarizes information about options outstanding at December 31, 2003:




                                                                                Weighted
                                                                                average
                                                                               remaining
                                                           Options            contractual            Options
                     Exercise price                      outstanding              life             exercisable
      ---------------------------------------------    -----------------    -----------------    ----------------
      $  0.0125                                               66,800                 4.00               66,800
         0.0875                                            5,761,000                 3.10            5,761,000
         0.5000                                            5,471,300                 3.60            5,471,300
         0.9500                                           24,304,200                 6.70           15,513,300
         1.2500                                            5,369,600                 4.10            5,364,600
         2.0000                                              601,600                 5.40              600,200
         3.7500                                            7,551,100                 3.90            7,485,900
                                                        ----------------                         ----------------
                                                          49,125,600                                40,263,100
                                                       =================                         ================


      As of December 31, 2002, there were 54,614,400 and 39,238,000 options outstanding and exercisable, respectively, with a weighted average exercise price of $1.72 and $1.52, respectively. As of December 31, 2003 there were 49,125,600 and 40,263,100 options outstanding and exercisable, respectively, with a weighted average exercise price of $1.27 and $1.34, respectively.

(13)  Income Taxes

      At December 31, 2003, the Company has net operating loss carryforwards of approximately $66.3 million, expiring through 2024. A valuation allowance has been recorded for the deferred tax assets as it has been determined that it is more likely than not that these deferred tax assets will not be realized.

      The Company's ability to use its net operating loss to offset future income is subject to restrictions in the Internal Revenue Code that could limit the Company's future use of its net operating losses if certain stock ownership changes occur.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and December 31, 2002, are presented below (in thousands):

                                                           December 31
                                                     ------------------------
                                                      2003            2002
                                                     --------       ---------
Deferred tax assets:
     Net operating loss carryforwards                $ 23,193           --
     Research and development tax credit                3,526          1,362
     Deferred stock-based compensation                 31,700         31,029
     Inventories                                        1,833           --
     Property basis differences                         5,655         12,772
     Other temporary differences                        2,401          3,370
                                                     --------       --------
                 Gross deferred tax assets             68,308         48,533
     Valuation allowance                              (68,308)       (47,809)
                                                     --------       --------
                 Net deferred tax assets                 --              724
                                                     --------       --------
Deferred tax liabilities:
     Inventories                                         --             (724)
                                                     --------       --------
                 Gross deferred tax liabilities          --             (724)
                                                     --------       --------
                 Net deferred taxes                  $   --             --
                                                     ========       ========


      The difference between the Company's statutory tax rate of 35% and its effective tax rate of 0% is primarily attributable to the full valuation allowance recorded on its net deferred tax assets and the permanent book and tax difference resulting from the noncash gain discussed in note 15. The change in the valuation allowance was $20.5 million and $31.9 million for 2003 and 2002, respectively.

      As a result of the termination of the agreements with the Manufacturer in January 2002 (as defined and more fully described in note 15), for tax purposes, the Company recognized a portion of the deferred income related to the option as noncash gain in other income. This resulted in the utilization of $94.5 million of its accumulated net operating loss carryforwards that existed at December 31, 2001.

      There is an inherent tax risk associated with the valuation of the common stock consideration granted to the Manufacturer, as discussed in note 15. The Company's common stock is not publicly traded and thus there is no external market with which to measure this consideration. Management believes that the consideration granted represents its best estimate of fair value based on third party valuation evidence, consideration of comparable companies and market trends.

(14)  Employee Retirement Plan

      In October 2000, the Company established a profit sharing plan (the Plan) that qualifies under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all eligible employees. Participants in the Plan may elect to have up to 50% of their pre-tax compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at its discretion. To date, no contributions have been made by the Company.

(15)  Related Party Transactions and Certain Other Transactions

      Termination of Agreements with the Manufacturer

      In April 2000, the Company entered into several agreements (the Agreements) with a major communications equipment manufacturer (the Manufacturer) and in conjunction with the Agreements, the Company formed an entity, Terabeam Labs LLC (TBL) to develop and manufacture FSO network equipment. As part of the Agreements, the Company received $450.0 million in assets, of which $400.0 million was cash.

      Pursuant to the Agreements, the Company contributed assets with a fair value of $348.0 million in exchange for 70% preferred voting interest, an 8% preferred return on its initial capital contribution, and 5% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. The Manufacturer contributed assets with fair value of $50.0 million and cash of $100 million in exchange for 30% preferred voting interest, an 8% preferred return on its initial capital contribution, and 30% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. The Manufacturer paid the Company $300 million in consideration for a right of first refusal to purchase the Company's interest in TBL and an option written by the Company to purchase all of the Company's interest in TBL in the future, at a price to be determined. The written option was reflected as a liability.

      Also, as part of the Agreements, the Company formed another entity, Terabeam Labs Investors LLC (TBL Investors), which contributed cash of $2.0 million in exchange for 65% profit/loss interest in TBL, subject to certain allocation provisions in the Agreements. Certain shareholders of the Company owned TBL Investors. The Company was the sole manager of TBL Investors.

      In September 2001, as part of the Company's business strategy to place greater focus on selling its FSO systems to telecommunication carriers and enterprises, the Company and the Manufacturer terminated the Agreements. As part of the termination of the Agreements, the Manufacturer agreed to exchange its 30% interest in TBL and terminate its right of first refusal to purchase the Company's interest in TBL and its option to purchase all of the Company's interest in TBL in exchange for shares of common stock of the Company, equal to the 15% of the shares issued and outstanding on the closing date. The Company had previously marked the written option to market. As a result, the Company's consolidated balance sheet as of December 31, 2001 reflected the fair value of the written option as zero and minority interest as $104.4 million. The transaction ultimately closed in January 2002 and the Company issued 20,873,700 shares of common stock, with an estimated fair market value of approximately $104.4 million, and eliminated the remaining minority interest balance.

      In conjunction with terminating the Agreements, the Company, as the sole manager of TBL Investors, liquidated TBL Investors. In December 2001, the Company made a liquidating distribution to the unit holders of TBL Investors equal to their original subscriptions of approximately $2.1 million plus a premium of $279,000. Additionally, the holders of options to purchase units of TBL Investors received an aggregate cash payment totaling $82,000.

      Notes Receivable from Shareholders

      In March and April 2000, the Company issued 5,800,000 shares and 125,000 shares of restricted common stock to certain executives at a price of $1.25 per share and $3.75 per share, respectively, for purchase prices of $7.3 million and $469,000, respectively, which were satisfied by recourse notes receivable. The notes were scheduled to mature in five years and accrue interest at the Applicable Federal Rate on the date of the note. In December 2000, the Company cancelled principal of $270,000 of one of the notes receivable, effectively repurchasing 71,900 of the 125,000 shares issued pursuant to this original note agreement.

      In February 2002, the Company cancelled the note with principal of $7.3 million plus accrued interest of $961,000, in exchange for 5,800,000 shares of the common stock of the Company. As part of the repurchase of the shares and cancellation of this note and related accrued interest, the Company issued to the same executive 5,800,000 nonqualified stock options for purchase of shares of the common stock of the Company at an exercise price of $1.25 per share. These stock options vest ratably over 48 months, with vesting retroactive to March 2000. Stock-based compensation expense recognized related to these agreements was $1.4 million and $16.6 million during the years ended December 31, 2003 and 2002, respectively.

      In September 2003, the Company cancelled a shareholder note that was outstanding as of December 31, 2002. The Company cancelled the principal of $199,000 and accrued interest of $46,000, in exchange for 53,100 shares pursuant to the original note agreement. The estimated fair value of the repurchased shares at cancellation was approximately $50,000. Concurrently with this cancellation, the Company issued a new recourse note to this executive with principal of $195,000, representing the difference between the original principal of $199,000 and the $50,000 estimated fair value of the repurchased shares, or $149,000, plus the accrued interest on the original note, or $46,000. The new note accrues interest at Applicable Federal Rate on the date of the note. The terms of the new note stipulate that the principal and any accrued interest will be payable on April 24, 2005; however all principal and accrued interest will be forgiven in the event the executive remained continuously as an employee through September 1, 2004 or upon an earlier acceleration event such as a change in control. Stock-based compensation expense recognized related to these agreements was not significant.

      There are no amounts outstanding on the accompanying consolidated balance sheet for notes receivable from shareholders as of December 31, 2003.

(16)  Supplemental Cash Flow Information

      Supplemental cash flow information is provided following (dollars in thousands):

                                                                  Year ended December 31
                                                                  ----------------------
                                                                     2003         2002
                                                                  -------       --------

Interest paid                                                      $   230          801
Noncash investing and financing activities:
     Transfer of minority interest to common stock related to
        termination of Agreements with Manufacturer                   --        104,368
     Issuance of convertible notes payable to shareholders
        related to Harmonix acquisition                               --          2,500
     Liabilities assumed related to Harmonix acquisition              --          1,635
     Purchases of tangible assets related to Harmonix
        acquisition                                                   --            823
     Issuance of common stock related to Harmonix
        acquisition                                                   --          3,003
     Inventory converted into property and equipment                    63        1,699
     Cancellation of shareholder notes receivable                       50        7,250
     Cashless exercises of stock options                                82         --

(17)  Subsequent Events

      Abandonment of Commercial Network Business

      In February 2004, the Company completed its exit plan by ceasing all operations of its Network Business, and stopped providing all service to its Network customers. Management was unable to locate a buyer for the Network Business and thus essentially discontinued operations by abandonment of the existing assets as opposed to disposing of assets and any related liabilities through a sale of the Network Business to a third party. In accordance with SFAS 144, management determined that upon abandonment of the Network Business in February 2004, the results of operations of the Network Business meet the criteria for reporting as discontinued operations in 2004.

      Subsequent to December 31, 2003, the Company sold certain Network assets to an outside consolidator. Cash proceeds from sales of the Network-related equipment totaled approximately $990,000 and were derived primarily from the sale of routers. These Network assets had either been impaired during the years ended December 31, 2001 or 2002 or became fully depreciated during the year ended December 31, 2003. The proceeds of $990,000 were in excess of previous management estimates of fair value for these assets due to an increase in market demand for these types of equipment that occurred during the first and second quarters of 2004.

Merger with Wireless Systems Developer and Distributor

      On April 14, 2004, the Company announced the signing of a definitive merger agreement with YDI Wireless, Inc. (YDI), a publicly held provider of point-to-point and point-to-multipoint microwave radio systems as well as high capacity point-to-point millimeter wave (MMW) systems. Under the terms of the agreement, the Company will become a wholly owned subsidiary of YDI and will remain focused on providing high capacity wireless systems to telecommunications carriers.

      Under the terms of the agreement, each share of the Company's common stock will be exchanged for 0.22 shares of YDI's common stock. Any Company stock options that are not exercised at the time of the completion of the merger will be cancelled. The Company will incur significant expenses in connection with the contemplated transaction and related restructuring, including headcount reduction initiatives that will reduce headcount by 104 employees. These expenses are estimated to be approximately $5.0 million and will include employee separation costs consisting of severance, related taxes, outplacement and other benefits, professional fees, and other merger costs.

      The acquisition is expected to close late in the second quarter or in the third quarter of 2004 and is subject to approval by the Company's shareholders, compliance with applicable securities laws, the requirements of any applicable antitrust laws, and other customary closing conditions. A third-party independent investment bank provided financial advice, including a fairness opinion, to the board of directors of the Company in connection with the proposed merger.

             Report of Independent Registered Public Accounting Firm


      We have audited the accompanying balance sheets of Karlnet, Inc. as of September 30, 2003 and 2002 and the related statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibly is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Karlnet, Inc. as of September 30, 2003 and 2002, and the results of its operations, cash flows and changes in shareholders' equity for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                                          /s/Hausser +Taylor LLC
                                                          Columbus, Ohio
                                                          October 30, 2003

                                  KARLNET, INC.
                                 BALANCE SHEETS

                                                                                 September 30,
                                                                                 -------------
                                 ASSETS                                       2003             2002
                                 ------                                   ------------      -----------
CURRENT ASSETS
  Cash (Note 1)                                                           $ 2,307,808       $ 2,540,595
  Receivables (Notes 1 and 2):  Trade, net of allowance for doubtful
     accounts of $34,539 and $248,000 in 2003 and 2002, respectively          358,717           480,750
    Royalties                                                                  93,727           636,990
    Employees                                                                    --                  65
    Taxes                                                                      95,435            90,824
  Inventories (Note 1)                                                        603,958            40,613
  Prepaid expenses and taxes                                                   50,260            54,380
                                                                          -----------       -----------
      Total current assets                                                  3,509,905         3,844,217
                                                                          -----------       -----------

PROPERTY AND EQUIPMENT (Note 1)

  Furniture and fixtures                                                       43,781            39,653
  Office equipment                                                            161,420           158,825
  Computer equipment                                                           86,981            82,820
                                                                          -----------       -----------
                                                                              292,182           281,298
  Less accumulated depreciation                                              (171,374)         (116,595)
                                                                          -----------       -----------
                                                                              120,808           164,703
                                                                          -----------       -----------
OTHER ASSETS

  Investments (Note 1)                                                         50,438               438
  Deposits                                                                     28,291             9,032
  Deferred tax asset (Notes 1 and 5)                                              460               170
                                                                          -----------       -----------
                                                                               79,189             9,640
                                                                          -----------       -----------
TOTAL ASSETS                                                              $ 3,709,902       $ 4,018,560
                                                                          ===========       ===========


                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

  Accounts payable                                                        $   130,278       $    65,938
  Accrued expenses                                                            190,711           188,935
  Accrued state and city income taxes (Note 1)                                  3,250               750
                                                                          -----------       -----------
      Total current liabilities                                               324,239           255,623
                                                                          -----------       -----------

COMMITMENTS AND CONTIGENCIES (Note 3)                                            --                --

SHAREHOLDERS' EQUITY
  Common stock - $.001 par value, 25,000,000 shares authorized,

    10,000,000 shares issued and outstanding                                   10,000            10,000
  Unrealized loss on securities available-for-sale, net of tax
   of $150 in 2003 and 2002                                                   (24,413)          (24,413)
  Additional paid in capital                                                   16,769             1,050
  Retained earnings                                                         3,383,307         3,776,300
                                                                          -----------       -----------
                                                                            3,385,663         3,762,937
                                                                          -----------       -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 3,709,902       $ 4,018,560
                                                                          ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                  KARLNET, INC.

                              STATEMENTS OF INCOME

                     Years Ended September 30, 2003 and 2002
                     ---------------------------------------



                                                     2003              2002
                                                     ----              ----

REVENUE
  Product Sales                                   $ 3,264,168       $ 2,583,482
  Royalty income                                      577,843         2,863,384
                                                  -----------       -----------
                                                    3,842,011         5,446,866

COST OF GOODS SOLD (Note 1)                           613,917           231,353
                                                  -----------       -----------

GROSS PROFIT                                        3,228,094         5,215,513

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES        3,535,008         3,962,199
                                                  -----------       -----------

INCOME (LOSS) FROM OPERATIONS                        (306,914)        1,253,314
                                                  -----------       -----------

OTHER INCOME (EXPENSES)
  Interest income, net                                 30,217            80,498

  Miscellaneous income                                    830             2,932
  Loss on sale of property and equipment                 (705)             --
                                                  -----------       -----------
                                                       30,342            83,430
                                                  -----------       -----------

INCOME (LOSS) BEFORE INCOME TAXES                    (276,572)        1,336,744

STATE AND CITY INCOME TAX EXPENSE                       6,403              --
                                                  -----------       -----------

NET INCOME (LOSS)                                 $  (282,975)      $ 1,336,744
                                                  ===========       ===========





   The accompanying notes are an integral part of these financial statements.

                                  KARLNET, INC.

                       STATEMENTS OF COMPREHENSIVE INCOME

                     Years Ended September 30, 2003 and 2002
                     ---------------------------------------



                                                                      2003              2002
                                                                      ----              ----

Net income (loss)                                                 $  (282,975)      $ 1,336,744


Unrealized loss on securities available-for-sale, net of tax             --              (7,000)
                                                                  -----------       -----------

Comprehensive income (loss)                                       $  (282,975)      $ 1,329,744
                                                                  ===========       ===========






   The accompanying notes are an integral part of these financial statements.

                                  KARLNET, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     Years Ended September 30, 2003 and 2002



                                            Unrealized
                                               Loss
                                           on Securities      Additional
                            Common          Available-          Paid in        Retained
                             Stock           For- Sale          Capital        Earnings            Total
                             -----           ---------          -------        --------            -----
BALANCE AT
SEPTEMBER 30,
2001                      $    10,000      $   (17,413)      $      --        $ 5,350,043       $ 5,342,630

  Unrealized loss on
   securities
available-
   for sale, net of
tax                              --             (7,000)             --               --              (7,000)

  Stock options                  --               --               1,050             --               1,050

  Net income                     --               --                --          1,336,744         1,336,744
  Distributions to
   shareholders                  --               --                --         (2,910,487)       (2,910,487)
                          -----------      -----------       -----------      -----------       -----------

BALANCE AT SEPTEMBER
30, 2002                       10,000          (24,413)            1,050        3,776,300         3,762,937


  Stock options                  --               --              15,719             --              15,719

  Net loss                       --               --                --           (282,975)         (282,975)
  Distributions to
   shareholders                  --               --                --           (110,018)         (110,018)
                          -----------      -----------       -----------      -----------       -----------

BALANCE AT SEPTEMBER
30, 2003                  $    10,000      $   (24,413)      $    16,769      $ 3,383,307       $ 3,385,663
                          ===========      ===========       ===========      ===========       ===========














   The accompanying notes are an integral part of these financial statements.

                                  KARLNET, INC.
                            STATEMENTS OF CASH FLOWS
                     Years Ended September 30, 2003 and 2002
                     ---------------------------------------


                                                                                       2003                2002
                                                                                       ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                 $  (282,975)      $ 1,336,744
                                                                                    -----------       -----------
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:

    Depreciation                                                                         56,026            53,634
    Provision for doubtful accounts                                                    (212,627)         (202,434)

    Deferred tax                                                                           (290)              (20)

    Stock option expense                                                                 15,719             1,050

    Loss on sale of property and equipment                                                  705              --
    Changes in assets and liabilities:

        Trade receivable                                                                334,660           280,595

        Royalties receivable                                                            543,263           283,111

        Employees receivable                                                                 65            10,658

        Taxes receivable                                                                 (4,611)          (84,800)

        Inventories                                                                    (563,345)          119,211

        Prepaid expenses, taxes and other assets                                          4,120            (5,921)

        Deposits                                                                        (19,259)             --

        Accounts payable                                                                 64,340           (37,254)

        Accrued expenses                                                                  1,776           (22,573)

        Accrued state and city income taxes                                               2,500           (60,250)
                                                                                    -----------       -----------

              Net cash provided by (used in) operating activities                       (59,933)        1,671,751
                                                                                    -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchases of property and equipment                                                   (12,836)          (65,137)

  Purchases of investments held-to-maturity                                             (50,000)             --
                                                                                    -----------       -----------

              Net cash used in investing activities                                     (62,836)          (65,137)
                                                                                    -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
                                                                                    -----------       -----------
  Distributions to shareholders                                                     $  (110,018)      $(2,910,487)
                                                                                    -----------       -----------

NET DECREASE IN CASH                                                                   (232,787)       (1,303,873)
CASH - Beginning of year                                                              2,540,595         3,844,468
                                                                                    -----------       -----------
CASH - End of year                                                                  $ 2,307,808       $ 2,540,595
                                                                                    ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid during the years for Interest                                            $     --          $        70
                                                                                    ===========       ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
  The Company incurred unrealized losses on securities available-for-sale of $-0- and $7,000 for the years ended September 30, 2003 and 2002, respectively.



   The accompanying notes are an integral part of these financial statements.

                                  KARLNET, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note  1.    Summary of Significant Accounting Policies

      A. Organization - Karlnet, Inc. (the "Company") designs computer operating systems including writing computer code for access points, bridges, and routers; encryption; and source codes. The company assembles the hardware and loads the computer code onto its hardware for packaging and selling.

      B. Concentration of Credit Risk - Cash consists of demand deposits in one financial institution. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per financial institution. The Company continually monitors its balances to minimize the risk of loss for these balances.

      The Company grants credit to its customers, which are varied in terms of size, geographic location, and financial strength. The Company had three major customers for the year ended September 30, 2003 and one major customer for the year ended 2002, which accounted for 38% and 13%, respectively, of its product sales, and 33% and 22% of accounts receivable - trade.

            The Company has one major customer, Proxim (formerly Agere Systems, Inc.) for the years ended September 30, 2003 and 2002, which accounted for 100% of its Royalty income and 100% of its Royalties receivable for the years ended September 30, 2003 and 2002. The Company received payment for the royalties' receivable of $93,727 and $636,990, subsequent to years ended September 30, 2003 and 2002.

      C. Accounts Receivable - The Company extends unsecured credit to customers under normal trade agreements, which require payment within 30 days. Accounts greater than 90 days past due, which amounted to $12,753 and $70,555 of net receivables for the years ended September 30, 2003 and 2002, respectively are considered delinquent.

            Management estimates an allowance for doubtful accounts, which was $34,539 and $248,000 as of September 30, 2003 and 2002,
            respectively. The estimate is based upon management's review of delinquent accounts and assessments of the Company's historical evidence of collections. Bad debt expense of $67,188 and $48,445 was recognized for the years ended September 30, 2003 and 2002, respectively. Bad debt recoveries totaled $78,333 and $68,234 for 2003 and 2002, respectively.

      D. Inventories - Inventories are stated at the lower of average cost or market. Inventories consist of third-party hardware which is used to run the Company's operating systems. The Company resells the hardware to customers.

      E. Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income.

      F. Investments - The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that debt and equity securities be classified as one of the following three categories: trading, available-for-sale, and held-to-maturity. At September 30, 2003 and 2002 the Company has investments in securities that are available-for-sale. Available-for-sale securities are reported at fair value and any unrealized gains or losses are reported as comprehensive income in accordance with SFAS 130, "Reporting Comprehensive Income". Management intends to hold these securities for longer than one year.

            During 2003, the Company purchased a 14% interest in CVD of India International, Inc. ("CVD") for $50,000. The Company's share of losses for the period the Company owned its investment during 2003 approximated $4,000. The Company is recording this asset at cost. Management does not believe that its investment is permanently impaired and therefore their investment is recorded at cost at September 30, 2003. The Company was granted a warrant to purchase 500,000 shares of CVD common stock at an exercise price of $.50 per share.

            At September 30, 2003 and 2002 the Company held the following investments:


                                                          2003            2002
                                                          ----            ----
Available-for-sale
  Speedcom Wave Wireless International, Inc.
   Cost                                                 $ 25,000       $ 25,000
   Unrealized loss                                       (24,562)       (24,562)
                                                        --------       --------

   Fair market value                                         438            438
                                                        --------       --------

Cost
   CVD of India International, Inc.
    Cost                                                  50,000           --
                                                        --------       --------
                                                        $ 50,438       $    438
                                                        ========       ========


      G. Revenue Recognition - Product sales includes the sale of computer code and hardware. For the sale of its computer code, revenue is recognized when the customer has access to the code for the Company's various products. Additionally, the Company sells computer hardware with its products loaded at the time of shipment. Revenue is recognized upon shipment of the hardware.

      H. Cost of Goods Sold - Material purchases and the related freight are included in costs of goods sold.

      I. Research and Development - Research and development salaries and the related payroll taxes have been included in selling, general and administrative expenses. Research and development costs which consists of payroll and related benefits are expensed as incurred. Research and development expense for the years ended September 30, 2003 and 2002 totaled $1,480,824 and $1,379,294, respectively.

      J. Income Taxes - The Company has its income taxed as a small business corporation under the applicable Subchapter S Section of the Internal Revenue Code. Accordingly, the shareholders are taxed on their proportionate share of the Company's taxable income and, therefore, no provision is made for federal or certain state income taxes. The Company is responsible for city income taxes and certain state income taxes and uses a liability approach under which deferred income taxes, if significant, are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable

            Since the Company's shareholders are obligated to pay federal and certain state taxes on the taxable portion of the Company's earnings, the Company distributes an amount adequate to meet the shareholders' tax obligations.


      K. Stock Options - The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employees and advisory board. Under APB 25, no compensation expense is recorded when the exercise prices of employee and advisory board stock options equals the market price of the underlying stock on the date of grant. For employee options expensed under the provisions of APB No. 25 when issued at less than fair market value, the Company expensed $10,270, net of $210 in tax for the year ended September 30, 2003. No employee options were issued at less than fair market value for the year ended September 30, 2002.

            The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". For stock based compensation other than employees, the Company utilizes the fair value method as provided for in SFAS No. 123. In electing to continue to follow APB No. 25 for expense recognition purposed, the Company is obliged to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation including disclosure of pro-forma net income and earnings per share, if applicable, had compensation expense been measured under the fair value recognition provisions.

            As provided for non-public companies, the minimum value utilizes a present value calculation to determine the cost to financial statements. The Company has calculated the present value of stock options using the following assumptions as of September 30:

                                                        2003             2002
                                                        ----             ----
Weighted average option price                      $     0.1088    $    0.086
Fair market value                                  $       1.26    $    2.47
Risk-free interest rate for 5 year investment                5%           5%


            The Company's pro forma information for the years ended September 30, 2003 and 2002 provides for straight-line amortization over the vesting period and 100% of stock options are exercised.

                                              2003                  2002
                                              ----                  ----
Net income (loss):
  As reported                            $    (229,975)        $    1,336,744
  Pro forma under SFAS #123              $    (298,983)             1,336,224

      L. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      M. Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash.

Note 2.     Related Party Transactions

            The Company has a minority ownership interest in Speedcom Wave Wireless International, Inc., which is also a customer of the Company. Sales to this customer totaled $88,138 and $335,626 for the years ended September 30, 2003 and 2002, respectively. Amounts due from this customer totaled $28,753 and $156,912 as of September 30, 2003 and 2002, respectively and have been reserved with an allowance for doubtful accounts of $28,753 and $100,000 for a net receivable of $-0- and $56,912 for the years ended September 30, 2003 and 2002, respectively.

Note  3.    Operating Lease

            The Company conducts its operations from facilities leased under a non-cancelable operating lease which expires in 2003. A portion of the lease had an original three month term which expires December 31, 2003 and continues on a month-to-month basis. The Company renegotiated and extended the lease until January 31, 2008. Rent expense was $91,514 and $115,288 for the years ended September 30, 2003 and 2002, respectively.

            Future minimum lease payments under this lease as of September 30, 2003 are as follows assuming the month-to-month lease portion continues for the entire term, and based on square footage as of September 30, 2003:


                          2004              $113,445

                          2005               133,603

                          2006               138,119

                          2007               142,901

                          2008                47,899
                                            --------

                                            $575,967
                                            ========


Note 4.     Profit Sharing Plan

      The Company has established a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code (Code) covering all employees who have attained the age of 21, whereby participants may contribute a percentage of compensation, but not in excess of maximum allowed under the Code. The plan provides for a matching contribution by the Company, of a percent, if any, to be determined annually based on a percentage of employee contributions. Matching contributions were made during the years ended September 30, 2003 and 2002 in the amount of $43,775 and $41,448, respectively. The plan also provides for an annual discretionary profit sharing contribution by the Company in an amount to be determined at the end of the plan year. No profit sharing contributions were made during the years ended September 30, 2003 and 2002.

Note 5.     Common Stock Options

      The Company has issued stock options to founding members, officers, employees, its advisory board and non-employees. Prior to September 30, 2002 all options, other than the founding members, have been issued at fair market value as determined by management at the time of issuance. Management has used various factors in determining fair market value including non-binding offers, formulas based on revenues and other factors deemed appropriate. Those identified as founding members were granted stock options of $.01 per share due to their industry and product expertise and length of service with the Company.

      Subsequent to September 30, 2002, a third party completed a business valuation. This study concluded that at September 30, 2002 the fair market value was $2.47 per share of common stock. During 2003, management revised the projections used in the business valuation. At September 30, 2003, management believes $1.26 more accurately reflects the fair market value of the stock.

      Effective October 1, 2002 the Company terminated all outstanding incentive stock options and reissued at new pricing. The Company issued non-qualified stock options to all employees. The fair market value at September 30, 2003 and 2002 is $1.26 and $2.47 per share of common stock, respectively. Several long term employees were granted options at $0.95 per share. The remaining employees were issued options at $1.26 per share. All options vest over forty-two months and are exercisable for ten years.

            Founders' and Other Stock Options
            ---------------------------------

      The Company has issued stock options to employees and shareholders identified as founding members. The founders' options were granted at $.01 per common stock option, fully vested at the date of grant and are exercisable for five years.

      Additionally, the Company had issued stock options to two officers of the Company. These options were granted at $1.89 per share which was the fair market value at the date of grant. The options vested over three years and were exercisable for five years. During fiscal 2002 the officers left the Company and the options were terminated.

                           2001 Stock Incentive Plan
                           -------------------------

      Effective February 26, 2001, the Company implemented the 2001 Stock Incentive Plan ("the Plan) which authorizes the issuance of 2.5 million common stock options. The Plan provides for two types of options which are Incentive Stock Options for employees and Non-Qualified Stock Options for all other stock options. Additionally, the Plan allows for Stock Appreciation Rights to be granted either on a stand-alone basis or in conjunction with all or parts of any Stock Option granted under this Plan. Stock Awards may also be issued without intervening options.

      The option price, as provided for in the Plan, is not less than 100% of fair market value and up to 110% of fair market value for a greater than 10% shareholder. The option terms and vesting vary but in no instance will be greater than 10 years.


Non-Employee Stock Options
--------------------------

      Effective September 1, 2001, the Company granted a consultant 11,000 common stock options at $2.21 per share which vest over five years. The fair market value at the date of grant was $3.79 per share. In accordance with SFAS No. 123, the Company has recorded consulting expense of $1,030, net of tax of $20, for the year ended September 30, 2002.

      Effective October 1, 2002, the Company terminated these options and issued 20,000 common stock options at $.95 per share with the same vesting to this individual. The fair market value at the date of grant was $1.26 per share. In accordance with SFAS No. 123, the Company has recorded consulting expense of $5,135, net of tax of $105, for the year ended September 30, 2003.

      The cumulative status at September 30, 2003 and 2002 of options granted and outstanding, as well as options which become exercisable in connection with the Plan is summarized as follows:

Founders' and Other Stock Options
                                                                  Weighted
                                                Stock         Average Exercise
                                               Options             Price
                                               -------             -----

Outstanding at September 30, 2001              4,215,000       $     0.4070
  Granted                                           --            --
  Exercised                                         --            --

  Forfeited                                     (890,000)            1.89
                                              ----------       ------------
Outstanding at September 30, 2002              3,325,000
                                                                     0.01

  Granted                                      3,325,000             0.01
  Exercised                                         --            --

  Forfeited                                   (3,325,000)            0.01
                                              ----------       ------------

Outstanding at September 30, 2003              3,325,000       $     0.01
                                              ==========       ============


Shares exercisable at September 30, 2003       3,325,000       $     0.0100

Shares exercisable at September 30, 2002       3,325,000       $     0.0100

                                                Stock        Average Exercise
                                               Options            Price
                                               -------            -----

Outstanding at September 30, 2001                507,000       $     2.745
  Granted                                           --             --
  Exercised                                         --             --

  Forfeited                                     (398,000)            (2.841)
                                                --------       ------------
Outstanding at September 30, 2002                109,000         $
                                                                      2.396
  Granted                                        281,500              1.216
  Exercised                                         --             --

  Forfeited                                     (109,000)            (2.396)
                                                --------       ------------
Outstanding at September 30, 2003                281,500         $
                                                                      1.216
                                                ========       ============


Shares exercisable at September 30, 2003         178,500         $    1.210

Shares exercisable at September 30, 2002          61,095         $    2.280

      Exercise prices for options range from $.01 to $1.26 for options outstanding at September 30, 2003 and $0.01 to $3.47 for 2002. The weighted average option price for all options outstanding at September 30, 2003 is $0.1088 with a weighted average remaining contractual life of 8.74 years.

      The exercise price for all options exercisable at September 30, 2003 is from $.01 to $1.26 and $0.01 to $2.84 at September 30, 2002.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               YDI WIRELESS, INC.

                          STUN ACQUISITION CORPORATION

                                       AND

                                  PHAZAR CORP.

                          DATED AS OF OCTOBER 30, 2003

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 30, 2003 among YDI WIRELESS, Inc., a Delaware corporation ("Parent"), STUN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and PHAZAR CORP., a Delaware corporation (collectively with its subsidiaries including Antenna Products Corporation, Phazar Antenna Corp., and Thirco, Inc., the "Company").

                                    RECITALS
                                    --------

      A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

      B. The Board of Directors of each of the Company, Parent, and Merger Sub
(i) has determined that the Merger is in the best interests of each company and their respective stockholders and (ii) has approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

      C. The Company, Parent, and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be Antenna Products Inc. At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and business to the maximum extent permitted by the DGCL.

            1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing or such subsequent date or time as the parties shall agree and specify in the Certificate of Merger being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of the Parent at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3(e) or at such other time, date, and location as the parties hereto agree (the "Closing Date").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

            1.4 Certificate of Incorporation; By-laws.
                -------------------------------------

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Antenna Products Inc." At the Effective Time, the authorized capital stock of the Surviving Corporation shall be 3,000 shares of common stock, par value $0.01 per share.

                  (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or the holders of any of the following securities:

                  (a) Conversion of Company Common Stock. Each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c) below)) will be canceled and extinguished and be automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive 1.20 (the "Exchange Ratio") shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") (collectively, the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9).

                  (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company or owned by Merger Sub, Parent, or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL (the "Company Dissenting Shares") shall not be converted into the right to receive the Merger Consideration in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Company Dissenting Shares withdraws its demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Company Dissenting Shares shall withdraw its demand for such appraisal in accordance with the DGCL or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Company Dissenting Shares shall cease to be Company Dissenting Shares and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration into which its Company Common Stock would otherwise have converted as of the Effective Time pursuant to this Agreement. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of capital stock of the Company, and Parent shall have the right to participate in all negotiations, proceedings, and settlements with respect to such demands. Before the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

                  (d) Stock Options. All options to purchase Company Common Stock currently outstanding shall be treated in accordance with Section 5.11 hereof.

                  (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (f) Adjustments to Exchange Ratio. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic benefit as was contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, split-up, combination, exchange, or dividend.

                  (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent such additional fraction of a share of Parent Common Stock as may be necessary to issue to the stockholder the next whole share of Parent Common Stock.

            1.7 Surrender of Certificates.
                -------------------------

                  (a) Exchange Agent. Registrar and Transfer Company, or another similar institution selected by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

                  (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            1.9 Lost, Stolen, or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen, or destroyed, the Exchange Agent shall, upon the making of an affidavit of that fact by the holder thereof, issue in exchange for such shares of Company Common Stock such shares of Parent Common Stock as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

            1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

            1.11 Taking of Necessary Actions; Further Action. If, at any time after the Effective Time, any other action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter supplied by the Company to Parent (the "Company Letter") and dated as of the date hereof, as follows:

            2.1 Organization of the Company. The Company and each of its material subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on the Company. Except as set forth in the Company SEC Reports (as defined below in Section 2.5) filed with the SEC prior to the date of this Agreement, the Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries, and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. For purposes of this Agreement, the term "subsidiary" of the Company or Parent, as the case may be, means any Person (other than a natural person) of which the Company or Parent, as the case may be, owns, either directly or indirectly, a majority of the total combined voting power of all classes of equity thereof having general voting power under ordinary circumstances to elect a majority of the board of directors or its equivalent. The Company has made available to counsel for Parent a true and correct copy of the Certificate of Incorporation and By-laws of the Company and similar governing instruments of its material subsidiaries, each as amended to date. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (including intangible assets), financial condition, or results of operations of a Person (as defined below), taken as a whole, but shall not include any of the foregoing arising out of, related to, or otherwise by virtue of (a) conditions affecting the economy or the financial markets generally (except to the extent that such conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (b) the announcement of or pendency of any of the transactions contemplated by this Agreement, (c) events, circumstances, or conditions generally affecting the industry in which such Person operates (except to the extent that such events, circumstances, or conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (d) any change in law or generally accepted accounting principles, or
(e) any change in the market price or trading volume of the securities of such Person (provided, that if such change in market price or trading volume is caused by an underlying cause or effect which would otherwise constitute a Material Adverse Effect, such underlying cause or effect shall nonetheless continue to constitute and qualify hereunder as a Material Adverse Effect). For purposes of this Agreement, "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, or other business organization.

            2.2 Company Capital Structure. The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock, of which 2,185,928 shares were issued and outstanding as of October 29, 2003, and 2,000,000 shares of Preferred Stock, $.01 par value, none of which is issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of October 29, 2003, the Company had reserved 130,000 shares of Company Common Stock for issuance upon exercise of outstanding options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. Since August 1, 2003, there have been no amendments of any Company stock options or warrants and no changes in the capital structure of the Company other than issuances of Company Common Stock upon the exercise of outstanding options and to Board and audit committee members for meeting attendance. The outstanding options to purchase shares of Company Common Stock were validly issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable state securities laws. All Company Common Stock issued to Board and audit committee members for meeting attendance was validly issued in transactions exempt from the registration requirements of the Securities Act and in accordance with any applicable state securities laws.

            2.3 Obligations With Respect to Capital Stock.
                -----------------------------------------

                  (a) Except as set forth in Section 2.2, there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

                  (b) There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of the Company or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and consummation by the Company of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or agreement of the Company, or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company.

            2.4 Authority.
                ---------

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of a majority of the Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or similar governing instruments of any of its subsidiaries or
(ii) any material mortgage, indenture, lease, contract or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Form 8-K with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

            2.5 SEC Filings; Company Financial Statements.
                -----------------------------------------

                  (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999 and has made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended May 31, 2001, 2002, and 2003, (ii) its Quarterly Report on Form 10-Q for the period ended August 31, 2003, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, (iv) all information statements relating to stockholder actions since January 1, 2000, (v) all other reports or registration statements filed by the Company with the SEC since January 1, 2000, and (vi) all amendments and supplements to all such reports, proxy statements, information statements, and registration statements filed by the Company with the SEC; and the Company will make available to Parent in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended November 30, 2003. All such required forms, reports and documents (including those enumerated in clauses (i) through (vi) of the preceding sentence and the Company's November 30, 2003 Form 10-Q, when filed) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of the Company as of August 31, 2003 contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet."

                  (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

            2.6 Absence of Certain Changes or Events. Except with respect to the actions contemplated by this Agreement or disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on the Company or any development that reasonably would be expected to have a Material Adverse Effect on the Company, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

            2.7 Taxes.
                -----

                  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other government charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, net operating losses, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.
                      ----------------------

                        (i) Each of the Company and its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company and for its Returns for its fiscal year ended May 31, 2003 for which an extension of time exists. All such Returns were correct and complete in all material respects. Each of the Company and its subsidiaries has paid all Taxes due and owing by the Company and its subsidiaries (whether or not shown on any Tax Return). None of the Company and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return except as indicated in this Section 2.7(b)(i).

                        (ii) Except as is not material to the Company, each of the Company and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

                        (iii) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (iv) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                        (v) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, except liability for unpaid Taxes which have accrued since the date of the Company Balance Sheet in the ordinary course of business.

                        (vi) None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                        (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

                        (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of is subsidiaries.

                        (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                        (x) None of the Company and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Company and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            2.8 Absence of Liens and Encumbrances. Each of Company and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            2.9 Intellectual Property.
                ---------------------

                  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights").

                  (b) The Company is not in violation of any license, sublicense, or agreement related directly to the Company Intellectual Property Rights except such violations as do not materially impair the Company's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense, or agreement except such violations or defaults as do not materially impair the Company's rights under such license, sublicense, or agreement. No material claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any Person nor, to the knowledge of the Company, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by the Company infringes on any copyright, patent, trade mark, service mark, or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company, validity, or effectiveness of any of the Company Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right owned by the Company or product of the Company or any of its subsidiaries, or, to the knowledge of the Company, Company Intellectual Property Right licensed by the Company or its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries.

                  (c) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.9, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.9) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.9) products and related trademarks, technology and know-how.

            2.10 Agreements, Contracts and Commitments. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by:

                  (a) any collective bargaining agreements;

                  (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by the Company on thirty days' notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

                  (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (e) except for a purchase order issued by the Company to Phillystran Inc. and a purchase order issued by the Company to Integris Metals, any agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $200,000 or more (excluding amounts which are already owing by the Company or such subsidiary at the date of the Company Balance Sheet) and is not cancelable without penalty within thirty
(30) days; or

                  (f) any agreement under which the Company or its subsidiaries is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market.

            2.11 No Default. Neither the Company nor any of its subsidiaries has breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Company SEC Reports or (ii) any agreement under which the Company or any of its subsidiaries licenses from a third party any Company Intellectual Property Rights included in the Company's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

            2.12 Governmental Authorization. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in material compliance with the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

            2.13 Litigation. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company or any of its subsidiaries which it is reasonable to expect that, if determined adversely to the Company or any of its subsidiaries, would have a Material Adverse Effect on the Company.

            2.14 Environmental Matters. Neither the Company nor any of its subsidiaries has been or is currently in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). Each of the Company and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither the Company nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on the Company. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except for matters alleging items which would not have a Material Adverse Effect on the Company.

            2.15 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger, or any transaction contemplated hereby.

            2.16 Labor Matters. There are no pending or, to the Company's knowledge, threatened material claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Each of the Company and its United States subsidiaries has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

            2.17 Employee Benefit Plans.
                 ----------------------

                  (a) The Company has made available to Parent (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. "Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company (or, in the case of Section 3.17, Parent) or present or former beneficiary, dependent or assignee of any such employee or former employee.

                  (b) All Benefit Plans of the Company conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

                  (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the Company as an adopting employer or has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such opinion letter or determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such establishment or determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                  (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 2.17, the term "the Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in

Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

                  (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                  (f) The Company has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                  (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

            2.18 Compliance With Laws. Each of the Company and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company.

            2.19 Registration Statement; Proxy Statement/Prospectus. The written information supplied by the Company specifically for inclusion in the Registration Statement (as defined in Section 3.19) shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The written information supplied by the Company specifically for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers or directors shall be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

            2.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of the Company, by votes duly adopted by unanimous approval of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair and in the best interests of the Company and its stockholders,
(b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is desirable, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

            2.21 Fairness Opinion. The Company has received a written opinion from George Witte, Business Appraiser dated on or about the date hereof, that the Merger is fair to the Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

            2.22 Antitakeover Laws Not Applicable. To the Company's knowledge, no "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation (a "Takeover Statute"), other than Section 203 of the DGCL, is or will be applicable (as to the Company) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

            2.23 Full Disclosure. Neither this Agreement nor any written statement, report, or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

            2.24 FIRPTA. The Company Common Stock is not a "U.S. Real Property Interest" as defined in Treasury Regulation Section 1.897-2(h)(2).

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

      Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Letter") and dated as of the date hereof, as follows:

            3.1 Organization of Parent and Merger Sub. Each of Parent, its material subsidiaries, and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Reports (as defined below in Section 3.5) filed with the SEC prior to the date of this Agreement, Parent owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Parent has made available to counsel for the Company a true and correct copy of the Certificate of Incorporation and By-laws of Parent and Merger Sub, and similar governing instruments of its material subsidiaries, each as amended to date.

            3.2 Capital Structure.
                -----------------

                  (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 13,620,292 shares were issued and outstanding as of October 29, 2003, and 4,500,000 shares of Preferred Stock, $.01 par value, none of which is issued or outstanding. The authorized capital stock of

Merger Sub consists of 3,000 shares of Common Stock, $.01 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of October 29, 2003, Parent had reserved 1,464,525 shares of Parent Common Stock for issuance pursuant to Parent's 1986 Stock Plan, 1987 Stock Plan, 1996 Stock Plan, 1997 Stock Plan, 1999 Stock Plan, 2001 Nonqualified Stock Option Plan, and 2002 Stock Incentive Plan (collectively, the "Parent Stock Option Plan"), under which options were outstanding for 832,445 shares, and 395,715 shares of Parent Common Stock for issuance upon the exercise of outstanding warrants (which as of October 29, 2003 are outstanding for an aggregate of 395,715 shares of Parent Common Stock). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. Since August 1, 2003, there have been no amendments of any Parent stock options or warrants and no changes in the capital structure of Parent other than issuances of Parent Common Stock upon the exercise of options granted under the Parent Stock Option Plan or the exercise of outstanding warrants. All outstanding shares of Parent Common Stock that were issued pursuant to the exercise of options granted under the Parent Stock Option Plan were validly issued in transactions either exempt from the registration requirements of the Securities Act or pursuant to registration statements filed under the Securities Act and in accordance with any applicable state securities laws.

                  (b) The shares of Parent Common Stock to be issued pursuant to the Merger will, upon issuance, be duly authorized, validly issued, fully paid, and non-assessable.

            3.3 Obligations With Respect to Capital Stock.
                -----------------------------------------

                  (a) Except as set forth in Section 3.2, there are no equity securities of any class of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

                  (b) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan, or other agreement or understanding to which Parent or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of Parent or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder, and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub.

            3.4 Authority.
                ---------

                  (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent, the Certificate of Incorporation or By-laws of Merger Sub, or similar governing instruments of any of its subsidiaries or (ii) any material mortgage, indenture, lease, contract, or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or its properties or assets.

                  (b) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Registration Statement (as defined in Section 3.19 below) with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a Form 8-K with the SEC, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals, and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

            3.5 SEC Filings, Parent Financial Statements.
                ----------------------------------------

                  (a) Parent has filed all forms, reports, and documents required to be filed with the SEC since January 1, 1999 and has made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2003,
(iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2000, (iv) all information statements relating to stockholder actions since January 1, 2000, (v) all other reports or registration statements filed by Parent with the SEC since January 1, 2000 (including the Form 8-K filed by Parent on October 21, 2003), and (vi) all amendments and supplements to all such reports, proxy statements, information statements, and registration statements filed by Parent with the SEC; and Parent will make available to the Company in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended September 30, 2003. All such required forms, reports and documents (including those enumerated in clauses (i) through (vi) of the preceding sentence and Parent's September 30, 2003 Form 10-Q, when filed) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of September 30, 2003 contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet."

                  (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents, or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

            3.6 Absence of Certain Changes or Events. Except with respect to the actions contemplated by this Agreement or disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Parent Balance Sheet, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on Parent or any development that reasonably would be expected to have a Material Adverse Effect on Parent, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred after the date of this Agreement.

            3.7 Taxes.
                -----

                  (a) Each of Parent and its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent. All such Returns were correct and complete in all material respects. Each of Parent and its subsidiaries has paid all Taxes due and owing by Parent and its subsidiaries (whether or not shown on any Tax Return). None of Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return.

                  (b) Except as is not material to Parent, each of Parent and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

                  (c) Except as is not material to Parent, neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) Except as is not material to Parent, no audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

                  (e) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, except liability for unpaid Taxes which have accrued since the date of the Parent Balance Sheet in the ordinary course of business.

                  (f) None of Parent's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (g) There is no contract, agreement, plan, or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

                  (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

                  (i) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (j) None of the Parent and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Parent and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Parent) or (B) has any liability for the taxes of any person (other than any of the Parent and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            3.8 Absence of Liens and Encumbrances. Each of Parent and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal, and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount, or extent and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            3.9 Intellectual Property.
                ---------------------

                  (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

                  (b) Parent is not in violation of any license, sublicense, or agreement related directly to the Parent Intellectual Property Rights except such violations as do not materially impair Parent's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except such violations or defaults as do not materially impair Parent's rights under such license, sublicense or agreement. No material claims with respect to the Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any Person, nor, to the knowledge of Parent, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or any of its subsidiaries as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by Parent infringes on any copyright, patent, trade mark, service mark, or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by Parent, validity, or effectiveness of any of the Parent Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by Parent are valid and subsisting. To the knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right owned by Parent or product of Parent or any of its subsidiaries, or, to the knowledge of Parent, Parent Intellectual Property Right licensed by Parent or its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries.

            3.10 Agreements, Contracts and Commitments. Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, neither Parent nor any of its subsidiaries has, nor is it a party to nor is it bound by:

                  (a) any collective bargaining agreements;

                  (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by Parent on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Parent's ability to terminate employees at will;

                  (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by Parent of $200,000 or more (excluding amounts which are already owing by Parent or such subsidiary at the date of the Parent Balance Sheet) and is not cancelable without penalty within thirty (30) days; or

                  (f) any agreement under which Parent or its subsidiaries is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market.

            3.11 No Default. Neither Parent nor any of its subsidiaries has breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Parent SEC Reports or (ii) any agreement under which Parent or any of its subsidiaries licenses from a third party any Parent Intellectual Property Rights included in Parent's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto.

            3.12 Governmental Authorization. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Parent's business as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, the business of Parent is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on Parent. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent is pending or, to the knowledge of Parent, threatened, nor to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on Parent.

            3.13 Litigation. Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent or any of its subsidiaries which it is reasonable to expect that, if determined adversely to Parent or any of its subsidiaries, would have a Material Adverse Effect on Parent.

            3.14 Environmental Matters. Neither Parent nor any of is subsidiaries has been or is currently in material violation of any applicable Environmental and Occupational Laws. Each of Parent and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither Parent nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on Parent. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of Parent, threatened against Parent, except for matters alleging items which would not have a Material Adverse Effect on Parent.

            3.15 Broker's and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

            3.16 Labor Matters. There are no pending or, to Parent's knowledge, threatened material claims against Parent or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Parent and each of its United States subsidiaries has complied in all material respects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

            3.17 Employee Benefit Plans.
                 ----------------------

                  (a) Parent has made available to the Company (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

                  (b) All Benefit Plans of Parent conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject Parent to any material penalty or tax imposed under the Code or ERISA.

                  (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to Parent as an adopting employer or has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such opinion letter or determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, Parent has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such establishment or determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                  (d) Parent does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Parent does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.17, the term "Parent" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Parent, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with Parent, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in
Section 414(m) of the Code) that includes Parent and any other entity required to be aggregated with Parent pursuant to the regulations issued under Section 414(o) of the Code.

                  (e) There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Parent or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Parent, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent. The Benefit Plans are not the subject of any pending (or to the knowledge of Parent, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC.

                  (f) Parent has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                  (g) With respect to any Benefit Plan that is a Welfare Plan,
(i) each Welfare Plan for which contributions are claimed by Parent as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of Parent beyond termination of their employment with Parent by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

            3.18 Compliance With Laws. Each of Parent and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent.

            3.19 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company made in Section 2.19, the registration statement on Form S-4 (or such other or successor form as shall be appropriate), (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, or at the time of the Company Stockholders' Meeting (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The written information supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to Parent, Merger Sub, or any of their respective affiliates, officers, or directors shall be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

            3.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement are in the best interests of Parent and its stockholders and (b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is advisable.

            3.21 Antitakeover Laws Not Applicable. To the knowledge of the Parent, no Takeover Statute, other than Section 203 of the DGCL, is or will be applicable (as to Parent) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

            3.22 Full Disclosure. Neither this Agreement nor any written statement, report or other document furnished by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to Parent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

            4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(a), the Company shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent, which shall not be unreasonably withheld:

                  (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Company Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by the Company could have prevented
it) with regard to any warrant or other right to acquire capital stock of the Company;

                  (b) Enter into partnership arrangements, joint development agreements, or strategic alliances;

                  (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent;

                  (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Company's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

                  (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

                  (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company;

                  (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;

                  (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than the issuance of (i) shares of Company Common Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement, (ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business consistent with past practice, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii); and (iv) to Board and audit committee members for attending meetings in amounts consistent with past practice and in the aggregate not to exceed 6,000 shares;

                  (i) Cause, permit, or propose any amendments to the Company's Certificate of Incorporation or By-laws or other charter documents or similar governing instruments of any of its subsidiaries;

                  (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships, or alliances or purchase any distributors;

                  (k) Sell, lease, license, encumber, or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company;

                  (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of the Company or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

                  (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business consistent with past practice, or change in any material respect any management policies or procedures;

                  (n) Revalue any of the Company's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

                  (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction in the ordinary course of business;

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return other than the Return for the fiscal year ending May 31, 2003 (which the Company may file) or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) Make any capital expenditures in excess of $100,000 in the aggregate;

                  (r) Modify, amend, or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or enter into any contract or agreement which provides for the Company to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement except in the ordinary course of business;

                  (s) Settle any material litigation or waive, release, or assign any material rights or claims thereunder;

                  (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

                  (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Company Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

                  (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

                  (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement of the Company or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company; or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of any options) could have prevented it; or

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.l(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not to be satisfied.

            4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 4.2 shall include Parent and each of its subsidiaries) agrees, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing, to carry on its business in the usual, regular, and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Parent. Except as expressly contemplated by this Agreement or in compliance with
Section 5.4(b), Parent shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company, which shall not be unreasonably withheld:

                  (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Parent Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by Parent could have prevented it) with regard to any warrant or other right to acquire capital stock of Parent;

                  (b) Enter into partnership arrangements, joint development agreements, or strategic alliances;

                  (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Company;

                  (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to Parent's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

                  (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;

                  (f) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, securities, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Parent;

                  (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to Parent;

                  (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other securities, other than the issuance of (i) shares of Parent Common Stock pursuant to the exercise or conversion of Parent stock options or warrants outstanding as of the date of this Agreement, (ii) options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Option Plan, and (iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii);

                  (i) Cause, permit, or propose any amendments to Parent's Certificate of Incorporation or By-laws;

                  (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships, or alliances or purchase any distributors;

                  (k) Sell, lease, license, encumber, or otherwise dispose of any of Parent's properties or assets which are material, individually or in the aggregate, to the business of Parent;

                  (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of Parent or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

                  (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee in excess of the amount accrued on the Parent Balance Sheet, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business consistent with past practice, or change in any material respect any management policies or procedures;

                  (n) Revalue any of Parent's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

                  (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction in the ordinary course of business;

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) Make any capital expenditures in excess of $100,000 in the aggregate;

                  (r) Modify, amend, or terminate any material contract or agreement to which Parent or any of its subsidiaries is a party or enter into any contract or agreement which provides for Parent to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement except in the ordinary course of business;

                  (s) Settle any material litigation or waive, release, or assign any material rights or claims thereunder;

                  (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

                  (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Parent Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

                  (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

                  (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement relating to any equity securities of Parent or Merger Sub or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub; or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of any options) could have prevented it; or

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not to be satisfied.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS
                              ---------------------

            5.1 Proxy Statement/Prospectus; Registration Statement.
                --------------------------------------------------

                  (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement and the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the Securities Act, the Exchange Act, and the rules and regulations thereunder, (ii) respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Proxy Statement, or any other report, statement, or other document it may have filed with the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as soon thereafter as practicable, (iv) as soon as practicable after the Registration Statement shall have been declared effective, cause the Proxy Statement and forms of proxy to be mailed to the Company's stockholders, and (v) notify the other party promptly of any stop order or threatened stop order of which it becomes aware with respect to the Registration Statement or similar proceeding with respect to the Proxy Statement. Each of Parent and the Company shall afford the other party a reasonable opportunity to review and comment upon the Registration Statement, the Proxy Statement, any amendment or supplement to either document, or any other document filed with the SEC prior to its filing. The Proxy Statement shall include the fairness opinion of George Witte, Business Appraiser referred to in
Section 2.21. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified, or withheld except in compliance with Section 5.4(a).

                  (b) Each of Parent and the Company shall notify the other party promptly upon the receipt of any comments from the SEC or its staff or any other government official in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government official for any amendment or supplement to the Registration Statement, the Proxy Statement, or any other filing with the SEC or for additional information and shall provide to the other party copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Proxy Statement, or any other such filing.

                  (c) Promptly after Parent or the Company shall notify the other party of the discovery of information required to be disclosed to the other party pursuant to Section 2.19 or Section 3.19, as the case may be, the parties shall prepare and file appropriate amendments or supplements to the Registration Statement and the Proxy Statement, as the case may be, and, to the extent required by law, disseminate such amendment or supplement to the stockholders of the Company.

            5.2 Meeting of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent concerning the timing and other details relating to the Company Stockholders' Meeting.

            5.3 Access to Information, Confidentiality.

                  (a) Each party shall afford the other party and its accountants, counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning its business, including the status of product development efforts, properties, and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (b) The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated April 15, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

            5.4 No Solicitation.
                ---------------

                  (a) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals, or offers by any person, entity, or group (other than Parent, Merger Sub, and their affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books, or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate, or encourage, or enter into any agreement or understanding with, any person, entity, or group (other than Parent, Merger Sub, and their affiliates, agents, and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of Section 5.4(a) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of at least 50% of the capital stock of the Company, purchase of all, substantially all, or any material portion of the assets of the Company, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal with respect to the Company made by any person, entity, or group (other than Parent, Merger Sub, and their affiliates). The Company will immediately cease any and all existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                        (ii) Notwithstanding the provisions of paragraph (i) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity, or group after such person, entity, or group shall have delivered to the Company in writing, a Superior Proposal. For the purposes of Sections 5.4(a) and 7.1(f) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors (after consultation with independent financial advisors), is reasonably capable of being obtained by such person, entity, or group and which is likely to be consummated.

                        (iii) The Company may furnish information to a person, entity, or group that has made a Superior Proposal only if the Company (a) first notifies Parent of the information proposed to be disclosed, (b) first complies with the provisions of paragraph (v), below, and (c) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

                        (iv) If the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from approving such Superior Proposal or recommending such Superior Proposal to the Company's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger.

                        (v) The Company will (i) notify Parent immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) immediately communicate to Parent the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and provide Parent with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of a meeting at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

                        (vi) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

                  (b) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, enter into any agreement or understanding with any person, entity, or group which would preclude or prevent the Merger or other transactions contemplated by this Agreement other than in connection with a Superior Proposal.

                        (ii) For the purposes of Sections 5.4(b) and 7.1(g) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines could reasonably be expected to result in a transaction that, without the Merger, is more favorable to the stockholders of Parent from a financial point of view than either the Merger or such transaction after the Merger (if doing the transaction after the Merger would be permitted or possible) and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being obtained by such person, entity, or group and which is likely to be consummated. For the purposes of Section 5.4(b) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of Parent, whether by way of merger, purchase of at least 50% of the capital stock of Parent, purchase of all or substantially all of the assets of Parent, or otherwise.

                        (iii) If Parent receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of Parent from approving such Superior Proposal or recommending such Superior Proposal to Parent's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its approval of the Merger.

                        (iv) Parent will (i) notify the Company immediately if any inquiry or proposal is made or any information or access is requested in connection with a Superior Proposal or potential Superior Proposal and (ii) immediately communicate to the Company the terms and conditions of any such Superior Proposal or potential Superior Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, Parent shall provide the Company with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider a Superior Proposal and provide the Company with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of a meeting at which Parent's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

                        (v) Nothing contained in this Section 5.4 shall prevent Parent or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

            5.5 Expenses.
                --------

                  (a) Except as set forth in this Section 5.5, if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that Parent and the Company shall share equally all fees and expenses, other than attorneys, accountants and financial advisor's fees, incurred in connection with the printing and filing of the Registration Statement and Proxy Statement (including financial statements and exhibits) and any amendments or supplements thereto. If the Merger is consummated, all fees and expenses, including attorneys, accountants and financial advisor's fees (but excluding the printing and filing fees referenced in the preceding sentence), incurred by or for the benefit of the Company or its stockholders shall be paid by the Surviving Corporation. Parent shall choose the financial printer to use for the Registration Statement, the Proxy Statement, and any amendments or supplements thereto.

                  (b) If this Agreement is terminated by Parent pursuant to
Section 7.1(b)(ii) or by any party pursuant to Section 7.1(f), the Company shall immediately upon such termination pay to Parent a termination fee of $300,000 by wire transfer of immediately available funds to an account designated by Parent.

                  (c) If this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii) or by any party pursuant to Section 7.1(g), Parent shall immediately upon such termination pay to the Company a termination fee of $300,000 by wire transfer of immediately available funds to an account designated by the Company.

            5.6 Public Disclosure.
                -----------------

                  (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. and in any event in accordance with the terms of the Confidentiality Agreement.

                  (b) The Company agrees that the information supplied by the Company for inclusion in any press release (including any information relating to the Company that is approved by the Company) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier press release which has become false or misleading. If at any time prior to the Effective Time the Company shall determine that any information in any issued press release was or may have become false or misleading, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information relating to Parent or Merger Sub which is contained in any of the foregoing documents.

                  (c) Parent agrees that the information supplied by Parent for inclusion in any press release (including any information relating to Parent and Merger Sub that is approved by Parent) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier press release which has become false or misleading. If at any time prior to the Effective Time Parent shall determine that any information in any issued press release was or may have become false or misleading, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information relating to the Company which is contained in any of the foregoing documents.

            5.7 Auditors' Letters. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Weaver and Tidwell, L.L.P., independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable best efforts to be delivered to the Company a letter of BDO Seidman, LLP, and Hoffman, Fitzgerald, & Snyder, P.C., independent auditors to the Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

            5.8 Legal Requirements. Each of Parent, Merger Sub, and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order, or authorization of, or any registration, declaration, or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

            5.9 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all United States jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. Parent shall pay all fees and expenses, including filing fees and Parent's attorneys' fees and expenses, incurred by Parent in connection with such compliance. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all United States jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

            5.10 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including prompt resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

            5.11 Stock Options. The Company shall provide a notice to each holder of an outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option"), promptly after execution of this Agreement and at least thirty (30) days prior to the Effective Time, stating that the Company has entered into this Agreement and that the Company is requiring the holder of the Company Stock Option to exercise all of the unexercised portion of the Company Stock Option prior to the Effective Time or suffer the forfeiture of the unexercised portion of the Company Stock Option and take such additional actions, reasonably requested by Parent, to cause the Company Stock Options to terminate prior to the Effective Time.

            5.12 Certain Benefit Plans.
                 ---------------------

                  (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable in the aggregate to those applicable to employees of Parent, as soon as practicable after the Effective Time in accordance with the terms of such programs. Parent shall assume all of the Company's liability under Section 4980B of the Code and
Part 6 of Title I of ERISA with respect to COBRA participants (other than any liability of the Company to pay, or reimburse any such participants for, COBRA premiums) in accordance with Treasury Regulation Section 54-4980B-9 as if the Company had terminated coverage under its group health plans on the Effective Date.

                  (b) Parent shall cause each such benefit program in which employees of Parent and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company; provided, that in no circumstances shall the crediting of such service create duplicative benefits.

                  (c) Parent shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment or severance agreements of the Company.

                  (d) If former or active employees of the Company or any of its subsidiaries become eligible to participate in a medical, dental, or vision plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered unconditionally for such person under the applicable medical, dental, or vision plans of the Company, (ii) honor under such plans any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company benefit program prior to the Effective Time.

                  (e) If the Company is required to terminate its plan which is qualified under Section 401(k) of the Code (the "Company's 401(k) Plan"), Parent will, with the approval of the plan administrator of the Parent's tax-qualified 401(k) plan (the "Parent's 401(k) Plan"), cause Parent's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to the Company's employees pursuant to the Company's 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent's 401(k) Plan in accordance with this Section 5.12(e) shall at all times be 100% vested (to the extent they were 100% vested in the Company's 401(k) Plan at the time of rollover) and shall be invested in accordance with the provisions of the Parent's 401(k) Plan. In this regard, the Company represents (i) that the Company's 401(k) Plan has obtained a determination letter from the Internal Revenue Service to the effect that the Company's 401(k) Plan is qualified under
Section 401(a) of the Code and that the related trust is exempt from federal income taxes under Section 501(a) of the Code or (ii) that Company's 401(k) Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has furnished to Parent a copy of the most recent IRS determination or opinion letter with respect to Company's 401(k) Plan, and nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of the Company's 401(k) Plan. In the case of any Company employee, the Parent's 401(k) Plan will take into account, for eligibility and vesting purposes, such employee's pre-Closing service creditable to such employee for purposes of Company's 401(k) Plan.

            5.13 Tax-Free Reorganization. Parent and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Without limiting the generality of the foregoing, Parent will cause the Surviving Corporation to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

            5.14 Board Representation . The Board of Directors of Parent shall take appropriate actions (the effectiveness of which are subject only to the consummation of the Merger) to effectuate the following:

                  (a) to cause the number of directors comprising the full Board of Directors of Parent to be five persons, and

                  (b) to appoint Clark D. Wraight to the Board of Directors of Parent in addition to four incumbent directors of Parent.

            5.15 Employment Agreement. Parent will use its commercially reasonable efforts to negotiate and execute before the Effective Time an employment agreement (which would become effective upon the Effective

Time) with Clark Wraight pursuant to terms and conditions mutually acceptable to the parties thereto and Parent (provided that any existing employment agreement with the Company is contemporaneously terminated); provided, however, that in no event will the failure to enter into any such employment agreement be deemed a breach of this Agreement or the failure of a closing condition.

            5.16 No Solicitation of Employees. Each party agrees that for a period of 12 months following termination, if any, of this Agreement pursuant to the provisions of Article VII hereof, neither party shall solicit, induce, or recruit any of the other party's employees to leave its employment. This Section
5.16 shall not prohibit the advertisement in any publication of general circulation of positions available at such party.

            5.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

            5.18 Indemnification.
                 ---------------

                  (a) After the Effective Time, to the extent permitted by law Parent and the Surviving Corporation shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director, or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Certificate of Incorporation or By-laws as they are currently in effect on the date hereof or any indemnification agreement which is in effect on the date hereof between the Company and such person to the same extent as provided in such Certificate of Incorporation, By-laws, or indemnification agreement. In connection with such indemnification, (x) any counsel retained by the indemnified parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation,
(y) after the Effective Time, the Surviving Corporation and Parent shall to the extent permitted by law pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and (z) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld. Neither the Surviving Corporation nor Parent shall be liable for the fees and expenses of more than one law firm for all the indemnified parties, with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                  (b) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit the indemnified parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the indemnified parties.

            5.19 Section 16 Matters. Before the Effective Time, the Board of Directors of Parent shall adopt such resolutions, in form and substance reasonably satisfactory to Parent and the Company, as are necessary to exempt from the application of Section 16(b) of the Exchange Act the acquisition of any security of Parent pursuant to or in connection with the Merger by any person who becomes a director or officer of Parent, as those terms are defined in Rule 16a-1 under the Exchange Act, pursuant to this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby, but only to the extent that Section 16 and the regulations thereunder then enable any resolutions to have such effect.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER
                            ------------------------

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law.

                  (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests by the SEC for additional information shall have been complied with to the reasonable satisfaction of the parties hereto.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (d) Dissenters' Rights. Following the Company Stockholders' Meeting, no more than ten percent (10%) of the Company's outstanding shares shall be in a position to exercise dissenters' rights under the DGCL.

                  (e) Approvals. Other than the filing provided for under
Section 1.2, all orders, consents, waivers, exemptions, approvals, or authorizations of, or declarations, filings, or registrations with, or giving of notice to, any Person or Governmental Entity required of Parent, the Company, or any of their subsidiaries to consummate this Agreement, the Merger, the issuance of Parent Common Stock contemplated by this Agreement, or any other transaction contemplated hereby, the failure of which to be obtained or made (i) is reasonably expected to have a Material Adverse Effect on Parent or the Company or (ii) will result in a material violation of any law, shall have been obtained or made, all in form and substance reasonably satisfactory to Parent and the Company.

            6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

                  (c) Bringdown. The Company shall have received a certificate, dated the Closing Date, to the effect of Sections 6.2(a), 6.2(b), and 6.2(d) signed by the Chief Executive Officer and Chief Financial Officer of Parent.

                  (d) No Material Adverse Effect on Parent. There shall not have been any Material Adverse Effect on Parent, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on Parent.

                  (e) Resignation of Parent Director. Prior to the Effective Time, one of the members of the Board of Directors of Parent shall have submitted a written resignation, effective as of the Effective Time, to Parent in accordance with Section 5.14, and a copy of such resignation shall have been delivered to the Company.

            6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Bringdown. Parent and Merger Sub shall have received a certificate, dated the Closing Date, to the effect of Sections 6.3(a), 6.3(b), and 6.3(d), signed by the Chief Executive Officer and Chief Financial Officer of the Company.

                  (d) No Material Adverse Effect on the Company. There shall not have been any Material Adverse Effect on the Company, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on the Company.

                  (e) Satisfactory Environmental Due Diligence Investigation. Parent shall have received a Phase II Environmental Site Assessment report from Environmental Managers, Inc., which provides no reason to believe the existence of any adverse environmental situation involving any of the Company's properties.

                  (f) Resignation of Company Directors and Officers. Parent shall have received the resignations of such directors and officers of the Company and its subsidiaries as Parent may request with such resignations effective at such dates and times as Parent may request.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

            7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual written consent of the Company and Parent;

                  (b) by Parent if:

                        (i) there has been a material breach of any representation, warranty, covenant, or agreement on the part of the Company contained in this Agreement and such breach has not been cured within thirty days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

                        (ii) the Board of Directors of the Company amends, withholds, or withdraws its recommendation of the Merger (provided that Parent is not in material breach of the terms of this Agreement);

                  (c) by the Company if:

                        (i) there has been a material breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub contained in this Agreement and such breach has not been cured within thirty days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied;

                        (ii) the Board of Directors of Parent amends, withholds, or withdraws its approval of the Merger (provided the Company is not in material breach of the terms of this Agreement);

                  (d) by any party hereto if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or (iii) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting (provided that the Company may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

                  (e) by any party hereto if the Merger shall not have been consummated by April 1, 2004; provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (f) by any party hereto if the Board of Directors of the Company accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of the Company (provided that the terminating party is not in material breach of the terms of this Agreement); or

                  (g) by any party hereto if the Board of Directors of Parent accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of Parent (provided that the terminating party is not in material breach of the terms of this Agreement).

      Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors, stockholders, or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement, and provided that the provisions of Sections 5.3(b), 5.5 and 5.16 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

            7.3 Notice of Termination. Any termination of this Agreement under
Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.

            7.4 Amendment. This Agreement may be amended by the parties hereto at any time, but only by execution of an instrument in writing signed on behalf of each of the parties hereto.

            7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

            8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent, and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

            8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as the party shall specify by like notice). If so mailed, they shall be deemed given upon the earlier of actual receipt or three business days after mailing.

                  (a) if to Parent or Merger Sub, to:

                         8000 Lee Highway
                         Falls Church, VA 22042
                         Attention: Robert E. Fitzgerald
                         Facsimile No.: (703) 205-0672

                         with a copy to:

                         David L. Renauld
                         20 Industrial Drive East
                         South Deerfield, MA 01373
                         Facsimile No.: (413) 665-0089

                  (b) if to the Company, to:

                         101 S.E. 25th Avenue
                         Mineral Wells, TX 76067
                         Attention: Clark D. Wraight
                         Facsimile No.: (940) 325-0716

                         with a copy to:

                         Gary W. Havener
                         P O Box 121969
                         Fort Worth, Texas 76121
                         Facsimile No.: (817) 560-1577

                         with a copy to:

                         Carl A. Generes, Esq.
                         4315 West Lovers Lane
                         Dallas, TX 75209-2818
                         Facsimile No.: (214) 352-8852

            8.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Any table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.

            8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Letter and the Parent Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder except as specifically set forth in
Section 5.18.

            8.6 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision; and, if they do not act to replace the provision, the Agreement will be interpreted as if they had replaced it with such a provision.

            8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            8.8 Governing Law and Choice of Forum.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  (b) Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection herewith, or any breach of this Agreement or any such document or instrument shall be resolved exclusively (as to court proceedings initiated by the Company, including any counterclaims or crossclaims later brought by Parent or Merger Sub) in the state or federal courts whose local geographic jurisdiction includes Falls Church, Virginia, or exclusively (as to court proceedings initiated by Parent or Merger Sub, including any counterclaims or crossclaims later brought by the Company) in the state or federal courts whose local geographic jurisdiction includes Mineral Wells, Texas. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any such state or federal court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas or the Commonwealth of Virginia, as the case may be, for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such forum, such jurisdiction, and such process.

            8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

            8.11 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Delaware;

                  (b) "knowledge" means with respect to any fact, circumstance, event, or other matter in question, that such fact, circumstance, event, or other matter was actually known by or upon reasonable inquiry or investigation would have been actually known by (i) an individual, if used in reference to an individual, (ii) Robert E. Fitzgerald, Michael F. Young, and Patrick L. Milton, if used in reference to Parent or Merger Sub, or (iii) Gary W. Havener or Clark Wraight, if used in reference to the Company.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

[Seal]                                  YDI WIRELESS, INC.

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer


[Seal]                                  PHAZAR CORP.

                                        By:    /s/ Gary W. Havener
                                           -------------------------------

                                        Name:  Gary W. Havener
                                             -----------------------------------
                                              President


[Seal]                                  STUN ACQUISITION CORPORATION

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of April 1, 2004 among YDI WIRELESS, INC., a Delaware corporation ("Parent"), STUN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and PHAZAR CORP., a Delaware corporation (the "Company").

                                    RECITALS

      A. Parent, the Company, and Merger Sub previously entered into an Agreement and Plan of Merger, dated as of October 30, 2003 (the "Original Agreement"), pursuant to which Merger Sub will merge into the Company and the Company would have become a wholly owned subsidiary of Parent.

      B. Parent, the Company, and Merger Sub desire to amend the Original Agreement to extend the time to complete the transactions contemplated by the Original Agreement.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Section 7.1(e) of the Original Agreement is hereby amended by replacing the current text of that section in its entirety with the following language:

           by any party hereto if the Merger shall not have been consummated by June 1, 2004; provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      2. Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect.

      3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective duly authorized officers, all as of the date first written above.

[Seal]                                  YDI WIRELESS, INC.

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer


[Seal]                                  PHAZAR CORP.

                                        By:    /s/ Gary W. Havener
                                           -------------------------------

                                        Name:  Gary W. Havener
                                             -----------------------------------
                                              President


[Seal]                                  STUN ACQUISITION CORPORATION

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer

    Amendment to Agreement and Plan of Merger by and among YDI Wireless, Stun
                    Acquisition Corporation and Phazar Corp.

Agreement and Plan of Merger, by and among the undersigned parties, dated October 30, 2003 is hereby amended as follows:

1) Company hereby consents to the Parent's acquisitions of Terabeam Corporation and Karlnet, Inc.

2)    April 1, 2004 date in paragraph 7.1(e) is changed to November 30, 2004.

3) Paragraph 4.1(h) is changed to read: Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than the issuance of (i) shares of Company Common Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement, (ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business consistent with past practice, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii); and (iv) to Board and audit committee members for attending meetings in amounts consistent with past practice and in the aggregate not to exceed 12,000 shares.

4) If the Merger does not close by November 30, 2004 due to Parent acquiring another company, delays associated with additional disclosure with the Securities and Exchange Commission due to such additional acquisition(s), or additional delays after the date of this Amendment due to the transaction with Terabeam Corp., then Parent will immediately pay Company $350,000.

5) Company may withdraw from the Agreement without payment of a termination fee if:

      a) The pro forma balance sheet prepared by Parent upon consummation of the Terabeam transaction does not reflect a book value of at least $1.75;

      b) The pro forma financials reflecting the Terabeam transaction filed with the Securities and Exchange Commission pursuant to Form 8-K by Parent does not reflect a book value of at least $1.75 per share. In the event that the transaction between Parent and Company is positioned to close prior to the filing of Parent's Form 8-K reflecting the Terabeam transaction, Parent will allow and assist Company and Company's financial advisors access to Parent's financial information solely for the purpose of confirming that Parent's book value is at least $1.75 per share; or

      c) The revised Fairness Opinion of the transaction currently being obtained by Company reflects that the 1.2 exchange ratio following the Parent's Terabeam acquisition is no longer fair to Company shareholders.

6) Section 4.2 of the Agreement is amended by adding the following paragraph at the end thereof:

            Notwithstanding any other provision of this Agreement to the contrary, Parent may acquire other companies, businesses, or product lines and issue securities or pay cash or incur indebtedness in connection therewith and engage in any and all related transactions so long as the financial statements related to such companies, businesses, or product lines are not required to be included in the Registration Statement on Form S-4 referred to in Section 5.1 of this Agreement.

All other terms and conditions remain unchanged.

This Amendment is effective June 2, 2004.

[Seal]                                  YDI WIRELESS, INC.

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer


[Seal]                                  PHAZAR CORP.

                                        By:    /s/ Gary W. Havener
                                           -------------------------------

                                        Name:  Gary W. Havener
                                             -----------------------------------
                                              President


[Seal]                                  STUN ACQUISITION CORPORATION

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer

                 AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of September 30, 2004 among YDI WIRELESS, INC., a Delaware corporation ("Parent"), STUN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and PHAZAR CORP., a Delaware corporation (the "Company").

                                    RECITALS

      A. Parent, the Company, and Merger Sub previously entered into an Agreement and Plan of Merger, dated as of October 30, 2003 (as amended to date, the "Original Agreement"), pursuant to which Merger Sub would have merged into the Company and the Company would have become a wholly owned subsidiary of Parent.

      B. Parent, the Company, and Merger Sub desire to amend the Original Agreement to provide that the Company will merge into Merger Sub.

      NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Recital A of the Original Agreement is hereby amended by replacing the current text of that section in its entirety with the following language:

           Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the "Merger").

      2. Section 1.1 of the Original Agreement is hereby amended by replacing the current text of that section in its entirety with the following language:

           At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be Antenna Products Inc. At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and business to the maximum extent permitted by the DGCL.

      3. Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect.

      4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective duly authorized officers, all as of the date first written above.

[Seal]                                  YDI WIRELESS, INC.

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer


[Seal]                                  PHAZAR CORP.

                                        By:    /s/ Gary W. Havener
                                           -------------------------------

                                        Name:  Gary W. Havener
                                             -----------------------------------
                                              President


[Seal]                                  STUN ACQUISITION CORPORATION

                                        By:    /s/ Robert E. Fitzgerald
                                           -------------------------------

                                        Name:  Robert E. Fitzgerald
                                             -----------------------------------
                                              Chief Executive Officer

                                                                       ANNEX B-1

                                 GEORGE C. WITTE
                               Business Appraiser

October 27, 2003

Board of Directors
Phazar Corp
101 S.E. 25th Avenue
Mineral Wells, Texas 76007

Gentleman:

      The board of directors of the Phazar Corp Inc retained me to judge the fairness of their sale of Phazar Corp, a Texas corporation to YDI Wireless, Inc., a Delaware corporation in a stock for stock merger. One share of Phazar will be exchanged for 1.2 shares of YDI. Phazar has approximately 2,175,000 shares outstanding and YDI has approximately 13,567,000 shares outstanding. WDI currently owns approximately 465,000 shares of Phazar which were acquired on the open market; these shares will not be converted so there will be approximately 15,600,000 shares of YDI outstanding after the merger. Phazar is currently traded on the NASD small cap and YDI is traded on the NASD bulletin board.

      You have asked me to render my opinion as to whether this sale is fair, from a financial viewpoint, to the public stockholders of Phazar, or which there are approximately 400.

      In the course of my analysis for rendering this opinion, the following items were considered or examined and discussions were conducted with the following individuals:

      o Phazar audited financial statements fiscal years ending May 31, 1998 through 2003

      o     Phazar l0KSB for fiscal years ending May 31, 2002 and 2003

      o Phazar and subsidiaries, without Aerocorp consolidated statements of operations, for the years ending May 31, 2001 and 2000

      o     Phazar daily stock transactions, April 1, 2003 through October 21,
            2003

      o     YDI financial statements 1999 through 2002

      o     YDI Income statement for September 2003 YTD

      o     YDI combined company projections for 2004

      o     YDI daily stock transactions, April 1, 2003 through October 21, 2003

      o Discussions with Clark D. Wraight, Vice President and Principal Financial Officer, Phazar Discussions with Robert E. Fitzgerald, Chief Executive Officer, YDI

      o     Discussions with Gary W. Havener, a Phazar stockholder

      o     Inspection of Phazar's plant in Mineral Wells

      In rendering my opinion, I have relied upon and assumed without independent verification, the accuracy and completeness of all financial and other information supplied me by the two companies and its executives.

      With respect to the projected financial results, I have assumed that they have been prepared on basics reflecting the best currently available estimates and judgment of Phazar and YDI.

      Based upon the foregoing, it is my opinion that the sale of Phazar to YDI is fair, from a financial viewpoint, to the approximately 400 public stockholders of Phazar.

      The opinion herein is provided for the information and assistance of the Board of Directors of Phazar in its consideration of the sale of Phazar to YDI.

Very truly yours,


/s/ George C. Witte

George C. Witte
Date October 27, 2003

                                                                       ANNEX B-2

                             MSI Capital Corporation
           P.O. Box 820548 o Dallas, Texas 75382-0561 o 211/285-1801

August 31, 2004

Phazar Corp
101 S. E. 25th Avenue
Mineral Wells, Texas 76067

Attn: Board of Directors

MSI Capital Corporation ("MSI") understands that Phazar Corp ("Phazar") has received an offer from Stun Acquisition Corporation (Merger Sub"), a wholly owned subsidiary of YDI Wireless, Inc. ("YDIW"), pursuant to which the stockholders of Phazar would receive the right to convert each share of Phazar Common Stock, par value $. 01 per share, into 1.20 shares of Common Stock, par value $ .01 per share, of YDIW upon surrender of the certificate representing each share of Phazar Common Stock in accordance with an Agreement and Plan of Merger, dated October 30, 2003, and as amended on April 1, 2004 and on June 2, 2004, by and among Phazar, YDIW and Merger Sub, which provides among other things, that the Merger Sub shall be merged with and into Phazar. The separate corporation existence of Merger Sub shall cease, Phazar shall continue as the surviving corporation, and after the merger the name of the surviving corporation shall be Antenna Products, Inc. Phazar has provided MSI with the Agreement and Plan of Merger and related documents, all in substantially the form to be sent to the stockholders of Phazar.

Phazar has asked MSI to render an opinion as to whether the proposed merger is fair, from a financial point of view, to the stockholders of Phazar Corp.

In the course of MSI's analysis for rendering this opinion, MSI has:

      1.    reviewed the Agreement and Plan of Merger,

      2. reviewed Phazar's Annual Report on Form 10-KSB for Fiscal Year ended May 31, 2004, and other recent 10-KSB and I OQSB Reports;

      3. reviewed YDIW's Annual Report on Form 10-K for Fiscal Year ended December 31, 2003, and other recent 10-K and 10-Q Reports;

      4. reviewed certain operating and financial information and tax returns of Phazar and YDIW provided to MSI by management;

      5. met with certain members of Phazar's and YDIW's senior management to discuss their operations, historical financial statements and future prospects;

      6.    visited certain of Phazar's and YDIW's facilities;

      7. reviewed historical stock prices and trading volume of the Common Shares of Phazar and YDIW;

      8. reviewed publicly available financial data and stock market performance data of other public companies which MSI deems generally comparable to Phazar and YDIW; and

      9. conducted such other studies, analyses, inquiries and investigation as MSI deemed appropriate.

In the course of our review, MSI has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to MSI, and MSI has further relied upon the assurance of Phazar and YDIW management that they are unaware of any facts that would make the information provided to MSI Incomplete or misleading. In arriving at MSI's opinion, MSI has not performed any independent appraisal of the assets of Phazar and YDIW.

Based on the foregoing, it is the opinion of MSI Capital Corporation that the merger between Phazar Corp and YDI Wireless, Inc. Is fair, from a financial point of view, to the stockholders of Phazar Corp who exchange their shares pursuant to the Agreement and Plan of Merger.

                                        Sincerely,

                                        MSI Capital Corporation


                                        By: :     /s/ Nick Stanfield
                                             -----------------------------
                                           Nick Stanfield, President & CEO

                                                                         ANNEX C

                                  EXCERPT FROM
              THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 - Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

            Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

            The registrant's by-laws provide for the indemnification of directors and officers to the fullest extent permissible under Delaware law. The registrant's by-laws also mandate advancement of indemnifiable expenses for its directors and officers upon receipt of an undertaking from the affected director or officer to repay all amounts of advanced expenses if the director or officer is ultimately determined not to be entitled to indemnification for those expenses.

            The registrant's by-laws also provide that the board of directors has the power on behalf of the registrant to indemnify the registrant's employees and other agents and to pay their expenses in advance of final disposition of any proceeding.

            The registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

            Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

            o any breach of the director's duty of loyalty to the corporation or its stockholders;

            o any acts or omissions not in good faith or that involves intentional misconduct or a knowing violation of law;

            o any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

            o any transaction from which the director derived an improper personal benefit.

            Article SEVENTH of the registrant's certificate of incorporation limits its directors' liability to the maximum extent permitted by the Delaware General Corporation Law. No amendment to or repeal of the provisions of Article SEVENTH shall apply to or have any effect on the liability or the alleged liability of any director of the registrant with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of Article SEVENTH is to limit or eliminate the potential liability of the registrant's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above. Article SEVENTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors.

            Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The registrant has directors' and officers' liability insurance that covers matters, including matters arising under the Securities Act of 1933.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. See Index of Exhibits on page II-5.

(b) Financial Statement Schedules

            The required schedules are set forth in the proxy statement/prospectus included in Part I of this registration statement.

(c) Reports, Opinions or Appraisals

            The opinion of George C. Witte, Business Appraiser is attached as Annex B-1 to the proxy statement/prospectus included in Part I of this registration statement.

            The opinion of MSI Capital Corporation is attached as Annex B-2 to the proxy statement/prospectus included in Part I of this registration statement.

Item 22. Undertakings

            (a) The registrant hereby undertakes:

                  (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

                  (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (c) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by section
            10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) to include any material information with respect
            to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on October 28, 2004.

                                        YDI WIRELESS, INC.


                                        By: /s/ Robert E. Fitzgerald
                                           ------------------------------
                                        Robert E. Fitzgerald
                                        Chief Executive Officer

            Each person whose signature appears below hereby constitutes and appoints each of Robert E. Fitzgerald and Patrick L. Milton his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his own name, place and stead, in any and all capacities, to sign this and any and all future amendments (including post-effective amendments and other amendments and supplements thereto) to the registration statement on Form S-4 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as he could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                                   Title                             Date
              ---------                                   -----                             ----

      /s/ Robert E. Fitzgerald           Chief Executive Officer and Director         October 28, 2004
-----------------------------------      (principal executive officer)
          Robert E. Fitzgerald


      /s/ Patrick L. Milton              Chief Financial Officer and Treasurer and    October 28, 2004
-----------------------------------      Director (principal financial and
          Patrick L. Milton              accounting officer)


      /s/ Daniel A. Saginario            Chairperson of the Board of Directors        October 28, 2004
-----------------------------------
          Daniel A. Saginario


      /s/ John W. Gerdelman              Director                                     October 28, 2004
-----------------------------------
          John W. Gerdelman


      /s/ Daniel R. Hesse                Director                                     October 28, 2004
-----------------------------------
          Daniel R. Hesse


      /s/ Gary E. Rieschel               Director                                     October 28, 2004
-----------------------------------
          Gary E. Rieschel


      /s/ Robert A. Wiedemer             Director                                     October 28, 2004
-----------------------------------
          Robert A. Wiedemer

                                INDEX OF EXHIBITS

Exhibit
Number                                 Description of Document
-------                                -----------------------

  2.1 Agreement and Plan of Merger by and among the Registrant, Stun Acquisition Corporation, and Phazar Corp dated as of October 30, 2003 (1)

  2.2 Amendment No. 1 to Agreement and Plan of Merger by and among the Registrant, Stun Acquisition Corporation, and Phazar Corp. dated as of April 1, 2004 (1)

  2.3 Amendment to Agreement and Plan of Merger by and among the Registrant, Stun Acquisition Corporation, and Phazar Corp. dated June 2, 2004 (1)

  2.4 Amendment No. 3 to Agreement and Plan of Merger by and among the Registrant, Stun Acquisition Corporation, and Phazar Corp. dated as of September 30, 2004 (1)

  2.5 Agreement and Plan of Merger by and among the Registrant, T-Rex Acquisition Corporation, and Terabeam Corporation dated as of April 14, 2004 (2)

  2.6 Agreement and Plan of Merger by and among the Registrant, KFire Merger Corporation, KarlNet, Inc., Douglas J. Karl, and Elise L. Karl dated as of May 13, 2004 (3)

  2.7 Agreement and Plan of Merger by and between Telaxis Communications Corporation and Young Design, Inc. dated as of March 17, 2003 (4)

  2.8 Agreement and Plan of Merger and Reincorporation by and between Telaxis Communications Corporation and YDI Wireless, Inc. dated as of June 23, 2003 (5)

  3.1 Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on May 5, 2003 (6)

  3.2 Certificate of Merger of Telaxis Communications Corporation with and into YDI Wireless, Inc. as filed with the Delaware Secretary of State on July 7, 2003 (6)

  3.3             By-laws of the Registrant (6)

  4.1 Form of certificate evidencing ownership of common stock of the Registrant (6)

  4.2 Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of May 18, 2001
                  (7)

  4.3 Amendment No. 1 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of September 9, 2002 (8)

  4.4 Amendment No. 2 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of March 17, 2003 (4)

  4.5 Amendment No. 3 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of May 15, 2003 (9)

  5.1             Opinion of Foley Hoag LLP

  8.1             Tax opinion of Foley Hoag LLP

  10.1            Incentive Stock Option Plan of 1986 of the Registrant (10)

  10.2            1987 Stock Plan of the Registrant (10)

  10.3            1988 Stock Plan of the Registrant (10)

  10.4            1996 Stock Plan of the Registrant (10)

  10.5            Amendment No. 1 to 1996 Stock Plan of the Registrant (11)

  10.6            1997 Stock Plan of the Registrant (10)

  10.7            Amendment No. 1 to 1997 Stock Plan of the Registrant (11)

  10.8            1999 Stock Plan of the Registrant (10)

Exhibit
Number                                 Description of Document
-------                                -----------------------

  10.9            Amendment No. 1 to 1999 Stock Plan of the Registrant (11)

  10.10           2001 Nonqualified Stock Plan of the Registrant (12)

  10.11           Amendment No. 1 to 2001 Nonqualified Stock Plan of the
                  Registrant (11)

  10.12           Young Design, Inc. 2002 Stock Incentive Plan (13)

  10.13           2004 Stock Plan of the Registrant (11)

  10.14 Form of Indemnification Agreement, a substantially similar version of which was entered between the Registrant and each of Messrs. Fitzgerald, Saginario, Wiedemer, Milton, Poole, Renauld, and Young (14)

  10.15 Employment Agreement by and between Young Design, Inc. and Robert E. Fitzgerald dated as of March 1, 1999 (9)

  10.16 Employment Agreement by and between Young Design, Inc. and Michael F. Young dated as of March 1, 1999 (9)

  10.17 Employment Agreement between the Registrant and Alexander Young dated June 8, 2004 (15)

  10.18           Employment Agreement by and between the Registrant and John L.
                  Youngblood dated as of December 19, 2000 (16)

  10.19 Amendment 1 to Employment Agreement by and between the Registrant and John L. Youngblood dated as of January 24, 2003
                  (17)

  10.20 Separation Agreement and General Release by and between the Registrant and John L. Youngblood dated October 1, 2003 (18)

  10.21           Employment Agreement by and between the Registrant and David
                  L. Renauld dated as of December 19, 2000 (16)

  10.22 Amendment 1 to Employment Agreement by and between the Registrant and David L. Renauld dated as of August 29, 2002
                  (19)

  10.23 Amendment 2 to Employment Agreement by and between the Registrant and David L. Renauld dated as of January 24, 2003
                  (17)

  10.24 Lease Agreement by and between Young Design, Inc. and Merry Fields, LLC dated as of August 24, 2000 (9)

  10.25 Lease by and between the Registrant and O'Leary-Vincunas LLC dated November 1, 2000 (16)

  10.26 First Amendment to Lease by and between the Registrant and O'Leary-Vincunas LLC dated January 20, 2003 (17)

  10.27 Indemnification Agreement by and among the Registrant, Merry Fields, LLC, Concorde Equity, LLC, and Michael F. Young dated as of March 17, 2003 (4)

  10.28 Fourth Amended and Restated Registration Rights Agreement dated September 17, 1999 (20)

  10.29 Registration Rights Agreement by and between the Registrant and Boston Federal Savings Bank dated August 20, 1999 (10)

  10.30 Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated June 1988 (20)

  10.31 First Amendment to the Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated December 28, 1988 (21)

  10.32 Second Amendment to the Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated June 17, 1999 (21)

Exhibit
Number                                 Description of Document
-------                                -----------------------

  10.33           Letter agreement by and between the Registrant and Gary W.
                  Havener dated October 30, 2003 (22)

  10.34 Stock Purchase Agreement by and between the Registrant and MTB Investment Advisors, Inc. dated as of December 5, 2003 (23)

  10.35 Lease by and between the Registrant and The Irvine Company dated as of March 1, 2004 (24)

  10.36 Secured Promissory Note from KarlNet, Inc. in favor of the Registrant dated May 13, 2004 (3)

  10.37 Security Agreement between KarlNet, Inc. and the Registrant dated as of May 13, 2004 (3)

  21.1            Subsidiaries of the Registrant

  23.1            Consent of BDO Seidman, LLP, Independent Accountants

  23.2            Consent of Fitzgerald, Snyder & Co., P.C., Independent
                  Accountants

  23.3            Consent of Weaver and Tidwell, LLP, Independent Accountants

  23.4            Consent of Hauser & Taylor, LLC, Independent Accountants

  23.5            Consent of KPMG LLP, Independant Accountants

  23.6            Consent of Foley Hoag LLP (included in Exhibit 5.1)

  24.1            Power of Attorney (included at page II-4)

  99.1            Form of Proxy for Special Meeting of Stockholders of Phazar
                  Corp

  99.2            Consent of George C. Witte, Business Appraiser

  99.3            Consent of MSI Capital Corporation

  99.4 Investor Agreement by and between the Registrant and Concorde Equity, LLC dated as of March 17, 2003 (4)

  99.5            Investor Agreement by and between the Registrant and Michael
                  F. Young dated as of March 17, 2003 (4)

  99.6 Stockholder Agreement by and among the Registrant and Mobius Technology Ventures VI, L.P., Mobius Technology Ventures Advisors Fund VI, L.P., Mobius Technology Ventures Side Fund VI, L.P., Softbank US Ventures VI, L.P., Softbank Technology Ventures Advisors Fund V, L.P., Softbank Technology Ventures Entrepreneurs Fund V, L.P., and Softbank Technology Ventures V, L.P. dated as of April 14, 2004 (2)

  99.7 Stockholder Agreement by and among the Registrant and SOFTBANK Capital Partners, L.P., SOFTBANK Capital LP, and SOFTBANK Capital Advisors Fund LP. dated as of April 14, 2004 (2)

  99.8 Lock-up Agreement by and among the Registrant and Mobius Technology Ventures VI, L.P., Mobius Technology Ventures Advisors Fund VI, L.P., Mobius Technology Ventures Side Fund VI, L.P., Softbank US Ventures VI, L.P., Softbank Technology Ventures Advisors Fund V, L.P., Softbank Technology Ventures Entrepreneurs Fund V, L.P., and Softbank Technology Ventures V, L.P. dated as of April 14, 2004 (2)

  99.9 Lock-up Agreement by and among the Registrant and SOFTBANK Capital Partners, L.P., SOFTBANK Capital LP, and SOFTBANK Capital Advisors Fund LP. dated as of April 14, 2004 (2)

  99.10 Form of Noncompetition Agreement, a substantially similar version of which was entered between the Registrant and each of Douglas J. Karl and Elise L. Karl dated as of May 13, 2004
                  (3)

  99.11 Stock Purchase Agreement by and between the Registrant and Ricochet Investments, LLC dated as of June 25, 2004 (25)

  99.12 Promissory Note in the amount of $300,000 from the Registrant and its subsidiaries in favor of Ricochet Investments, LLC dated June 25, 2004 (25)

  99.13 Non-Competition and Confidentiality Agreement by and among Victor Mitchell, Ricochet Networks, Inc., and the Registrant dated as of June 25, 2004 (25)

  99.14 Guarantee from Victor Mitchell in favor of the Registrant dated as of June 25, 2004 (25)

----------
      All non-marked exhibits listed above are filed herewith.

      (1)   Included as Annex A to the proxy statement/prospectus included in
            Part I of this Registration Statement.

      (2) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on April 16, 2004.

      (3) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on May 20, 2004.

      (4) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on March 20, 2003.

      (5) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on July 16, 2003.

      (6) Incorporated herein by reference to the same-numbered exhibit to Form 10-Q filed with the SEC on August 14, 2003.

      (7) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on May 21, 2001.

      (8) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on September 12, 2002.

      (9) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on August 14, 2003.

      (10) Incorporated herein by reference to the exhibits to Form S-1 filed with the SEC on September 27, 1999 (File No. 333-87885).

      (11) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on September 15, 2004.

      (12) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on August 10, 2001.

      (13) Incorporated herein by reference to the exhibits to Form S-8 filed with the SEC on April 11, 2003 (File No. 333-104481).

      (14) Incorporated herein by reference to the exhibits to Form 10-Q filed with the Commission on November 14, 2000.

      (15) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on August 16, 2004.

      (16) Incorporated herein by reference to the exhibits to Form 10-K filed with the SEC on March 28, 2001.

      (17) Incorporated herein by reference to the exhibits to Form 10-K filed with the SEC on March 31, 2003.

      (18) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on November 10, 2003.

      (19) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on November 14, 2002.

      (20) Incorporated herein by reference to the exhibits to Amendment No. 1 to Form S-1 filed with the SEC on October 15, 1999 (File No. 333-87885).

      (21) Incorporated herein by reference to the exhibits to Amendment No. 2 to Form S-1 filed with the SEC on December 21, 1999 (File No. 333-87885).

      (22) Incorporated herein by reference to the exhibits to Form S-4 filed with the SEC on December 12, 2003 (File No. 333-111110).

      (23) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on December 10, 2003.

      (24) Incorporated herein by reference to the exhibits to Form S-2 filed with the SEC on April 5, 2004.

      (25) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on July 8, 2004.